Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

M3-BRIGADE ACQUISITION III CORP.,

GREENFIRE RESOURCES LTD.,

DE GREENFIRE MERGER SUB INC.,

2476276 Alberta ULC

and

GREENFIRE RESOURCES INC.

dated as of December 14, 2022

i

v

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Exhibit A	Form of Subscription Agreement
Exhibit B	Form of SPAC Proceeds Note
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Company Arrangement Resolution
Exhibit F	Plan of Arrangement
Exhibit G	Seventh Supplemental Indenture

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 14, 2022, is made by and among M3-Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub” ), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly owned subsidiary of PubCo (“Canadian Merger Sub” and, together with PubCo and Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”) and Greenfire Resources Inc., an Alberta corporation (the “Company”). SPAC, PubCo, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on March 25, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one (1) or more businesses;

WHEREAS, each of the Acquisition Entities was incorporated for purposes of consummating certain transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, Sponsor, SPAC, PubCo and the Company are entering into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the Transactions, (b) a certain number of SPAC Class B Shares becoming subject to certain forfeiture conditions prior to and contingent upon the Closing, and (c) the forfeiture of a certain number of SPAC Class B Shares and SPAC Warrants contingent upon the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, as a condition and inducement to SPAC’s and the Acquisition Entities’ willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Company Shareholder (with respect to all Equity Securities held thereby) set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to SPAC and the Acquisition Entities a shareholder support agreement (collectively, the “Shareholder Support Agreement”), pursuant to which each such Supporting Company Shareholder has agreed to, among other things, promptly following the time at which the Registration Statement / Proxy Statement (as defined herein) shall have been declared effective and delivered or otherwise made available to stockholders, support and vote all Equity Securities held by them in favor of the Company Arrangement Resolution and the adoption and approval of this Agreement and the Transactions either by executing the Written Resolution or voting the Equity Securities held by such Supporting Company Shareholders in favor of the Company Arrangement Resolution at the Company Securityholders Meeting;

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (the “Subscription Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and SPAC (and/or PubCo if so determined in accordance with the terms of the Subscription Agreement) has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of SPAC Class A Shares (and/or PubCo Common Shares, if applicable) set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (such equity financing, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, prior to the Closing, SPAC will loan the proceeds of the PIPE Financing received with respect to subscriptions for SPAC Class A Shares, if any, pursuant to the Subscription Agreements and any cash remaining in the Trust Account to PubCo pursuant to a note substantially in the form attached hereto as Exhibit B (the “SPAC Proceeds Note”);

WHEREAS, prior to Closing, PubCo will authorize the issuance of 9.00% convertible senior notes due 2028, in an aggregate principal amount not to exceed $50,000,000, and in order to provide the terms and conditions upon which such notes are to be authenticated, issued and delivered, PubCo will authorize the execution and delivery of an indenture, and forms of notes to be issued under the Indenture (as defined in the Subscription Agreements) and documents ancillary thereto, and all acts and things necessary to make the notes, when executed by PubCo and authenticated and delivered by the Trustee or a duly authorized authenticating agent, valid, binding and legal obligations of PubCo (the “PubCo Debt Financing”);

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PubCo Debt Financing Investors”) are entering into Subscription Agreements, pursuant to which, among other things, each PubCo Debt Financing Investor has agreed to subscribe for and purchase on the Closing Date 9.00% convertible senior notes due 2028 in connection with the PubCo Debt Financing;

WHEREAS, prior to the effectiveness of the Merger, by way of the Plan of Arrangement under the provisions of the ABCA, (a) Canadian Merger Sub will amalgamate with and into the Company to form “Amalco” (the “Company Amalgamation”), except that the separate legal existence of the Company will not cease and the Company will survive the Company Amalgamation, (b) Amalco will become a wholly owned Subsidiary of PubCo, (c) the Company Shareholders will receive the Consideration (d) holders of Company Performance Warrants will surrender a portion of such Company Performance Warrants for a cash payment and exchange the remaining Company Performance Warrants for PubCo Performance Warrants, and (e) holders of Company Bond Warrants will surrender a portion of such Company Bond Warrants for a cash payment and exchange the remaining Company Bond Warrants for PubCo Common Shares, in each case, on the terms and subject to the conditions set forth in this Agreement, the Plan of Arrangement and the Supplemental Warrant Agreement, and in accordance with the provisions of applicable Law (the “Arrangement Acquisition”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly owned subsidiary of PubCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding SPAC Class A Share shall no longer be outstanding and shall be automatically converted into and exchanged for the Class A Consideration, (b) each issued and outstanding SPAC Class B Share shall no longer be outstanding and shall be automatically converted into and exchanged for the Class B Consideration, and (c) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and exchanged for one PubCo Warrant, and thereafter exercisable to purchase one (1) PubCo Common Share, in each case, with PubCo issuing the Class A Consideration, Class B Consideration and PubCo Warrants in accordance with the terms of this Agreement and the Plan of Arrangement;

WHEREAS, at the Closing, PubCo, Sponsor and certain Company Shareholders shall become bound by a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor and the Company Shareholders party thereto will agree not to effect any sale or distribution of any Equity Securities of PubCo held by any of them during the lock-up period described therein;

WHEREAS, at the Closing, PubCo, Sponsor, the other holders of the SPAC Class B Shares, the Transaction Financing Investors and certain Company Shareholders shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), pursuant to which, among other things, (a) each of Sponsor, the Transaction Financing Investors and such Company Shareholders party thereto will be granted certain registration rights with respect to their respective PubCo Common Shares and (b) the Sponsor will be granted certain governance rights with respect to PubCo, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the Transactions, including the Merger, and (b) recommended, among other things, approval of this Agreement and the Transactions, including the Merger, by the SPAC Stockholders entitled to vote thereon;

WHEREAS, the board of directors of PubCo has approved this Agreement, the Ancillary Documents to which PubCo is or will be a party and the Transactions;

WHEREAS, the board of directors of Canadian Merger Sub has approved this Agreement, the Ancillary Documents to which Canadian Merger Sub is or will be a party and the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and (b) approved and recommended the adoption and approval by PubCo of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, PubCo, in its capacity as the sole shareholder of Merger Sub and Canadian Merger Sub, has approved the Agreement, the Ancillary Documents to which Merger Sub and Canadian Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair from a financial point of view to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, certain of the Company Shareholders have executed or will execute concurrently with this Agreement certain waivers, approvals or other documents related to rights under the Shareholder Agreement, as amended from time to time, and the Governing Documents of the Company to give effect to the Transactions;

WHEREAS, PubCo and the Company intend for the Company Amalgamation to qualify as an amalgamation for purposes of the ABCA and take place on a tax-deferred basis pursuant to subsection 87(1) of the Tax Act (the “Intended Canadian Tax Treatment”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Arrangement Acquisition and the Merger (and any cash contributed to PubCo in connection with the PIPE Financing or the PubCo Debt Financing in exchange for PubCo Common Shares, any instrument treated as PubCo Common Shares for U.S. federal income tax purposes or warrants to be converted into PubCo Common Shares in connection with the Closing), taken together, qualify as a transaction described in Section 351 of the Code, and (ii) the Merger qualify for an exception to the general rule of Section 367(a)(1) of the Code, such that the Merger, taken together with the Arrangement Acquisition (and any cash contributed to PubCo in connection with the PIPE Financing or the PubCo Debt Financing in exchange for PubCo Common Shares, any instrument treated as PubCo Common Shares for U.S. federal income tax purposes or warrants to be converted into PubCo Common Shares in connection with the Closing), shall not result in gain being recognized by the stockholders of SPAC (other than any Excepted Shareholder) pursuant to Section 367(a)(1) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“ABCA” means Business Corporations Act (Alberta).

“Acquisition Entities Fundamental Representations” means the representations and warranties set forth in Section 7.1 (Organization and Qualification), Section 7.2 (Authority), Section 7.4 (Brokers), and Section 7.6 (Capitalization of the Acquisition Entities).

“Acquisition Entity Non-Party Affiliates” means, collectively, each Acquisition Entity Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Acquisition Entity Related Party (other than, for the avoidance of doubt, PubCo, Merger Sub and Canadian Merger Sub). As it relates to the Acquisition Entities, the term “Non-Party Affiliates” means “Acquisition Entity Non-Party Affiliates.”

“Acquisition Entity Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Acquisition Entity.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. With respect to SPAC and the Acquisition Entities, “Affiliate” shall be deemed not to include Brigade Capital Management, LP and of its Affiliates.

“Aggregate Closing Financing Proceeds” means (i) the aggregate cash proceeds actually received (or deemed received) by SPAC in respect of the PIPE Financing plus (ii) the aggregate cash proceeds actually received (or deemed received) by PubCo in respect of the PubCo Debt Financing. For the avoidance of doubt, any cash proceeds received (or deemed received) by SPAC or PubCo or any of their respective Affiliates in respect of any amounts funded under a Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release at Closing to SPAC (or any designee thereof acceptable to the Company) from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to the SPAC Stockholder Redemption) plus (b) the Aggregate Closing Financing Proceeds.

“Ancillary Documents” means the Lock-Up Agreement, the Investor Rights Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Shareholder Support Agreement, Warrant Agreement Amendment and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, to the extent applicable, (a) the FCPA, (b) the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada), (c) the UK Bribery Act 2010, (d) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Anti-Spam Laws” means an act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act (Canada), the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), the CAN-SPAM Act of 2003, and other Laws that regulate the same or similar subject matter.

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent granted to the Company Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be sent and filed with the Registrar after the Final Order has been granted, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Backstop Equity Financing” means a potential equity financing, to consist of subscriptions to purchase PubCo Common Shares or SPAC Class A Shares at the Closing (at a price per share to be set forth in the applicable subscription agreements), which may be undertaken by PubCo or SPAC in addition to the PIPE Financing in connection with reductions in the Investment Amount with respect to PubCo Debt Financing pursuant to Section 4 of the Subscription Agreements.

“Business Data” means all business information and data, including Personal Information, Seismic Data, Confidential Information, Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of any Group Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Calgary, Alberta are open for the general transaction of business.

“Canadian Merger Sub Common Shares” means the common shares in the capital of Canadian Merger Sub.

“Cantor” means Cantor Fitzgerald and Co.

“Cash Consideration” means $75,000,000.

“CBA” means any collective bargaining agreement, letter of understanding, binding letter of intent or other Contract with any Party which may qualify as a labor union, labor organization, or works council.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any agreement, offer or proposal to effect (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates, or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and this clause (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of Equity Securities, offer or otherwise), or (b) any material equity or similar investment in the Company or any of its controlled Affiliates, in each case, other than with the consent of SPAC. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and the Company Performance Warrantholders in respect of the Arrangement to be approved by Written Resolution in writing or considered at the Company Securityholders Meeting, in substantially the form attached to this Agreement as Exhibit E.

“Company Bond Warrant” means, as of any determination time, each warrant to purchase Company Common Shares that is outstanding, unexercised and issued pursuant to the Company Warrant Agreement.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement delivered to SPAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Employee Escrow Agreement” means certain escrow agreements among the Company, Burnet, Duckworth & Palmer LLP, as escrow agent, and certain employees and/or consultants of the Company.

“Company Enterprise Value” means $950,000,000.

“Company Equity Plan” means the Greenfire Resources Inc. Performance Warrant Plan, dated February 2, 2022, as amended from time to time, and the Greenfire Employee Trust established by trust agreement between the Company and Greenfire Resources Employment Corporation dated March 7, 2022, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to SPAC or the Acquisition Entities pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, (c) any legal, accounting and diligence fees and expenses of the Transaction Financing Investors payable by PubCo pursuant to Section 9.1(g) of the Subscription Agreements and (d) any amounts paid in connection with the purchase of SPAC Public Warrants by SPAC, the Company or their respective Representatives after the date hereof. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) (Organization and Qualification), Section 5.2(a) (Capitalization of the Group Companies), Section 5.3 (Authority), clause (a) of Section 5.8 (Absence of Changes) and Section 5.17 (Brokers).

“Company Information Circular” means the notice of the Company Securityholders Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, such management information circular, to be sent to each Company Shareholder, Company Performance Warrantholders and other Persons as required by the Interim Order in connection with such Company Securityholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software, and hardware, communication systems, servers, network equipment or other technology and related documentation, in each case, owned, purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights other than Company Owned Intellectual Property.

“Company Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the ability of the Company or any of its Subsidiaries to consummate the Transactions, in each case, in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, state of facts, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets generally (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons), (iv) changes in any applicable Laws, GAAP or IFRS applicable to the Company, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof, (v) any change, event, state of facts, development, effect or occurrence that is generally applicable to the oil and gas industry in the geographic areas in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, contractors, lenders (other than Company bondholders), suppliers, vendors, business partners, licensors, licensees, payors or other third parties related thereto (provided that this clause (vi) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Documents), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wild fire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, state of facts, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, state of facts, development, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Performance Warrant” means, as of any determination time, each warrant to purchase Company Common Shares issued pursuant to the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Performance Warrantholders” means the holders of the Company Performance Warrants.

“Company Products” means any product or service distributed, sold, licensed or otherwise made commercially available to third parties by any of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, issued, registered or applied for and not rejected nor abandoned, by or in the name of, any Group Company.

“Company Securityholders Meeting” means a special meeting of the Company Shareholders and Company Performance Warrantholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that may be convened as provided by this Agreement and the Interim Order to permit the Company Shareholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shareholders” means the holders of Company Common Shares as of any determination time prior to the Effective Time.

“Company Warrant” means, as of any determination time, each Company Bond Warrant and each Company Performance Warrant.

“Company Warrant Agreement” means the Warrant Agreement dated as of August 12, 2021 between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer and The Bank of New York Mellon, as warrant agent providing for the issuance of Company Bond Warrants.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Group Companies that is not in the public domain, or (ii) any suppliers or customers of the Group Companies that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreement with a Group Company.

“Confidentiality Agreement” means that certain letter agreement dated as of March 17, 2022, by and between the Company and SPAC, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration” means, collectively, the Cash Consideration and the Share Consideration.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement (whether written or oral) that is legally binding upon a Person or any of his, her or its properties or assets.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Court” means the Court of King’s Bench of Alberta, or other court as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Entity in each case, in response to COVID-19, including, for the avoidance of doubt, (i) the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder or in connection therewith and (ii) the Canada Emergency Wage Subsidy (CEWS), the 10% Temporary Wage Subsidy for Employers (TWS), the Canada Emergency Rent Subsidy (CERS), the Canada Emergency Commercial Rent Assistance (CECRA) for small businesses, the Canada Emergency Business Account (CEBA) interest-free loans, the Large Employer Emergency Financing Facility (LEEFF), the Business Credit Availability Program (BCAP) offered through Export Development Canada and the Business Development Bank of Canada, the Loan Guarantee for Small and Medium-Sized Enterprises offered through Export Development Canada, the Co-Lending Program for Small and Medium-Sized Enterprises offered through the Business Development Bank of Canada, the special measures to support employers affected by COVID-19 under the Work-Sharing program of the Canada Revenue Agency, or the Regional Relief and Recovery Fund (RRRF) governed by a regional development agency (RDA).

“Current Employee” means an employee of the Company.

“Depositary” means a bank or trust company jointly selected by the Company and SPAC, each acting reasonably, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the Company and SPAC.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, maliciously incapacitate, infiltrate or maliciously slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing data or source code in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned Intellectual Property from misuse.

“Employee Benefit Plan” means each employee benefit plan, program, agreement or arrangement, that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company could reasonably be expected to incur any Liability, including, without limitation, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements, and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured.

“Environmental Laws” means any and all applicable Laws relating to: (i) the prevention of pollution or the protection of the environment and natural resources; (ii) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (iii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iv) the health and safety of persons (regarding exposure to Hazardous Substances); or (v) applicable legislative, regulatory, governmental or quasi-governmental programs or schemes governing greenhouse gas emissions reductions and related offsets or environmental credits, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Canadian Environmental Protection Act, 1999, SC 1999, c 33; the Fisheries Act, RSC 1985, c F-14; the Migratory Birds Convention Act, 1994, SC 1994, c 22; the Environmental Protection and Enhancement Act, RSA 2000, c E-12; and the Water Act, RSA 2000, c W-3, in each case as amended, and all similar Laws of any Governmental Entity with jurisdiction over the Company and its operations.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excepted Shareholder” means any shareholder of SPAC that would be a “five-percent transferee shareholder” of PubCo within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Merger (and taking into account relevant related transactions) that does not enter into a five (5)-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Amount” means as of any measurement time, the aggregate amount deposited by the Sponsor, or its affiliates or designees to the Trust Account to extend the period of time SPAC shall have to consummate an initial Business Combination (as defined in the SPAC Amended and Restated Certificate of Incorporation) pursuant to Section 9.1(c) of the SPAC Amended and Restated Certificate of Incorporation.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“Fraud” means an actual and intentional misrepresentation of a material fact with respect to the making of the representations and warranties (i) in the case of the Company, in Article V, in the cause of SPAC, in Article VI, and (ii) in the case of the Acquisition Entities, in Article VII, provided that such misrepresentation shall only be deemed to exist if any of the individuals set forth on Section 11.12(a) of the Company Disclosure Schedule or Section 11.12(b) of the SPAC Disclosure Schedule with respect to such Party, as applicable, had actual knowledge that the representations and warranties made by such Party were actually breached when made with the express intention that the other party relies thereon to its detriment.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of an Alberta corporation are its certificate and articles of incorporation, by-laws and any unanimous shareholders agreement that may be in force.

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Entity granted to, provided to, or enjoyed by any Group Company.

“Government Official” means any officer or employee of a Governmental Entity, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA; (ii) a foreign public official as defined in the UK Bribery Act 2010 (to the extent applicable); (iii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada); and (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company and its Subsidiaries, and “Group Company” means any one of them.

“GST/HST” means the goods and services tax and harmonized sales tax payable under the Excise Tax Act (Canada).

“Hazardous Substance” means (i) those substances defined in or regulated under Environmental Law or Order as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law or Order, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, (v) any substance determined by Environmental Law or Order or by any Governmental Entity to cause or to potentially cause material or significant adverse environmental effects, and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law or Order.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Indebtedness” of any Person means, without duplication, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of: (i) indebtedness of such Person for borrowed money including obligations evidenced by evidenced by any note, bond, debenture or other debt security, (ii) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (iii) reimbursement obligations of such Person in respect of drawn letters of credit, or similar instruments, issued or accepted by banks and other financial institutions for the account of such Person; (iv) obligations of such Person under a lease to the extent that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP or IFRS, as applicable; (v) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements; (vi) any Tax obligation of any Group Company for any taxable period (or portion thereof) ending on or prior to the Closing Date that has been deferred pursuant to any COVID-19 Measures, any Treasury Regulations or other guidance issued thereunder or in connection therewith or any other Tax legislation related to COVID-19; (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the forgoing as described in clauses (i) through (vi); (viii) (1) underfunded or unfunded defined benefit pensions, (2) accrued and unpaid compensation (including severance), (3) transaction, change in control, retention or similar bonuses, (4) deferred payroll Taxes pursuant to any COVID-19 Financial Assistance Program, together, in the case of each of clauses (1) through (4) with the employer’s portion of any employment Taxes associated with such payments and obligations and (ix) any of the obligations of any other Person of the type referred to in clauses (i) through (vii) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. Notwithstanding the foregoing, Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property Rights” means (i) all Seismic Data, patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) Internet domain name registrations, (vi) rights of privacy (excluding those arising under Privacy Laws) and publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from clauses (i) through (vi) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of this Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Securityholders Meeting, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means, to the extent applicable, any federal, state, local, provincial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Net Indebtedness” means $170,000,000.

“NYSE” means the New York Stock Exchange.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the Occupational Health and Safety Act (Alberta) and the regulations thereto, including the Occupational Health and Safety Code and Occupational Health and Safety Regulation.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons or rights to explore for, exploit or produce Hydrocarbons.

“Oil and Gas Properties” means all legal and beneficial interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and Production Burdens, including royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions, and (b) all oil and gas production wells or other tangible depreciable property located on or producing from such leases and properties described in clause (a) or other lands pooled or unitized therewith.

“Order” means any writ, order, judgment, injunction, decision, determination, award, directive, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, franchises, grants, quotas, registrations, consents, and orders of a Governmental Entity.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use or marketability of any Group Company’s assets, including, without limitation, their Oil and Gas Properties, that are subject thereto (but in all events excluding monetary Liens); (ii) the Liens securing Indebtedness set forth in Section 1.1 of the Company Disclosure Schedule; (iii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet delinquent or that are being contested in good faith in appropriate proceedings; (iv) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or IFRS; (v) zoning, entitlement, conservation restriction and other land use and Environmental Laws or Orders promulgated by any Governmental Entity that do not and would not, individually or in the aggregate, materially impair the current use or marketability of any Group Company’s Oil and Gas Properties, that are subject thereto; (vi) consent rights, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents (A) which are not applicable to the Transactions or (B) are no longer exercisable; (vii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business (including Material Contracts), but only if, in each case, such Liens (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no Company Material Adverse Effect on the value, use or operation of the Oil and Gas Properties, taken as a whole, as currently used or operated; (viii) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of such Person or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby; (ix) all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title which, either alone or in the aggregate, do not materially detract from the value of the property and assets concerned or the use of the affected property and assets; and (x) non-exclusive licenses (or sublicenses) of Company Owned Intellectual Property granted in the ordinary course of business in connection with the sale or marketing of products or services of the Company or its Subsidiaries.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Information” means information about an identifiable individual in the possession or under the control of any of the Group Companies.

“Peters” means Peters & Co Limited.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit F, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Pre-Money Equity Value” means (A) the Company Enterprise Value minus (B) Net Indebtedness.

“Privacy Laws” means all Laws governing the Processing of Personal Information or the security of Company’s business systems, including the following Laws and their implementing regulations, to the extent applicable: Anti-Spam Laws, California Consumer Privacy Act, the Personal Information and Protection of Electronic Documents Act and substantially similar provincial legislation, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Entity under the foregoing instruments, state data security Laws, state data breach notification Laws, and the General Data Protection Regulation (EU) 2016/679.

“Proceeding” means any lawsuit, litigation, action, audit, inquiry, investigation, examination, claim, order, undertaking, compliance agreement entered into, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” means to collect, use, receive, modify, retrieve, disclose, store, handle, share, secure, delete, protect, transfer, retain and/or manage Personal Information.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of or in respect of Hydrocarbon production.

“PubCo Board” means the board of directors of PubCo.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Performance Warrants” means warrants to purchase PubCo Common Shares with each such warrant entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Incentive Equity Plan.

“PubCo Warrants” means warrants to purchase PubCo Common Shares, whether vested or unvested.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux), whether pursuant to any license that is now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or that otherwise meets the Open Source Definition set out at http://www.opensource.org/OSD, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or any similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all written leases, sub-leases, licenses, or other written agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property, including, without limitation, any amendments, modifications, extensions, renewals, notices, registered notices, non-disturbance agreements, estoppel or status certificates.

“Reference Date” means November 2, 2020.

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of registration (or an application for registration) by a Governmental Entity or, for domain names, a domain name registrar.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA.

“Registration Statement / Proxy Statement” means a registration statement of PubCo on Form F-4 under the Securities Act relating to all PubCo Common Shares to be issued in connection with the Transactions (including those issuable upon exercise of PubCo Warrants, including PubCo Performance Warrants issued pursuant to the Plan of Arrangement) and containing a prospectus of PubCo and proxy statement of SPAC.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctions and Export Control Laws” means any applicable Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, His Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedule and the SPAC Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable Canadian provincial and territorial securities laws).

“Security Incident” means any action that results in an actual or reasonably suspected cyber or security incident, including theft, loss or, unauthorized access to, alteration or compromise of, unavailability of, or unauthorized disclosure or other Processing of Personal Information, or that could have an adverse effect on a Company IT System or any Company trade secret (including any processed thereby or contained therein), including an occurrence that jeopardizes or is reasonably believed to jeopardize the confidentiality, integrity, or availability of a Company IT System or any Company trade secret.

“Seismic Data” means geophysical information in the Company or any of its Subsidiaries possession, including all SEGP summary reports, surveyor’s ground elevation records, shot point maps, shooter’s records, seismic graph records, seismograph magnetic tapes, monitor records, field records and record sections and maps, SEGP survey on 3.5” disk, microfiche, field and stack on CD ROM and blackline prints in respect of the formations.

“Seventh Supplemental Indenture” means that certain Seventh Supplemental Indenture, dated as of the date hereof, by and among the Company and The Bank of New York Mellon, as trustee, BNY Trust Company of Canada, as Canadian co-trustee and BNY Trust Company of Canada, as notes collateral agent, attached hereto as Exhibit G.

“Share Consideration” means the aggregate number of Consideration Shares equal to the quotient of: (a) the difference of (i) the Pre-Money Equity Value, minus (ii) the Cash Consideration, minus (iii) Unpaid Expenses, minus (iv) the SPAC Class B Share Amount, divided by (b) $10.10.

“Shareholder Agreement” means the Shareholders Agreement between the Company and certain of its shareholders, dated August 5, 2021.

“Software” means any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SPAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clauses (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions, nor any actions taken in support of the Transactions, shall constitute a SPAC Acquisition Proposal.

“SPAC Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of SPAC, as it may be amended from time to time.

“SPAC Class A Shares” means the Class A common stock of SPAC, with a par value $0.0001 per share.

“SPAC Class B Share Amount” means an amount equal to the number of SPAC Class B Shares outstanding at the Effective Time (other than any Excluded Shares, and, for the avoidance of doubt, after giving effect to any forfeitures pursuant to Section 4.6(a) and Section 4.6(b)), multiplied by $10.10.

“SPAC Class B Shares” means Class B common stock of SPAC, with a par value $0.0001 per share.

“SPAC Common Shares” means the SPAC Class A Shares and SPAC Class B Shares.

“SPAC Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any holder of Company Common Shares or Company Warrants pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by SPAC or the Acquisition Entities in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC or any Acquisition Entity (which shall include all fees and expenses payable to Peters in connection Peters’ role as financial advisor to SPAC), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC or any Acquisition Entity pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein and for the avoidance of doubt, SPAC Expenses shall: (i) not include (A) any Company Expenses, and (B) the cash underwriting discount previously paid prior to the date of this Agreement by SPAC to Cantor upon consummation of SPAC’s IPO in the aggregate amount of $5,220,000, and (ii) include the deferred underwriting fee owed by SPAC to Cantor pursuant to the Underwriting Agreement in the aggregate amount of $10,000,000.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Brokers), and Section 6.6 (Capitalization of SPAC).

“SPAC Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the assets of SPAC, or (b) prevent, materially delay or materially impede the ability of SPAC to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that “SPAC Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a SPAC Material Adverse Effect: any adverse change, event, state of facts, development, effect or occurrence attributable to (i) any change in the trading price of SPAC Class A Shares, warrants exercisable therefor or units thereof; or (ii) the taking of any action required or expressly contemplated by this Agreement, including any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, the Acquisition Entities). As it relates to SPAC, the term “Non-Party Affiliates” means “SPAC Non-Party Affiliates.”

“SPAC Public Warrants” means the SPAC Warrants held by any Persons other than the Sponsor and Cantor.

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor.

“SPAC Stockholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC.

“SPAC Stockholders” means the holders of SPAC Common Shares as of any determination time prior to the Effective Time.

“SPAC Units” means the equity securities of SPAC each consisting of one (1) SPAC Common Share and one-third (1/3) of one (1) SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of October 21, 2021, by and between SPAC and the Trustee, as amended or amended and restated.

“SPAC Warrants” means each warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the SPAC Warrant Agreement.

“SPAC Working Capital” means unrestricted cash on the balance sheet of SPAC at Closing.

“Sponsor” means M3-Brigade Sponsor III LP, a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Supplemental Warrant Agreement” means the First Supplemental Warrant Agreement, to be entered into between the Company and The Bank of New York Mellon, as warrant agent amending the Company Warrant Agreement.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the assessment, imposition, collection or administration of Taxes or Tax Returns.

“Tax Return” means all returns, information returns, statements, filings, certificates, forms, disclosures, declarations, claims for refund, schedules, designations, elections, notices, attachments, reports and other documents (whether in tangible, electronic or other form) filed or required to be filed with any Governmental Entity with respect to Taxes, including any exhibit, schedule, attachment, supplement, appendix, and amendment to any of the foregoing.

“Taxes” means all supranational, national, federal, provincial, state, local, territorial or other taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, goods and services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, disability, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes, fees, penalties, assessments, reassessments or charges of any kind whatsoever imposed or charged by any Governmental Entity, including all interest, fines, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, including any secondary Liability for any of the aforementioned and “Tax” means any one of such Taxes.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, Software, hardware, equipment, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Financing” means collectively, the PIPE Financing and the PubCo Debt Financing.

“Transaction Financing Investors” means, collectively, the PIPE Investors and the PubCo Debt Financing Investors.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents.

“Treasury Regulations” means the United States Department of the Treasury regulations issued pursuant to the Code.

“Triggering Event” shall occur if the Investment Amount, solely with respect to PubCo Debt Financing to be issued at the Closing and after taking into account any reduction pursuant to Section 4 of the Subscription Agreements (including, for the avoidance of doubt, any such reduction resulting from any Backstop Equity Financing) does not exceed $25,000,000.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of October 21, 2021, by and between Cantor and SPAC.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means the Unpaid Company Expenses and Unpaid SPAC Expenses, in each case to the extent limited pursuant to Section 2.3(b).

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Written Resolution” means (i) a written resolution executed by not less than two-thirds (2/3) of the Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares; and (ii) a written resolution by not less than two-thirds (2/3) of the Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants, approving the Company Arrangement Resolution in accordance with Section 141(2.1) of the ABCA and the Interim Order, in forms acceptable to Company and the SPAC, each acting reasonably, including any amendments or variations thereto made in accordance with the provisions of this Agreement or at the direction of the Court in the Interim Order, in each case with the consent of Company and the SPAC, acting reasonably.

“Written Resolution Deadline” means 5:00 p.m. (Calgary time) on the date that is ten (10) Business Days after the date on which the Court grants the Interim Order (or such later date as agreed to in writing by the SPAC and the Company).

Section 1.2 Other Defined Terms.

Term	Section

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Affected Person	2.4(a)
Affiliate Agreements	5.21
Agreement	Preamble
Amalco	Recitals
Arrangement Acquisition	Recitals
Arrangement Effective Time	3.1
Audited Financial Statements	8.17
BD&P	11.19(a)
Broker	2.4(b)(i)
Canadian Merger Sub	Preamble
Carter Ledyard	11.19(a)
Certificate of Merger	4.1
Class A Consideration	4.7(b)
Class B Consideration	4.7(c)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Amalgamation	Recitals
Company Board	Recitals
Company Closing Statement	2.2(b)
Company Counsel Privileged Communications	11.19(a)
Company Counsel Waiving Parties	11.19(a)
Company Counsel WP Group	11.19(a)
Company Independent Petroleum Engineers	5.20(a)
Company Mineral Property Reports	5.20(a)
Company Oil and Gas Leases	5.20(a)
Company Reimbursement Termination Fee	10.2(a)
Company Related Party	5.21
Company Required Approval	3.1(a)(iii)
Company Reserve Report	5.20(a)
Creator	5.13(d)
D&O Indemnified Parties	8.14(a)
DGCL	Recitals
Disclosed Personal Information	8.23(a)
Effective Time	4.1
Excluded Share	4.7(g)
Financial Statements	5.4(a)
Good and Defensible Title	5.20(a)
Good Standing Certificate	2.2(a)
Insurance Policies	5.15(a)
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Investment Amount	6.15
Investor Rights Agreement	Recitals
IPO	11.18
Latest Balance Sheet	5.4(a)

Leased Real Property	5.18(b)
Lock-Up Agreement	Recitals
Material Contracts	5.7(a)
Material Permits	5.6
Merger	Recitals
Merger Consideration	4.7(c)
Merger Sub	Preamble
Merger Sub Common Shares	4.7(e)
Osler	11.19(b)
Other Withholding Agent	2.4(a)
Parties	Preamble
Payment Spreadsheet	2.2(c)
PIPE Financing	Recitals
PIPE Investors	Recitals
Plans	5.11(a)
Privacy and Data Security Policies	5.22(f)
Privacy and Data Security Requirements	5.22(a)
Prospectus	11.18
PubCo	Preamble
PubCo Debt Financing	Recitals
PubCo Incentive Equity Plan	8.16(a)
Public Shareholders	11.18
Rights-of-Way	5.19
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Closing Statement	2.2(a)
SPAC Counsel Privileged Communications	11.19(b)
SPAC Counsel Waiving Parties	11.19(b)
SPAC Counsel WP Group	11.19(b)
SPAC Information	3.1(d)(iv)
SPAC Proceeds Note	Recitals
SPAC Related Party	6.10
SPAC SEC Reports	6.7
SPAC Stockholders Meeting	8.8
Sponsor Support Agreement	Recitals
Subscription Agreement	Recitals
Supporting Company Shareholders	Recitals
Surviving Company	Recitals
Tax Opinion	8.5(c)
Termination Date	10.1(d)
Transaction Litigation	8.2(f)
Transaction Proposals	8.8
Trust Account	11.18
Trust Account Released Claims	11.18
Trust Agreement	6.8
Trustee	6.8
Unit Separation	4.7(a)
Updated Financial Statements	8.17
Wachtell Lipton	11.19(b)
Warrant Agreement Amendment	4.7(d)
Withholding Obligation	2.4(a)
Written Resolution Notice	3.1(b)(ii)

ARTICLE II
CLOSING

Section 2.1 Closing of the Transactions. The closing of the Transactions (the “Closing”) shall take place either at the offices of Burnet Duckworth & Palmer LLP, Suite 2400, 525 8th Avenue, SW, Calgary, Alberta, T2P 1G1, or electronically by exchange of the closing deliverables by the means provided in Section 11.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing; provided that the Parties shall cause the Arrangement to become effective in accordance with the Plan of Arrangement.

Section 2.2 Closing Statements; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company (I) a written notice setting forth SPAC’s good-faith estimate, as of the Closing, of the amount of (i) cash that will be in the Trust Account, (ii) Unpaid SPAC Expenses (including a list of all such Unpaid SPAC Expenses, together with written invoices and wire transfer instructions for the payment thereof), (iii) SPAC Working Capital, and (iv) the Aggregate Transaction Proceeds (the “SPAC Closing Statement”), and (II) a certificate from the Secretary of State of the State of Delaware confirming that SPAC is validly existing and in good standing in the State of Delaware as of a date between the date hereof and the date such certificate is delivered pursuant to this Section (the “Good Standing Certificate”).

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a written notice setting forth the Company’s good-faith estimate, as of the Closing, of the amount of (i) Unpaid Company Expenses (including a list of all such Unpaid Company Expenses together with written invoices and wire transfer instructions for the payment thereof) and (ii) the Pre-Money Equity Value of the Company (the “Company Closing Statement”).

(c) As promptly as practicable following delivery by (i) SPAC pursuant to Section 2.2(a) of the SPAC Closing Statement and (ii) the Company pursuant to Section 2.2(b) of the Company Closing Statement and, in any event, not less than two (2) Business Days prior to the Closing Date and based upon the SPAC Closing Statement and the Company Closing Statement, the Company shall calculate the Pre-Money Equity Value and deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (A) the Company’s good faith calculation of the Consideration, (B) the number of Consideration Shares payable to each Company Shareholder, and (C) the amount of Cash Consideration payable to each Company Shareholder. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the Company and SPAC shall work together in good faith to finalize the calculation of the Consideration and the Payment Spreadsheet and the Company shall consider in good faith and incorporate any reasonable comments made by SPAC. The allocation of the Consideration Shares set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on the Parties and shall be used by the PubCo for purposes of issuing the Consideration Shares to each Company Shareholder pursuant to Article III, absent manifest error. In issuing the Consideration Shares and pursuant to Article III, PubCo shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 2.3 Closing Transactions. At the Closing:

(a) The Certificate of Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

(b) PubCo shall pay or cause to be paid in cash, by wire transfer of immediately available funds all (i) Unpaid Company Expenses up to a maximum aggregate amount of $5,000,000 and (ii) Unpaid SPAC Expenses up to a maximum aggregate amount of $20,000,000, in each case to the accounts set forth in the Company Closing Statement and the SPAC Closing Statement, respectively, to the extent not paid by the Company or SPAC, respectively, prior to the Closing.

(c) The Company shall deliver to SPAC:

(i) a copy of the Lock-Up Agreement, duly executed by the Company Shareholders party thereto;

(ii) a copy of the Investor Rights Agreement, duly executed by such Company Shareholders that are party thereto; and

(iii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.2.

(d) SPAC shall deliver to the Company:

(i) a copy of the Certificate of Merger, duly executed by SPAC;

(ii) a copy of the Investor Rights Agreement, duly executed by the Sponsor;

(iii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.3.

(e) The Acquisition Entities shall deliver to the Company:

(i) a copy of the Certificate of Merger, duly executed by Merger Sub;

(ii) a copy of the Lock-Up Agreement, duly executed by PubCo;

(iii) a copy of the Investor Rights Agreement, duly executed by PubCo; and

(iv) all other documents, instruments or certificates required to be delivered by any Acquisition Entity at or prior to the Closing pursuant to Section 9.3.

Section 2.4 Withholding Rights.

(a) Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Agreement or the Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under the Tax Act, the Code or any provision of any applicable Tax Law (a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(b) The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i) withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii) require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Agreement or the Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any stockholder of PubCo or SPAC or any Company Shareholder and will not be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

ARTICLE III
THE ARRANGEMENT

Section 3.1 The Arrangement. On the terms and subject to the conditions hereof, the Parties shall proceed to effect the Arrangement under Section 193 of the ABCA at the Effective Time (the “Arrangement Effective Time”), on the terms and subject to the conditions set forth in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

(a) The Interim Order. As soon as reasonably practicable, and in any event within three (3) Business Days after the date that the Registration Statement / Proxy Statement is declared effective, the Company shall apply, pursuant to Section 193 of the ABCA and, in cooperation with SPAC (which shall include the opportunity for SPAC and its Representatives to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC and its Representatives thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Shareholder Support Agreement has been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i) for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and, if the Written Resolution is not signed by at least two-thirds (2/3) of the Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares and at least two-thirds (2/3) of the Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants, the Company Securityholders Meeting, and for the manner in which such notice is to be provided to such Persons, such notice to include, among other things, that such Persons;

(ii) that the securities of the Company for which holders as at the record date established for the Company Securityholders Meeting shall be entitled to vote on the Company Arrangement Resolution (whether by Written Resolution or at the Company Securityholders Meeting) shall be the Company Common Shares and the Company Performance Warrants;

(iii) that the requisite approval by Company Shareholders and Company Performance Warrantholders for the Company Arrangement Resolution shall be obtained by: (A) the execution of the Written Resolution by at least two-thirds (2/3) of the Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares and at least two-thirds (2/3) of the Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants on or before the Written Resolution Deadline; or (B) in the event Company and SPAC determine that Company Required Approval is to be sought from Company Shareholders and/or Company Performance Warrantholders at the Company Securityholders Meeting, the approval of the Company Arrangement Resolution at the Company Securityholders Meeting by two-thirds (2/3) of the votes cast on the Company Arrangement Resolution by the Company Shareholders and by two-thirds (2/3) of the votes cast on the Company Arrangement Resolution by the Company Performance Warrantholders in both cases present in person or represented by proxy at the Company Securityholders Meeting (including any adjournment or postponement thereof) (as applicable, “Company Required Approval”);

(iv)   that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Securityholders Meeting;

(v) for the grant of the Arrangement Dissent Rights to Company Shareholders as contemplated by the Plan of Arrangement, including any notice requirements applicable to the grant of Arrangement Dissent Rights to the Company Shareholders in connection with the Company Shareholders approving the Arrangement pursuant to the Written Resolution;

(vi)   for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vii) that the Company Securityholders Meeting may be adjourned or postponed from time to time by the Company, with the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), and in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(viii) that the record date for the Company Shareholders and the Company Performance Warrantholders entitled to notice of and to vote, whether by Written Resolution or at the Company Securityholders Meeting, will not change in respect of any adjournment(s) or postponement(s) of such Company Securityholders Meeting, unless required by Law or the Court;

(ix) confirmation of the record date for the purpose of determining the Company Shareholders and the Company Performance Warrantholders entitled to receive material, notice of and vote, whether by Written Resolution or at the Company Securityholders Meeting in accordance with the Interim Order; and

(x) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

(b) Written Resolution.

(i) Promptly after obtaining the Interim Order, the Company shall use its reasonable commercial efforts to obtain the Written Resolution prior to the Written Resolution Deadline.

(ii) Any materials submitted to the Company Shareholders and Company Performance Warrantholders in connection with the Written Resolution (the “Written Resolution Notice”) shall (A) comply in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, except with respect to any information with respect to SPAC included in the Written Resolution Notice to the extent furnished or approved by or on behalf of SPAC for inclusion in the Written Resolution Notice, which SPAC will ensure complies with applicable Law in all material respects, and (B) does not contain any Misrepresentation, except with respect to any information with respect to SPAC included in the Written Resolution Notice to the extent furnished or approved by or on behalf of SPAC for inclusion in such materials, which SPAC will ensure does not contain any Misrepresentation.

(iii) Without limiting the generality of Section 3.1(b)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Written Resolution Notice include (A) a statement that the Company Board has after consulting with outside legal counsel in evaluating the Arrangement unanimously determined that the Arrangement is in the best interests of the Company and fair, from a financial point of view, to the Company Shareholders and the Company Performance Warrantholders, and recommends that the Company Shareholders and the Company Performance Warrantholders execute and consent to the Written Resolution, (B) a copy of the Interim Order, (C) a statement that each Supporting Company Shareholder has entered into the Shareholder Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution, and (D) a statement that each director and executive officer of the Company has agreed to vote all of such individual’s Company Common Shares and Company Performance Warrants in favor of the Company Arrangement Resolution.

(iv)   SPAC shall reasonably assist the Company in the preparation of the Written Resolution Notice, including obtaining and furnishing to the Company any information with respect to SPAC and the Acquisition Entities required to be included in the Written Resolution Notice, and ensuring that such information does not contain any Misrepresentation. The Company shall give SPAC and its Representatives a reasonable opportunity to review and comment on drafts of the Written Resolution Notice, and shall accept the reasonable comments made by SPAC and its Representatives, and agrees that all information relating to SPAC and the Acquisition Entities included in the Written Resolution Notice must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC and its Representatives with a final copy of the Written Resolution Notice prior to its delivery to the Company Shareholders and holders of the Company Performance Warrants.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Written Resolution Notice contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders and holders of the Company Performance Warrants as required by the Court or applicable Law.

(c) The Company Securityholders Meeting. In the event that the Written Resolution has not been executed by at least two-thirds (2/3) of the Company Shareholders holding at least two-thirds (2/3) of the outstanding Company Common Shares and/or at least two-thirds (2/3) of the Company Performance Warrantholders holding at least two-thirds (2/3) of the outstanding Company Performance Warrants on or before the Written Resolution Deadline, the Company and SPAC shall discuss whether it is practical, acting reasonably, to call and hold the Company Securityholders Meeting, and if the parties make such determination to proceed, the Company shall call and hold the Company Securityholders Meeting as soon as reasonably possible in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order. In the event Company and SPAC determines that Company Required Approval is to be sought from Company Shareholders and/or Company Performance Warrantholders at the Company Securityholders Meeting:

(i) Subject to the terms of this Agreement, the Interim Order, and the provision of the SPAC Information, the Company shall convene and conduct the Company Securityholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable, and, in such circumstances, shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Securityholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes (in which case such Company Securityholders Meeting shall be adjourned or postponed and not cancelled). The Company shall consult with SPAC in fixing the record date for the Company Securityholders Meeting and the date of such Company Securityholders Meeting, give notice to SPAC of such Company Securityholders Meeting and allow SPAC’s Representatives to attend such Company Securityholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders and the Company Performance Warrantholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii) The Company shall provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder or holder of Company Performance Warrants in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights and written communications sent by or on behalf of the Company to any such person, and shall cooperate and consult in good faith with SPAC in advance in connection with any discussions or communications with any person in opposition to the Arrangement (including, for greater certainty, any exercise or withdrawal of Arrangement Dissent Rights and written communications received in connection with the Written Resolution), (C) the right to demand postponement or adjournment of the Company Securityholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided that SPAC shall not be permitted to require the postponement of such Company Securityholders Meeting more than the earlier of (I) five (5) Business Days prior to the Termination Date and (II) ten (10) days from the date of the first Company Securityholders Meeting, and (D) the right to review and comment on all material communications sent to the Company Shareholders or the Company Performance Warrantholders regarding the Transactions, the Company Securityholders Meeting and to participate in any material discussions, negotiations or Proceedings with or including any such Company Shareholders regarding the Transactions. Unless required by Law, the Company shall not (x) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (y) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of SPAC.

(d) The Company Information Circular. In the event that the Company Required Approval is to be sought from Company Shareholders and Company Performance Warrantholders at the Company Securityholders Meeting:

(i) The Company shall, as soon as reasonably practicable, prepare and complete, in good-faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Securityholders Meeting and the Arrangement, and the Company shall, promptly after the Written Resolution Deadline, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder, holder of Company Performance Warrants and other Person as required by the Interim Order and applicable Law.

(ii) The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, except with respect to SPAC Information included in the Company Information Circular to the extent furnished or approved by or on behalf of SPAC for inclusion in the Company Information Circular, which SPAC will ensure complies with applicable Law in all material respects, (B) does not contain any Misrepresentation, except with respect to SPAC Information included in the Company Information Circular to the extent furnished or approved y or on behalf of SPAC for inclusion in the Company Information Circular, which SPAC will ensure does not contain any Misrepresentation, and (C) provides the Company Shareholders and the Company Performance Warrantholders with sufficient information, which is explained in sufficient detail, to permit them to form a reasoned judgment concerning the matters to be placed before the Company Securityholders Meeting.

(iii) Without limiting the generality of Section 3.1(d)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has after consulting with outside legal counsel in evaluating the Arrangement unanimously determined that the Arrangement is in the best interests of the Company and fair, from a financial point of view, to the Company Shareholders and the Company Performance Warrantholders, and recommends that the Company Shareholders and the Company Performance Warrantholders vote in favor of the Company Arrangement Resolution, (B) a copy of the Interim Order, (C) a statement that each Supporting Company Shareholder has entered into the Shareholder Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution, and (D) a statement that each director and executive officer of the Company has agreed to vote all of such individual’s Company Common Shares and Company Performance Warrants in favor of the Company Arrangement Resolution.

(iv) SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC and the Acquisition Entities required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give SPAC and its Representatives a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its Representatives, and agrees that all information relating to SPAC and the Acquisition Entities included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC and its Representatives with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders and holders of the Company Performance Warrants.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders and the Company Performance Warrantholders as required by the Court or applicable Law.

(e) The Final Order. If: (a) the Interim Order is obtained; and (b) the Company Arrangement Resolution is approved by Written Resolution or at the Company Securityholders Meeting as provided for in the Interim Order and as required by applicable Law, the Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed, in writing, by the Company and SPAC. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (i) the date that is ten (10) Business Days after the date on which the Court grants telephonic or other remote means of hearing the application; (ii) the date the Court specifies as the hearing date for the Final Order; and (iii) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.

(f) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC and the Acquisition Entities shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and reasonably consider the comments of SPAC and its Representatives, and all information relating to SPAC and the Acquisition Entities included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any notice of appearance, response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that SPAC is not required to agree or consent to any increase or variation in the form of the Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such materials or under any such filed or served materials, this Agreement, the Arrangement, the Plan of Arrangement or the Shareholder Support Agreement; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if, at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good-faith consultation and cooperation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii) Subject to the terms of this Agreement (and Section 11.3 hereof), SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.

(g) Articles of Arrangement and the Closing Date.

(i) The Articles of Arrangement shall include and implement the Plan of Arrangement.

(ii) The Arrangement shall be effective at the Arrangement Effective Time on the Closing Date and will have all of the effects provided by applicable Law.

(iii) The Company shall file the Articles of Arrangement with the Registrar no later than, and the Arrangement shall become effective on, the Closing Date.

Section 3.2 Treatment of Company Warrants. Concurrently with the execution of this Agreement, the Company has obtained the written consent of the Majority Holders (as such term is defined in the Company Warrant Agreement) to the Company Warrant Agreement as set forth in the Supplemental Warrant Agreement. The Parties acknowledge that the outstanding Company Warrants shall be treated in accordance with the Plan of Arrangement and in the case of the Company Bond Warrants, also the Supplemental Warrant Agreement.

Section 3.3 Effect of the Arrangement. The Parties agree that the Plan of Arrangement will be carried out on the following basis:

(a) the Plan of Arrangement will be subject to the approval of the Court;

(b) the Court will be required to hold a hearing to satisfy itself as to the fairness of the terms and conditions of the Plan of Arrangement to all the Company Shareholders and Company Performance Warrantholders who are entitled to receive PubCo Common Shares and Company Performance Warrants, as applicable, pursuant to the Plan of Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Plan of Arrangement is approved by the Court as being fair to such Company Shareholders and Company Performance Warrantholders;

(c) the Company will ensure that the Company Shareholders entitled to receive PubCo Common Shares and the holders of Company Performance Warrants entitled to receive PubCo Performance Warrants under the Arrangement will be given adequate and timely notice advising them of their right to attend the hearing of the Court to give approval of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(d) the Interim Order will specify that each Company Shareholder entitled to receive PubCo Common Shares and each holder of Company Performance Warrants entitled to receive PubCo Performance Warrants will have the right to appear before the Court at the hearing of the Court to give approval of the Plan of Arrangement so long as they follow the procedures as set out in the Interim Order; and

(e) the Final Order approving the Plan of Arrangement will expressly state that the terms and conditions of the Plan of Arrangement are approved by the Court as being fair and reasonable to the Company Shareholders and holders of Company Performance Warrants.

ARTICLE IV
THE MERGER

Section 4.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed upon by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as SPAC and Merger Sub may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 4.2 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly owned subsidiary of PubCo.

Section 4.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 4.4 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of SPAC as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 8.14) or by applicable Law.

Section 4.5 Directors and Officers of the Surviving Company. SPAC shall take necessary corporate action so that, immediately after the Effective Time, (a) the directors of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal, and (b) the officers of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 4.6 Actions Immediately Prior to the Merger.

(a) If the Triggering Event has not occurred as of immediately prior to the Merger, 750,000 SPAC Class B Shares held by the Sponsor shall be forfeited and cancelled for no consideration.

(b) Immediately prior to the Merger (and, for the avoidance of doubt, regardless of whether the Triggering Event has occurred and in addition to any SPAC Class B Shares forfeited and cancelled pursuant to Section 4.6(a)), 2,500,000 SPAC Class B Shares held by the Sponsor shall be forfeited and cancelled for no consideration.

(c) Immediately prior to the Merger, 3,260,000 SPAC Warrants held by the Sponsor shall be forfeited and cancelled for no consideration.

Section 4.7 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Common Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”), and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Common Share and one-third (1/3) of one (1) SPAC Warrant. The SPAC Common Shares and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 4.7.

(b) SPAC Class A Shares. At the Effective Time, each issued and outstanding SPAC Class A Share (other than any Excluded Shares and after giving effect to the SPAC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for SPAC Class A Shares, if any, pursuant to the Subscription Agreements) shall be automatically converted into and exchanged for the right to receive (i) if an amount in cash less than or equal to $100,000,000 is remaining in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, one PubCo Common Share and (ii) if an amount in cash greater than $100,000,000 is remaining in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, (A) a fraction of a PubCo Common Share equal to $100,000,000 divided by the amount in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, subject to Section 4.6(i), and (B) an amount in cash equal to the quotient of (I) the amount in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption that exceeds $100,000,000 minus the Extension Amount at the Effective Time divided by (II) the amount of SPAC Class A Shares (other than any Excluded Shares and after giving effect to the SPAC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for SPAC Class A Shares, if any, pursuant to the Subscription Agreements) (the “Class A Consideration”), following which each SPAC Class A Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to the SPAC Class A Shares, except as provided herein or by applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Common Shares issued pursuant to this Section 4.7(b) to be issued in book-entry form as of the Effective Time.

(c) SPAC Class B Shares. At the Effective Time, each issued and outstanding SPAC Class B Share (other than any Excluded Shares, and, for the avoidance of doubt, after giving effect to any forfeitures pursuant to Section 4.6(a) and Section 4.6(b)) shall be automatically converted into and exchanged for the right to receive (i) one PubCo Common Share and (ii) an amount in cash equal to the quotient of (A) the SPAC Working Capital plus the Extension Amounts at the Effective Time divided by (B) the SPAC Class B Shares outstanding at the Closing (the “Class B Consideration” and together with the Class A Consideration, the “Merger Consideration”), following which each SPAC Class B Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to the SPAC Class B Shares, except as provided herein or by applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Common Shares issued pursuant to this Section 4.7(c) to be issued in book-entry form as of the Effective Time.

(d) SPAC Warrants. Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the forfeitures contemplated in Section 4.6(c), any redemptions or repurchases contemplated in Section 8.25(a) and any other forfeitures of SPAC Warrants in connection with the Closing) shall automatically and irrevocably be converted into one (1) PubCo Warrant on the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 4.7(d), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 4.7(d), including adding PubCo as a party thereto (the “Warrant Agreement Amendment”).

(e) Merger Sub Common Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(f) No Liability. Notwithstanding anything to the contrary in this Section 4.7, none of the Parties or the Surviving Company nor the Depositary shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(g) Excluded Shares. Each SPAC Common Share held in SPAC’s treasury (each, an “Excluded Share”), shall be cancelled and shall cease to exist, and no consideration shall be paid or payable to any Person with respect thereto.

(h) Delivery of Merger Consideration. (a) All PubCo Common Shares and PubCo Warrants delivered upon the exchange of SPAC Common Shares and SPAC Warrants, respectively, in accordance with the terms of this Article IV, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Common Shares and SPAC Warrants, respectively, and (b) at the Effective Time, the stock transfer books of SPAC shall be closed, and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Common Shares and SPAC Warrants that were issued and outstanding immediately prior to the Effective Time.

(i) Fractional PubCo Shares. Notwithstanding anything in this Agreement to the contrary, no fractional PubCo Common Shares shall be issued in the Merger. Each holder of SPAC Class A Shares who would otherwise have been entitled to receive as a result of the Merger a fraction of a PubCo Common Share (after aggregating all SPAC Class A Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded down to the nearest cent) equal to such fraction multiplied by $10.10.

Section 4.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Except as set forth on the Company Disclosure Schedule (each section of which, subject to Section 11.8, qualifies the correspondingly numbered and lettered representations in this Article V), the Company hereby represents and warrants to SPAC and each Acquisition Entity as follows:

Section 5.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited partnership, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, organization, amalgamation or continuation (as applicable). Section 5.1(a) of the Company Disclosure Schedule sets forth the jurisdiction of organization, incorporation, amalgamation, continuation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited partnership, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would be material to the Group Companies as a whole or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents, as applicable.

(b) Prior to the date of this Agreement, true, correct and complete copies of the Governing Documents of each Group Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement, and no action has been taken to amend or supersede such Governing Documents of each Group Company. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in material breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.2 Capitalization of the Group Companies.

(a) Section 5.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete statement as of the date of this Agreement of (i) the authorized capital of each class or series (as applicable) of the Equity Securities of the Company, (ii) the number and class or series (as applicable) of all the Equity Securities of the Company issued and outstanding, (iii) the identity of the Persons that are the holders thereof (with respect to the Company Bond Warrants, to the knowledge of the Company), and (iv) with respect to each Company Performance Warrant, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) whether such Company Warrant is vested or unvested, together with any applicable vesting schedule and performance conditions (including acceleration provisions), (E) with respect only to the Company Performance Warrants, the name of the applicable registered holder, identifying whether such holder is not an employee of the Company, and (F) the number of Company Common Shares issuable upon exercise of each Company Warrant. All the Equity Securities of the Company have been duly authorized and validly issued. All the outstanding Company Common Shares are fully paid and non-assessable. The Company Equity Plan and the issuance of Company Common Shares under such plan (including all outstanding Company Warrants issued thereunder) have been duly authorized by the Company Board in compliance with Law and the terms of the Company Equity Plan.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call options, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (iv) to the Company’s knowledge, except as set forth in Section 5.2(b) of the Company Disclosure Schedule are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company, the Shareholder Agreement, the Company Employee Escrow Agreements and applicable Securities Law). Except pursuant to the Shareholder Agreement and the Company Employee Escrow Agreements, those set forth on Section 5.2(a) of the Company Disclosure Schedule and those either permitted by Section 8.1(b) or issued, granted or entered into in accordance with Section 8.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Other than the Shareholder Agreement, and the Company Employee Escrow Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all the Equity Securities of each Subsidiary of the Company issued and outstanding, and (ii) other than in respect of the Company Bond Warrants, the identity of the Persons that are holders thereof. Except as issued pursuant to the Company Equity Plan, as of the date hereof, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) other than pursuant to the Shareholder Agreement, options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Other than the Shareholder Agreement, there are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth on Section 5.2(d) of the Company Disclosure Schedule, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person (other than other Group Companies) or the right to acquire any such Equity Security, and none of the Group Companies is a partner or member of any partnership, limited liability company or joint venture.

(e) Section 5.2(e) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) All dividends or distributions on the securities of all the Group Companies that have been declared or authorized as of the date of this Agreement have been paid in full.

Section 5.3 Authority. The Company and its Subsidiaries have all requisite corporate, limited partnership, limited liability company or other entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval) and to consummate the Transactions. On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (a) determining that this Agreement and the Ancillary Documents to which the Company is a party and the Transactions are fair from a financial point of view to its shareholders, and in the best interests of the Company, and (b) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Subject to the receipt of the Interim Order, Final Order and Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

Section 5.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true, correct and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2021, December 31, 2020, and the related audited consolidated statements of operations, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon, and (ii) the unaudited consolidated balance sheet of the Group Companies as of September 30, 2022, and the related unaudited consolidated statements of operations, cash flows and changes of equity for the nine months ended September 30, 2022 (the “Latest Balance Sheet”) (collectively, the “Financial Statements”), which are attached as Section 5.4(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies of their respective dates and for the respective periods indicated therein and (C) when delivered by the Company for inclusion in the Registration Statement / Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.17, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b) Except (i) to the extent reflected or reserved for in the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities reasonably incurred after the Latest Balance Sheet in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the Transactions, and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Companies has any Liability of any kind. The Company has no off-balance sheet arrangements.

(c) The Company has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets, and (iii) the Company and its Subsidiaries are able to prevent or timely detect unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.

(d) Since the Reference Date, neither the Company, nor to the Company’s knowledge, an independent auditor of the Company, has identified any (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) “material weakness” in the internal controls over financial reporting of the Group Companies, or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e) Since the Reference Date, (i) no Group Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Entity is required on the part of any Group Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or Transactions, (ii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement, or (iii) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement, the Ancillary Documents or the Transaction. No Group Company is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, no Group Company is a “U.S. Business” as that term is defined in 31 CFR § 800.252.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party, (B) any Material Permits, or (C) any Company Oil and Gas Lease, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) except as set forth in Section 5.5(b) of the Company Disclosure Schedule, result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.6 Permits. Each of the Group Companies is and since the Reference Date has been in possession of all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company. Neither the Company nor any Group Company is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) a Material Permit, except, in each case, for any such conflicts, defaults, breaches or violations that are not or would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 5.7 Material Contracts.

(a) Section 5.7(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 5.7(a) of the Company Disclosure Schedule, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 5.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that a Group Company will make payments in excess of CAD10,000,000 annually or CAD20,000,000 in the aggregate for the remaining term of such contract;

(ii) any Contract relating to (A) Indebtedness of any Group Company or (B) any pledge agreements, security agreements or other collateral agreements in which any Group Company granted to any Person a Lien on any material assets or properties of any Group Company, other than Permitted Liens;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Group Company is a party that provide for payments by a Group Company or to a Group Company in excess of CAD10,000,000, in the aggregate, over any twelve (12)-month period;

(iv) any Contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(v) all partnership, joint venture or similar agreements, including customary joint operating agreements, pooling agreements or unit agreements affecting the Oil and Gas Properties of any Group Company that would reasonably be expected to be in excess of CAD10,000,000 in the aggregate during the twelve (12) month period following the date of this Agreement;

(vi) any joint development agreement, exploration agreement, participation, farmout, farming or program agreement or similar contract requiring a Group Company to make expenditures that would reasonably be expected to be in excess of CAD10,000,000 in the aggregate during the twelve (12)-month period following the date of this Agreement;

(vii) any Contract awarded by a Group Company to a third party in the performance of a contract with a Governmental Entity;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, or with any Person or in any geographic area, including any “area of mutual interest” or similar provisions, or that would so limit or purport to limit, in any material respect, the operations of PubCo or any of its Subsidiaries after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not to the benefit of any Group Company, or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, to solicit any potential employee or customer in any material respect or that would so limit or purport to limit, in any material respect, PubCo or any of its Subsidiaries after the Closing;

(ix)   any Contract that results in any Person holding an irrevocable power of attorney from any Group Company that relates to any Group Company or its business;

(x) any leases or master leases of personal or real property (other than Oil and Gas Leases) reasonably likely to result in annual payments of CAD2,000,000 or more in a twelve (12)-month period;

(xi)   any Oil and Gas Leases;

(xii) any Contract involving the use of any Company Licensed Intellectual Property required to be listed in Section 5.13(a) of the Company Disclosure Schedule;

(xiii) any Contract that involves the license or grant of rights to Company Owned Intellectual Property by or on behalf of any Group Company other than non-exclusive licenses (or sublicenses) of Company Owned Intellectual Property granted in the ordinary course of business;

(xiv)   any Contract pursuant to which the Company agrees to jointly develop or own any Intellectual Property Rights with any third party;

(xv)   any Contract pursuant to which the Company may develop any Intellectual Property Rights to be owned by any third party;

(xvi)   any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis reasonably likely to result in annual payments of CAD10,000,000 or more in a twelve (12)-month period;

(xvii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) CAD10,000,000 annually, or (B) CAD20,000,000 over the life of the agreement;

(xviii)   any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of CAD10,000,000;

(xix)   any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(xx)   any Affiliate Agreement;

(xxi)   any Contract with any Person (A) pursuant to which any Group Company (or SPAC or any of its Subsidiaries after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any assets or properties of any Group Company or any material Intellectual Property Rights;

(xxii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of CAD300,000, or (B) providing for any success, change-of-control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions;

(xxiii)   any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xxiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on any Group Company (or SPAC or any of its Subsidiaries after the Closing);

(xxv)  any Contract with any Governmental Entity to which the Company or its Subsidiaries is a party;

(xxvi) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xxvii)  any Contract that is a gathering, transportation, processing or similar agreement to which a Group Company is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days; and

(xxviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of CAD2,500,000 or (B) aggregate payments to or from any Group Company in excess of CAD5,000,000 over the life of the agreement, and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought), (ii) to the Company’s knowledge, the applicable Group Company and the counterparties thereto are not in breach of, or default under, any Material Contract in any material respect, and (iii) to the Company’s knowledge, no event has occurred (with or without due notice or lapse of time or both) that would result in a breach of, or default under, any Material Contract by the applicable Group Company or the counterparties thereto. Prior to the date of this Agreement, the Company has made available to SPAC true, correct and complete copies of all Material Contracts in effect as of the date hereof.

Section 5.8 Absence of Changes. During the period from the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted their businesses in the ordinary course of business in all material respects, except as required by applicable Law, and (c) the Group Companies have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including the Oil and Gas Properties) other than in the ordinary course of business.

Section 5.9 Litigation. Except as disclosed in Section 5.9 of the Company Disclosure Schedule, since the Reference Date, (a) there is and has been no Proceeding pending or, to the Company’s knowledge, threatened against or affecting any Group Company, the business of any Group Company or any property or asset of any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 5.10 Compliance with Applicable Law. Since the Reference Date, each Group Company (a) conducts and has conducted its business in accordance with all Laws and Orders applicable to such Group Company in all material respects, and is not and has not been in violation of any such Law or Order, (b) has not received any written, or to the Company’s knowledge, oral communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, and (c) to the Company’s knowledge is not and has not been subject to any investigations by any Governmental Entity, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Group Company for the benefit of any current or former employee, officer, director and/or consultant of each Group Company, or under which each Group Company has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). No Group Company has within the past six (6) years maintained, sponsored, contributed to, or was required to contribute to Employee Benefit Plans primarily for the benefit of current or former employees in the United States of America, including Employee Benefit Plans subject to ERISA or the Code.

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto, together with all material agreements or documents pursuant to which the Plan is maintained, funded and administered, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) copies of the most recent summary plan description and any summaries of material modifications, (v) the most recently prepared actuarial valuation report, (vi) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vii) the most recent employee booklet or employee handbook. No Group Company has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c) None of the Plans have been maintained or cover service providers that are non-residents or otherwise located outside of Canada. None of the Plans is or was within the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Tax Act, (ii) a “deferred profit sharing plan,” a plan providing a “retiring allowance” or a “retirement compensation arrangement,” each as defined as subsection 248(1) of the Tax Act, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of Transactions will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of any of the Group Companies or any other Person to amend or terminate any Plan, or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, none of the Plans provide, nor does any Group Company have or reasonably expect to have any obligation to provide, retiree, life, or medical benefits to any current or former employee, officer, director or consultant of each Group Company or their respective beneficiaries or dependents after termination of employment or service, except as may be required by applicable Law.

(f) Each Plan is and has been within the past six (6) years maintained, administered, funded, registered (where applicable) for tax exempt status (and, where applicable, accepted for registration), communicated and invested (where applicable), in all material respects, in compliance with its terms and the requirements of all applicable Laws. Each Group Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any Group Company or other party to, any Plan. No Action or dispute is pending or, to the Company’s knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course of business) and, to the Company’s knowledge, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan and no Taxes, penalties or fees are owing or exigible under any Plan.

(g) All contributions, premiums or payments required to be made or remitted with respect to any Plan have been timely made or remitted to the extent due or properly accrued on the consolidated financial statements of each Group Company. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies or deferred funding arrangements exist in any Plan.

(h) All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries and all such data is complete and correct in all material respects, and is in a form that is sufficient for the proper administration of each Plan.

Section 5.12   Environmental Matters. Except as does not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and except as disclosed in Section 5.12 of the Company Disclosure Schedule, since the Reference Date:

(a) The operations of the Group Companies have complied, and currently do comply, in all material respects with all applicable material Environmental Laws and Orders.

(b) None of the Group Companies have received any written notice, report, Order, or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of, or Liability under, any Environmental Laws and Orders.

(c) There are (and since the Reference Date there have been) no Proceedings pending or threatened in writing against any Group Company in respect of any Environmental Laws and/or Orders.

(d) The Company has not received written notice of, nor to the Company’s knowledge, has there been any contamination by, or exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Substances. The Company has not received written notice of, nor to the Company’s knowledge, has there been any releases of any Hazardous Substances at any property currently or, to the Company’s knowledge, formerly owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) in concentrations or circumstances that are regulated by or required by Environmental Laws to be reported, investigated or remediated by the Group Company.

(e) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under any Environmental Law or Order, including as required under Canadian Environmental Laws for reclamation or remediation purposes.

(f) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by each Group Company comply in all material respects with all applicable Environmental Laws and Orders.

(g) The Group Companies have made available to SPAC copies of all environmental Permits, assessments, audits and reports and all other material environmental and health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 5.13   Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property, and (iii) material unregistered Intellectual Property Rights, Software or Technology owned or purported to be owned by any Group Company, in each case, as of the date of this Agreement. Section 5.13(a) of the Company Disclosure Schedule lists, for each item of Company Registered Intellectual Property as of the date of this Agreement, (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property and duly licenses or otherwise has the right to use all Company Licensed Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens or as set out in the applicable license). For all patents owned by the Group Companies, each inventor on the patent has assigned their rights to a Group Company. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person. Section 5.13(c) of the Company Disclosure Schedule sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SPAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property specified in Section 5.13(a) of the Company Disclosure Schedule and the Company Licensed Intellectual Property specified in Section 5.13(c) of the Company Disclosure Schedule constitutes all material Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses and is sufficient for the conduct of such businesses (including offering of Company Products) as currently conducted. The Company Owned Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable. To the Company’s knowledge, the Company Licensed Intellectual Property is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Licensed Intellectual Property are valid and enforceable (except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought). The consummation of the Transactions will not (x) impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Intellectual Property Rights or under which it grants any Person rights to use any Intellectual Property Rights, (y) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such material licenses or other agreements, or (z) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Intellectual Property Rights, in each case, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Each Group Company’s founders, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Reference Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and Confidential Information in the possession or control of all Group Companies. No Group Company has disclosed any such trade secrets or Confidential Information that is material to the businesses of the Group Companies, taken as a whole, to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information. Each of Group Company’s Creators have assigned, or have agreed to a present assignment to such Group Company, all material Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Creator’s employment or other engagement with such Group Company and has waived (or in the case of contractors that are not individuals, has ensured all individuals who have participated in the authorship, invention, creation, improvement, modification or development of Company Owned Intellectual Property have waived) all of their moral rights thereto.

(e) Each Group Company has taken all commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other Confidential Information owned by or in the possession or control of any Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of any Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the businesses of the Group Companies nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates the rights, including any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(h) Except as disclosed in Section 5.13(h) of the Company Disclosure Schedule, since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any patent or consider the applicability of any patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Reference Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) The Group Companies own, lease, license, or otherwise have the legal right to use all Company IT Systems, and such Company IT Systems are sufficient for the needs of the business of the Group Companies as currently conducted. To the Company’s knowledge, the Group Companies maintain reasonable industry standard disaster recovery policies, procedures and facilities, and since the Reference Date, there has not been any failure with respect to any of the Company Products or other Company IT Systems that has not been remedied or replaced. Each Group Company has purchased or has otherwise obtained, possesses and is in compliance with valid licenses to use all Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole. Except as has not been or would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, no Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the unauthorized delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) No Public Software (or any modification or derivative thereof) has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that:

(i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason;

(ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property;

(iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property; or

(iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than in compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(l) The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or otherwise made available with any Company Product.

(m)   Section 5.13(m) of the Company Disclosure Schedule sets forth a complete and accurate list of all Government Grants or funding of any university, college, other educational institution or research center or other Governmental Entity that were received by or provided to any Group Company since the Reference Date.

Section 5.14   Labor Matters.

(a) Section 5.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, which sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part-time); (iii) location of employment; (iv) hire date; (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vi) details of any visa or other work permit (including type of visa and expiration date, as applicable); (vii) the period of notice to terminate his or her employment if other than the requirement to provide notice required under common law; (viii) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and other variable pay); and (ix) incentive payment history over the past year. With respect to all Current Employees who are on disability leave, maternity leave or any other authorized or unauthorized leaves, the Company has made available to SPAC a true, correct and complete list of: (A) the reason for the employee’s leave, if known by the Company; (B) the date the leave started; and (C) the expected return date (where available). The Company Subsidiaries do not have, and have never had, any employees.

(b) Section 5.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of each individual engaged by each Group Company as an independent contractor as of the date of this Agreement, which sets forth for each Person: (i) a description of the services provided and the location where such services are provided; (ii) the compensation applicable to such services; (iii) engaging Group Company; and (iv) details of any Contract applicable to such services. All independent contractors are properly classified as contractors for purposes of applicable Laws.

(c) The individuals set forth on Sections 5.14(a) and 5.14(b) of the Company Disclosure Schedule represent the entirety of those individuals necessary to operate and manage the business of the Company and the Subsidiaries of the Company as currently operated and managed.

(d) As of the date of this Agreement and during all times during the three (3)-year period immediately prior to the date hereof, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Group Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. None of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, vacation pay, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurance or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business and consistent with past practice). All amounts due or accrued due, as of the Effective Time, for all salary, wages, vacation with pay, commissions, bonuses, sick days and benefits under the Employee Benefit Plans have either been paid or have been properly accrued and accurately recorded in the books and records of the Company or any Group Company. The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except, in each case, as has not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) No circumstances presently exist that would require either the Company or any Subsidiary of the Company to provide group termination notice or pay in lieu of such notice pursuant to applicable Laws in respect of the dismissal or cessation of employment of any past or present employees of any Group Company.

(f)   No employee of the Company is or has ever been represented by a labor union, works council, trade union, industrial organization or similar representative of employees with respect to his or her employment with the Company, and the Company is not and has never been a party to, subject to, or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against the Company with respect to any employees of the Company or any other individuals who have provided services with respect to the Company. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Entity or demands for recognition as the bargaining unit representative with respect to the Company and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any of their respective employees. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of the Company at any time within the three (3)-year period immediately prior to this Agreement, except as did not result in or would not result in, individually or in the aggregate, a Company Material Adverse Effect.

(g) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce change affecting employees of the Group Companies has occurred since March 1, 2020, or is currently contemplated, planned or announced. The Group Companies have not experienced any employment-related Liabilities with respect to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No current or former employee of any Group Company has filed or threatened any Proceedings against any Group Company related to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) There are no material Actions pending or, to the Company’s knowledge, threatened against any Group Company by any of their respective current or former employees or any other individuals who have provided services to any Group Company.

(i) The Company is and has been since the Reference Date in all material respects, in compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors; and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company, and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(j) Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Entity pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Subsidiary of the Company or any current or former employees of the Company or any Subsidiary of the Company. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Entity pursuant to any Occupational Health and Safety Laws regarding the Company or the Subsidiaries of the Company.

(k) No Group Company contributes or has any obligation to contribute to any fund for a Plan that is a defined benefit plan in respect of the Current Employees and no Group Company is liable to contribute in respect of any such defined benefit plan or fund.

(l) No Group Company is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Group Company or other person other than pursuant to any Plan set out in Section 5.14(a) of the Company Disclosure Schedule.

(m)   There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise (including any Taxes) due on the part of any Group Company or any Current Employee or independent contractor of the Group Company (if applicable) that are outstanding and unpaid.

Section 5.15   Insurance.

(a) Section 5.15 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Group Company is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement: (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect; (ii) no Group Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Company’s knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.16   Tax Matters.

(a) Except as is not and as would not reasonably be expected to result in a Company Material Adverse Effect:

(i) each Group Company has duly and timely prepared and filed all Tax Returns required to have been filed by it (taking into account any valid applicable extensions), all such Tax Returns are true, correct and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and each Group Company has timely paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return, including all installments on account of Taxes for the current year that are due and payable;

(ii) (A) all Taxes not yet due and payable by any Group Company or required to be reserved for in accordance with IFRS, have been properly and adequately accrued or reserved for, in the case of such Taxes in respect of periods ending on or before the Reference Date, on the Latest Balance Sheet, and otherwise, on the books of account of the applicable Group Company, in each case, in accordance with IFRS, and (B) no Group Company has incurred any liability for Taxes since the Reference Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for changes in operations in the ordinary course of business);

(iii) (A) each Group Company has duly and timely withheld and collected and paid to the appropriate Tax Authority all Taxes required to have been withheld and collected and paid by such Group Company in connection with amounts paid, credited or owing to or from (or deemed paid, credited or owing to or from) any employee, officer, director independent contractor, creditor, stockholder, customer, or other Person, and (B) each Group Company has complied with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iv)   no Group Company is currently the subject of a Tax audit, claim, action, suit, proceeding or examination or, to the Company’s knowledge, investigation, or has been informed in writing of the commencement or anticipated commencement of any Tax audit, claim, action, suit, proceeding, investigation or examination;

(v) no Group Company has consented to extend, modify or waive the time in which any Tax may be assessed or collected by any Tax Authority, or any Tax Return may be filed, other than any such extensions, modifications or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, or to extend or waive the time for any elections, designations or similar filings relating to Taxes for which a Group Company is or may be liable, and no request for any such waiver, modification or extension is currently pending;

(vi)   (A) no advance tax rulings, technical interpretations, advance pricing agreements or similar rulings or agreements have been entered into with or issued by any Tax Authority with respect to any Group Company which interpretation, agreement or ruling would be effective after the Closing Date and no request for any such advance tax rulings, technical interpretations, advance pricing agreements or similar agreements or rulings is currently pending and (B) no Group Company is the beneficiary of any Tax holidays, deferrals, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements;

(vii)   no Tax Authority has asserted, assessed or proposed or threatened in writing to assert, assess or propose any adjustment to any Tax Return or deficiency for Taxes in respect of any Group Company;

(viii)   there are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens;

(ix)   no Group Company is a party to, is otherwise bound by, or has any obligation under any Tax allocation, Tax sharing, Tax indemnity, gross-up, apportionment, assignment or similar agreement or arrangement (other than (A) provisions included in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes, or (B) with any other Group Company);

(x) except as set forth on Section 5.16(a)(x) of the Company Disclosure Schedule, since the Reference Date, there are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company;

(xi)   in the past six (6) years, no written claims have been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation, or required to filed Tax Returns, of such type by such jurisdiction;

(xii)   (A) each Group Company is registered for sales, value-added, goods and services, transfer Tax or any similar Tax, including GST/HST and provincial or territorial sales Taxes, in each jurisdiction where it is required to be so registered, (B) each Group Company has complied with all applicable Laws related to such Taxes, including duly and timely collecting, reporting and remitting all amounts on account of such Taxes required by applicable Law to be collected, reported and remitted by it and duly and timely reporting and remitting to the appropriate Governmental Entity any such amounts required by Law to be remitted by it, and (C) all input tax credits claimed by the Company for GST/HST purposes have been calculated and claimed in accordance with applicable Law;

(xiii) each Group Company has at all times complied with all applicable Law regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of the Group Companies;

(xiv) all income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of each Group Company have been assessed by the relevant Tax Authorities and notices of assessment have been issued to each such entity by the relevant Tax Authorities for all taxation years or periods ending prior to and including the taxation year or period ended December 31, 2021;

(xv) no Group Company has deferred the payment of any Tax, claimed or received any Tax refund or credit, been deemed to have overpaid or remitted any Taxes, or applied or received any support payments, loans, benefits or other incentives being provided, in each case, pursuant to any COVID-19 Measures, or any other Tax legislation related to COVID-19, as a result of the COVID-19 pandemic from any Governmental Entity or agency or financial institution or pursuant to any written agreement with a Tax Authority that remains unpaid;

(xvi) no Group Company has made an “investment” for purposes of section 212.3 of the Tax Act in a corporation that is a “foreign affiliate” for purposes of the Tax Act;

(xvii) all capital dividends, as that term is defined in subsection 83(2) of the Tax Act, have been properly paid by a Group Company and no Group Company has liability for Tax under subsection 184(2) of the Tax Act;

(xviii)  any eligible dividends, as that term is defined in subsection 89(1) of the Tax Act, have been properly paid by each Group Company and no Group Company has any liability for Tax under subsection 185.1(1) of the Tax Act;

(xix)  to the Company’s knowledge, no Group Company has made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act, in respect of a dividend paid or deemed to be paid by a provision of the Tax Act;

(xx) to the Company’s knowledge, no Group Company has declared, paid or deemed to have paid any dividends that may be subject to subsection 55(2) of the Tax Act;

(xxi) no Group Company (x) has ever been a member of a group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group consisting only of Group Companies), or (y) has any Liability for the Taxes of any Person (other than a Group Company) under Section 160 of the Tax Act or Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or pursuant to any applicable Law or otherwise;

(xxii) no Group Company will be required to include an item of income in, or exclude an item of deduction from, taxable income for any taxable period or any portion of any taxable period ending on or after the Closing Date as a result of (A) an installment sale, open transaction or intercompany transaction entered into prior to the Closing; (B) any prepaid amounts, deposits, deferred revenue or advance payments received or paid prior to the Closing; or (C) a change in method of accounting requested or occurring prior to the Closing or the use of an improper method of accounting prior to the Closing; and

(xxiii) no Group Company has claimed a deduction or reserve on a Tax Return in respect of an amount that could be included in income for any period ending after the Closing.

(b) No Group Company is, or during the past five (5) years has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code). The Company is not a “passive foreign investment company” as defined in Section 1297(a) of the Code.

(c) No Group Company is or has been a party to any “reportable transaction” as defined in Section 237.3 of the Tax Act (or any similar provision of state, local or foreign Law).

(d) (i) The Company is, and has been at all times since its formation, properly treated as a foreign corporation for U.S. federal income tax purposes, (ii) each Group Company is and has been at all times since its formation, properly treated as a foreign entity for U.S. federal income tax purposes, (iii) no Group Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code, and (iv) no Group Company (nor any of their respective predecessors) is or has been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation under Section 7874(b) of the Code.

(e) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction governed or purported or intended to be governed by Section 355 or Section 361 of the Code.

(f)   For purposes of Treasury Regulations Section 1.367(a)-3(c)(3), the Group Companies are and have been engaged in an active trade or business outside of the United States within the meaning of Treasury Regulations Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months (determined taking into account the special rules set forth in Treasury Regulations Section 1.367(a)-3(c)(3)(ii)). None of the Group Companies has an intention to substantially dispose of or discontinue such trade or business or any Group Company conducting such trade or business. The Group Companies have not acquired any assets outside of the ordinary course of business within the last thirty-six (36) months that would be disregarded from the determination of the value of PubCo under Treasury Regulations Section 1.367(a)-3(c)(3)(iii).

(g) No Group Company has, directly or indirectly, acquired any stock of a U.S. corporation, substantially all of the properties held directly or indirectly by a U.S. corporation or substantially all of the properties constituting a trade or business of a U.S. partnership within the last thirty-six (36) months or otherwise pursuant to a plan (or series of related transactions) with the Transactions. No Group Company has, directly or indirectly, acquired or transferred any asset or liability as part of a plan, a principal purpose of which is to avoid the purposes of Section 7874 of the Code. Property described in Treasury Regulations Section 1.7874-7(e)(1) (including any property that is substituted or acquired in exchange therefor in a transaction related to the Transactions) will constitute not more than 50% of the gross value of all property of the Group Companies (other than, to avoid double counting, stock or partnership interests in, or obligations of, any Group Company).

(h) The Group Companies have “substantial business activities” (within the meaning of Section 7874(a)(2)(B)(iii) and Treasury Regulations Section 1.7874-3) in Canada.

(i) No Group Company (A) is or has been resident for Tax purposes in a country outside of its country of organization or incorporation; (B) has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization or incorporation; and (C) is, or has ever been, subject to income Tax in a country outside its country of organization or incorporation.

(j) Each Group Company is a resident of Canada for purposes of the Tax Act.

(k) The Company has not knowingly withheld from the Parties any information in its possession related to Taxes that discloses a matter in respect of taxes that would have a material negative effect on the Company or its business.

(l) Except as set forth on Section 5.16(l) of the Company Disclosure Schedule, to the knowledge of the Company the Company Shareholders as of the date hereof are residents of Canada.

(m)   No Group Company has taken or agreed to take any action, has failed to take or agreed not to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.17   Brokers. Except as set forth on Section 5.17 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true, correct and complete copy of all Contracts, including its engagement letter, between the Company and the Persons identified on Section 5.17 of the Company Disclosure Schedule, other than those that have expired or terminated in all respects and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.18 Real and Personal Property.

(a) Owned Real Property. No Group Company is the legal or beneficial owner of any fee simple interest in real property or entitled to any option to purchase or right of first refusal to purchase any real property.

(b) Leased Real Property. Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, and with respect to clause (a) and this clause (b), except with respect to any of the Company’s Oil and Gas Properties, (a) each Group Company has valid leasehold estates or contractual rights of occupancy in respect of all real property which are subject to Real Property Leases by any Group Company (collectively, the “Leased Real Property”) free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) Section 5.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list (including street addresses) of all Leased Real Property and Real Property Leases, (c) the Leased Real Property and its current use, occupancy and operation do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws, and no Group Company has made an application for re-zoning or land-use re-designation with respect to any of the Leased Real Property, (d) the applicable Group Company has legal access to and from the Leased Real Property, (e) each Real Property Lease is in full force and effect and is valid and enforceable against such Group Company and the other parties thereto, in accordance with its terms, and no Group Company or, to the Company’s knowledge, any other party thereto has received written notice of any default under any Company Real Property Lease, (f) to the Company’s knowledge, as of the date of this Agreement, there does not exist any pending or threatened condemnation or eminent domain Action that affect any Group Company’s Oil and Gas Properties or Leased Real Property, (g) prior to the date of this Agreement, true, correct and complete copies of all Real Property Leases have been made available to SPAC, (h) to the Company’s knowledge, there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under any Real Property Lease by any Group Company party thereto nor, any other party thereto, and (i) except for the Oil and Gas Properties, the Leased Real Property constitutes all of the real property interests necessary for the operation of the business of the Group Companies as it is currently being operated.

Section 5.19   Rights-of-Way. Each Group Company has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conducts their business in a manner that does not violate any of the Rights-of-Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.20  Oil and Gas Matters.

(a) Except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by McDaniel & Associates Consultants Ltd. (the “Company Independent Petroleum Engineers”) as of November 1, 2022, relating to the Oil and Gas Properties owned or leased by the applicable Group Company referred to in each such reserve report(collectively, the “Company Reserve Report”), the Group Companies have Good and Defensible Title to all (i) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and (ii) Oil and Gas Properties reflected in the Mineral Lease Summary dated as of December 9, 2022, a copy of which is attached to Section 5.20(a) of the Company Disclosure Schedule (the “Company Mineral Property Reports”) and, in each case, as attributable to interests owned or leased by Group Companies. The term “Good and Defensible Title” means that, except for Permitted Liens: (A) the Group Companies have not transferred, assigned, hypothecated, alienated, mortgaged or encumbered the Oil and Gas Properties held or owned by them (or purported to be held or owned by them as reflected in the Company Reserve Report and/or the Company Mineral Property Reports); (B) as of the Closing, the Oil and Gas Properties shall be free and clear of all Liens (other than Permitted Liens) created by, through or under any Group Company; (C) no Group Company has surrendered or withdrawn from any of the Oil and Gas Properties or done any act or thing whereby any of the Oil and Gas Properties may be reduced, cancelled or terminated, and no notice has been given to any Group Company or, to the Company’s knowledge, to any other party to the Oil and Gas Leases that pertain to the Oil and Gas Properties reflected in the Company Mineral Property Reports (the “Company Oil and Gas Leases”) by a Governmental Entity of any intention to revoke any of the Company Oil and Gas Leases; and (D) as of the Closing, and subject to the Permitted Liens, PubCo and its Subsidiaries shall be entitled to hold and enjoy the Oil and Gas Properties without any lawful interruption by any Person claiming, by, through or under any Group Company.

(b) The factual, non-interpretive data supplied to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the Company Reserve Report, by or on behalf of the Group Company that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Group Companies in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. To the Company’s knowledge, any assumptions or estimates provided by each Group Company to the Company Independent Petroleum Engineers in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole, the oil and gas reserve estimates of each Group Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of each Group Company at the dates indicated therein and are in accordance with all applicable Laws and good industry practices and applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production in accordance with good industry practices, to the Company’s knowledge, there have been no changes in respect of the matters addressed in the Company Reserve Report that have been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a Group Company have been timely and properly paid, and (iii) no Group Company (and, to the Company’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease or other title and operating documents or Material Contracts, as applicable (or entitle the lessor or counterparty thereunder to cancel or terminate such Company Oil and Gas Lease, title and operating document or Material Contract, as applicable). Section 5.20(c) of the Company Disclosure Schedule sets forth (A) all the material Company Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Company Oil and Gas Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement and (B) all Material Contracts in which a Group Company has earned, or is entitled to earn, an interest in (legal or beneficial in nature), or a similar right to produce, or otherwise benefit from, the Oil and Gas Properties or the Hydrocarbons associated thereto.

(d) To the Company’s knowledge, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Group Companies are being received by them in a timely manner and are not being held in suspense, or otherwise being setoff or reduced, for any reason other than (i) awaiting preparation and confirmation of title and operating documents for recently drilled wells, or (ii) as may be permitted by applicable Law, in accordance with the standard industry practices, and in the ordinary course of business.

(e) All Hydrocarbon, water, CO2 or injection wells and any tangible equipment located on any of the Oil and Gas Properties operated by any Group Company that were drilled and completed and are operated by any Group Company have been drilled, completed and operated within the limits permitted by the applicable Company Oil and Gas Lease or Material Contract and, to the Company’s knowledge, all such wells and tangible equipment operated by a third party have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Company Oil and Gas Lease or Material Contract.

(f)   All Oil and Gas Properties operated by any Group Company (and, to the Company’s knowledge, all Oil and Gas Properties owned or held by such Group Company and operated by a third party) have been operated as a reasonably prudent operator in accordance with good industry practices and at all times in accordance with applicable Laws.

(g) To the Company’s knowledge, as of the date hereof, except in the ordinary course of business, there is no well or any tangible equipment included in the Oil and Gas Properties of any Group Company that is subject to any order from any Governmental Entity or written notice pursuant to a Company Oil and Gas Lease or a Material Contract from any other third party requiring that such well or any tangible equipment included therein be suspended, reworked, modified, plugged, abandoned, remediated or reclaimed.

(h) Except as set forth in Section 5.20(h) of the Company Disclosure Schedule, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Group Company or any Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by a Group Company in excess of CAD200,000.

(i) Except as set out in Schedule 5.20(i) of the Company Disclosure Schedule, no Group Company is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j) No Group Company is in breach or default of, in any material respect, any of the Company Oil and Gas Leases, any pooling agreement, production-sharing agreement or similar agreement covering any of the Company Oil and Gas Leases, any other title and operating documents pertaining to its Oil and Gas Properties, or any Material Contract. As of the date hereof, no Group Company has received from any applicable lessor or counterparty any written notice of any material default or material breach by such Group Company or such lessor or counterparty under any Company Oil and Gas Lease, any pooling agreement, production-sharing agreement or similar agreement covering any of the Company Oil and Gas Leases, any other title and operating documents pertaining to such Group Company’s Oil and Gas Properties, or any Material Contract, for which default or breach has not been cured or remedied.

(k) No Group Company has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to such Group Company, taken as a whole, and is not reflected in the Company Reserve Reports.

(l) With respect to Oil and Gas Properties operated by each Group Company, all tangible equipment included therein, used in connection with the operation of the Oil and Gas Properties or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(m)   There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the Group Companies that would be triggered by the consummation of the Transactions, or otherwise exercisable by a third party now or at any time in the future, which would result in a loss of any portion of such Oil and Gas Properties or related rights of use, access and enjoyment under any Company Oil and Gas Lease or Material Contract.

(n) Subject to the Permitted Liens, the Group Companies have good, valid and merchantable title to the Seismic Data, free and clear of all existing claims of third parties (including any transfer, assignment or change-of-control fees, payments or penalties) and the Seismic Data has not been licensed or disclosed to any third parties.

Section 5.21   Transactions with Affiliates. Section 5.21 of the Company Disclosure Schedule sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than Contracts entered into after the date of this Agreement in accordance with Section 8.1(b) (collectively, “Affiliate Agreements”). The Group Companies have not, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company; or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company, on the one hand, and any immediate family member of any director or officer of the Company, on the other hand.

Section 5.22   Data Privacy and Security. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole:

(a) To the Company’s knowledge, each Group Company has, at all times, complied with (i) all applicable Privacy Laws, (ii) all Contracts, notices, policies, and Consents and other obligations and commitments applicable to the Processing of Personal Information by the Company in connection with the business, and (iii) any applicable Privacy and Data Security Policies (as defined in Section 5.22(f) below) (collectively, the “Privacy and Data Security Requirements”).

(b) All Personal Information provided to the Acquisition Entities in connection with the transactions contemplated by this Agreement, and the manner in which such Personal Information has been obtained and provided to the Acquisition Entities, has been provided and obtained in compliance with Privacy Laws and with all other obligations and commitments noted in clause (a), above.

(c) To the Company’s knowledge, all notices and Consents required by Privacy Laws or Contracts related to the Company’s Processing of Personal Information in connection with the conduct of the business (including disclosure to Affiliates of the Company) have been given or obtained in accordance with all applicable Privacy Laws and are sufficient for the continued conduct of the business in substantially the same manner as conducted prior to the Closing.

(d) The Company has and has had a publicly posted, written privacy policy, which accurately describes the Processing of Personal Information in connection with the business in compliance with Privacy Laws. Copies of all privacy policies have been provided to the Acquisition Entities.

(e) Each Group Company has developed, implemented and complied at all times with written policies and procedures, including training, auditing and monitoring, designed to enable the Company to comply with Privacy Laws, and demonstrate and evidence compliance with Privacy Laws relating to the Processing of Personal Information in connection with the business. These policies and procedures are sufficient to enable the continued conduct of the business after the Closing in substantially the same manner as the business was conducted prior to the Closing. Copies of all such policies have been provided to the Acquisition Entities.

(f)   The Company has implemented and adhered to all material technical, administrative, physical, operational, and organizational data security safeguards, appropriate to the sensitivity of the Personal Information Processed by the Company as required to comply with applicable Privacy Laws and industry best practice, and such safeguards are sufficient to protect and maintain the security, confidentiality, and integrity of its Company IT Systems and any Personal Information Processed or other Business Data, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices (collectively, the “Privacy and Data Security Policies”).

(g) The Company has not received notice of any pending Proceedings, nor have there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) the Office of the Privacy Commissioner of Canada, (iii) the Office of the Information and Privacy Commissioner of Alberta, or (iv) any other Governmental Entity, including by any privacy regulator) alleging that any Processing of Personal Information by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws, or (B) is in violation of any Privacy and Data Security Requirements.

(h) Since the Reference Date, (i) there has been no unauthorized access to or Processing of Personal Information in the possession or control of any Group Company, and (ii) to the Company’s knowledge, there have been no Security Incidents with respect to any Company IT Systems, or Processing of Personal Information. No Group Company has inserted, and no other Person has inserted or alleged to have inserted, any Disabling Device in any of the Company IT Systems or Company Product.

(i) The Company is not aware of any material non-compliance with applicable Privacy Laws by third parties that Process Personal Information on behalf of the Company in connection with the business, nor is the Company aware of any material non-compliance by such third parties with their contractual obligations to the Company in connection with the business. A copy of each contract entered into by the Company that includes a material Processing of Personal Information has been provided to the Acquisition Entities.

(j) The Group Companies have lawful authority for sending commercial electronic messages in compliance with Privacy Laws, and where such lawful authority is based upon an existing business relationship, the Group Companies will provide accurate information upon which to ground such lawful authority.

Section 5.23   Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by an applicable Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (including certain regions of Ukraine, Russia, Cuba, Iran, North Korea, Venezuela and Syria).

(b) In the last five (5) years, none of the Group Companies has received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to or in connection with Sanctions and Export Control Laws.

(c) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Person acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws, and any such policies, procedures and internal controls are reasonably designed to prevent violations of such Anti-Corruption Laws.

(e) The operations of the Group Companies are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Sanctions and Export Control Laws and Anti-Corruption Laws. The Group Companies and their respective directors and officers have not falsified any entry in any book, record, or account of the Group Companies, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Group Companies’ assets in reasonable detail.

(f)   No director, officer or employee of any Group Company is a Government Official.

Section 5.24   Reporting Issuer. None of the Group Companies are a reporting issuer (as such term is defined in the Securities Act (Alberta)).

Section 5.25   Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 5.26   Investigation; No Other Representations.

(a) Each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and the Acquisition Entities, and (ii) it has been furnished with or given access to such documents and information about SPAC and the Acquisition Entities and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Group Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI, Article VII and in the Ancillary Documents to which it is or will be a party, and no other representations or warranties of SPAC or any Acquisition Entity, their respective Non-Party Affiliates or any other Person, either express or implied, and each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI, Article VII and in the Ancillary Documents to which it is or will be a party, none of SPAC, the Acquisition Entities, their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 5.27   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, AND ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Subject to Section 11.8, (a) except as set forth on the SPAC Disclosure Schedule, or (b) except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 6.1 Organization and Qualification. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.2 Authority.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Documents entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate or other similar action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which such SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against SPAC in accordance with its terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

(b) The SPAC Board has made available to the Company a complete and correct copy of the resolutions of the SPAC Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the SPAC Stockholder Approval.

Section 6.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions; (ii) the SPAC Stockholder Approval; or (iii) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be material to SPAC and its applicable Affiliates, or prevent, materially impair or materially delay the SPAC and its applicable Affiliates from consummating the Transactions.

(b) None of the execution or delivery by SPAC of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation by SPAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of any of clauses (ii) through (iv) above, as would not be material to SPAC, or prevent, materially impair or materially delay SPAC from consummating the Transactions.

Section 6.4 Brokers. Except as set forth on Section 6.4 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC for which SPAC has any obligation.

Section 6.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 6.6 Capitalization of SPAC.

(a) Section 6.6(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Common Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC and (ii) are not subject to any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person. The SPAC Class A Shares that will be issued pursuant to the Transactions (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and fully paid, (ii) were, or will be, issued in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract. Except for the SPAC Common Shares and SPAC Warrants set forth on Section 6.6(a) of the SPAC Disclosure Schedule (assuming that no SPAC Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other Equity Securities of SPAC issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 8.9 or issued, granted or entered into, as applicable, in accordance with Section 8.9, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

Section 6.7 SEC Filings. Except as set forth on Section 6.7 of the SPAC Disclosure Schedule, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since October 26, 2021, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $303,000,000 (including, if applicable, an aggregate of approximately $14,000,000.00 of deferred underwriting commissions and other fees being held in the Trust Account). The funds held in the Trust Account are (a) invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 21, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SPAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Except as set forth on Section 6.8 of the SPAC Disclosure Schedule, since October 26, 2021, SPAC has not released any money from the Trust Account. All money released from the Trust Account set forth on Section 6.8 of the SPAC Disclosure Schedule constituted interest income earned on the funds held in the Trust Account. Upon the consummation of the Transactions (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.9 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to SPAC, or prevent, materially impair or materially delay SPAC from consummating the Transactions. Neither SPAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person.

Section 6.10   Transactions with Affiliates. Section 6.10 of the SPAC Disclosure Schedule sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to a SPAC Stockholder’s or a holder of SPAC Warrants’ status as a holder of SPAC Common Shares or SPAC Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 8.9 or entered into in accordance with Section 8.9.

Section 6.11   Compliance with Applicable Law. SPAC conducts and has conducted its business in accordance with all applicable Laws and Orders in all material respects. SPAC is not and has not (a) been in violation of any Law or Order applicable to SPAC, (b) received any written communications from a Governmental Entity that alleges that SPAC is not in compliance with any Law or Order, and (c) to the knowledge of SPAC is not and has not been subject to any investigations by any Governmental Entity, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate material to SPAC.

Section 6.12  Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the NYSE. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true, correct and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f)   Since its incorporation, neither SPAC, nor to SPAC’s knowledge, an independent auditor of SPAC, has identified any (i) “significant deficiency” or “material weakness” in the internal controls over financial reporting of SPAC, or (ii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 6.13   No Undisclosed Liabilities. Except for the Liabilities (a) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (b) that are incurred in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (c) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (d) that are either permitted pursuant to Section 8.9 or incurred in accordance with Section 8.9, or (e) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC does not have any material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 6.14   Tax Matters.

(a) Except as is not and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect:

(i) SPAC has prepared and timely filed all Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and SPAC has timely paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return;

(ii) (x) SPAC has duly and timely withheld and collected and paid the appropriate Tax Authority all Taxes required to have been withheld and collected and paid by SPAC in connection with amounts paid or owing to or from any employee, independent contractor, creditor, stockholder, customer or other Person and (y) SPAC has complied with all applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iii) to the knowledge of SPAC, SPAC is not currently the subject of a Tax audit, claim, action, suit, proceeding, investigation or examination or has been informed in writing of the commencement, anticipated commencement or threat of any Tax audit, claim, action, suit, proceeding, investigation or examination that has not been finally resolved or fully withdrawn;

(iv)   SPAC has not participated in a “listed transaction” within the meaning of Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law); and

(v) there are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(b) SPAC has not taken or agreed to take any action, failed to take or agreed not to take any action, or had knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 6.15   Transaction Financing. SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements, pursuant to which the Transaction Financing Investors have committed to provide equity financing to SPAC and/or PubCo and/or debt financing to PubCo, as applicable, solely for purposes of consummating the Transactions in the aggregate amount of $100,000,000 (as it may be reduced pursuant to the terms of the Subscription Agreements, the “Investment Amount”).

Section 6.16   Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has no and has never had any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement, of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any employee benefit or compensatory arrangement, plan, program, policy or Contract.

Section 6.17   Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the SPAC nor, to the SPAC’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since March 25, 2021, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since March 25, 2021, been the subject of or target of any Sanctions and Export Control Laws (including certain regions of Ukraine, Russia, Cuba, Iran, North Korea, Venezuela and Syria).

(b) Since March 25, 2021, SPAC has not received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to or in connection with Sanctions and Export Control Laws.

(c) Neither the SPAC nor, to the SPAC’s knowledge, any of their Representatives, or any other Person acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, including any Government Official, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The operations of the SPAC are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Sanctions and Export Control Laws and Anti-Corruption Laws. The SPAC and its directors and officers have not falsified any entry in any book, record, or account of the SPAC, and all such entries fairly and accurately reflect the relevant transactions and dispositions of SPAC’s assets in reasonable detail.

(e) No director, or officer of SPAC is a Government Official.

Section 6.18   Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V, Article VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, the Acquisition Entities, their respective Non-Party Affiliates or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V, Article VII and in the Ancillary Documents to which it is or will be a party, none of the Company, the Acquisition Entities, their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 6.19   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, NEITHER SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUISITION ENTITIES

The Acquisition Entities hereby jointly and severally represent and warrant to SPAC and the Company the following:

Section 7.1 Organization and Qualification. Each Acquisition Entity is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). PubCo is a “taxable corporation” for purposes of the Tax Act.

Section 7.2 Authority. Each Acquisition Entity has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which an Acquisition Entity is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Acquisition Entity. This Agreement has been and each Ancillary Document to which an Acquisition Entity is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Acquisition Entity and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Acquisition Entity (assuming this Agreement has been and the Ancillary Documents to which such Acquisition Entity is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Acquisition Entity in accordance with their terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

Section 7.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Entity is required on the part of an Acquisition Entity with respect to such Acquisition Entity’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions; (ii) the filing with the Alberta Securities Commission of the Form 45-106 – Report of Exempt Distribution in connection with the Transaction Financing; and (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

(b) None of the execution or delivery by an Acquisition Entity of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an Acquisition Entity of its obligations hereunder or thereunder or the consummation by an Acquisition Entity of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of an Acquisition Entity, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Acquisition Entity is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Acquisition Entity or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Acquisition Entity, except in the case of any of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

Section 7.4 Brokers. Except as set forth on Section 6.4 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person, is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any Acquisition Entity for which an Acquisition Entity has any obligation.

Section 7.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Acquisition Entity expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 7.6 Capitalization of the Acquisition Entities.

(a) As of the execution of this Agreement, (i) the authorized share capital of PubCo is unlimited PubCo Common Shares and unlimited preferred shares, issuable in series, and one (1) PubCo Common Share is issued and outstanding and no preferred shares are issued and outstanding, (ii) the authorized share capital of Merger Sub is 5,000 Merger Sub Common Shares, par value $0.001 per share, and 100 Merger Sub Common Shares are issued and outstanding and (iii) the authorized share capital of Canadian Merger Sub is an unlimited Canadian Merger Sub Common Shares, and one (1) Canadian Merger Sub Common Share is issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 8.10 or issued, granted or entered into, as applicable, in accordance with Section 8.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Acquisition Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Acquisition Entity.

(c) PubCo owns all of the issued and outstanding Merger Sub Common Shares and Canadian Merger Sub Common Shares.

Section 7.7 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending against any Acquisition Entity that, if adversely decided or resolved, would be material to the Acquisition Entities, taken as a whole. None of the Acquisition Entities nor any of their respective properties or assets is subject to any material Order.

Section 7.8 Compliance with Applicable Law. Each Acquisition Entity is in compliance with all applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

Section 7.9 Acquisition Entity Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or any Ancillary Document and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 7.10   Foreign Private Issuer. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Registration Statement / Proxy Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 7.11   Investigation; No Other Representations.

(a) Each Acquisition Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Acquisition Entity has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V, Article VI and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, SPAC, any of their respective Non-Party Affiliates or any other Person, either express or implied, and each Acquisition Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V, Article VI and in the Ancillary Documents to which it is or will be a party, none of the Company, SPAC, any of their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 7.12   Tax Matters. No Acquisition Entity has taken or agreed to take any action, failed to take or agreed not to take any action, or had knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 7.13   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII OR THE ANCILLARY DOCUMENTS, NONE OF THE ACQUISITION ENTITIES, neither any ACQUISITION ENTITY NON-PARTY AFFILIATE (other than, for the avoidance of doubt, SPAC) OR ANY OTHER PERSON MAKES, AND EACH ACQUISITION ENTITY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY ACQUISITION ENTITY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY ACQUISITION ENTITY BY OR ON BEHALF OF THE MANAGEMENT OF ANY ACQUISITION ENTITY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, SPAC, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ACQUISITION ENTITY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ACQUISITION ENTITY, ANY ACQUISITION ENTITY NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, SPAC OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VIII

COVENANTS

Section 8.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 8.1(a) of the Company Disclosure Schedule, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) use its reasonable best efforts to operate the business of the Group Companies in the ordinary course of business consistent with past practice in all material respects in accordance with applicable Laws and (ii) use its reasonable best efforts to maintain and preserve the Company’s and its Subsidiaries’ existing business operations and business relationships.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Subsidiaries not to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by contract or applicable Law, as set forth on Section 8.1(b) of the Company Disclosure Schedule or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

(i) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any Equity Securities of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Equity Securities (including any phantom interest) of any Group Company other than the grant of Company Performance Warrants in accordance with the terms of the Company Equity Plan and the issuance of Equity Securities upon the exercise of or settlement of Company Warrants that are outstanding as of the date of this Agreement in accordance with their terms; and (B) authorizations of the dispositions of shares of the Company pursuant to pledges of the shares of Equity Securities of the Company existing as of the date of this Agreement as set forth in Section 8.1(b)(i) of the Company Disclosure Schedule;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial or material portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Equity Plan, form or cause to be formed any new Subsidiary of the Company or enter into a joint venture with any other entity;

(v) except for cash collateralized letters of credit issued by Group Companies in the ordinary course of business, (i) incur or assume any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, in each case in excess of CAD2,500,000, other than any Indebtedness or guarantees incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000;

(vi)   (A) amend, modify or terminate any Material Contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(vii)   except in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries or among the wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(viii)   except as required under the terms of any Employee Benefit Plan, or except in the ordinary course of business consistent with past practices, (A) grant any severance, retention, change in control or termination or similar pay, (B) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or engage, hire, promote, demote or terminate the employment of employees and service providers of the Group Companies or any of the Group Companies’ Subsidiaries at the level of Vice President or above or with an annual salary exceeding CAD400,000, other than terminations for cause or due to death or disability, (C) terminate, adopt, enter into or amend any Employee Benefit Plan or any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (D) except in the ordinary course of business consistent with past practices, increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, (E) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, or (F) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice, (G) enter into, amend or terminate any CBA;

(ix)  (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt, change or request permission of any Tax Authority to change any accounting method for Tax purposes, (D) change any Tax accounting period, (E) file any material Tax Return in a manner inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (F) fail to pay or remit any material Taxes when due, (G) enter into any closing agreement or similar agreement with any Tax Authority, (H) seek or apply for any Tax ruling, (I) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material Taxes, (J) surrender or allow to expire any right to claim a refund of any material Taxes, or (K) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of Taxes or in respect of any material Tax attribute;

(x) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than CAD5,000,000 individually and less than CAD10,000,000 in the aggregate, in each case, after giving effect to, and excluding from such calculation, any amount covered under the Insurance Policies of the Group Companies;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company (other than the Transactions);

(xii) change, in any material respect, any Group Company’s methods of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xiv) materially amend or modify any material Oil and Gas Lease, extend, renew or terminate any material Oil and Gas Lease, or enter into any new material Oil and Gas Lease;

(xv) allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company Owned Intellectual Property to the extent that such Company Owned Intellectual Property remains material to the conduct of the businesses of the Group Companies;

(xvi) enter into any Contract that obligates the Company or any other Group Company to develop any material Intellectual Property Rights related to the business of the Company;

(xvii) enter into any material new line of business outside of the business currently conducted by the Company or the other Group Companies as of the date of this Agreement;

(xviii) voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Group Companies and their assets and properties;

(xix) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit;

(xx) acquire any ownership interest in any real property, other than in the ordinary course of business consistent with past practice;

(xxi) make or commit to make capital expenditures other than in an amount not in excess of CAD20,000,000, in the aggregate;

(xxii) enter into any Contract that has “take or pay” obligations of any nature whatsoever;

(xxiii) limit the right of any Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Group Companies, taken as a whole, in the ordinary course of business consistent with past practice; and

(xxiv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.1.

Section 8.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the Transactions including, without limitation, using its reasonable best efforts to provide, obtain and maintain all third party or other notices, permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Entities and parties to Contracts with the Company and the other Group Companies as set forth in Section 5.5 that are reasonably required in connection with the consummation of the Transactions and to fulfill the conditions to the Transactions. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to (i) obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions, and (ii) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transactions, and defend, or cause to be defended, any Proceedings challenging the Arrangement or this Agreement or the Transactions (provided that no Party shall consent to the entry of any judgment or settlement with respect to such Proceeding without the prior written approval of the other Parties, not to be unreasonably withheld, conditioned or delayed). The Company and SPAC shall each bear 50% of the costs incurred in connection with obtaining such Consents and any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement (excluding legal fees), including, subject to Section 11.6, its own out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall promptly inform the other Parties in writing of (i) with respect to the Company, any Company Material Adverse Effect that occurs after the date hereof, or any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with such other changes, events, occurrence, effects, state of facts, circumstances, would reasonably be expected to lead to a Company Material Adverse Effect; (ii) any material communications it has with any Governmental Entity regarding any of the Transactions; (iii) any notice or other communication from any Person alleging that a consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is or may be required in connection with the Transactions; and (iv) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting this Agreement or the Transactions.

(b) [Intentionally omitted].

(c) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC and the Acquisition Entities, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC or any Acquisition Entity) or counsel for SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity specifically relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone or otherwise with any Governmental Entity specifically relating to Transactions unless it consults with, in the case of SPAC or any Acquisition Entity, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives, in the case of SPAC or any Acquisition Entity, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion. PubCo will cause the proxy statement to be mailed to SPAC Stockholders as promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act.

(d) To the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 8.2 is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise received such information from its external counsel.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 8.2 conflicts with any other covenant or agreement in this Article VIII that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(f)   Without limiting the Parties’ rights and obligations under Section 3.1(a), Section 3.1(e) and Section 3.1(f), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC and the Acquisition Entities, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any Acquisition Entity or any of their respective Representatives (in their capacity as a representative of SPAC or any Acquisition Entity) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 3.1(c)(ii) with respect to Arrangement Dissent Rights, SPAC, the Acquisition Entities and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of SPAC or the Acquisition Entities, on the one hand, or the Company, on the other hand, as applicable (not to be unreasonably withheld, conditioned or delayed).

Section 8.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 8.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC, the Acquisition Entities and their respective Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC, the Acquisition Entities or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and SPAC, any Acquisition Entity, any SPAC Non-Party Affiliates, any Acquisition Entity Non-Party Affiliates, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC and the Acquisition Entities shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC and the Acquisition Entities, respectively, for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of SPAC and the Acquisition Entities, respectively). Notwithstanding the foregoing, neither SPAC nor the Acquisition Entities shall be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of such Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to such Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC and the Acquisition Entities shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, any Acquisition Entity, any SPAC Non-Party Affiliate, or any Acquisition Entity Non-Party Affiliate, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC and the Acquisition Entities shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 8.4 Public Announcements.

(a) Subject to Section 8.4(b), Section 8.7 and Section 8.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements (including through social media platforms) with respect to this Agreement or the Transactions without the prior written consent of the Company, in the case of a public announcement by SPAC, the Acquisition Entities or their respective Affiliates, or SPAC, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed); provided, however, that each Party and its respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business, (ii) if such press release, public announcement or other communication is required by applicable Law or stock exchange rule, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release shall be released as promptly as reasonably practicable after the execution of this Agreement.

Section 8.5 Tax Matters.

(a) The Parties intend that, for U.S. federal income Tax purposes, the Transactions will qualify for the Intended Tax Treatment. Each of the Parties shall (and shall cause its Subsidiaries and Affiliates to) use reasonable best efforts (i) to cause the Transactions to qualify for the Intended Tax Treatment and (ii) not to take, fail to take or cause to be taken any action if such action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. The Parties shall not take any position in any Tax Return, Tax audit, claim, action, suit, proceeding, investigation or examination or otherwise for Tax purposes inconsistent with the Intended Tax Treatment, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns, and any tax audit or other tax proceeding, in each case with respect to the Company and the Transactions. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) The Parties shall cooperate in good faith and use their respective reasonable best efforts to obtain any opinion of SPAC’s or the Company’s tax counsel to be issued with respect to the qualification of the Transactions for the Intended Tax Treatment, including in connection with the preparation or filing of the Registration Statement / Proxy Statement of the SEC’s review thereof (each such opinion, a “Tax Opinion”). In connection with the rendering of any such Tax Opinion, (i) each Party shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion, (ii) such counsel shall be entitled to rely upon the representations and warranties contained in such certificates in rendering any such Tax Opinion, and (iii) each Party shall provide such other information as is reasonably requested by such counsel for purposes of rendering any such Tax Opinion.

(d) PubCo shall (i) and shall cause SPAC to, comply with the reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6), (ii) not take any action or fail to take any action (and PubCo shall cause SPAC not to take any action or fail to take any action), if such action or failure to act would result in the liquidation of SPAC for U.S. federal income Tax purposes (including a deemed or de facto liquidation), (iii) at the request of any “five-percent transferee shareholder” of PubCo (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)), provide such cooperation and information as such shareholder may reasonably request in connection with any “gain recognition agreement” (within the meaning of Treasury Regulations Section 1.367(a)-8) to be entered into by such shareholder (including by making reasonable arrangements to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such shareholder’s gain recognition agreement).

(e) The Parties will comply with the covenants set forth in Section 8.5(e) of the SPAC Disclosure Schedule.

(f) The Company shall obtain such Canadian tax opinions, as agreed to by the Company and SPAC in writing, from the Company’s legal counsel, and addressed to the Company and PubCo in respect of the Transactions. Such opinions shall be delivered to SPAC, in form and substance satisfactory to SPAC, at or prior to the Closing. The Company shall provide such other information as is reasonably requested for purposes of rendering any such Canadian tax opinions.

(g) The Company shall enter into indemnity agreements with certain Company Shareholders prior to Closing, in form and substance satisfactory to SPAC and as agreed to by the Company and SPAC in writing.

(h) In the event that the Transactions would reasonably be likely to fail to qualify for the Intended Tax Treatment or the Intended Canadian Tax Treatment, the Parties agree (i) to cooperate in good faith to explore alternative structures that would permit the Transactions to qualify for the Intended Tax Treatment and the Intended Canadian Tax Treatment and (ii) if each Party in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the Parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided that any actions taken pursuant to this Section 8.5(h) shall not (A) without the consent of the Company and SPAC, alter or change the amount, nature or mix of the Consideration or the Merger Consideration or (B) impose any material, unreimbursed cost on (x) the Company or the Company Shareholders without the consent of the Company or (y) SPAC or the shareholders of SPAC without the consent of SPAC.

Section 8.6 Exclusive Dealing(a). From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, neither the Company and its Subsidiaries nor SPAC and its Subsidiaries shall, and the Company and SPAC shall each instruct and use its reasonable best efforts to cause its Representatives not to, (i) enter into, solicit, initiate or continue any negotiations with, encourage or respond to any inquiries or proposals by, any Person with respect to, or provide any nonpublic information or data concerning the Company or SPAC or any of the Company’s or SPAC’s Subsidiaries to any Person relating to, a Company Acquisition Proposal or SPAC Acquisition Proposal (other than to make such third party aware of the provisions of this Section 8.6), or afford to any Person access to the business, properties, assets or personnel of the Company or SPAC or any of the Company’s or SPAC’s Subsidiaries in connection with a Company Acquisition Proposal (in each case, other than SPAC, the Acquisition Entities and their respective Representatives) or SPAC Acquisition Proposal (in each case, other than the Company and its Representatives), (ii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal or SPAC Acquisition Proposal, in each case, other than to or with SPAC, the Acquisition Entities and their respective Representatives, or the Company and its Representatives, as the case may be, (iii) grant any waiver, amendment or release under any confidentiality agreement, standstill agreement or the anti-takeover laws of any state or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Company Acquisition Proposal or SPAC Acquisition Proposal. From and after the date hereof, the Company and SPAC shall, and shall each instruct its officers and directors to, and the Company and SPAC shall each instruct and cause its Representatives, its Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than SPAC, the Acquisition Entities and their respective Representatives) or SPAC Acquisition Proposal (other than the Company and its Representatives).

Section 8.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and PubCo shall, (i) as promptly as reasonably practicable following the delivery of the Audited Financial Statements, confidentially furnish to the SEC a draft Registration Statement / Proxy Statement and (ii) as promptly as reasonably practicable, following the delivery of the Updated Financial Statements, file with the SEC the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of PubCo and proxy statement of SPAC that will be used for SPAC Stockholders Meeting to adopt and approve the Transaction Proposals in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SPAC, the Acquisition Entities and the Company shall use its commercially reasonable efforts to (A) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the staff of the SEC); (B) promptly notify the other Parties of, provide, reasonably cooperate with each other with respect to and respond promptly to any comments or other communications (written or oral) of the staff of the SEC, including participating in any discussion or meeting with the SEC; (C) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. SPAC, the Acquisition Entities and the Company shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of PubCo or SPAC to the SEC or NYSE in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (I) such Party shall promptly inform the other Parties thereof; (II) such Party shall prepare and mutually agree upon with the other Parties (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (III) PubCo shall file such mutually agreed-upon amendment or supplement with the SEC; and (IV) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders. SPAC and PubCo shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Consideration Shares for offering or sale in any jurisdiction, and SPAC, the Acquisition Entities and the Company shall each use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time it is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, the Acquisition Entities and the Company shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to the SEC or the NYSE relating to the Transactions.

Section 8.8 SPAC Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SPAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall (a) through the SPAC Board, recommend to its shareholders, (i) the adoption and approval of this Agreement and the Transactions; (ii) the adoption and approval of each other proposal that the staff of the SEC indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (iv) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iv) collectively, the “Transaction Proposals”), and (b) include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting, or (D) for any other purpose determined in good faith by the SPAC Board to be appropriate and desirable in furtherance of the consummation of the Transactions; provided that, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall SPAC adjourn the SPAC Stockholders Meeting to a date that is more than ninety (90) days after the date for which the SPAC Stockholders Meeting was originally scheduled or less than three (3) days prior to the Termination Date (excluding any adjournments required by applicable Law). Except as otherwise required by applicable Law, SPAC covenants that the SPAC Board shall not withdraw or modify, in a manner adverse to the Company, its recommendation to the shareholders of SPAC that they vote in favor of the Transaction Proposals.

Section 8.9 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 8.9 of the SPAC Disclosure Schedule or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed by the Company), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC other than with respect to SPAC Public Warrants;

(c) split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d) incur, create or assume any Indebtedness or guarantee any Liability of any Person other than in support of the ordinary-course operations of SPAC (which, for the avoidance of doubt, shall include the incurrence, creation or assumption of Indebtedness pursuant to non-interest-bearing working capital loans provided by Sponsor to SPAC) or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents, which are not, individually or in the aggregate, material to SPAC;

(e) make any capital commitment or capital expenditure in, any other Person, other than to, or in, SPAC;

(f) issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SPAC other than in connection with the PIPE Financing;

(g) enter into, amend, modify or renew any material Contract with any SPAC Related Party other than in the ordinary course of business;

(h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(i) (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt, change or request permission of any Tax Authority to change any accounting method for Tax purposes, (D) change any Tax accounting period, (E) file any material Tax Return in a manner inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (F) fail to pay or remit any material Taxes when due, (G) enter into any closing agreement or similar agreement with any Tax Authority, (H) seek or apply for any Tax ruling, (I) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material Taxes, (J) surrender or allow to expire any right to claim a refund of any material Taxes, or (K) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of Taxes or in respect of any material Tax attribute;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(k) other than any Transaction Litigation, which is subject to Section 8.2(f), waive, release, compromise, settle or satisfy any Proceeding; or

(l) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.9.

Section 8.10   Conduct of Business by PubCo, Merger Sub and Canadian Merger Sub. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither PubCo, nor Merger Sub nor Canadian Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 8.11   Stock Exchange Listing. SPAC and the Acquisition Entities shall use their reasonable best efforts to cause the PubCo Common Shares issuable in accordance with this Agreement and the Plan of Arrangement to be approved for listing on NYSE or any of its related exchanges or trading platforms, subject to official notice of issuance thereof. The Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC, the Acquisition Entities and their respective Representatives in connection with the foregoing.

Section 8.12   Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use its reasonable best efforts to make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Stockholder Redemption and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account as directed by SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.13  Subscription Agreements.

(a) Unless otherwise consented in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), neither SPAC nor PubCo shall permit any material amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Subscription Agreements. SPAC and PubCo shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC, PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing.

(b) The Company shall use reasonable best efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist SPAC and PubCo in their efforts to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein.

Section 8.14   D&O Indemnification and Insurance.

(a) From and after the Closing, Amalco, the Surviving Company and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent that such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively), and his respective heirs and successors (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Amalco, the Surviving Company and PubCo shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Amalco and its Subsidiaries’, the Surviving Company and its Subsidiaries’ and PubCo and its Subsidiaries’, respectively, former and current officers, directors, employees, and agents, and each such Person’s heirs and successors, that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited partnership agreement, and other Governing Documents of Amalco and its Subsidiaries, the Surviving Company and its Subsidiaries and PubCo and its Subsidiaries, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, each of PubCo, the Surviving Company and Amalco shall (and each shall cause its respective Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Surviving Company and its Subsidiaries or Amalco or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, SPAC or any Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) each of PubCo, the Company and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent that such policies have been obtained prior to the Closing with respect to any such Persons, PubCo, the Surviving Company and Amalco shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.14 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.14 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Company, Amalco and all of their respective successors and assigns. In the event that PubCo, the Surviving Company, Amalco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, the Surviving Company and Amalco, respectively, shall ensure (and each of PubCo, the Surviving Company and Amalco shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of PubCo, the Surviving Company and the Company as the case may be, shall succeed to the obligations set forth in this Section 8.14.

(d) On the Closing Date, PubCo shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of PubCo, and (ii) assume all rights and obligations of SPAC under all indemnification agreements then in effect between SPAC and any Person who is or was a director or officer of SPAC prior to the Effective Time and that have either been (A) made available to the Company prior to the date hereof or (B) entered into after the date hereof in accordance with Section 8.9, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of Sections 8.14(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Company, Amalco and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(f) Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O insurance to cover the post-Closing directors and officers of PubCo. From and after the date of this Agreement, PubCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 8.14(f), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

Section 8.15   Post-Closing Directors and Officers.

(a) The size and composition of the PubCo Board immediately after the Closing shall be mutually agreed by the Company and SPAC as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement / Proxy Statement with the SEC); provided that at least one (1) director shall be designated by the Sponsor. At least a majority of the PubCo Board shall qualify as independent directors under the Securities Act and the NYSE rules.

(b) The initial officers of PubCo shall be as set forth on Section 8.15(b) of the Company Disclosure Schedule.

Section 8.16   PubCo Incentive Equity Plan. Prior to the Effective Time, the PubCo Board shall approve and adopt an equity incentive plan reserving up to 10% of the PubCo Common Shares (the “PubCo Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date. Nothing in this Section 8.16, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third-party beneficiary rights, in any Person (other than the Parties) by reason of this Section 8.16, (ii) create any right in any Person to continued employment or service with PubCo or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of PubCo or any of its Affiliates from: (x) terminating the employment or service of any Person at any time for any or no reason or (y) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the PubCo Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 8.17   Delivery of Audited Financial Statements. The Company shall use reasonable best efforts to deliver to SPAC: (a) by April 15, 2023, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB, (b) by April 15, 2023, any other audited or reviewed financial statements of the Company and its Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement, including, for the avoidance of doubt, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB (together, the “Audited Financial Statements”), each of which (I) will be prepared in accordance Law and IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (II) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies of their respective dates and for the respective periods indicated therein, and (c) promptly, to the extent required for the Registration Statement / Proxy Statement, the unaudited consolidated balance sheet of the Group Companies as of a subsequent date, and the related unaudited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows consolidated statements of operations, cash flows and changes of equity for the related period (together with the Audited Financial Statements, the “Updated Financial Statements”); provided that, upon delivery of the Audited Financial Statements and the Updated Financial Statements as and when such Audited Financial Statements and Updated Financial Statements, as applicable, have been signed by the Company’s independent auditors in connection with the confidential submission and/or filing of the Registration Statement / Proxy Statement, the representations and warranties set forth in Section 5.4(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 8.17, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

Section 8.18   Delivery of Reserve Report. The Company shall use reasonable best efforts to deliver to SPAC by February 15, 2023 reserve reports prepared the Company Independent Petroleum Engineers as of December 31, 2022, relating to the Oil and Gas Properties owned or leased by the applicable Group Company referred to in each such reserve report that are required by applicable Law to be included in the Registration Statement / Proxy Statement.

Section 8.19  Cooperation; Consultation. Prior to Closing, each of the Company, SPAC and the Acquisition Entities shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, SPAC and/or the Acquisition Entities shall be subject to the Parties’ mutual agreement), including (a) by providing such information and assistance as the other Parties may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if PubCo were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form F-1 for the resale of the PubCo Common Shares issued in the PIPE Financing, if any, following the consummation of the transactions contemplated hereby), (b) granting such access to the other Parties and their respective representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, the Acquisition Entities or their respective auditors.

Section 8.20   No Trading on Material Nonpublic Information. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by Federal Securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 8.21   Affiliate Agreements. All Affiliate Agreements set forth on Section 8.21 of the Company Disclosure Schedule shall be terminated or settled, at or prior to the Closing, without further liability to SPAC, the Acquisition Entities, the Company or any of their respective Subsidiaries.

Section 8.22   SPAC Payment of Franchise Taxes. SPAC shall pay all outstanding Delaware franchise taxes to ensure that SPAC can timely deliver to the Company the Good Standing Certificate required pursuant to Section 2.2(a) hereof.

Section 8.23   Disclosed Personal Information.

(a) The Parties confirm that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Acquisition Entities shall proceed with the transactions contemplated by this Agreement. The Acquisition Entities shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. The Acquisition Entities shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.

(b) Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than the carrying on of the business (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information.

(c) If the transactions contemplated by this Agreement do not proceed, the Acquisition Entities shall return to the Group Companies or, at the Group Companies’ request, securely destroy the Disclosed Personal Information within a reasonable period of time.

Section 8.24   Escrow Arrangements. No PubCo Common Shares issued in exchange for Company Common Shares currently subject to the Company Employee Escrow Agreement pursuant to the Plan of Arrangement shall be subject to any escrow or similar arrangements or agreements without the mutual agreement of the Parties.

Section 8.25   SPAC Warrants.

(a) SPAC shall redeem or repurchase all of the issued and outstanding SPAC Public Warrants at $0.50 per SPAC Public Warrant prior to or concurrently with the Closing, it being understood that such redemption or repurchase may be effected by SPAC by way of an amendment to the SPAC Warrant Agreement.

(b) The Company shall, upon request of SPAC, loan SPAC all amounts required by SPAC to redeem or repurchase SPAC Public Warrants pursuant to Section 8.25(a). Such loan shall be pursuant to documentation in form and substance satisfactory to SPAC and the Company.

ARTICLE IX
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 9.1 Conditions to the Obligations of SPAC, the Acquisition Entities and the Company. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by all of such Parties:

(a) the SPAC Stockholder Approval shall have been obtained;

(b) the Company Arrangement Resolution shall have been approved by the Company Required Approval in accordance with the Interim Order;

(c) the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either SPAC or the Company, each acting reasonably, on appeal or otherwise;

(d) [Intentionally omitted];

(e) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(f) the Aggregate Transaction Proceeds shall be equal to or greater than $100,000,000;

(g) after giving effect to the Transactions (including the Transaction Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(h) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(i) the Seventh Supplemental Indenture shall have become effective in accordance with its terms and shall remain in full force and effect as of the Closing Date; and

(j) the aggregate number of Company Common Shares held, directly or indirectly, by those holders of such Company Common Shares who have validly exercised Arrangement Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Arrangement Dissent Rights) shall not exceed 1% of the aggregate number of Company Common Shares outstanding as of the Arrangement Effective Time.

Section 9.2 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by SPAC of the following further conditions:

(a) no change, event, state of facts, development, effect or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) (i) the representations in Section 5.2 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) other than in any de minimis respect as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Company set forth in Article V (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(c) the Company and the Acquisition Entities shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(d) the Company and the Acquisition Entities shall have delivered a counterpart to any Ancillary Documents to which they are a party;

(e) the Company shall have delivered the Updated Financial Statements in accordance with Section 8.17;

(f) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) are satisfied, in form and substance reasonably satisfactory to SPAC;

(g) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC (A) the Canadian tax opinions referenced in Section 8.5(f) in form and substance reasonably satisfactory to SPAC, and (B) the indemnity agreements referenced in Section 8.5(g) in form and substance reasonably satisfactory to SPAC; and

(h) the Acquisition Entities Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Acquisition Entities set forth in Article VII (other than the Acquisition Entities Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the Acquisition Entities from consummating the Transactions.

Section 9.3 Other Conditions to the Obligations of the Company and the Acquisition Entities. The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by the Company and the Acquisition Entities of the following further conditions:

(a) the PubCo Common Shares to be issued pursuant to the Transactions shall have been approved for listing on NYSE or any of its related exchanges or trading platforms, if eligible, or on such other exchange as the parties may reasonably agree for which the PubCo Common Shares to be issued are eligible;

(b) (i) the representations in Section 6.6 shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) other than in any de minimis respect as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the SPAC Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the representations and warranties of SPAC set forth in Article VI (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a SPAC Material Adverse Effect;

(c) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(d) except as otherwise agreed by the Parties, the directors and officers of SPAC shall have resigned, effective as of the Closing;

(e) no change, effect, event, state of facts, development, circumstance or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a SPAC Material Adverse Effect;

(f) SPAC shall have delivered a counterpart to any Ancillary Document to which it is a party;

(g) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 9.3(b), Section 9.3(c) and Section 9.3(e) are satisfied, in form and substance reasonably satisfactory to the Company.

ARTICLE X
TERMINATION

Section 10.1   Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company or any Acquisition Entity has failed to perform any covenant or agreement on the part of the Company or any Acquisition Entity, respectively, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either Section 9.2(b) or Section 9.2(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.3(b) or Section 9.3(c) from being satisfied (for the avoidance of doubt, the Company’s breach of any covenants under Section 8.17 shall not, by itself, give rise to a right of SPAC to terminate this Agreement pursuant to this Section 10.1(b) if such breach relates solely to the Company’s failure to deliver the Audited Financial Statements by the dates specified in Section 8.17);

(c) by the Company, if any of the representations or warranties set forth in Article VI shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in any of Section 9.3(b) or Section 9.3(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, that none of the Company nor the Acquisition Entities is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 9.2(b) or Section 9.2(c) from being satisfied;

(d) by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to September 14, 2023 (the “Termination Date”); provided that if as of the Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that, in the event of any such extension, and as of such extended Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be further extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so further extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company if the Company’s or any Acquisition Entity’s breach of its respective covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC’s shareholders have duly voted and the SPAC Stockholder Approval was not obtained;

(g) by either SPAC or the Company, if the Company Required Approval shall not have been obtained in accordance with the Interim Order on or before the Termination Date;

(h) by SPAC, if the Audited Financial Statements have not been delivered to SPAC in accordance with Section 8.17 on or before April 15, 2023; or

(i) by SPAC, if the Updated Financial Statements have not been delivered to SPAC in accordance with Section 8.17 on or before April 15, 2023.

Section 10.2   Effect of Termination; Termination Fees.

(a) In the event this Agreement is terminated by the Company or SPAC pursuant to Section 10.1, other than a termination by the Company pursuant to Section 10.1(c), then the Company shall pay the then-Unpaid SPAC Expenses, to the extent documented and reasonable, in an amount, in the aggregate, not to exceed $1,000,000 (the “Company Reimbursement Termination Fee”) to SPAC (or one or more of its designees), promptly following (but in no event more than two (2) Business Days after) such termination, payable by wire transfer of immediately available funds; provided, however, that the Company Reimbursement Termination Fee shall not be payable for any termination by either party pursuant to Section 10.1 if, at the time of such termination, any of the representations or warranties set forth in Article VI shall not be true and correct or if SPAC shall have failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either any of Section 9.1(f) (unless a bona fide dispute exists regarding whether the conditions to closing set forth in Section 2.3 of the Subscription Agreements have been satisfied by the Company), Section 9.3(b) or Section 9.3(c) could not be satisfied.

(b) The Parties acknowledge and hereby agree that the Company Reimbursement Termination Fee, if, as and when required pursuant to this Section 10.2, shall not constitute penalties but will be liquidated damages, in a reasonable amount that will compensate SPAC or its designees in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Reimbursement Termination Fee on more than one occasion. Each of the Company, SPAC and the Acquisition Entities acknowledges that the agreements contained in this Section 10.2 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

(c) In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 8.3(a), this Section 10.2, Section 11.2 through Section 11.18 and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

ARTICLE XI
MISCELLANEOUS

Section 11.1   Non-Survival. Each of the representations, warranties, agreements or covenants of the Parties set forth in this Agreement shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate, any SPAC Non-Party Affiliate or any Acquisition Entity Non-Party Affiliate. Notwithstanding the foregoing, each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 11.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights hereunder may be assigned by any Party without the prior written approval of the other Parties. Any attempted assignment of this Agreement or any of the rights hereunder not in accordance with the terms of this Section 11.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.3   Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended, except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.3 shall be void, ab initio.

Section 11.4  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (unless the sender of such electronic mail receives a non-delivery message (but not other automated replies, such as an out-of-office notification)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SPAC, to:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Attention: Mohsin Y. Meghji; Charles Garner
Email:  mmeghji@m3-partners.com; cgarner@m3-partners.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: John L. Robinson
Email:  JLRobinson@wlrk.com

Osler, Hoskin & Harcourt LLP
Suite 2700, Brookfield Place

225 – 6th Avenue S.W.

Calgary AB T2P 1N2
Attention: Neal Ross
Email:  NRoss@osler.com

(b) If to the Company, to:

Greenfire Resources Inc.
1900 – 205 5th Avenue SWCalgary, AB T2P 2V7
Attention: David Phung
Email:  DPhung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Floor
New York, New York 10005
Attention: Guy P. Lander
Email:  lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 - 8th Avenue S.W.
Calgary, AB, T2P 1G1

Attention: Ted Brown
Email:  ebb@bdplaw.com

(c) If to any Acquisition Entity, to:

c/o Greenfire Resources Inc.
1900 – 205 5th Avenue SWCalgary, AB T2P 2V7
Attention: David Phung
Email:  DPhung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Floor
New York, New York 10005
Attention: Guy P. Lander
Email:  lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 - 8th Avenue S.W.
Calgary, AB, T2P 1G1

Attention: Ted Brown
Email:  ebb@bdplaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.5   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Securityholders Meeting, the Arrangement and the Plan of Arrangement.

Section 11.6   Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) other than the payment of the Company Reimbursement Termination Fee, if applicable, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses, (b) if the Closing occurs, then SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses, and (c) all fees and expenses payable to Peters after this execution of this Agreement in connection with Peters’ role as financial advisor to SPAC shall paid by SPAC; provided that, if requested by SPAC, PubCo will pay the expenses required to be paid by SPAC pursuant to clause (b) on SPAC’s behalf after the Closing.

Section 11.7   Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars; (g) the word “or” is disjunctive but not necessarily exclusive; (h) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the word “day” means calendar day unless Business Day is expressly specified; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to “Articles,” “Sections,” “Annexes,” “Exhibits” or “Schedules” are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (l) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to SPAC or its Representatives in electronic form, in each case, prior to the execution of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (o) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

Section 11.8  Annexes, Exhibits and Schedules. All Annexes, Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and Subsections corresponding to the numbered and lettered Sections and Subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedule or in the SPAC Disclosure Schedule corresponding to any Section or Subsection of Article V (in the case of the Company Disclosure Schedule) or Article VI (in the case of the SPAC Disclosure Schedule) shall be deemed to have been disclosed with respect to every other Section and Subsection of Article V (in the case of the Company Disclosure Schedule) or Article VI (in the case of the SPAC Disclosure Schedule), as applicable, where the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or Subsections of Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 11.9   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 8.14 and Section 11.13 (which, in each case, will be for the benefit of the Persons named therein), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, DocuSign, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 11.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.12(a) of the Company Disclosure Schedule, assuming internal due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.12(b) of the SPAC Disclosure Schedule, assuming reasonable due inquiry.

Section 11.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, the SPAC Non-Party Affiliates, in the case of SPAC, and the Acquisition Entity Non-Party Affiliates, in the case of the Acquisition Entities, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC, the Acquisition Entities or any Non-Party Affiliate concerning any Group Company, SPAC, any Acquisition Entity, this Agreement or the Transactions.

Section 11.14 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of SPAC or the Acquisition Entities set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC or the Acquisition Entities set forth herein, or (c) waive compliance by SPAC or the Acquisition Entities with any of the agreements or conditions set forth herein. At any time prior to the Closing, SPAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File Nos. 333-256017 and 333-260423) on October 25, 2021 (the “Prospectus”). The Company and the Acquisition Entities acknowledge and agree and understand that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Acquisition Entities each hereby agree on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, the Acquisition Entities nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company, the Acquisition Entities or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of Company and the Acquisition Entities, on its own behalf and on behalf of their respective Representatives, hereby irrevocably waive any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). Notwithstanding the foregoing, nothing herein shall limit or prohibit the Company’s and the Acquisition Entities’ right to pursue a claim against SPAC pursuant to this Agreement for legal relief or for Fraud against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public stockholders), or for specific performance or other equitable relief in connection with the Transactions.

Section 11.19 Conflicts and Privilege.

(a) SPAC and the Acquisition Entities hereby agree on behalf of their respective Non-Party Affiliates and each of their respective successors and assigns (all such parties, the “Company Counsel Waiving Parties”), that Carter Ledyard & Milburn LLP (“Carter Ledyard”) and Burnet, Duckworth & Palmer LLP (“BD&P”) may represent the equityholders of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC, the Acquisition Entities or their respective Subsidiaries) (collectively, the “Company Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Document or the Transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Company Counsel Waiving Parties, and each of SPAC, the Acquisition Entities and the Company on behalf of itself and the Company Counsel Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Carter Ledyard’s or BD&P’s prior representation of the Company, its Subsidiaries or of Company Counsel Waiving Parties. SPAC, the Acquisition Entities and the Company, for itself and the Company Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Company Counsel WP Group, on the one hand, and each of Carter Ledyard and BD&P, on the other hand, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company following the Closing, and instead survive, remain with and are controlled by the Company Counsel WP Group (the “Company Counsel Privileged Communications”), without any waiver thereof. SPAC, the Acquisition Entities and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of the Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC, the Acquisition Entities and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

(b) Each of SPAC, the Acquisition Entities and the Company hereby agrees on behalf of their respective Non-Party Affiliates and each of their respective successors and assigns (all such parties, the “SPAC Counsel Waiving Parties”), that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and Osler, Hoskin & Harcourt LLP (“Osler”) may represent the shareholders or holders of other equity interests of the Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Document or the Transactions contemplated hereby or thereby, notwithstanding its prior representation of SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. Each of SPAC, the Acquisition Entities and the Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s or Osler’s prior representation of SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. Each of SPAC, the Acquisition Entities and the Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and each of Wachtell Lipton and Osler, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to SPAC, PubCo or the Company following the Closing, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. SPAC, the Acquisition Entities and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of SPAC and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC, the Acquisition Entities and the Company agree not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Transactions.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

M3-BRIGADE ACQUISITION III CORP.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors

GREENFIRE RESOURCES LTD.

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

DE GREENFIRE MERGER SUB INC.

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

2476276 Alberta ULC

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

GREENFIRE RESOURCES INC.

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

ANNEX A

Supporting Company Shareholders

1.	Allard Services Limited

2.	Annapurna Limited

3.	Spicelo Limited

4.	Modro Holdings LLC

Exhibit A

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of December 14, 2022, by and among Greenfire Resources Ltd., an Alberta corporation (“PubCo”), M3-Brigade Acquisition Corp. III, a Delaware corporation (“MBSC”), and the undersigned (“Subscriber”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, to be entered into as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), among PubCo, MBSC, Greenfire Resources Inc., an Alberta corporation (the “Company”), and the other parties named therein, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase (a) subject to the PubCo Common Share Subscription Alternative in Section 1.3, from MBSC, that number of MBSC Class A common shares, par value $0.0001 per share (the “Common Shares”), set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.10 per share (the “Common Per Share Price”) and the aggregate purchase price set forth on the signature page hereto (the “Common Purchase Price”), and/or (b) from PubCo, $50,000,000 aggregate principal amount of PubCo’s 9.00% Convertible Senior Notes due 2028 (the “Notes” and, together with the Acquired Shares (and/or, in the circumstances contemplated by Section 1.3, Alternative Election PubCo Common Shares), the “Acquired Securities”) pursuant to an indenture substantially in the form attached hereto as Annex A (the “Indenture”), for an aggregate purchase price equal to 100% of the principal amount of the Notes, as set forth on the signature page hereto (the “Notes Purchase Price” and together with the Common Purchase Price, the “Purchase Price”), and (x) MBSC desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Common Purchase Price by or on behalf of Subscriber to MBSC on or prior to the closing of the Subscription (as defined below) contemplated hereby (the “Closing”) and (y) PubCo desires to issue and sell to Subscriber the Notes in consideration of the payment of the Notes Purchase Price by or on behalf of Subscriber to PubCo on or prior to the Closing; and

WHEREAS, on the date of this Subscription Agreement and in connection with the Transactions, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act) (each, an “Other Subscriber”), are entering into a subscription agreement with MBSC (the “Other Subscription Agreements”), pursuant to which the Other Subscribers have agreed, severally and not jointly, to subscribe for and purchase, and MBSC has agreed to issue and sell to the Other Subscribers, on the Closing Date (as defined below), (A) an aggregate amount of [●] Common Shares at the Common Per Share Price, with an aggregate purchase price of $[●] and (B) $[●] aggregate principal amount of Notes.

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NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Subscription.

1.1.	Acquired Securities Subscription. Subject to the terms and conditions hereof, at the Closing, (a) Subscriber hereby agrees to subscribe for and purchase from MBSC, and MBSC hereby agrees to issue and sell to Subscriber, upon the payment of the Common Purchase Price, the Acquired Shares and/or (b) Subscriber hereby agrees to subscribe for and purchase from PubCo, and PubCo hereby agrees to issue and sell to Subscriber, upon the payment of the Notes Purchase Price, the Notes (such subscriptions and issuances, the “Subscription”), as applicable.

1.2.	Common Shares; Common Purchase Price Alternative. Notwithstanding the foregoing Section 1.1, at Subscriber’s option in its sole discretion, Subscriber may elect to pay all or a portion of the Common Purchase Price by requesting the Company to seek an amendment to the warrants issued pursuant to the Warrant Agreement, dated August 12, 2021, by and between the Company (formerly GAC Holdco Inc.), as issuer, and The Bank of New York Mellon, as warrant agent, as it may be amended, supplemented or modified from time to time (the “Greenfire Warrants”), and negotiating and executing other documentation, as applicable, with PubCo and the Company, in each case on terms reasonably acceptable to PubCo and the Company, to (i) increase the aggregate exercise price of such Greenfire Warrants by the applicable portion of the Common Purchase Price and (ii) provide for the issuance of common shares in the capital of PubCo (“PubCo Common Shares”) upon the exercise of such Greenfire Warrants and payment of such exercise price, which exercise shall be substantially concurrent with the consummation of the Transactions. Subscriber acknowledges that any amendment to the terms of the existing Greenfire Warrants requires the consent of the holders thereof in accordance with the terms of the applicable Warrant Agreement, and MBSC shall not be responsible for obtaining any such consent. If Subscriber elects to subscribe for PubCo Common Shares in accordance with the foregoing, Subscriber shall notify PubCo not less than five (5) business days prior to the Closing Date of its election to do so, whereupon the parties hereto shall endeavor in good faith to cause amendments to the Greenfire Warrants to such effect and other applicable documentation to be executed in order to give effect to the foregoing election by Subscriber.

1.3.	PubCo Common Share Subscription Alternative. Notwithstanding the foregoing Section 1.1 or anything else to the contrary in this Agreement, at MBSC’s option in its sole discretion, MBSC may elect that any portion of the Acquired Shares will be PubCo Common Shares rather than Common Shares (such shares the “Alternative Election PubCo Common Shares” and such election the “PubCo Common Share Election”). If MBSC makes a PubCo Common Share Election, the aggregate amount of Alternative Election PubCo Common Shares to be issued and sold pursuant to this Agreement and PubCo Common Shares to be issued and sold pursuant to the Other Subscription Agreements, pursuant to a similar election, will be allocated pro rata among the Subscriber and the Other Subscribers according to their respective Subscriptions of Common Shares If MBSC elects to make a PubCo Common Share Election in accordance with the foregoing, MBSC shall notify Subscriber not less than five (5) business days prior to the Closing Date of such election, whereupon the parties hereto shall endeavor in good faith to execute applicable documentation in order to give effect to such PubCo Common Share Election.

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2.	Settlement Date and Delivery.

2.1.	Closing. The Closing shall occur on the same day, and substantially concurrent with but immediately preceding, consummation of the Transactions (the date of the Closing, the “Closing Date”) subject to the terms and conditions set forth herein. Not less than five (5) business days prior to the anticipated Closing Date, PubCo shall provide written notice to Subscriber (the “Closing Notice”) of such anticipated Closing Date. Subscriber shall deliver on or before two (2) business days prior to the anticipated Closing Date the Purchase Price for the Acquired Securities by wire transfer of U.S. dollars in immediately available funds to the escrow accounts specified by PubCo and MBSC, as applicable, in the Closing Notice, to be held by the escrow agent until the Closing; provided, further, that, in any event, Subscriber will deliver the Common Purchase Price in respect of the Acquired Shares to MBSC prior to the MBSC meeting of shareholders in connection with the Transactions. On the Closing Date, (A) PubCo shall deliver to Subscriber (1) the Notes in book-entry form, delivered in global form through the facilities of The Depository Trust Company (“DTC”), in each case free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement, the Lock-Up Agreement (as defined in the Business Combination Agreement), if applicable, the Investor Rights Agreement (as defined in the Business Combination Agreement) or applicable state or federal securities laws), to the account(s) specified by Subscriber or to a custodian designated by Subscriber, in the name of Subscriber or its nominee (or the nominee of DTC), as applicable, in each case in accordance with Subscriber’s delivery instructions, and (2) evidence showing Subscriber as beneficial owner of the Notes on and as of the Closing Date and (B) MBSC and/or, where Alternative Election PubCo Common Shares are issued, PubCo, shall deliver to Subscriber (1) the Acquired Shares in book-entry form, in each case free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement, the Lock-Up Agreement (as defined in the Business Combination Agreement), if applicable, the Investor Rights Agreement (as defined in the Business Combination Agreement) or applicable state, federal or provincial securities laws), to the account(s) specified by Subscriber or to a custodian designated by Subscriber, in the name of Subscriber or its nominee, as applicable, in each case in accordance with Subscriber’s delivery instructions, and (2) a copy of the records of MBSC’s transfer agent (the “Transfer Agent”) or other evidence showing Subscriber as the beneficial owner of the Acquired Shares on and as of the Closing Date. On the Closing Date or as soon as practicable following the Closing Date, PubCo and MBSC, as applicable, shall have duly paid any transfer taxes payable in connection with the sale of the Acquired Securities. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Calgary, Alberta, are authorized or required by law to close. Each book-entry for the Acquired Shares and the Underlying Shares (as defined below) shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

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UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE CLOSING DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

In the event the consummation of the Transactions does not occur within three (3) business days after the anticipated Closing Date identified in the Closing Notice, PubCo and MBSC shall cause the escrow agent to promptly (but not later than two (2) business days thereafter) return the Notes Purchase Price and the Common Purchase Price, as applicable, to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed canceled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 2.2 or 2.3 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement has been terminated in accordance with its terms, Subscriber shall remain obligated (A) to redeliver the funds to PubCo and MBSC in escrow following PubCo’s and MBSC’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.

2.2.	Conditions to Closing of PubCo and MBSC. PubCo’s and MBSC’s respective obligations to sell and issue the Acquired Securities at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 3.3 shall be true and correct in all material respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Subscriber Material Adverse Effect” (as defined in Section 3.3(b) below) or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Subscriber Material Adverse Effect.

(b)	Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including the approval of MBSC’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver thereof), and the closing of the Transactions shall be scheduled to occur on the Closing Date substantially concurrently with but immediately following the Closing.

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(c)	Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (whether temporary, preliminary or permanent), in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(d)	Performance and Compliance under Subscription Agreement. Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing.

(e)	IRS Forms. Prior to or at the Closing, Subscriber shall have delivered to PubCo and MBSC a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

2.3.	Conditions to Closing of Subscriber. Subscriber’s obligation to subscribe for and purchase the Acquired Securities at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties Correct. The representations and warranties made by PubCo in Section 3.1 and MBSC in Section 3.2 shall be true and correct in all respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or PubCo Material Adverse Effect (as defined in Section 3.1(d) below) or MBSC Material Adverse Effect (as defined in Section 3.2(d) below) or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a PubCo Material Adverse Effect or a MBSC Material Adverse Effect; provided however, that the representations and warranties in Sections 3.2(c), Section 3.2(e) and 3.2(f) shall be true and correct in all material respects on the date hereof and the Closing Date. The representations and warranties made by the Company in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization of the Group Companies) and Section 5.3 (Authority) of the Business Combination Agreement shall be true and correct in all material respects; except for inaccuracies or the failure of such representation and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or PubCo Material Adverse Effect (as defined in Section 3.1(d) below)) would not materially affect the interests of (or negatively impact) the Subscriber.

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(b)	Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including the approval of MBSC’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver thereof) and the closing of the Transactions shall be scheduled to occur on the Closing Date substantially concurrently with but immediately following the Closing.

(c)	Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(d)	Performance and Compliance under Subscription Agreement. PubCo and MBSC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of PubCo and MBSC to consummate the Closing.

(e)	Business Combination Agreement. Subscriber shall have received an execution copy or final form of the Business Combination Agreement. The terms of the Business Combination Agreement shall not have been amended, modified or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits Subscriber would reasonably expect to receive under this Subscription Agreement or the Transactions, unless Subscriber has previously consented in writing to such amendment, modification or waiver.

(f)	Other Subscription Agreements; Backstop Equity Financing. Subscriber shall have received execution copies or final forms of the Other Subscription Agreements and any agreements with respect to Backstop Equity Financing (as defined in the Business Combination Agreement). If an Other Subscription Agreement (or other agreement for the purchase or acquisition of PubCo or MBSC securities, including common shares) contains more favorable terms and/or conditions, including economic benefits, to the subscriber thereunder, than the terms and/or conditions contained in this Subscription Agreement (other than with respect to the limit on reasonable and documented out-of-pocket legal, accounting and diligence fees and expenses of Subscriber pursuant to Section 9.1(g)), then the terms and conditions of this Subscription Agreement shall be, without any further action by the Subscriber, PubCo or MBSC, automatically amended and modified in an economically and legally equivalent manner such that the Subscriber shall receive the benefit of such more favorable terms and/or conditions (as the case may be) set forth in such other agreement. PubCo will notify the Subscriber within three calendar days following the entry into such agreement of any such amended or modified term or condition; provided that the Subscriber may elect not to accept the benefit of any or all of such amended or modified terms or conditions, in which event any such terms or conditions not accepted shall be deemed not to have amended or modified this Subscription Agreement.

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(g)	Investor Rights Agreement. Subscriber shall have received an execution copy or final form of the Investor Rights Agreement (as defined in the Business Combination Agreement), providing for registration rights on terms reasonably satisfactory to Subscriber.

(h)	Indenture and Notes. The Indenture shall have been duly executed and delivered by a duly authorized officer of PubCo, each of the Guarantors (as defined in the Indenture) and the Trustee (as defined in the Indenture), the Notes shall have been duly executed and delivered by a duly authorized officer of PubCo and duly authenticated by the Trustee (as defined in the Indenture), and Subscriber shall have received evidence of the foregoing.

(i)	DTC Clearance. The Notes shall be eligible for clearance and settlement through DTC.

3.	Representations, Warranties and Agreements.

3.1.	PubCo’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Acquired Securities, PubCo hereby represents and warrants to Subscriber as follows:

(a)	PubCo is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta. PubCo has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	The Notes, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be duly authorized and validly issued, will constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject to general principles of equity relating to enforceability (including that availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought) (collectively, “Enforceability Exceptions”), and will be issued in compliance with all applicable state, provincial and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or PubCo’s organizational documents (as in effect at such time of issuance).

(I) Any Alternative Election PubCo Common Shares and (II) the PubCo Common Shares issuable upon conversion of the Notes (the “Underlying Shares”), when issued in accordance with the terms of the Indenture, in each case, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of any liens (other than those arising under this Subscription Agreement or applicable state, provincial or federal securities laws), and issued in compliance with all applicable state, provincial and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or PubCo’s organizational documents (as in effect at such time of issuance).

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(c)	PubCo has all requisite corporate power and authority to execute and deliver this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement has been duly authorized, executed and delivered by PubCo and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber and MBSC, is the valid and binding obligation of PubCo and is enforceable against it in accordance with its terms, subject to applicable Enforceability Exceptions.

(d)	The execution, delivery and performance of this Subscription Agreement (including compliance by PubCo with all of the provisions hereof), issuance and sale of the Acquired Securities and the consummation of the other transactions contemplated herein do not (i) conflict with or result in any breach of any provision of PubCo’s organizational documents (subject to receipt of the approvals required to consummate the Transactions as provided under the Business Combination Agreement), (ii) violate any applicable law of any governmental authority having jurisdiction over PubCo, (iii) require any consent of or other action by any person under, or result in a violation or breach of or loss of (or adverse impact on) any benefit or right, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, alteration, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which PubCo is a party or by which any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any lien on any assets of PubCo, except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of PubCo and its subsidiaries, taken as a whole (a “PubCo Material Adverse Effect”) or materially affect the validity of the Acquired Securities or the legal authority of PubCo to comply in all material respects with the terms of this Subscription Agreement.

(e)	As of the date hereof, the authorized share capital of PubCo consists of (i) unlimited PubCo Common, of which one (1) share is issued and outstanding, and (ii) unlimited preferred shares issuable in series, of which no shares are issued and outstanding (clauses (i) and (ii) collectively, the “PubCo Equity Securities”). The foregoing represents all of the issued and outstanding PubCo Equity Securities as of the date of this Subscription Agreement. All issued and outstanding PubCo Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, PubCo has no outstanding indebtedness.

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(f)	Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 3.3, in connection with the offer, sale and delivery of the Acquired Securities in the manner contemplated by this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Notes (including any Underlying Shares) or Alternative Election PubCo Common Shares by PubCo to Subscriber, (ii) the Notes (including any Underlying Shares) or Alternative Election PubCo Common Shares were not offered to Subscriber by any form of general solicitation or general advertising (iii) to PubCo’s knowledge the Notes (including any Underlying Shares) or Alternative Election PubCo Common Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws and (iv) PubCo has complied with applicable Canadian securities laws in connection with the offer, sale and issuance of the Acquired Securities, as applicable.

(g)	Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of PubCo, threatened against PubCo or (ii) judgment, decree, injunction, ruling or order of any governmental authority outstanding against PubCo.

(h)	There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting PubCo or any of PubCo’s properties or rights that affects or would reasonably be expected to affect PubCo’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against PubCo or any of PubCo’s properties or rights that affects or would reasonably be expected to affect PubCo’s ability to consummate the transactions contemplated by this Subscription Agreement.

(i)	PubCo is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have a PubCo Material Adverse Effect. PubCo has not received any written communication from a governmental authority that alleges that PubCo is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

(j)	Assuming the accuracy of the representations and warranties of MBSC set forth in Section 3.2, the accuracy of the representations and warranties of Subscriber set forth in Section 3.3 and the accuracy of the Other Subscribers’ representations and warranties set forth in the Other Subscription Agreements, PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by PubCo of this Subscription Agreement (including, without limitation, the issuance of the Notes and any Underlying Shares or Alternative Election PubCo Common Shares), other than (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement (as defined in the Investor Rights Agreement), (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by the New York Stock Exchange (the “NYSE”), (iv) the filing with the Alberta Securities Commission of the Form 45-106F1 – Report of Exempt Distribution; (v) those required to consummate the Transactions as provided under the Business Combination Agreement, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

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(k)	The Other Subscription Agreements reflect the same terms and conditions with respect to the purchase of the Notes (or Alternative Election PubCo Common Shares, if applicable) that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement. Other than the Other Subscription Agreements and any agreements with respect to Backstop Equity Financing (as defined in the Business Combination Agreement), PubCo has not entered into any other subscription agreement or side letter relating to any subscription or purchase of any PubCo Common Shares or Notes providing for terms and conditions that are economically or otherwise more favorable for the applicable other subscriber than the Subscriber hereunder.

3.2.	MBSC’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Acquired Securities, MBSC hereby represents and warrants to Subscriber as follows:

(a)	MBSC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MBSC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	The Acquired Shares, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of any liens (other than those arising under this Subscription Agreement or applicable state, provincial or federal securities laws), and issued in compliance with all applicable state, provincial and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or MBSC’s organizational documents (as in effect at such time of issuance).

(c)	MBSC has all requisite corporate power and authority to execute and deliver this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement has been duly authorized, executed and delivered by MBSC and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber and PubCo, is the valid and binding obligation of MBSC and is enforceable against it in accordance with its terms, subject to applicable Enforceability Exceptions.

(d)	The execution, delivery and performance of this Subscription Agreement (including compliance by MBSC with all of the provisions hereof), issuance and sale of the Acquired Securities and the consummation of the other transactions contemplated herein do not (i) conflict with or result in any breach of any provision of MBSC’s organizational documents (subject to receipt of the approvals required to consummate the Transactions as provided under the Business Combination Agreement), (ii) violate any applicable law of any governmental authority having jurisdiction over MBSC, (iii) require any consent of or other action by any person under, or result in a violation or breach of or loss of (or adverse impact on) any benefit or right, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, alteration, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which MBSC is a party or by which any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any lien on any assets of MBSC, except, in the case of clauses (ii), (iii) or (iv), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of MBSC and its subsidiaries, taken as a whole (a “MBSC Material Adverse Effect”) or materially affect the legal authority of MBSC to comply in all material respects with the terms of this Subscription Agreement.

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(e)	As of the date hereof, the authorized share capital of MBSC is 551,000,000 consisting of: (i) 500,000,000 shares of Common Shares, of which 30,000,000 shares are issued and outstanding, (ii) 50,000,000 shares of Class B common stock, par value $0.0001, of which 7,500,000 shares are issued and outstanding, and (iii) 1,000,000 shares of blank check preferred stock, par value $0.0001, of which no shares are issued and outstanding (clauses (i), (ii) and (iii) collectively, the “MBSC Securities”). The foregoing represents all of the issued and outstanding MBSC Securities as of the date of this Subscription Agreement. All issued and outstanding MBSC Securities have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, 10,000,000 public warrants of MBSC and 7,526,667 private placement warrants of MBSC are issued and outstanding (collectively, the “MBSC Warrants”). All outstanding MBSC Warrants have been duly authorized and validly issued and constitute valid and binding obligations of MBSC, enforceable against MBSC in accordance with their terms, subject to applicable Enforceability Exceptions.

(f)	The issued and outstanding Common Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “MBSC.” Except as disclosed in the SPAC SEC Reports (as defined in the Business Combination Agreement), MBSC is in compliance with the rules of the NYSE, and there is no suit, action, proceeding or investigation pending or, to the knowledge of MBSC, threatened against MBSC by the NYSE or the SEC with respect to any intention to deregister the Common Shares or terminate the listing of the Common Shares on the NYSE. MBSC has taken no action in an attempt to terminate the registration of the Common Shares under the Exchange Act.

(g)	Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 3.3, in connection with the offer, sale and delivery of the Acquired Securities in the manner contemplated by this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Acquired Shares by MBSC to Subscriber, (ii) the Acquired Shares were not offered to Subscriber by any form of general solicitation or general advertising and (iii) to MBSC’s knowledge the Acquired Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h)	Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a MBSC Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of MBSC, threatened against MBSC or (ii) judgment, decree, injunction, ruling or order of any governmental authority outstanding against MBSC.

(i)	There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting MBSC or any of MBSC’s properties or rights that affects or would reasonably be expected to affect MBSC’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against MBSC or any of MBSC’s properties or rights that affects or would reasonably be expected to affect MBSC’s ability to consummate the transactions contemplated by this Subscription Agreement.

(j)	MBSC is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have a MBSC Material Adverse Effect. MBSC has not received any written communication from a governmental authority that alleges that MBSC is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a MBSC Material Adverse Effect.

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(k)	Assuming the accuracy of the representations and warranties of PubCo set forth in Section 3.1, the accuracy of the representations and warranties of Subscriber set forth in Section 3.3, the accuracy of the Other Subscribers’ representations and warranties set forth in the Other Subscription Agreements , MBSC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by MBSC of this Subscription Agreement (including, without limitation, the issuance of the Acquired Securities and any Underlying Shares), other than (i) the filing with the SEC of the Registration Statement (as defined in the Investor Rights Agreement), (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by the NYSE, (iv) those required to consummate the Transactions as provided under the Business Combination Agreement, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a MBSC Material Adverse Effect.

(l)	Neither MBSC nor any person acting on its behalf is under any obligation to pay any broker’s fee or finder’s fee or other fee or commission in connection with the sale of the Acquired Securities.

(m)	The Other Subscription Agreements reflect the same Common Per Share Price and other terms and conditions with respect to the purchase of the Acquired Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement. Other than the Other Subscription Agreements and any agreements with respect to Backstop Equity Financing (as defined in the Business Combination Agreement), MBSC has not entered into any other subscription agreement or side letter relating to any subscription or purchase of any Common Shares or debt securities of MBSC providing for terms and conditions that are economically or otherwise more favorable for the applicable other subscriber than the Subscriber hereunder.

3.3.	Subscriber’s Representations, Warranties and Agreements. To induce PubCo and MBSC to issue the Acquired Securities to Subscriber, Subscriber hereby represents and warrants to PubCo and MBSC and acknowledges and agrees with PubCo and MBSC as follows:

(a)	Subscriber has been duly formed incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not (i) constitute or result in a breach or default under or conflict with (i) any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement (a “Subscriber Material Adverse Effect”) or (ii) violate any provisions of Subscriber’s organizational documents, including, without limitation, its articles of incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable.

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(c)	Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Acquired Securities only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Securities. Subscriber is an “institutional account” as defined in FINRA Rule 4512(c) or an entity that meets an exemption from filing under FINRA Rule 5123(b)(1)(A), (B), (C), (D), (E) or (J).

(d)	If the Subscriber is a resident in Canada, or otherwise subject to applicable securities laws of a Canadian jurisdiction, then it is an “accredited investor” as such term is defined in National Instrument 45-106 – Prospectus Exemptions or section 73.3(1) of the Securities Act (Ontario), as applicable, and has completed, executed and delivered to PubCo and MBSC the Canadian Accredited Investor Representation Letter in the form attached hereto as Schedule II (including Exhibit A to Schedule II and all appendices thereto) indicating that the Subscriber fits within one of the prospectus exemption categories under applicable provincial securities laws as set forth therein, and confirms the truth and accuracy of all representations, warranties and covenants made in such certificate as of the date of this Agreement and as of the Closing Date.

(e)	Subscriber acknowledges and agrees that the Acquired Securities (including any Underlying Shares) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Securities (and any Underlying Shares) have not been registered under the Securities Act or qualified for distribution to the public under applicable securities laws in Canada, and that any certificates representing the Acquired Shares (and any Underlying Shares) shall contain the legends set forth in Section 2.1. Subscriber acknowledges and agrees that the Acquired Securities (and any Underlying Shares) may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act or until PubCo becomes a reporting issuer under applicable securities legislation in Canada and certain other conditions are satisfied, except (i) to PubCo or a subsidiary thereof, (ii) in an offshore transaction within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act and, in some cases, one of the limited exemptions from the prospectus requirements under applicable securities laws in Canada. Subscriber acknowledges and agrees that the Acquired Securities (and any Underlying Shares) will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Securities (and any Underlying Shares) and may be required to bear the financial risk of an investment in the Acquired Securities (and any Underlying Shares) for an indefinite period of time. Subscriber acknowledges that the Acquired Securities (and any Underlying Shares) will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act until at least one year from the filing of “Form 10 information” with the SEC after the Closing Date. The Subscriber acknowledges that PubCo is not now a “reporting issuer” under the securities laws of any jurisdiction of Canada, that PubCo has no obligation to become a reporting issuer in Canada and that there is no guarantee that it will become a reporting issuer in Canada in the future; and the Subscriber further acknowledges that as a result of PubCo not being a reporting issuer in Canada, the Common Shares will be subject to an indefinite restriction on resale (i.e. “hold period”) in Canada and the hold period under applicable securities legislation in Canada will not commence until PubCo becomes a “reporting issuer” in a jurisdiction of Canada, which it has no obligation to become. Subscriber acknowledges and agrees that it has been advised to consult Canadian and U.S. legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Securities (and any Underlying Shares). The Subscriber acknowledges that it has received written notice that for the purposes of applicable securities laws in Canada, the Acquired Securities (and any Underlying Shares) will be subject to the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE CLOSING DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

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(f)	Subscriber acknowledges and agrees that Subscriber is purchasing the Acquired Securities (including any Underlying Shares) directly from PubCo. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by PubCo, MBSC, or their respective affiliates or any of their respective officers, directors, partners, members, managers or employees, expressly or by implication, other than those representations, warranties, covenants and agreements of the PubCo and MBSC included in this Subscription Agreement.

(g)	If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither PubCo nor MBSC, nor any of its respective affiliates (the “Transactions Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Securities, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Securities and (ii) none of the acquisition, holding and/or transfer or disposition of the Acquired Securities will result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.

(h)	In making its decision to subscribe for and purchase the Acquired Securities, Subscriber has relied solely upon independent investigation made by Subscriber and has not relied on any statements or other information provided by PubCo, MBSC or the Company, any of their respective affiliates or any of their respective control persons, officers, directors, partners, members, managers or employees concerning PubCo, MBSC, the Company, their respective affiliates, the Transactions or the Acquired Securities. Subscriber acknowledges and agrees that Subscriber has had access to, and an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Securities, including with respect to PubCo, MBSC, the Company, and the Transactions. Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Securities. Subscriber is not relying upon, and has not relied upon, any statement, representation or warranty with respect to its acquisition of the Acquired Securities made by any person, including, without limitation, PubCo, MBSC or the Company, except for the statements, representations and warranties of PubCo and MBSC contained in this Subscription Agreement. Subscriber further acknowledges and agrees that the information provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by PubCo and MBSC herein) is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information, shall in no way affect Subscriber’s obligations under this Subscription Agreement (including, without limitation, to purchase the Acquired Securities); provided however, that this Section 3.3(h) shall in no way limit the applicability of the representations, warranties, statements or provisions of any existing agreement between Subscriber or any of its affiliates and the Company or any of its affiliates, including with respect to the Greenfire Warrants or any commercial relationship between Subscriber or any of its affiliates and the Company or any of its affiliates.

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(i)	Subscriber became aware of this offering of the Acquired Securities solely by means of direct contact from PubCo or MBSC, and the Acquired Securities were offered to Subscriber solely by direct contact between Subscriber and PubCo or MBSC. Subscriber did not become aware of this offering of the Acquired Securities, nor were the Acquired Securities offered to Subscriber, by any other means. Subscriber acknowledges that PubCo represents and warrants that the Acquired Securities (including any Underlying Shares) (i) were not offered to Subscriber by any form of general solicitation or general advertising and (ii) to PubCo’s knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j)	Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Securities, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement (except for any tax liabilities to Subscriber arising by virtue of a breach of this Subscription Agreement by PubCo or MBSC), and that neither PubCo nor MBSC has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(k)	Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Securities and determined that the Acquired Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in PubCo. Subscriber acknowledges specifically that a possibility of total loss exists.

(l)	Subscriber acknowledges and agrees that no federal, provincial, territorial or state agency has passed upon or endorsed the merits of the offering of the Acquired Securities or made any findings or determination as to the fairness of this investment.

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(m)	Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Acquired Securities nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of PubCo’s representations and warranties contained herein.

(n)	Neither Subscriber nor, to the knowledge of Subscriber, any of its officers, directors, (or managers of U.S. limited liability companies, or its equivalent thereof under Canadian corporate laws), managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Securities were legally derived. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law.

(o)	To the knowledge of Subscriber, no foreign person (as defined in Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations issued and effective thereunder (together, the “DPA”)) in which the national or subnational governments of a single foreign state have a “substantial interest” (as defined in the DPA) will acquire a “substantial interest” (as defined in the DPA) in PubCo solely as a result of the purchase of Acquired Securities by Subscriber hereunder such that a filing before the Committee on Foreign Investment in the United States would be required under the DPA, and no such foreign person will have “control” (as defined in the DPA) over PubCo from and after the Closing solely as a result of the purchase of Acquired Securities by Subscriber hereunder.

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(p)	Subscriber is not a person or entity identified on a list established under section 83.05 of the Criminal Code (Canada) or in any regulations made under the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada) or any other Canadian statutes or regulations that take legislative measures against terrorist financing, and against financial dealings with certain sanctioned individuals and entities.

(q)	Subscriber agrees that no Other Subscriber (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement (or any Other Subscriber pursuant to any Other Subscription Agreement) or any other agreement related to the private placement of shares of PubCo’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Securities hereunder.

(r)	Subscriber has, and at the time of payment of the Purchase Price in accordance with Section 2 will have, sufficient funds to pay the Purchase Price pursuant to Section 2.1.

4.	Reduction in Acquired Securities.

The parties hereby agree that the Acquired Securities shall be reduced, if applicable, until such Acquired Securities equal zero, as follows:

(a)	the Notes shall be reduced by the sum of (i) the amount remaining in the Trust Account after payments to redeeming holders of Common Shares in connection with the consummation of the Transactions and (ii) the aggregate proceeds of the Backstop Equity Financing (as defined in the Business Combination Agreement), if any, up to an aggregate amount of $50,000,000 under this clause (a); and

(b)	the Acquired Shares shall be reduced by the quotient of (i) the product of (A) the quotient of (I) the number of Acquired Shares hereunder, divided by (II) the sum of (x) the number of Acquired Shares hereunder, plus (y) the number of Acquired Shares in the Other Subscription Agreements, multiplied by (B) the amount remaining in the Trust Account after payments to redeeming holders of Common Shares in connection with the consummation of the Transactions, after the first $50,000,000, divided by (ii) the Common Per Share Price, rounded up to the nearest whole number.

PubCo shall pay Subscriber a cancellation fee equal to 2% of the aggregate dollar value of the amount by which the Acquired Securities are reduced with respect to Subscriber under the foregoing clauses (a) and (b). In the event the Acquired Securities are reduced with respect to Subscriber under the foregoing clauses (a) or (b), MBSC or PubCo, as applicable, will instruct their respective escrow agent, at least one (1) business day prior to the Closing Date, and the escrow agent shall refund the Purchase Price for the Acquired Securities so reduced prior to or concurrently with the Closing to the Subscriber.

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5.	No Hedging.

Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will, directly or indirectly, offer, sell, pledge, contract to sell, sell any option, engage in any hedging activities or execute Short Sales with respect to securities of MBSC prior to the Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transactions (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Securities covered by this Subscription Agreement. PubCo and MBSC represent and warrant to Subscriber that the Other Subscribers are bound by an agreement pursuant to the Other Subscription Agreements, that is substantially identical to this Section 5.

6.	Registration Rights.

On the Closing Date, certain parties will enter into the Investor Rights Agreement (as defined in the Business Combination Agreement) which shall provide Subscriber certain registration rights as set forth therein.

7.	Termination.

This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (iii) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Termination Date (as defined in the Business Combination Agreement, and, for the avoidance of doubt, giving effect to the permitted extension thereof as set forth in the Business Combination Agreement, but without giving effect to any subsequent amendment or waiver of the Termination Date) and the terminating party’s material breach was not the primary reason the Closing failed to occur by the Termination Date (the termination events described in clauses (i) through (iii), each a “Termination Event”); provided that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt any party’s willful breach of its representations and warranties hereunder) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. PubCo shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after such termination. Upon the occurrence of any Termination Event, any portion of the Purchase Price paid by Subscriber to PubCo in connection herewith shall promptly (and in any event within two (2) business days) following the Termination Event be returned to Subscriber.

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8.	Trust Account Waiver.

Subscriber acknowledges that MBSC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving MBSC and one or more businesses or assets. Subscriber further acknowledges that, as described in MBSC’s prospectus relating to its initial public offering dated October 25, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of MBSC’s assets consist of the cash proceeds of MBSC’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of MBSC, its public stockholders and the underwriters of MBSC’s initial public offering. The cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus, including with respect to interest earned on the funds held in the Trust Account that may be released to MBSC to fund working capital requirements, as well as amounts released to MBSC to pay its franchise and income tax obligations, if any. For and in consideration of MBSC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Securities (or the Underlying Shares) pursuant to MBSC’s amended and restated certificate of incorporation in connection with the Transactions, any subsequent liquidation of the Trust Account or MBSC or otherwise. In the event Subscriber has any claim against MBSC as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Securities (or the Underlying Shares), it shall pursue such claim solely against MBSC and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account. Notwithstanding anything else in this Section 8 to the contrary, nothing herein shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of Common Shares acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of MBSC. This Section 8 shall survive any termination of the Subscription Agreement.

9.	Miscellaneous.

9.1.	Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement no later than immediately prior to the closing of the Transactions.

(a)	Subscriber acknowledges that PubCo and MBSC will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify PubCo and MBSC if any of the acknowledgments, understandings, agreements, covenants representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects.

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(b)	Each of PubCo and MBSC acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of PubCo and MBSC, respectively, contained in this Subscription Agreement. Prior to the Closing, each of PubCo and MBSC agrees to promptly notify Subscriber if any of the acknowledgements, understandings, agreements, covenants, representations and warranties made by PubCo or MBSC, as applicable, set forth herein are no longer accurate in all material respects.

(c)	Subscriber acknowledges and agrees that no party to the Business Combination Agreement (other than PubCo and MBSC) nor any Non-Party Affiliate (as defined below), shall have any liability to Subscriber or any Other Subscriber pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Securities or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by PubCo, MBSC, the Company, or any Non-Party Affiliate concerning PubCo, MBSC, the Company, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, a “Non-Party Affiliate” means each former, current or future officer, director, employee, partner, member, investment manager, manager, direct or indirect equityholder, investors, representatives, agents, predecessors, successors, assigns, or affiliate of PubCo, MBSC, the Company, or any of PubCo’s, MBSC’s or the Company’s controlled affiliates or any family member of the foregoing.

(d)	Each of PubCo, MBSC, Subscriber and the Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)	PubCo and MBSC may request from Subscriber such additional information as PubCo and MBSC may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Securities or to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange, securities commission or the Financial Industry Regulatory Authority, and Subscriber shall promptly provide such information as may be reasonably requested to the extent readily available and consistent with its internal policies and procedures; provided that PubCo and MBSC agree to keep confidential any such information provided by Subscriber other than as necessary to include in any registration statement PubCo or MBSC is required to file under the Investor Rights Agreement. Subscriber acknowledges and agrees that if it does not provide PubCo or MBSC with such requested information, Subscriber’s Registrable Securities (as defined in the Investor Rights Agreement) may not be able to be registered for resale. Subscriber acknowledges that a copy of this Subscription Agreement may be filed as an exhibit to a periodic report or registration statement.

(f)	Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein, except as set forth under Section 2.3 and otherwise set forth herein. For the avoidance of doubt, whether or not the transactions contemplated herein are consummated or this Subscription Agreement is terminated, PubCo shall pay or cause to be paid all costs and expenses incident to the performance of its (and its Subsidiaries, as the case may be) obligations hereunder and under the Indenture, including without limitation, (1) the costs incident to the authorization, issuance, sale, preparation and delivery of the Acquired Securities and any taxes payable in that connection, (2) the fees and expenses of PubCo’s counsels, accountants and other representatives or agents, (3) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Acquired Securities, (4) the fees and expenses of the Transfer Agent, the Trustee (as defined in the Indenture) and any paying agent (including related fees and expenses of any counsel to such parties), (5) all expenses and application fees incurred in connection with the approval of the Acquired Securities for book-entry transfer by DTC and (6) all expenses and application fees related to the listing of the Acquired Shares on the NYSE.

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(g)	PubCo shall pay at the Closing all reasonable and documented out-of-pocket legal, accounting and diligence fees and expenses of Subscriber incurred in connection with this Subscription Agreement, the Indenture and the other documents relating thereto, including all reasonable and documented fees and expenses of counsel to Subscriber, to the extent invoiced at least one (1) business day prior to the Closing Date, in an amount not to exceed $[●] in the aggregate.

(h)	PubCo and MBSC agree that Subscriber shall have the reasonable opportunity to review and comment upon (including review by Subscriber’s internal or external counsel) any disclosure regarding Subscriber or any of its affiliates contained in the public filings, disclosures or announcements, including any documents filed or furnished with the SEC by PubCo or MBSC; further PubCo and MBSC shall limit disclosures regarding Subscriber or its investment in PubCo to such information as is required to be disclosed by applicable law or regulation. PubCo and MBSC shall comply, as if such entities were the Company, with any confidentiality (or similar) provisions in any agreements between Subscriber (or any of its affiliates) and the Company (or any of its affiliates), including with respect to any commercial relationships between such parties.

9.2.	Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder (a courtesy copy of any notice sent shall also be sent via email):

(a)	if to Subscriber, to such address or addresses set forth on the signature page hereto;

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attention: [●]

Email: [●]

(b)	if to PubCo, to:

c/o Greenfire Resources Inc.

1900 – 205 5th Avenue SW

Calgary, AB T2P 2V7

Attention: David Phung

Email: DPHung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP

28 Liberty Street

41st Floor

New York, New York 10005

Attention: Guy P. Lander

Email: lander@clm.com

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Burnet, Duckworth & Palmer LLP

2400, 525 - 8th Avenue S.W.

Calgary, AB, T2P 1G1

Attention: Ted Brown

Email: ebb@bdplaw.com

(c)	if to MBSC, to:

M3-Brigade Acquisition III Corp.

1700 Broadway, 19th Floor

New York, NY 10019

Attention: Mohsin Y. Meghji; Charles Garner

Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: John L. Robinson

Email: JLRobinson@wlrk.com

9.3.	Entire Agreement. This Subscription Agreement together with the Business Combination Agreement, the Indenture, the Investor Rights Agreement and the Lock-Up Agreement (with respect to the Lock-Up Agreement, only if a party hereto is a party thereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof; provided however, that this Subscription Agreement shall in no way abrogate the provisions of any existing agreements between Subscriber (or any of its affiliates) and the Company (or any of its affiliates). Except as otherwise set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, their respective successors and assigns.

9.4.	Modifications and Amendments. This Subscription Agreement may not be modified, waived or terminated (except as set forth in Section 7) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

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9.5.	Assignment. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Securities acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as Subscriber or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Purchase Price and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Acquired Securities contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to PubCo or MBSC hereunder or any of PubCo’s or MBSC’s obligations may be transferred or assigned other than pursuant to the Transactions.

9.6.	Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as set forth in Section 9.1(c), Section 9.1(d) and Section 9.11(a), this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

9.7.	Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

9.8.	Consent to Jurisdiction; Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

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9.9.	Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

9.10.	No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.11.	Remedies.

(a)	The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The right to specific enforcement shall include the right of PubCo and MBSC to cause Subscriber, the right of Subscriber to cause MBSC and PubCo, the right of MBSC to cause PubCo, and the right of PubCo to cause MBSC, to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 9.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The Company is a third party beneficiary of MBSC’s right to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement.

(b)	The parties acknowledge and agree that this Section 9.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

9.12.	Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

9.13.	Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

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9.14.	Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.15.	Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” ”hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

9.16.	Mutual Drafting. Each provision of this Subscription Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

9.17.	Regulatory Compliance. Subscriber hereby agrees that it shall comply with applicable requirements in connection with the Subscription and shall use commercially reasonable efforts to coordinate with PubCo, MBSC or the Company, as applicable, to upon request provide information regarding Subscriber as may reasonably be requested by any applicable governmental authority relating to the Subscription or the Transactions.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of PubCo, MBSC and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GREENFIRE RESOURCES LTD.

By:
Name:
Title:

M3-BRIGADE ACQUISITION III CORP.

By:
Name:
Title:

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SUBSCRIBER:	Signature of Joint Subscriber, if applicable:
Signature of Subscriber:
By: ___________________________________________	By:____________________________________________
Name: _________________________________________	Name: _________________________________________
Title: __________________________________________	Title: __________________________________________
Date: __________________________________________
Name of Subscriber:	Name of Joint Subscriber, if applicable: N/A

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address: ___________________________________
If there are joint investors, please check one: N/A
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN: _________________________________	Joint Subscriber’s EIN: ___________________________________________

Business Address-Street __________________________________	Mailing Address-Street: (if different): ____________________________________
City, State, Zip:___________________________________	City, State, Zip: __________________________________
Attn:__________________________________________	Attn: __________________________________________
Telephone No.: __________________________________	Telephone No.:___________________________________
Facsimile No.: ___________________________________	Facsimile No.:____________________________________

Acquired Shares subscribed for:

Common Purchase Price: $

Notes subscribed for:

Notes Purchase Price: $

Subscriber must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by PubCo in the Closing Notice.

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SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.”

2.	☐ We are not a natural person.

3.	☐ We are an “institutional account” as defined in FINRA Rule 4512(c) or an entity that meets an exemption from filing under FINRA Rule 5123(b)(1)(A), (B), (C), (D), (E) or (J).

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of PubCo or acting on behalf of an affiliate of PubCo.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement

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The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber (Please check the applicable subparagraphs):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act; or

☐ any institutional accredited investor, as defined in rule 501(a) under the Act (17 CFR 230.501(a)), of a type not listed above;

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☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies)1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ The Subscriber is an entity not formed for the specific purpose of acquiring the securities offered, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a U.S. bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

1 “Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

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☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any investment adviser registered pursuant to Section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐ Any investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Advisers Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐ Any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐ Any entity in which all of the equity owners are accredited investors;

☐ Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐ Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000.

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SCHEDULE II

CANADIAN ACCREDITED INVESTOR REPRESENTATION LETTER

TO:	Greenfire Resources Ltd. (“PubCo”)

AND	TO: M-3 Brigade Acquisition Corp. III (“MBSC”)

In connection with the subscription (the “Subscription”) for common shares in the capital of MBSC (and/or, in the circumstances contemplated by Section 1.3 of the Subscription Agreement (defined below), common shares in the capital of PubCo) and/or PubCo’s 9.00% Convertible Senior Notes due 2028 (together, the “Purchased Securities”) by the undersigned or, if applicable, the principal on whose behalf the undersigned is acquiring the Purchased Securities as agent (in either case, the “Subscriber”), pursuant to and in accordance with the Subscription Agreement dated as of December [●], 2022, by and among PubCo, MBSC and the undersigned (the “Subscription Agreement”), the Subscriber hereby represents, warrants, covenants and certifies to PubCo and MBSC that:

1.	The Subscriber is resident in or otherwise subject to applicable securities laws of the jurisdiction set out as the “Subscriber’s Address” below;

2.	The Subscriber is acquiring the Purchased Securities as principal for its own account or is deemed to be acquiring the Purchased Securities as principal pursuant to National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”);

3.	The Subscriber is an “accredited investor” within the meaning of NI 45-106 or Section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion as set out in Exhibit “A” to this Representation Letter;

4.	The Subscriber was not created or used solely to acquire or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106;

5.	The Subscriber has been independently advised as to restrictions with respect to trading in the Purchased Securities imposed by applicable securities laws in the jurisdiction in which it resides, it confirms that no representation (written or oral) has been made to it by or on behalf of PubCo or MBSC with respect thereto, it acknowledges that it is aware of the characteristics of the Purchased Securities, the risks relating to an investment therein and of the fact that it may not be able to resell the Purchased Securities except in accordance with limited exemptions under applicable securities legislation and regulatory policy until expiry of the applicable “hold period” or “restricted period” and compliance with the other requirements of applicable law; and it agrees that the certificates representing the Purchased Securities will bear a legend indicating that the resale of such Purchased Securities is restricted and the Subscriber further acknowledges that it has been advised to consult its own legal counsel in its jurisdiction of residence for full particulars of the applicable resale restrictions and that it is the Subscriber’s responsibility to comply with such restrictions before selling any or all of the Purchased Securities;

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6.	The Subscriber has such knowledge of financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its investments or, where it is not acquiring the Purchased Securities as principal, each beneficial holder is able to bear the economic risk of loss of its investment;

7.	The acquisition of the Purchased Securities hereunder by the Subscriber will not result in the Subscriber becoming a “control person”, as defined under applicable securities laws;

8.	The Subscriber acknowledges that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchased Securities; and

(b)	there is no government or other insurance covering the Purchased Securities; and

(c)	there are risks associated with the acquisition of the Purchased Securities, which securities are a speculative investment that involves a high degree of risk of loss of entire investment; and

(d)	there are restrictions on the Subscriber’s ability to resell the Purchased Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Purchased Securities; and

(e)	as a consequence of acquiring Purchased Securities pursuant to NI 45-106, certain protections, rights and remedies provided by the Securities Act (Alberta) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to the Subscriber.

9.	The Subscriber acknowledges that the Subscriber has provided, in the Subscription Agreement (together with this Representation Letter, the “Subscription Documents”), to PubCo and MBSC, information (the “Personal Information”) of a personal nature that may or may not be protected under applicable privacy legislation. The Personal Information is being collected, used and may be disclosed by PubCo and MBSC for the following purposes (the “Purposes”):

(a)	in order to complete the Subscription including, without limitation, determining the Subscriber’s eligibility to purchase the Purchased Securities under applicable securities laws;

(b)	preparing and registering the Purchased Securities to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority;

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(c)	to be kept in the corporate records of PubCo, on its securities registers maintained by PubCo and/or PubCo’s transfer agent and digital security service providers;

(d)	to be disclosed to securities/tax regulatory authorities or other government bodies as required and in accordance with applicable securities laws and tax laws;

(e)	with respect to the Subscriber’s social insurance number or other tax identification number to be disclosed for income reporting purposes in accordance with applicable law;

(f)	as long as the Subscriber is a securityholder of PubCo, to be disclosed to other third parties held to an obligation of confidentiality to PubCo such as its legal counsel, its accountants, transfer agent, securities depository, or any other entity for: (i) the purpose of sending financial statements and other disclosure documentation required to be sent by law to the shareholders of PubCo, and/or (ii) in the context of a proposed merger, business combination, acquisition, takeover bid or such other major transaction involving PubCo and such other third party; and

(g)	to enforce the rights and obligations contemplated by this Subscription Agreement.

10.	The Subscriber hereby consents to the collection, use and disclosure by PubCo and MBSC of the Personal Information for the Purposes. Certain securities commissions have been granted the authority to indirectly collect the Personal Information pursuant to securities legislation and the Personal Information is also being collected for the purpose of administration and enforcement of securities legislation. The Personal Information may be disclosed by PubCo, MBSC or its counsel to: (a) stock exchanges, securities commissions, or securities regulatory authorities or regulators; (b) PubCo’s registrar and transfer agent, if applicable; (c) taxation authorities; and (d) any of the other parties involved in the Subscription, including legal counsel. By executing this Subscription Agreement, the Subscriber is deemed to be authorizing and consenting to the foregoing collection (including the indirect collection), use and disclosure of the Personal Information as set forth above. The Subscriber also consents to the filing of copies or originals of any of the Subscriber’s documents described in this Subscription Agreement as may be required to be filed with any stock exchange, securities commission or securities regulatory authority in connection with the transactions contemplated hereby including, inclusion in closing books provided to other parties involved in the Subscription.

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If you have any questions regarding the indirect collection of information by the securities regulatory authority or regulator, you can contact the securities regulatory authority or regulator for your local jurisdiction as follows:

 Alberta Securities Commission

Suite 600, 250 - 5th Street SW

Calgary, Alberta T2P 0R4

Tel: (403) 297-6454

Toll free in Canada: 1-877-355-0585

Facsimile: 403-297-2082

Public official contact regarding indirect collection of information: FOIP Coordinator

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, British Columbia V7Y 1L2

Inquiries: (604) 899-6854

Toll free in Canada: 1-800-373-6393

Facsimile: (604) 899-6581

Email: FOI-privacy@bcsc.bc.ca

Public official contact regarding indirect collection of information: FOI Inquiries

The Manitoba Securities Commission

500 - 400 St. Mary Avenue

Winnipeg, Manitoba R3C 4K5

Telephone: (204) 945-2548

Toll free in Manitoba 1-800-655-5244

Facsimile: (204) 945-0330

Public official contact regarding indirect collection of information: Director

Financial and Consumer Services Commission (New Brunswick)

85 Charlotte Street, Suite 300

Saint John, New Brunswick E2L 2J2

Telephone: (506) 658-3060

Toll free in Canada: 1-866-933-2222

Facsimile: (506) 658-3059

Email: info@fcnb.ca

Public official contact regarding indirect collection of information:
Chief Executive Officer and Privacy Officer

Government of Newfoundland and Labrador Financial Services Regulation Division

P.O. Box 8700

Confederation Building

2nd Floor, West Block

Prince Philip Drive

St. John’s, Newfoundland and Labrador A1B 4J6

Attention: Director of Securities

Telephone: (709) 729-4189

Facsimile: (709) 729-6187

Public official contact regarding indirect collection of information:
Superintendent of Securities

Nova Scotia Securities Commission

Suite 400, 5251 Duke Street

Duke Tower

P.O. Box 458

Halifax, Nova Scotia B3J 2P8

Telephone: (902) 424-7768

Facsimile: (902) 424-4625

Public official contact regarding indirect collection of information:
Executive Director

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Ontario Securities Commission

20 Queen Street West, 22nd Floor

Toronto, ON M5H 3S8

Tel: (416) 593-8314

Toll free in Canada: 1-877-785-1555

Fax: (416) 593-8122

Email: exemptmarketfilings@osc.gov.on.ca

Public official contact regarding indirect collection of information:
Inquiries Officer

Prince Edward Island Securities Office

95 Rochford Street, 4th Floor Shaw Building

P.O. Box 2000

Charlottetown, Prince Edward Island C1A 7N8

Telephone: (902) 368-4569

Facsimile: (902) 368-5283

Public official contact regarding indirect collection of information: Superintendent of Securities

Autorité des marchés financiers

800, Square Victoria, 22e étage

C.P. 246, Tour de la Bourse

Montréal, QC H4Z 1G3

Tel: (514) 395-0337 (Montréal)

Tel: (418) 525-0337 (Québec)

Toll Free: 1-877-525-0337

Fax: (514) 873-3090

Web site: http://www.lautorite.qc.ca/en/index.html

Public official contact regarding indirect collection of information:
Corporate Secretary

Financial and Consumer Affairs Authority of Saskatchewan

Suite 601 - 1919 Saskatchewan Drive

Regina, Saskatchewan S4P 4H2

Telephone: (306) 787-5879

Facsimile: (306) 787-5899

Public official contact regarding indirect collection of information: Director

11.	The Corporation may establish and maintain a file of the Subscriber’s Personal Information for the Purposes, which will be accessible at Greenfire Resources Ltd., 1900 – 205 5th Avenue SW, Calgary, AB T2P 2V7. The Subscriber may request access to or correction of his or her Personal Information in the Corporation’s possession by writing to the foregoing address, to the attention of the Chief Financial Officer.

12.	The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any counsel retained by the Subscriber) relating to the issuance and sale of the Purchased Securities to the Subscriber shall be borne by the Subscriber.

13.	The Subscriber acknowledges that it has consented to and requested that all documents evidencing or relating in any way to the sale of the Purchased Securities be drawn up in the English language only. Le soussigné reconnaît par les présentes avoir consenti et exigé que tous les documents faisant foi ou se rapportant de quelque manière à la vente d’unités soient rédigés en anglais seulement.

DATED: _____________, 20_____.

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Print Name of Subscriber

By:
Signature

Print name of Signatory (if different from Subscriber)

Title

Subscriber’s Address

Subscriber’s Address

IMPORTANT: PLEASE INITIAL THE APPLICABLE PROVISION IN
EXHIBIT “A” ON THE FOLLOWING PAGES

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EXHIBIT “A”

CERTIFICATE OF ACCREDITED INVESTOR

NOTE: PLEASE INITIAL BESIDE THE APPLICABLE PORTION OF THE DEFINITION BELOW AND COMPLETE EACH QUESTION WHICH FOLLOWS THE APPLICABLE PORTION OF THE DEFINITION.

Accredited Investor – (as defined in NI 45-106, and in Ontario, as defined in Section 73.3 of the Securities Act (Ontario) as supplemented by the definition in NI 45-106) includes:

☐	(a) except in Ontario, a Canadian financial institution, or a Schedule III bank,
☐	(a.1) in Ontario, a financial institution described in paragraph 1, 2 or 3 of subsection 73.1 (1) of the Securities Act (Ontario),
☐	(b) except in Ontario, the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
☐	(b.1) in Ontario, the Business Development Bank of Canada,
☐	(c) except in Ontario, a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,
☐	(c.1) in Ontario, a subsidiary of any person or company referred to in clause (a.1) or (b.1), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,
☐	(d) except in Ontario, a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,
☐	(d.1) in Ontario, a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,
Jurisdiction(s) registered: _____________________ Categories of registration: ______________________
☐	(e) an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d),
☐	(e.1) an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),
Name of person with whom Subscriber is or was registered: ________________________ Jurisdiction(s) registered: _________________ Categories of registration: _____________________
☐	(f) except in Ontario, the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,
☐	(f.1) in Ontario, the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,
☐	(g) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

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☐	(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
☐	(i) except in Ontario, a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,
☐	(i.1) in Ontario, a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,
Jurisdiction(s) registered: __________________ Registration number(s): ______________________
☐	(j) an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000, [If this is your applicable category, you must also complete Form 45-106F9 attached as Appendix I to this Exhibit A and the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]
☐	(j.1) an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000, [If this is your applicable category, you must also complete the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]
☐	(k) an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300 000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year, [If this is your applicable category, you must also complete Form 45-106F9 attached as Appendix I to this Exhibit A and the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]
☐	(l) an individual who, either alone or with a spouse, has net assets of at least $5,000,000, [If this is your applicable category, you must also complete Form 45-106F9 attached as Appendix I to this Exhibit A and the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]
☐	(m) a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
Type of entity: ___________________ Jurisdiction and date of formation: _______________________
☐	(n) an investment fund that distributes or has distributed its securities only to:
(i) a person that is or was an accredited investor at the time of the distribution,
(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment], or 2.19 [Additional investment in investment funds], or
(iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment],
☐	(o) an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,
☐	(p) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,
Jurisdiction(s) registered: ________________________ Registration number(s): ______________________

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☐	(q) a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,
Jurisdiction(s) registered or authorized: _______________________________ Categories of registration: __________________________________________
☐	(r) a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

Registration number(s) assigned to subscriber: _________________________________

Name of eligibility advisor or registered advisor: _________________________________

Jurisdiction(s) registered: Categories of registration: _____________________________

☐	(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) [and in Ontario, paragraphs (a.1) to (d.1) or paragraph (i.1)] in form and function,
Jurisdiction organized: _____________________ Type of entity: _____________________________
☐	(t) a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors [If this is your applicable category, each owner of interest must individually complete and submit to the Company its own copy of this Certificate of Accredited Investor],
Name(s) of owners of interest: _______________________________ Type of entity (if applicable): ________________________________ Categories of accredited investor: _____________________________
☐	(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
Name of advisor: ______________________ Jurisdiction(s) registered: _______________________________ Categories of registration: __________________________ Basis of exemption: ________________________
☐	(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor,
(v.1) in Ontario, a person or company that is recognized or designated by the Commission as an accredited investor,
Jurisdiction(s) recognized or designated:________________________________
☐	(w) a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

Name(s) of settlor: _____________________________________

Name(s) of trustees: ___________________________________

Categories of accredited investor: _________________________

Categories of beneficiaries: _____________________________

DATED:

Print name of Subscriber

Signature

Print name of Signatory (if different from Subscriber)

Title

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For the purposes hereof:

“Canadian financial institution” means:

(i)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of the Cooperative Credit Associations Act (Canada); or

(ii)	a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“control person” has the meaning ascribed to that term in securities legislation except in Manitoba, Ontario, Quebec, Nova Scotia, Newfoundland and Labrador, Prince Edward Island, the Northwest Territories and Nunavut where “control person” means any person that holds or is one of a combination of persons that hold:

(i)	a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer; or

(ii)	more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of that issuer;

“director” means:

(i)	a member of the board of directors of a company or an individual who performs similar functions for a company; and

(ii)	with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“eligibility adviser” means:

(i)	a person that is registered as an investment dealer or in an equivalent category of registration under the securities legislation of the jurisdiction of a Subscriber and authorized to give advice with respect to the type of security being distributed; and

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(ii)	in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not:

(A)	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons; and

(B)	have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“executive officer” means, for an issuer, an individual who is:

(i)	a chair, vice-chair or president;

(ii)	a vice-president in charge of a principal business unit, division or function including sales, finance or production;

(iii)	an officer of the issuer or any of its subsidiaries and who performs a policy-making function in respect of the issuer; or

(iv)	performing a policy-making function in respect of the issuer;

“financial assets” means (i) cash, (ii) securities or (iii) a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation. These financial assets are generally liquid or relatively easy to liquidate. The value of a purchaser’s personal residence would not be included in a calculation of financial assets;

“financial statements” for the purposes of paragraph (m) of the “accredited investor” definition must be prepared in accordance with generally accepted accounting principles;

“founder” means, in respect of an issuer, a person who:

(i)	acting alone, in conjunction or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer; and

(ii)	at the time of the trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the meaning ascribed thereto in National Instrument 81-106 - Investment Fund Continuous Disclosure;

“person” includes:

(i)	an individual;

(ii)	a corporation;

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(iii)	a partnership, trust, fund and association, syndicate, organization or other organized group of persons, whether incorporated or not; and

(iv)	an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“person” in Ontario means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

“net assets” means all of the purchaser’s total assets minus all of the purchaser’s total liabilities. Accordingly, for the purposes of the net asset test, the calculation of total assets would include the value of a purchaser’s personal residence and the calculation of total liabilities would include the amount of any liability (such as a mortgage) in respect of the purchaser’s personal residence. To calculate a purchaser’s net assets under the “accredited investor” definition, subtract the purchaser’s total liabilities from the purchaser’s total assets (including real estate). The value attributed to assets should reasonably reflect their estimated fair value. Income tax should be considered a liability if the obligation to pay it is outstanding at the time of the distribution of the security;

“related liabilities” means:

(i)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(ii)	liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“spouse” means an individual who:

(i)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual;

(ii)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender; or

(iii)	in Alberta, is an individual referred to in paragraph (i) or (ii) immediately above or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta); and

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

All monetary references are in Canadian Dollars

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Appendix I to Exhibit A

FORM 45-106F9 - FORM FOR INDIVIDUAL ACCREDITED INVESTORS

WARNING! This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.

SECTION 1 TO BE COMPLETED BY ISSUER OR SELLING SECURITY HOLDER
1. About your investment
Type of securities: Common Shares and/or Notes	Issuer: M3-Brigade Acquisition III Corp. (with respect to Common Shares) and/or Greenfire Resources Ltd. (with respect to Notes)
Purchased from: Issuer
SECTIONS 2 TO 4 TO BE COMPLETED BY THE PURCHASER
2. Risk acknowledgement
This investment is risky. Initial that you understand that:	Your initials
Risk of loss – You could lose your entire investment of $ [●].
Liquidity risk – You may not be able to sell your investment quickly – or at all.
Lack of information – You may receive little or no information about your investment.
Lack of advice – You may not receive advice from the salesperson about whether this investment is suitable for you unless the salesperson is registered. The salesperson is the person who meets with, or provides information to, you about making this investment. To check whether the salesperson is registered, go to www.aretheyregistered.ca.
3. Accredited investor status
You must meet at least one of the following criteria to be able to make this investment. Initial the statement that applies to you. (You may initial more than one statement.) The person identified in section 6 is responsible for ensuring that you meet the definition of accredited investor. That person, or the salesperson identified in section 5, can help you if you have questions about whether you meet these criteria.	Your initials
☐ Your net income before taxes was more than $200,000 in each for the 2 most recent calendar years, and you expect it to be more than $200,000 in the current calendar year. (You can find your net income before taxes on your personal income tax return.)
☐ Your net income before taxes combined with your spouse’s was more than $300,000 in each of the 2 most recent calendar years, and you expect your combined net income before taxes to be more than $300,000 in the current calendar year.
☐ Either alone or with your spouse, you own more than $1 million in cash and securities, after subtracting any debt related to the case and securities.
☐ Either alone or with your spouse, you may have net assets worth more than $5 million. (Your net assets are your total assets (including real estate) minus your total debt.)

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4. Your name and signature
By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form.
First and last name (please print):
Signature:	Date:
SECTION 5 TO BE COMPLETED BY SALESPERSON
5. Salesperson information
[Instruction: The salesperson is the person who meets with, or provides information to, the purchaser with respect to making this investment. That could include a representative of the issuer or selling security holder, a registrant or a person who is exempt from the registration requirement.]
First and last name of salesperson (please print):
Telephone:	Email:
Name of firm (if registered):
SECTION 6 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER
6. For more information about this investment

If to MBSC:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Attention: Mohsin Y. Meghji; Charles Garner

Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

If to PubCo:

Greenfire Resources Ltd.

1900 – 205 5th Avenue SW
Calgary, AB T2P 2V7

E-mail: info@greenfireres.com

Phone: 1- 587-315-5656

Website: www.greenfireres.com

For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www.securities-administrators.ca

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Appendix II to Exhibit A

ACCREDITED INVESTOR QUESTIONNAIRE

Financial Information

Your annual net income before taxes (all sources):

Most recent calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,000–$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Prior calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,00 –$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Your spouse’s annual net income before taxes (all sources):

Most recent calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,000–$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Prior calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,000–$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Your estimated financial assets net of related liabilities:

☐ Less than $249,999 ☐ $250,000–$499,999 ☐ $500,000– 49,999 ☐ $750,000–$1,000,000 ☐ $1,000,001–$3,000,000 ☐ $3,000,001–$5,000,000 ☐ Greater than $5 million

Briefly describe the nature of your financial assets:

________________________________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________

Your spouse’s estimated financial assets net of related liabilities:

☐ Less than $249,999 ☐ $250,000–$499,999 ☐ $500,000–749,999 ☐ $750,000–$1,000,000 ☐ Greater than $1 million

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Briefly describe the nature of your spouse’s financial assets:

________________________________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________

“financial assets” means cash, securities or a contract of insurance, a deposit or evidence of deposit that is not a security for the purposes of securities legislation. These financial assets are generally liquid or relatively easy to liquidate. The value of a purchaser’s personal residence would not be included in a calculation of financial assets.

“related liabilities” means: (i) liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or (ii) liabilities that are secured by financial assets.

Your estimated total net assets:

☐ Less than $499,999 ☐ $500,000–$999,999 ☐ $1,000,000–1,999,999 ☐ $2,000,000–$2,999,999 ☐ 3,000,000–$3,999,999 ☐ 4,000,000–$4,999,999 ☐ $5 million or more

Briefly describe the nature of your net assets:

________________________________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________

Your spouse’s estimated total net assets:

☐ Less than $499,999 ☐ $500,000–$999,999 ☐ $1,000,000–1,999,999 ☐ $2,000,000–$2,999,999 ☐ 3,000,000–$3,999,999 ☐ 4,000,000–$4,999,999 ☐ $5 million or more

Briefly describe the nature of your spouse’s net assets:

________________________________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________

“net assets” means all of the subscriber’s total assets minus all of the subscriber’s total liabilities, and those of the subscriber’s spouse if the subscriber’s spouse’s total net assets are being included to satisfy category (l) of the accredited investor definition. Accordingly, for the purposes of the net asset test, the calculation of total assets would include the value of a subscriber’s personal residence and the calculation of total liabilities would include the amount of any liability (such as a mortgage) in respect of the subscriber’s personal residence. To calculate a subscriber’s net assets, subtract the subscriber’s total liabilities from the subscriber’s total assets (including real estate). The value attributed to assets should reasonably reflect their estimated fair value. Income tax should be considered a liability if the obligation to pay it is outstanding at the time of the distribution of the security.

[Signature page follows]

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Subscriber’s Signature	Spouse’s Signature (if applicable)

Name: (Please type or print)	Name: (Please type or print)

Signature	Signature

Date:	Date:

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Annex A

Indenture

(Attached)

INDENTURE

dated as of [●], 2023

by and among

Greenfire Resources Ltd.,

as Issuer,

the Guarantors from time to time party hereto,

The Bank of New York Mellon,

as Trustee,

and

BNY Trust Company of Canada,

as Canadian Co-Trustee 1

9.00% Convertible Senior Notes due 2028

[1]	Note to Draft: This Indenture is subject to comments from the Trustees that are reasonably acceptable to parties hereto.

i

ii

iii

EXHIBIT

Exhibit A	Form of Note	A-1

iv

INDENTURE, dated as of [●], 2023, by and among Greenfire Resources Ltd., a corporation formed under, and governed by, the laws of the Province of Alberta, Canada, as issuer (the “Issuer,” as more fully set forth in Section 1.01), the Guarantors from time to time party hereto, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as Canadian co-trustee (the “Canadian Co-Trustee” and together with the Trustee, the “Trustees,” in each case as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Issuer has duly authorized the issuance of its 9.00% Convertible Senior Notes due 2028 (the “Notes”), in an aggregate principal amount not to exceed $50,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Issuer has duly authorized the execution and delivery of this Indenture; and

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms herein provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Issuer, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Issuer covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

Article 1
Definitions

Section 1.01.  Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

“1% Provision” has the meaning set forth in Section 13.04(m).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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“Additional Amounts” has the meaning set forth in Section 4.21(a).

“Additional Interest” means all amounts, if any, payable pursuant to Section 4.06(d).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition, beneficial ownership of 10% or more of the Voting Shares of a Person will be deemed to be Control. Neither the Sponsor Group, any initial Holder nor any of their respective Affiliates (other than the Issuer and its Subsidiaries) shall be deemed Affiliates of the Issuer and its Subsidiaries.

“Applicable FATCA Law” has the meaning set forth in Section 17.19.

“Applicable Premium” means, as determined by the Issuer, with respect to any Note:

(1)  prior to the First Call Date, an amount equal to the present value at such Redemption Date or Fundamental Change Repurchase Date, as applicable, of all required remaining scheduled interest payments due on such Note through the Maturity Date (but excluding accrued and unpaid interest to the Redemption Date or the Fundamental Change Repurchase Date, as applicable), computed using a discount rate equal to the Treasury Rate plus 50 basis points; provided that in no case shall the foregoing amount be less than 9.00% of the principal amount of such Note;

(2) on and after the First Call Date to, but not including, [the date that is 30 months from the Issue Date], an amount equal to 9.00% of the principal amount of such Note;

(3) on and after [the date that is 30 months from the Issue Date] to, but not including, [the date that is 42 months from the Issue Date], an amount equal to 4.50% of the principal amount of such Note; and

(4) on and after [the date that is 42 months from the Issue Date], an amount equal to 0% of the principal amount of such Note.

“Asset Sale” means: (A) the sale, lease, conveyance or other disposition of any property or assets by the Issuer or any of the Issuer’s Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by Article 14 and Article 13; and (B) the issuance of Equity Interests by any of the Issuer’s Subsidiaries or the sale by the Issuer or any of the Issuer’s Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries (other than statutory or directors’ qualifying shares). Notwithstanding the preceding, each of the following items will be deemed not to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Issuer and its Subsidiaries, including to a Person which becomes a Subsidiary in connection with such transfer;

(3) an issuance of Equity Interests by a Subsidiary of the Issuer to the Issuer or to a Subsidiary of the Issuer;

(4) the sale, lease or other transfer of products (including Hydrocarbons), services or accounts receivable in the ordinary course of business, including the sale of the Issuer’s or one of its Subsidiaries’ products pursuant to agreements for customary royalty arrangements entered into in the ordinary course of business;

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(5) the sale or other disposition of cash or Cash Equivalents;

(6) licenses and sublicenses by the Issuer or any of its Subsidiaries of software or intellectual property in the ordinary course of business;

(7) any sale, abandonment or other disposition of damaged, worn-out, redundant or obsolete assets in the ordinary course of business (including the abandonment or other disposition of oil and gas interests or intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Subsidiaries taken as whole) and any sale or other disposition of surplus or redundant real property in the ordinary course of business;

(8) the abandonment, farm out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business;

(9) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business and foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Subsidiaries;

(10) a Restricted Payment that does not violate Section 4.13 or a Permitted Investment;

(11) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions in connection with any Permitted Tax Reorganization; and

(12) any exchange (other than with a Person that is an Affiliate of the Issuer) of assets (including a combination of assets and Cash Equivalents) for assets or services related to a Permitted Business of comparable or greater market value or usefulness to the business of the Issuer and its Subsidiaries taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of $10.0 million shall be set forth in a resolution of the Board of Directors; provided that any cash or Cash Equivalents received in any such exchange of assets are reinvested or otherwise applied in accordance with the terms of this Indenture, the Greenfire Indenture or other applicable Indebtedness of the Issuer or its Subsidiaries.

“Asset Sale Offer” has the meaning set forth in Section 4.20(c).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Officer” has the meaning set forth in Section 17.20.

“Available Cumulative Credit” shall mean, at any date of determination, an aggregate amount not less than zero determined on a cumulative basis equal to, without duplication:

(a)  C$43,746,250; plus

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(b)  25% of Excess Cash Flow for each Excess Cash Flow Period beginning with the first Excess Cash Flow period following September 30, 2022; plus

(c)  without duplication for any such amounts otherwise already included in the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents that is unrestricted that is released to the Issuer from the Reserve Account and L/C Facilities, if any; minus

(d)  without duplication for any such amounts otherwise already excluded from the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents deposited in the Reserve Account or paid in respect of L/C Facilities, if any; minus

(e)  100% of the aggregate amount of all Restricted Payments and Permitted Investments made by the Issuer, from the Issue Date to the applicable date of determination.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal, state, provincial or foreign law for the relief of debtors.

“Bankruptcy or Insolvency Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada) and any Canadian corporate statute where such statute is used to propose an arrangement involving the compromise of claims of creditors, each as amended from time to time, and any similar federal, provincial, state or foreign law for the relief of debtors, including any other bankruptcy, insolvency or analogous laws applicable to the Issuer or any of the Guarantors or any of their respective properties or liabilities.

“Board of Directors” means the Issuer’s board of directors or a committee of such board of directors duly authorized to act on behalf of such board of directors.

“Brigade” means Brigade Capital Management, LP, its Affiliates and funds, accounts or partnerships managed or advised by any of Brigade Capital Management, LP or any of its Affiliates.

“Business Combination” shall mean the transactions contemplated by (i) the Business Combination Agreement and (ii) the Ancillary Documents (as defined in the Business Combination Agreement), as each may be amended or supplemented from time to time, including the Plan of Arrangement (as defined in the Business Combination Agreement).

“Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of December [●], 2022, by and among M3-Brigade Acquisition III Corp., the Issuer, DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Greenfire.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Calgary, Alberta or New York, New York are authorized or required by Law to close. However, solely for purposes of Section 17.06, a day on which the applicable place of payment is authorized or required by Law to close or be closed will be deemed not to be a “Business Day.”

“Canadian Co-Trustee” means the Person named as the “Canadian Co-Trustee” in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor serving hereunder.

“Canadian Restrictive Notes Legend” has the meaning set forth in Section 2.05(c).

4

“Canadian Resale Restriction Termination Date” has the meaning set forth in Section 2.05(c).

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Alberta, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP (except as provided in the provisos to this definition), and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that obligations of the Issuer or its Subsidiaries (a) either existing on the Issue Date or created thereafter that initially were not included on the consolidated balance sheet of the Issuer as capital lease obligations and were subsequently re-characterized as capital lease obligations due to a change in accounting treatment, or (b) that did not exist on the Issue Date and were required to be characterized as capital lease obligations, but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time (due to a change in accounting treatment between the Issue Date and the time of incurrence of such obligations), shall for all purposes not be treated as Capital Lease Obligations.

“Capital Stock” means:

(1) in the case of a corporation, common or preferred shares in its share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)  United States dollars or Canadian dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canada or any province of Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada or such province of Canada, as the case may be, is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any bank referred to in Schedule I or Schedule II of the Bank Act (Canada) or rated at least A-1 or the equivalent thereof by S&P, at least P-1 or the equivalent thereof by Moody’s or at least R-1 or the equivalent thereof by DBRS;

5

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or, with respect to Canadian commercial paper, having one of the two highest ratings obtainable from DBRS, and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cash Settlement” has the meaning set forth in Section 13.02(a)(i).

“Clause A Distribution” has the meaning set forth in Section 13.04(d).

“Clause B Distribution” has the meaning set forth in Section 13.04(d).

“Clause C Distribution” has the meaning set forth in Section 13.04(d).

“close of business” means 5:00 p.m., New York City time.

“Combination Settlement” has the meaning set forth in Section 13.02(a)(i).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Shares” means the common shares in the capital of the Issuer.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “Controlled” has a meaning correlative thereto.

“Conversion Agent” has the meaning set forth in Section 4.02.

“Conversion Date” has the meaning set forth in Section 13.02(d).

“Conversion Obligation” has the meaning set forth in Section 13.01.

“Conversion Price” means, as of any time, an amount equal to (a) $1,000 divided by (b) the Conversion Rate in effect at such time (which amount shall, for the avoidance of doubt, initially be $13.00 per Common Share).

“Conversion Rate” has the meaning set forth in Section 13.01.

“Corporate Trust Office” means (i) the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 240 Greenwich Street, Floor 7E, New York, NY 10286, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer), and (ii) the designated office of the Canadian Co-Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6, Attention: Corporate Trust Administration, or such other address as the Canadian Co-Trustee may designate from time to time by notice to the Holders and the Issuer, or the designated corporate trust office of any successor Canadian co-trustee (or such other address as such successor Canadian co-trustee may designate from time to time by notice to the Holders and the Issuer).

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“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period, 1/30th of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount (if any), divided by 30.

“Daily Settlement Amount,” for each of the 30 consecutive Trading Days during the Observation Period, shall consist of:

(a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and

(b) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of Common Shares equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 30 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[●] <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. The Daily VWAP for any Trading Day shall be expressed in U.S. dollars and, if expressed in a different currency for such trading day as determined above, shall be translated by the Conversion Agent to U.S. dollars at the Prevailing Exchange Rate on such Trading Day.

“DBRS” means DBRS Limited, a corporation governed by the Business Corporations Act (Ontario).

“deemed year” has the meaning set forth in Section 2.03(a).

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Default Interest” means amounts payable pursuant to the then applicable interest rate (including any Additional Interest) increased by 2.00% per annum for any period of time during which Defaulted Amounts are payable on the Notes or during which an Event of Default has occurred and is continuing.

“Default Settlement Method” means, initially, Physical Settlement; provided, however, the Issuer may, from time to time, change the Default Settlement Method by sending written notice of the new Default Settlement Method to the Holders, the Trustee and the Conversion Agent (if other than the Trustee); and provided, further, that the Issuer may, by notice to all Holders, the Trustee and the Conversion Agent (if other than the Trustee), irrevocably fix the Settlement Method (to any Settlement Method that it is then permitted to elect), that will apply to all Note conversions with a Conversion Date that is on or after the date the Issuer sends such notice. Notwithstanding the foregoing, no such change in the Default Settlement Method or irrevocable election will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 13.02. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Indenture or the Notes. However, the Issuer may nonetheless choose to execute such an amendment at its option.

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“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Redemption Price, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(c) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the earlier of (1) the date on which the Notes mature and (2) the date on which the Notes are no longer outstanding. Notwithstanding the preceding sentence, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distributed Property” has the meaning set forth in Section 13.04(d).

“Effective Date” means, (A) for the purposes of Section 13.03, the date on which the Make-Whole Fundamental Change occurs or becomes effective, and (B) for the purposes of Section 13.04, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred securities, any limited or general partnership interest, any limited liability company membership interest, any related share appreciation rights or similar securities, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

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“Event of Default” has the meaning set forth in Section 6.01.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Cash Flow” means, with respect to any Person for any period, (i) net change in cash for such Person for such period minus (ii) net cash (used in) provided by financing activities for such Person for such period (other than (1) any amounts used to reduce the principal amount of the Notes or any Indebtedness that is subordinated to the Notes or any Guarantee or (2) the payment of dividends or other distributions to fund payments of principal, premium, if any, or accrued or unpaid interest on, or mandatory or voluntary repurchases, conversions or redemptions of, or any other amounts which may be paid pursuant to or as permitted by, the Notes pursuant to this Indenture as in effect on the date hereof, provided that for any amounts used to reduce the principal amount of Indebtedness (x) such Indebtedness has been incurred in accordance with this Indenture and (y) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto), in each case, as such amounts would be shown on a consolidated statement of cash flows prepared in accordance with IFRS; provided that, notwithstanding anything to contrary, any amounts payable into the Reserve Account shall be excluded from the definition of “Excess Cash Flow”.

“Excess Cash Flow Period” means any six-month period for which the Issuer and its Subsidiaries have Excess Cash Flow.

“Excess Proceeds” has the meaning set forth in Section 4.20(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” has the meaning set forth in Section 4.21(a).

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Expiration Date” has the meaning set forth in Section 13.04(f).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an executive officer of the Issuer if the transaction involves aggregate payments or consideration of less than $15.0 million and by the Board of Directors otherwise.

“FATCA” has the meaning set forth in Section 4.21(a)(v).

“First Call Date” means [the date that is 18 months from the Issue Date].

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“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred shares of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus then current combined federal, state and local statutory tax rate of such Person, expressed to three decimals, in each case, determined on a consolidated basis in accordance with GAAP.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)  a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer, its direct or indirect Wholly Owned Subsidiaries, the employee benefit plans of the Issuer and its Wholly Owned Subsidiaries, or the Sponsor Group (including any Permitted Transferees thereof), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Shares of the Issuer representing more than 50% of the voting power of the Common Shares of the Issuer and has filed a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses such fact, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

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(b)  the consummation of (x) any recapitalization, reclassification or change of the Common Shares (other than a change to par value or from par value to no par value or changes resulting from a subdivision or combination) as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (y) any share exchange, consolidation or merger of the Issuer pursuant to which the Common Shares will be converted into cash, securities or other property or assets; or (z) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more of the Issuer’s direct or indirect Wholly Owned Subsidiaries; provided, however, that neither (i) a transaction described in clause (x) or clause (y) in which the holders of all classes of the Issuer’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the direct or indirect parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (ii) any merger of the Issuer solely for the purpose of change its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common stock of the surviving entity shall, in each case, be a Fundamental Change pursuant to this clause (b); or

(c)  the shareholders of the Issuer approve any plan or proposal for the liquidation or dissolution of the Issuer.

If any transaction in which the Common Shares is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period, references to the Issuer in this definition shall instead be references to such other entity.

For purposes of this definition, any transaction that constitutes a Fundamental Change pursuant to both clause (a) and clause (b) of this definition (without regard to the proviso in clause (b)) shall be deemed a Fundamental Change solely under clause (b) of such definition (subject to such proviso).

“Fundamental Change Notice” has the meaning set forth in Section 14.01(c).

“Fundamental Change Repurchase Date” has the meaning set forth in Section 14.01(a).

“Fundamental Change Repurchase Notice” has the meaning set forth in Section 14.01(b)(i).

“Fundamental Change Repurchase Price” has the meaning set forth in Section 14.01(a).

“GAAP” means the generally accepted accounting practices and principles in Canada including, if applicable, IFRS.

The terms “given,” “mailed,” “notify,” “delivered” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, including in circumstances pursuant to which such notice must be “written,” shall mean notice (x) given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depositary (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Note Register (in the case of a Physical Note), in each case, in accordance with Section 17.03. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered,” as applicable, under this Indenture.

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“Global Note” has the meaning set forth in Section 2.05(b).

“Governmental Authority” means the government of the United States, Canada, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Greenfire” means Greenfire Resources Inc., a corporation formed under, and governed by, the laws of the Province of Alberta, Canada, and any successor thereto, and a Wholly Owned Subsidiary of the Issuer as of the date hereof.

“Greenfire Indenture” means the Indenture, dated as of August 12, 2021, by and among Greenfire Resources Inc. (formerly GAC HoldCo Inc.), a corporation formed under and governed by the laws of the Province of Alberta, Canada, the guarantors party thereto from time to time, The Bank of New York Mellon, as trustee, BNY Trust Company of Canada, as Canadian co-trustee, and BNY Trust Company of Canada, as collateral agent, and any and all successors thereto, as amended, restated, supplemented or otherwise modified through the Issue Date, including as amended by the Seventh Supplemental Indenture, dated as of December [●], 2022.

“Greenfire Note Guarantees” means the guarantee by each guarantor of Greenfire’s obligations under the Greenfire Indenture and the Greenfire Notes, executed pursuant to the provisions of the Greenfire Indenture.

“Greenfire Notes” means the 12.000% Senior Secured Notes due 2025 issued under the Greenfire Indenture.

“Guarantee” means a guarantee by a Guarantor of the Issuer’s obligations under this Indenture.

“Guarantor” means each Subsidiary of the Issuer that is a guarantor of the Notes, including any Person that is required after the Issue Date to execute a Guarantee of the Notes pursuant to Section 4.19; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture. On the Issue Date, each Subsidiary of the Issuer shall be a Guarantor.

“Hedges” means the hedge arrangements Greenfire is required to enter into and maintain pursuant to the Greenfire Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the Note Register.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

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“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IFRS” means International Financial Reporting Standards, and guidelines and interpretations issued thereto by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“Income Tax Act (Canada)” means the Income Tax Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“incur” has the meaning set forth in Section 4.14(a).

“Indebtedness” means, with respect to any specified Person,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, except as hereinafter provided; and

(b) any principal amount raised under any transaction entered into after the Issue Date having the economic or commercial effect of a borrowing, including streaming transaction payments, royalty financing payments, customer deposits and advance payments (including pursuant to any factoring arrangements) (the amount of which as determined in accordance with GAAP).

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of applicable accounting standards and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, amounts shown on the consolidated balance sheet of the Issuer as the current portion of deferred revenue, current portion of future income taxes, income taxes, deferred revenue, site closure and reclamation costs or future income taxes will not be Indebtedness.

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The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (A) the Fair Market Value of such assets at the date of determination; and (B) the amount of the Indebtedness of the other Person.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third-party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Ineligible Consideration” has the meaning specified in Section 13.10.

“Insolvency Event” means:

(a) any dissolution, winding up, total or partial liquidation, adjustment or readjustment of debt, reorganization, recapitalization, judicial reorganization, extrajudicial reorganization, compromise, arrangement with creditors, plan of arrangement, proposal or similar proceedings under any Bankruptcy or Insolvency Laws of or with respect to the Issuer or any of the Guarantors or their respective property or liabilities, in each case under any Bankruptcy or Insolvency Laws;

(b) any dissolution, winding up, total or partial liquidation, adjustment or readjustment of debt, reorganization, recapitalization, compromise, arrangement with creditors, plan of arrangement or similar proceedings under the arrangement provisions of any applicable corporate law (in any case which involves the alteration, amendment, conversion, compromise, satisfaction or discharge of debts owing to any or all creditors) of or with respect to the Issuer or any of the Guarantors or their respective property or liabilities;

(c) any bankruptcy, insolvency, receivership, petition or assignment in bankruptcy, assignment for the benefit of creditors or any similar case or proceeding is commenced under any Bankruptcy or Insolvency Laws or otherwise of or with respect to the Issuer or any of the Guarantors;

(d) any marshalling of assets or liabilities of the Issuer or any of the Guarantors under any Bankruptcy or Insolvency Laws;

(e) any bulk sale of assets by the Issuer or any of the Guarantors including any sale of all or substantially all of the assets of the Issuer or any of the Guarantors, in each case, to the extent not permitted by the terms of this Indenture or the definitive documentation with respect to any L/C Facility or Hedge Agreement, if any;

(f) any proceeding seeking the appointment of any trustee, monitor, receiver, receiver and manager, liquidator, custodian or other insolvency official with similar powers with respect to all or substantially all of the assets of the Issuer or any of the Guarantors, or with respect to any of their respective assets, to the extent not permitted under this Indenture or the definitive documentation with respect to any L/C Facility or Hedging Obligations, if any;

(g) any proceedings in relation to any of the foregoing or otherwise involving the compromise of claims of creditors or in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims, whether any of the foregoing is voluntary or involuntary, partial or complete, and includes any such proceedings initiated or consented to by the Issuer or any of the Guarantors, as applicable; or

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(h) any other event which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in clauses (a) through (g) above.

“Instructions” has the meaning set forth in Section 17.20.

“Interest Payment Date” means each [●], [●], [●] and [●] of each year, beginning on [●], 2023.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.13. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in in Section 4.13. Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of [●], 2023, by and among the Issuer, the Sponsor, certain former shareholders of Greenfire and certain Investor Holders (as defined therein).

“Issue Date” means [●], 2023, the date of original issuance of the Notes.

“Issuer” has the meaning set forth in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Issuer Order” means a written order of the Issuer signed by any of its Officers and delivered to the Trustee.

“L/C Facility” means, one or more letter of credit facilities with Trafigura Canada General Partnership or any of its Affiliates or with banks (or other institutional lenders that provide revolving or non-revolving letter of credit facilities in the ordinary course of business) providing for revolving or non-revolving credit loans or other arrangements for the purposes of issuing letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Last Original Issue Date” means, (A) with respect to the Notes offered pursuant to the Subscription Agreement, the date of this Indenture; (B) with respect to any additional Notes issued pursuant to the first sentence of Section 2.10, and any Notes issued in exchange therefor or in substitution thereof, either (i) the later of (x) the date such Notes are originally issued and (y) the last date any Notes are originally issued as part of the same offering pursuant to the exercise of an option granted to the initial purchaser(s) of such Notes to purchase additional Notes; or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

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“Last Reported Sale Price” of the Common Shares (or any other security for which a last reported sale price must be determined) on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average of the last bid prices and the average of the last ask prices per share) of the Common Shares (or such other security) on that date as reported in composite transactions for the principal U.S. national securities exchange on which the Common Shares (or such other security) are then traded. If the Common Shares (or such other security) are not listed for trading on a U.S. national securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per Common Share (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares (or such other security) are not so quoted, the “Last Reported Sale Price” shall be, at the Issuer’s option, (x) the average of the mid-point of the last bid price and the last ask price per Common Share (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose, (y) the then-current market value per Common Share (or such other security), as reasonably determined by the Board of Directors, acting in good faith and set forth in a resolution duly adopted by the Board of Directors, or (z) the then-current market value per Common Share (or such other security), as reasonably determined by an Independent Financial Advisor, which determination shall be final, absent manifest error. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours. Any price of the Common Shares (or such other security) not in U.S. dollars shall be converted into U.S. dollars by the Conversion Agent at the Prevailing Exchange Rate on such Trading Day.

“Law” means a law, act, code, statute, order, ordinance, rule, ruling, regulation, judgment, injunction, award, writ, order or decree.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, debenture, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or the PPSA (or equivalent statutes) of any jurisdiction.

“Listing Date” means the date that the Common Shares are listed on the Listing Market.

“Listing Market” means the New York Stock Exchange or any of its related exchanges or trading platforms, or such other exchange on which the Common Shares have been approved for listing pursuant to the Business Combination Agreement.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Make-Whole Fundamental Change Period” has the meaning set forth in Section 13.03(b).

“Market Disruption Event” means, with respect to any date, (a) a failure by the primary U.S. national securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares.

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“Maturity Date” means [●], 2028.

“Merger Event” has the meaning set forth in Section 13.06(a).

“Moody’s” means Moody’s Investors Service, Inc.

“NI 45-102” means National Instrument 45-102 – Resale Restrictions as adopted by the securities regulatory authorities in each of the jurisdictions of Canada pursuant to Canadian Securities Legislation.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, brokerage commissions, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note” or “Notes” has the meaning set forth in the first paragraph of the recitals of this Indenture.

“Note Register” has the meaning set forth in Section 2.05(a).

“Note Registrar” has the meaning set forth in Section 2.05(a).

“Notice of Conversion” has the meaning set forth in Section 13.02(b).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” with respect to any Note surrendered for conversion means: (i) subject to clause (ii), if the relevant Conversion Date occurs prior to [●], 2028 2, the 30 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; (ii) if the relevant Conversion Date for a Note called for redemption occurs during a Redemption Period pursuant to Section 15.02, the 30 consecutive Trading Days beginning on, and including, the 31st Trading Day immediately preceding such Redemption Date; and (iii) subject to clause (ii) of this definition, if the relevant Conversion Date occurs on or after [●], 2028, the 30 consecutive Trading Days beginning on, and including, the 31st Trading Day immediately preceding the Maturity Date.

“OFAC” has the meaning set forth in Section 17.18.

“Officer” means, with respect to the Issuer, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Senior Vice President of Operations, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

[2]	Note to Draft: Insert date that is 32 days prior to the Maturity Date.

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“Officer’s Certificate” means, with respect to the Issuer, a certificate that is delivered to the Trustee and that is signed by any Officer of the Issuer. Each such certificate shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section.

“Oil and Gas Business” means:

(a) the acquisition, exploration, development, operation and disposition of interests in oil, bitumen, natural gas and other hydrocarbon properties;

(b) the mining, gathering, marketing, treating, processing, upgrading, refining, storage, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas and other hydrocarbons, minerals and products obtained from unrelated Persons;

(c) the exploration for or development, production, treatment, processing, upgrading, refining, storage, transportation or marketing of oil, gas and other hydrocarbons, minerals and products produced in association therewith;

(d) the evaluation, participation in or pursuit of any other activity or opportunity that is primarily related to clauses (a) through (c) above; and

(e) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (a) through (d) of this definition, including but not limited to the generation of power through a cogeneration facility.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, including with respect to undeveloped Oil and Gas Properties, depths below which any proved reserves are then attributable; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights of way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“open of business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Issuer, or other counsel who is reasonably acceptable to the Trustee, which opinion may contain customary exceptions and qualifications as to the matters set forth therein, that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section 17.05.

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“Optional Redemption” has the meaning set forth in Section 15.01.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a)  Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)  Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Issuer) or shall have been set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent);

(c)  Notes that have been paid pursuant to Section 2.08 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.08 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d)  Notes converted pursuant to Article 13 and required to be cancelled pursuant to Section 2.08;

(e)  Notes redeemed pursuant to Article 15; and

(f)  Notes repurchased by the Issuer pursuant to the penultimate sentence of Section 2.10 and delivered to the Trustee for cancellation.

“Pari Passu Indebtedness” means Indebtedness, including any Hedging Obligations, of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees.

“Paying Agent” has the meaning set forth in Section 4.02.

“Payment Default” has the meaning set forth in Section 6.01(g).

“Permitted Business” means any business that is the same as, incidental to, or reasonably related, ancillary or complementary to, or a reasonable extension of (as determined in good faith by the Board of Directors), the businesses in which the Issuer, Greenfire and their respective Subsidiaries are engaged on the Issue Date.

“Permitted Debt” has the meaning set forth in Section 4.14(b).

“Permitted Investments” means:

(1)  any Investment in the Issuer or in a Subsidiary of the Issuer that is a Guarantor;

(2)  any Investment in cash or Cash Equivalents;

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(3)  any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary of the Issuer; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary of the Issuer that is a Guarantor; provided that (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Investment, (B) the Issuer will have no less than $25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (3)) and (C) such Investments pursuant to this clause (3) do not exceed the then-applicable Available Cumulative Credit;

(4)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.20;

(5)  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6)  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)  Investments represented by Hedging Obligations and the Hedges;

(8)  loans or advances to employees made in the ordinary course of business of the Issuer or any Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9)  repurchases of the Notes;

(10)  any guarantee of Indebtedness permitted to be incurred by Section 4.14 other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Subsidiary of the Issuer;

(11)  any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12)  Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Subsidiary of the Issuer of another Person, including by way of a consolidation, arrangement, merger or amalgamation with or into the Issuer or any of its Subsidiaries in a transaction that is not prohibited by this Indenture after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)  any Investment acquired by the Issuer in exchange for any other Investment (that was permitted under this Indenture) or accounts receivable held by the Issuer or any of its Subsidiaries in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(14)  Investments made to effect, or otherwise made in connection with, any Permitted Tax Reorganization; and

(15)  Investments made to effect, or otherwise made in connection with, the Transactions, in an aggregate principal amount not to exceed C$91.4 million;

provided that, for the avoidance of doubt, any Permitted Investment that is an acquisition described under Section 11.01 shall be in compliance with the requirements set forth in Section 11.01.

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“Permitted Liens” means:

(1)  Liens in favor of the Issuer or its Subsidiaries;

(2)  Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer (including by means of consolidation, arrangement, merger or amalgamation by another Person into the Issuer or any such Subsidiary or pursuant to which such Person becomes a Subsidiary of the Issuer); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(3)  Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, unemployment insurance laws, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(4)  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.14(b)(iii) covering only the assets acquired with or financed by such Indebtedness;

(5)  Liens existing on the Issue Date;

(6)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)  Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ and builders’ Liens, in each case, incurred in the ordinary course of business;

(8)  survey exceptions, minor encumbrances, minor title deficiencies, rights of way, easements, reservations, licenses and other rights for services, utilities, sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness, and that do not in the aggregate materially adversely affect the value of the properties encumbered or affected or materially impair their use in the operation of the business of the Issuer or any of its Subsidiaries;

(9)  Liens created for the benefit of (or to secure) Notes (including additional Notes) and the Guarantees related thereto that are permitted to be incurred by the terms of this Indenture;

(10)  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that:

(a)  the new Lien is limited to all or part of the same assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

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(11)  Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12)  the filing of UCC or PPSA financing statements as a precautionary measure in connection with operating leases, joint venture agreements, transfers of accounts or transfers of chattel paper entered into by the Issuer and its Subsidiaries in the ordinary course of business, and Liens arising from such precautionary financing statement filings;

(13)  bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens, certificates of pending litigation and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14)  Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(15)  Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)  grants of software and other technology licenses in the ordinary course of business;

(17)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(18)  Liens in favor of any Governmental Authority securing reclamation obligations or in connection with the provision of any service or product and Liens arising out of or resulting from (a) any right reserved to or vested in any Governmental Authority by the terms of any agreement, lease, license, franchise, grant, permit or claim with or from any such Governmental Authority (including, without limitation, any agreement or grant under which the Issuer or any of its Subsidiaries holds any mineral title or interest) or by any applicable law, statutory provision, regulation or bylaw (whether express or implied) related thereto, or any other limitations, provisos or conditions contained therein; (b) exploration, development and operating permit and bonding requirements imposed by any Governmental Authority in the ordinary course business; and (c) subdivision agreements, development agreements, servicing agreements, utility agreements and other similar agreements with any Governmental Authority or public utility entered into in the ordinary course of business affecting the development, servicing or use of real property;

(19)  Liens arising by reason of a judgment or order that does not give rise to an Event of Default so long as such Liens are adequately reserved or bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(20)  Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase incurred in the ordinary course of business to the extent of the Lien in those underlying assets;

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(21)  Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses, and other agreements which are customary in the Oil and Gas Business;

(22)  Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(23)  Liens on pipelines and pipeline facilities that arise by operation of law;

(24)  Liens in oil, gas or other mineral property or products derived from such property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transportation, storage or distribution of, such property or the products derived from such property, provided that such obligations do not constitute Indebtedness;

(25)  Liens arising in connection with any Permitted Tax Reorganization;

(26)  Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to Indebtedness that does not exceed, at any one time outstanding, $10.0 million; and

(27)  Liens on the Reserve Account in favor of the lenders under any L/C Facility (or any agent or other representative on their behalf) securing all outstanding Indebtedness permitted to be incurred pursuant to Section 4.14(b)(xiv).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Issuer or by the Subsidiary of the Issuer that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

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“Permitted Tax Reorganization” means any reorganization and other activities related to tax planning and tax reorganization, so long as, (i) after giving effect thereto, the enforceability of the Notes and Guarantees, taken as a whole, is not materially impaired and (ii) such reorganizations or other activities are otherwise not materially adverse to the Holders of the Notes.

“Permitted Transferee” means [any “Permitted Affiliate Transferee” of the applicable Person as such term is defined in that certain [Shareholders Agreement, dated as of the date hereof, by and among the Issuer and M3-Brigade Sponsor III LP]].

“Person” or “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint-stock company, Governmental Authority or instrumentality or other entity of any kind.

“Physical Notes” means permanent certificated Notes in registered form issued in denominations of $1,000 principal amount and integral multiples thereof.

“Physical Settlement” has the meaning set forth in Section 13.02(a)(i).

“PPSA” means the Personal Property Security Act (Alberta) (or equivalent statute) as in effect from time to time in the Province of Alberta; provided that, at any time, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any item or portion of the collateral securing the Notes is governed by an equivalent Personal Property Security Act in effect in a Canadian jurisdiction other than the Province of Alberta, including the Civil Code of Québec, the term “PPSA” shall mean the Personal Property Security Act or the Civil Code of Québec (as applicable) as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection or priority and for purposes of definitions relating to such provisions.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“preferred shares” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prevailing Exchange Rate” means, for purposes of translating, as of any date, any amount in Canadian dollars or any other non-U.S. currency to U.S. dollars, the spot mid-rate of exchange between such currencies prevailing as of 4:00 p.m., New York City time, on such date, as displayed on, or derived from, Bloomberg page “BFIX” (or, if such page is not available, its equivalent successor page) in respect of such currencies. If such rate cannot be determined as provided in the immediately preceding sentence on such date (which, for the purpose of this definition, shall be deemed to be the “affected day”), then the Prevailing Exchange Rate for such date shall be determined mutatis mutandis but with respect to the immediately preceding day on which such rate can be so determined; provided, however, that, if such immediately preceding day is before the fifth day before such affected day, or, if such rate cannot be so determined, then the Prevailing Exchange Rate shall be determined in such other manner as prescribed in good faith by the Conversion Agent. The Prevailing Exchange Rate shall be determined by the Conversion Agent, except to the extent otherwise specified in this definition.

“Privacy Laws” has the meaning set forth in Section 7.13.

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“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Shares (or such other security) are exchanged for or converted into any combination of cash, securities or other property, the time and date fixed for determination of holders of the Common Shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Issuer in good faith, by statute, by contract or otherwise).

“Redemption Date” has the meaning set forth in Section 15.02(a).

“Redemption Notice” has the meaning set forth in Section 15.02(a).

“Redemption Notice Date” means the date on which the Issuer provides the Redemption Notice in accordance with Section 15.02.

“Redemption Period” means, with respect to any Optional Redemption of Notes pursuant to Article 15, the period from, and including, the Redemption Notice Date for such Optional Redemption to, and including, the close of business on the second Trading Day immediately preceding the Redemption Date.

“Redemption Price” means 100% of the principal amount of such Notes plus, to the extent not otherwise accounted for, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case the Issuer will pay, on or, at the Issuer’s election, before such Interest Payment Date, the full amount of accrued and unpaid interest to the Holders of record of such Notes as of the close of business on such Regular Record Date, and the Redemption Price will be equal to 100% of the principal amount of such Notes to be redeemed) plus the Applicable Premium.

“Reference Property” has the meaning set forth in Section 13.06(a).

“Reference Property Unit” has the meaning set forth in Section 13.06(a).

“Register Information” has the meaning set forth in Section 5.01.

“Regular Record Date,” with respect to any Interest Payment Date, means the [●], [●], [●] or [●] (whether or not such day is a Business Day), as the case may be, immediately preceding the applicable [●], [●], [●] or [●] Interest Payment Date, respectively.

“Required Holders” means, as of any applicable time of determination, Holders holding a majority in aggregate principal amount of the Notes (including any additional Notes) at the time outstanding, which Holders must include Brigade if, at the applicable time of determination, Brigade holds, in the aggregate, Notes representing at least 33% of the aggregate principal amount of all Notes issued to Brigade on the Issue Date.

“Resale Restriction Termination Date” means the date that is the later of (x) one year after the Last Original Issue Date or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereto and (y) such later date, if any, as may be required by applicable Law.

“Reserve Account” means a restricted reserve account established by Greenfire for cash collateral payments in connection with the L/C Facility.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any senior vice president, vice president, assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

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“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth in Section 4.13(a).

“Restricted Securities” has the meaning set forth in Section 2.05(c).

“Restrictive Notes Legend” has the meaning set forth in Section 2.05(c).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“S&P” means S&P Global Ratings.

“Sanctions” has the meaning set forth in Section 17.18.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning set forth in Section 13.02(a)(iv).

“Settlement Method” means, with respect to any conversion of Notes, Cash Settlement, Physical Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Issuer.

“Settlement Notice” has the meaning set forth in Section 13.02(a)(iii).

“Share Price” has the meaning set forth in Section 13.03(c).

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (or any successor rule) as in effect on the relevant date of determination.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice (or deemed specified as provided in Section 13.02(a)(iii)) related to any converted Notes.

“Spin-Off” has the meaning set forth in Section 13.04(d).

“Spin-Off Valuation Period” has the meaning set forth in Section 13.04(d).

“Sponsor Group” means M3-Brigade Sponsor III LP, M-III Partners, LP and Brigade Capital Management, LP (including its managed funds and accounts) and their respective Permitted Transferees.

“Structurally Senior Indebtedness” means Indebtedness, including any Hedging Obligations, of the Issuer’s Subsidiaries which ranks structurally senior in right of payment to the Notes or of any Guarantor if such Indebtedness ranks structurally senior in right of payment to the Guarantees. For the avoidance of doubt, as of the date hereof, the Greenfire Notes and the Greenfire Note Guarantees constitute Structurally Senior Indebtedness.

“Subscription Agreement” means the Subscription Agreement dated December [●], 2022 by and between the Issuer and Brigade.

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“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Successor Corporation” has the meaning set forth in Section 11.01(b).

“Tax” means any present or future tax, duty, levy, impost, assessment, tariff, deduction, withholding or other charge of any kind whatsoever (including penalties, interest and any other liabilities related thereto) imposed, assessed or collected by any Governmental Authority, including all interest, fines, penalties, additions to tax or additional amounts imposed with respect thereto, whether disputed or not, including any secondary liability for any of the aforementioned. “Taxes” shall be construed to have a corresponding meaning.

“Tax Jurisdiction” has the meaning set forth in Section 4.21(a).

“Trading Day” means, except for determining amounts due upon conversion as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the Listing Market or, if the Common Shares (or such other security) are not then listed on the Listing Market, on the principal other U.S. national securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares (or such other security) are not then listed on a U.S. national securities exchange, on the principal other market (including an over-the-counter market) on which the Common Shares (or such other security) are then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares (or such other security) are not so listed or traded, “Trading Day” means a Business Day; and provided further that, for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the Listing Market or, if the Common Shares are not then listed on the Listing Market, on the principal other U.S. national securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transactions” shall mean (i) the Business Combination and (ii) any other related business combination, acquisition, merger, arrangement, amalgamation, consolidation, share exchange or other similar transaction involving the Issuer, Greenfire or M3-Brigade Acquisition III Corp.

“transfer” has the meaning set forth in Section 2.05(c).

“Transfer Taxes” has the meaning set forth in Section 2.05(a).

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date or Fundamental Change Repurchase Date, as applicable, the yield to maturity of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the First Call Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such date to the First Call Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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“Trigger Event” has the meaning set forth in Section 13.04(d).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor serving hereunder.

“Trustees” means the Trustee and the Canadian Co-Trustee.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Shares” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of a Person means any direct or indirect Subsidiary of such Person of which all of the outstanding share capital or other ownership interests (other than directors’ qualifying shares) are owned by such Person or one or more of such Person and Wholly Owned Subsidiaries of such Person.

Section 1.02.  References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest and Default Interest, as applicable, if, in such context, Additional Interest or Default Interest is, was or would be payable pursuant to this Indenture. Unless the context otherwise requires, any express mention of Additional Interest or Default Interest in any provision hereof shall not be construed as excluding Additional Interest or Default Interest, as applicable, in those provisions hereof where such express mention is not made.

Section 1.03.  References to Currency and Dollar Amounts. Unless the context otherwise requires, any reference to “$” or “dollars” in this Indenture means U.S. dollars, and any reference to “C$” in this Indenture means Canadian dollars. Unless the context otherwise requires, any reference to dollar amounts in U.S. dollars or Canadian dollars shall be translated, if necessary, to Canadian dollars or U.S. dollars, respectively, at the Prevailing Exchange Rate.

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Article 2

Issue, Description, Execution, Registration and Exchange of Notes

Section 2.01.  Designation and Amount. The Notes shall be designated as the “9.00% Convertible Senior Notes due 2028.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $50,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02.  Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable Law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or decreased to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian (if other than the Trustee), at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03.  Date and Denomination of Notes; Payments of Interest and Defaulted Amounts.

(a)  The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. For the purposes solely of disclosure under the Interest Act (Canada), whenever interest to be paid on the Notes is calculated on the basis of a year of 360 days composed of twelve 30-day months or on the basis of any other period which contains fewer days than the actual number of days in the calendar year of calculation (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

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(b)  On each Interest Payment Date, the Issuer shall pay interest with respect to a Global Note to the credit of the Holders on such Regular Record Date, pro rata in accordance with their interests.

(c)  The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Issuer maintained by the Issuer for such purposes in New York City, New York, which shall initially be the Corporate Trust Office and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Issuer shall pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their addresses as they appear in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each such Holder or, upon written application by such a Holder to the Note Registrar in a form reasonably satisfactory to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States if such Holder has provided the Trustee or the Paying Agent (if other than the Trustee) with the requisite information necessary to make such wire transfer, which written application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(d)  Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue Default Interest, subject to the enforceability thereof under applicable Law, from, and including, such relevant payment date, and such Defaulted Amounts together with such Default Interest thereon shall be paid by the Issuer, at its election in each case, as provided in clause (i) or (ii) below:

(i)  The Issuer may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Issuer shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall consent to an earlier date). The Issuer shall promptly notify the Trustee of such special record date at least [●] Business Days before such notice is to be sent to the Holders and the Trustee, in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(d). The Trustee shall have no responsibility whatsoever for the calculation of the Defaulted Amount.

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(ii)  The Issuer may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to clause (i) above, such manner of payment shall be deemed practicable by the Trustee.

Section 2.04.  Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Issuer by the manual, facsimile or electronic signature of its Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary or other Officer of the Issuer.

Subject to Section 2.10 and Section 4.14, at any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes, including any additional Notes, executed by the Issuer to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Notes, without any further action by the Issuer hereunder; provided, however, that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Issuer with respect to the issuance, authentication and delivery of such Notes.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually or electronically by an authorized officer of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Issuer shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Issuer who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Issuer, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Issuer, and any Note may be signed on behalf of the Issuer by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Issuer, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05.  Exchange and Registration of Transfer of Notes; Transfer Taxes; Restrictions on Transfer; Depositary.

(a)  The Issuer shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Issuer designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Issuer may appoint one or more co-Note Registrars in accordance with Section 4.02.

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Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Issuer pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase, redemption or conversion shall (if so required by the Issuer, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed by the Issuer, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Issuer may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or duty (“Transfer Taxes”) required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Issuer, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange for other Notes or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion, (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 14 or (iii) any Notes selected for redemption in accordance with Article 15, except the unredeemed portion thereof.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b)  So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c) all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.

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(c)  Every Note that bears or is required under this Section 2.05(c) to bear the Restrictive Notes Legend (together with any Common Shares issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the legend set forth below) or in Section 2.05(d) (including the legend set forth therein), as applicable, unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Issuer, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(d), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Any certificate evidencing some or all of the Notes (and all securities issued in exchange therefor or substitution thereof, other than Common Shares, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 2.05(d), if applicable) shall bear a legend in substantially the following form (the “Restrictive Notes Legend”) (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Issuer in writing, with notice thereof to the Trustee):

THIS SECURITY AND THE COMMON SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF GREENFIRE RESOURCES LTD. (THE “ISSUER”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)  TO THE ISSUER OR ANY SUBSIDIARY THEREOF, OR

(B)  PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C)  TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)  PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE ISSUER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

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NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER DURING THE PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

No transfer of any Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Notes Legend required by this Section 2.05(c) and shall not be assigned a restricted CUSIP number. The Restrictive Notes Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Issuer’s delivery to the Trustee of written notice to such effect, without further action by the Issuer, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number as provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary; provided, however, that if such Note is a Global Note and the Depositary thereof requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in the facilities of such Depositary, then (x) the Issuer will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of Section 4.06, such Global Note will not be deemed to be identified by unrestricted CUSIP and ISIN numbers until such time as such exchange or procedure is effected. The Issuer and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Securities Act and applicable state securities laws.

The Issuer shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clauses (i) through (iii) of the first sentence of the immediately preceding paragraph have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Notes Legend specified in this Section 2.05(c) and shall not be assigned a restricted CUSIP number.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

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In addition, unless otherwise agreed to in writing by the Issuer and the Trustee, any certificate evidencing some or all of the Notes (and all securities issued in exchange therefor or substitution thereof, including Common Shares issued upon conversion thereof) shall bear a legend in substantially the following form (the “Canadian Restrictive Notes Legend”) (unless the Issuer has either: (i) filed a final prospectus for which a receipt has been issued in any of the jurisdictions in Canada listed in Appendix B of NI 45-102; or (ii) become a “reporting issuer” under the applicable securities laws of any jurisdiction of Canada and four months have elapsed from the date since the Issuer became a reporting issuer (and such reporting issuer status has not ceased) (in either case, the “Canadian Resale Restriction Termination Date”):

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE ISSUE DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

The Canadian Restrictive Notes Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Issuer’s delivery to the Trustee of written notice to such effect, without further action by the Issuer, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number relating to the Canadian Restrictive Notes Legend provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary; provided, however, that if such Note is a Global Note and the Depositary thereof requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers relating to the Canadian Restrictive Notes Legend in the facilities of such Depositary, then (x) the Issuer will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of Section 4.06, such Global Note will not be deemed to be identified by unrestricted CUSIP and ISIN numbers relating to the Canadian Restrictive Notes Legend until such time as such exchange or procedure is effected. The Issuer and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Canadian Securities Legislation.

The Depositary shall be a clearing agency registered under the Exchange Act. The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Issuer at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and, subject to the Depositary’s applicable procedures, a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Issuer shall execute, and the Trustee, upon receipt of an Officer’s Certificate and an Issuer Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

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Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Issuer, the Trustee, the Conversion Agent, the Paying Agent or any agent of the Issuer or the Trustee shall have any responsibility or liability for any act or omission of the Depositary or for the payment of amounts to owners of beneficial interest in a Global Note, for any aspect of the records relating to or payments made on account of those interests by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to those interests.

(d)  Any share certificate representing Common Shares issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Shares have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Shares have been issued upon conversion of a Note that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Issuer with written notice thereof to the Trustee and any transfer agent for the Common Shares):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF GREENFIRE RESOURCES LTD. (THE “ISSUER”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)  TO THE ISSUER OR ANY SUBSIDIARY THEREOF, OR

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(B)  PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C)  TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)  PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PRIOR TO THE REGISTRATION OF THIS SECURITY IN CONNECTION WITH ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE ISSUER AND THE TRANSFER AGENT FOR THE ISSUER’S COMMON SHARES RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE ISSUER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Shares (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such Common Shares for exchange in accordance with the procedures of the transfer agent for the Common Shares, be exchanged for a new certificate or certificates for a like aggregate number of Common Shares, which shall not bear the restrictive legend required by this Section 2.05(d).

The Issuer shall cause any Note that is repurchased or owned by it to be surrendered to the Trustee for cancellation in accordance with Section 2.08.

The Trustee and any other agent appointed under this Indenture shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary, and may assume performance absent written notice to the contrary.

(e)  Any Note or Common Shares issued upon conversion of a Note that is repurchased or owned by the Issuer or any Affiliate of the Issuer (or any Person who was an Affiliate of the Issuer at any time during the three months immediately preceding) may not be resold by the Issuer or such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Shares, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

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Section 2.06. Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Issuer in its discretion may execute, and upon receipt of an Issuer Order the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Issuer, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Issuer, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of an Issuer Order and such security or indemnity as the Trustee, the Issuer and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Issuer, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Issuer may require a Holder to pay a sum sufficient to cover any Transfer Taxes required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for redemption or required repurchase or is about to be converted in accordance with Article 13 shall become mutilated or be destroyed, lost or stolen, the Issuer may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Issuer, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Issuer, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, redemption, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, redemption, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07.  Temporary Notes. Pending the preparation of Physical Notes, the Issuer may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon written request of the Issuer, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Issuer. Every such temporary Note shall be executed by the Issuer and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Issuer shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Issuer pursuant to Section 4.02 and the Trustee or such authenticating agent upon receipt of an Issuer Order shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes. Such exchange shall be made by the Issuer at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

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Section 2.08.  Cancellation of Notes Paid, Converted, Etc. The Issuer shall cause all Notes surrendered for the purpose of payment, repurchase (including upon a Fundamental Change but not including Notes repurchased pursuant to cash-settled swaps and other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to the Issuer or any of its agents, Subsidiaries or Affiliates, as applicable, to be surrendered to the Trustee for cancellation. All Notes delivered to the Trustee shall be canceled promptly by it in accordance with its customary procedures. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such disposition, shall deliver a certificate of such disposition to the Issuer, at the Issuer’s written request in an Issuer Order.

Section 2.09.  CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” numbers as they appear on any Note, notice or elsewhere, and, provided, further, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.10.  Additional Notes; Repurchases. The Issuer may, notwithstanding Section 2.01, reopen this Indenture and issue additional Notes hereunder with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price, interest accrued prior to the issue date of such additional Notes and, if applicable, restrictions on transfer in respect of such additional Notes); provided that it has given written notice to and obtained written consent from the Required Holders prior to such date of issuance of additional Notes; and provided, further, that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities law purposes, such additional Notes shall not have the same CUSIP numbers as the Notes initially issued hereunder. Prior to the issuance of any such additional Notes, the Issuer shall deliver to the Trustee (copied to the Paying Agent and Note Registrar) an Issuer Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Section 17.05, as the Trustee shall reasonably request. In addition, the Issuer may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Issuer), repurchase Notes in the open market or otherwise, whether by the Issuer or its Subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without the consent of or notice to the Holders of the Notes. The Issuer shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation in accordance with Section 2.08 and such Notes shall no longer be considered outstanding under this Indenture upon their repurchase.

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Article 3

Satisfaction and Discharge

Section 3.01.  Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Issuer contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging satisfaction and discharge of this Indenture and the Notes, when:

(a)  (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation or (ii) the Issuer has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Redemption Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash and/or Common Shares (or other Reference Property) or a combination thereof, as applicable, solely to satisfy the Issuer’s Conversion Obligation, sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Issuer; and

(b)  the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.06 shall survive.

Article 4
Certain Covenants

Section 4.01.  Payment of Principal and Interest. The Issuer covenants and agrees that it will cause to be paid the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

On the Maturity Date, the Issuer shall repay the principal of each of the Notes by Cash Settlement.

Interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 10:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02.  Maintenance of Office or Agency. The Issuer will maintain in New York City, New York, an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or redemption (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee located in New York City, New York.

The Issuer may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in New York City, New York, for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

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The Issuer hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as the office or agency in the contiguous United States, where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or redemption or for conversion and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served; provided that the Corporate Trust Office shall not be a place for service of legal process for the Issuer.

Section 4.03.  Appointments to Fill Vacancies in Trustee’s Office. The Issuer, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04.  Provisions as to Paying Agent. (a) If the Issuer shall appoint a Paying Agent other than the Trustee, the Issuer will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i)  that it will hold all sums held by it as such agent for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii)  that it will give the Trustee prompt notice of any failure by the Issuer to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Issuer shall, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or premium, if any, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), premium, if any, or accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Issuer will promptly notify the Trustee of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 10:00 a.m., New York City time, on such date.

(b)  If the Issuer acts as its own Paying Agent, it shall, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) and premium, if any, accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Issuer to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or premium, if any, or accrued and unpaid interest on, the Notes when the same shall become due and payable. On the occurrence of any Event of Default under Section 6.01(k) or Section 6.01(l), the Trustee shall automatically become the Paying Agent.

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(c)  Anything in this Section 4.04 to the contrary notwithstanding, the Issuer may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Issuer or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Issuer or any Paying Agent to the Trustee, the Issuer or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.

(d)  Subject to applicable escheatment laws, any money and Common Shares deposited with the Trustee, the Conversion Agent or any Paying Agent or then held by the Issuer, in trust for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, premium, if any, on, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), premium, interest or consideration due upon conversion has become due and payable shall be paid to the Issuer on request of the Issuer contained in an Officer’s Certificate, or (if then held by the Issuer) shall be discharged from such trust and the Trustee shall have no further liability with respect to such fund or property; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money and Common Shares, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 4.05.  Existence. Subject to Article 11, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06.  Rule 144A Information Requirement and Reports.

(a)  At any time the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Issuer shall, so long as any of the Notes or any Common Shares issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any Common Shares issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or Common Shares pursuant to Rule 144A under the Securities Act. The Issuer shall take such further action as any Holder or beneficial owner of such Notes or any Common Shares issuable upon conversion of such Notes may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Notes or Common Shares issuable upon conversion of such Notes in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

(b)  The Issuer shall file with the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any annual or quarterly reports (on Form 10-K or Form 20-F or Form 10-Q or Form 6-K, as applicable, or any respective successor form) that the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to, or with respect to which the Issuer is actively seeking, confidential treatment and any correspondence with the Commission, and giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor thereto)). Any such document or report that the Issuer files with the Commission via the Commission’s EDGAR system (or any successor system) shall be deemed to be filed with the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or such successor). The Trustee shall have no responsibility to determine whether such posting has occurred.

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(c)  Delivery of the reports, information and documents described in clause (b) above to the Trustee is for informational purposes only, and the information and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

(d)  If, at any time following the one year anniversary of the Last Original Issue Date, the Issuer fails to timely file any document or report that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K or Form 6-K, as applicable), the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable pursuant to Rule 144 by Holders other than the Issuer’s Affiliates or Holders that were the Issuer’s Affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes), or any Common Shares issuable upon conversion of the Notes fail to be subject to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective in accordance with the terms of the Investor Rights Agreement, the Issuer shall pay Additional Interest on the Notes. Such Additional Interest shall accrue on the Notes at the rate of (i) 0.25% per annum of the principal amount of the Notes outstanding for each of the first 90 days and (ii) 0.50% per annum of the principal amount of the Notes outstanding for each day from, and including, the 91st day during such period for which the Issuer’s failure to file has occurred and is continuing, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable pursuant to Rule 144 by Holders other than the Issuer’s Affiliates (or Holders that were the Issuer’s Affiliates at any time during the three months immediately preceding) without restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes. Additional Interest shall be payable in cash in arrears on each Interest Payment Date following accrual in the same manner as regular interest on the Notes.

(e)  If Additional Interest is payable by the Issuer pursuant to Section 4.06(d), the Issuer shall deliver to the Trustee (copied to the Paying Agent) an Officer’s Certificate to that effect stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable and the Trustee shall not have any duty to verify the Issuer’s calculation of Additional Interest. If the Issuer has paid Additional Interest directly to the Persons entitled to it, the Issuer shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 4.07.  Stay, Extension and Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Issuer from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08.  Compliance Certificate; Statements as to Defaults. The Issuer shall deliver to the Trustee, at least once in every twelve month period beginning on the date of this Indenture and within 120 days after the end of each fiscal year of the Issuer (beginning with the fiscal year ending on December 31, 2023), an Officer’s Certificate stating whether the signers thereof have knowledge of any Default or Event of Default that occurred during the previous year and, if so, specifying each such Default or Event of Default and the nature thereof. In addition, the Issuer shall deliver to the Trustee, within 30 days after the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Default or Event of Default, its status and the action that the Issuer is taking or proposing to take in respect thereof; provided that the Issuer shall not be required to deliver such Officer’s Certificate if such Default or Event of Default has been cured within the applicable grace period (if any) provided for in this Indenture.

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Section 4.09.  Payment of Taxes. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or properties of it and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property, except for such non-compliances as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole.

Section 4.10.  Compliance with Laws. The Issuer shall comply with all applicable statutes, rules, regulations and orders of the United States of America, all states and municipalities thereof, Canada, all provinces and territories thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its respective businesses and the ownership of its respective properties, except for such non-compliances as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole.

Section 4.11.  Reservation and Status of Common Shares.

(a)  The Issuer shall at all times reserve and maintain, out of its authorized and unissued Common Shares or Common Shares held in treasury, a number of Common Shares that would be sufficient to satisfy its Conversion Obligation hereunder. To the extent the Issuer delivers Common Shares held in the Issuer’s treasury in settlement of any obligation under this Indenture to deliver Common Shares, each reference in this Indenture to the issuance of Common Shares in connection therewith will be deemed to include such delivery.

(b)  Each Common Share delivered upon conversion of the Notes shall be a newly issued or treasury Common Share and shall be duly and validly issued, fully paid and non-assessable, and free from preemptive rights, taxes, liens, charges and adverse claims (except to the extent of any lien, charge or adverse claim created by the action or inaction of such Holder or the Person to whom such Common Share will be delivered).

(c)  If the Common Shares are then listed on any securities exchange, then the Issuer shall cause Common Shares delivered upon conversion of the Notes to be admitted for listing on such exchange.

Section 4.12.  Capital Expenditure. The Issuer shall ensure that, at any time from the Issue Date, the aggregate capital expenditure of the Issuer and its Subsidiaries on a consolidated basis included in the Issuer’s cash flow statement shall not exceed $100.0 million in any twelve-month period.

Section 4.13.  Restricted Payments.

(a)  The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)  declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Issuer or any of its Subsidiaries (including, without limitation, any payment in connection with any consolidation, arrangement, merger or amalgamation involving the Issuer or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests of the Issuer or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Subsidiary of the Issuer);

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(ii)  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any consolidation, arrangement, merger or amalgamation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Subsidiary that is unsecured Indebtedness for money borrowed, Indebtedness secured on a junior lien basis to the Notes or contractually subordinated to the Notes or to any Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Subsidiaries), except a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv)  make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)  The foregoing provisions will not prohibit:

(i)  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii)  the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer;

(iii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of the Issuer to the holders of such Subsidiary’s Equity Interests on a pro rata basis;

(iv)  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(v)  so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Subsidiary of the Issuer held by any current or former officer, director or employee of the Issuer or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period;

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(vi)  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options (or related withholding taxes);

(vii)  payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Capital Stock of any such Person;

(viii)  payments or distributions to dissenting shareholders pursuant to applicable Law, or pursuant to or in connection with a consolidation, amalgamation, merger or transfer of the Capital Stock of any Subsidiary or of all or substantially all of the assets of the Issuer, in each case, that complies with the requirements of this Indenture; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have complied with Article 14;

(ix)  payments made in connection with, or constituting any part of any Permitted Tax Reorganization and fees and expenses relating thereto;

(x)  to the extent required in order to consummate the Transactions, Restricted Payments in an aggregate amount of not more than US$75.0 million distributed (directly or indirectly) pursuant to the Plan of Arrangement (as defined in the Business Combination Agreement); provided that any Restricted Payments made pursuant to this clause (x) shall reduce Restricted Payments otherwise available pursuant to clause (ii) on a dollar for dollar basis to the extent such distributions are funded by a contribution to the Issuer or a Subsidiary;

(xi)  so long as (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payments and (B) the Issuer will have no less than $25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (xi)), Restricted Payments in an amount not to exceed the then-applicable Available Cumulative Credit; and

(xii)  the payment of (1) transaction expenses in connection with the Transactions and (2) any amounts due to dissenting shareholders in connection with the Transactions; provided that any Restricted Payments made pursuant to this clause (xii) shall reduce Restricted Payments otherwise available pursuant to clauses (ii) and (x) on a dollar for dollar basis to the extent such payments could be classified under clause (ii) or (x), as applicable.

(c)  The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.13 will be determined by the chief executive officer, the chief financial officer, the chief accounting officer or the controller of the Issuer and set forth in an Officer’s Certificate delivered to the Trustee; provided that such determination of Fair Market Value shall be further evidenced by a resolution of the Board of Directors of the Issuer if the value of such Restricted Payment exceeds $5.0 million. The Issuer, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Section 4.13 (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses), in each case, in any manner that complies with this Section 4.13.

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Section 4.14.  Incurrence of Indebtedness and Issuance of Preferred Shares.

(a)  The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any preferred shares; provided that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness, if such Indebtedness constitutes Permitted Debt (as defined below).

(b)  Notwithstanding clause (a) of this Section 4.14, the Issuer and its Subsidiaries may incur, without duplication, any of the following items of Indebtedness (“Permitted Debt”):

(i)  Existing Indebtedness, including the Greenfire Notes outstanding on the date hereof and the related Greenfire Note Guarantees in effect on the date hereof;

(ii)  Indebtedness represented by the Notes (other than any additional Notes) and related Guarantees;

(iii) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 4.14(b)(iii), not to exceed, at any time outstanding, $10.0 million;

(iv)  Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.14(b)(i), Section 4.14(b)(ii), Section 4.14(b)(iii) or Section 4.14(b)(xiv) hereof; provided that the incurrence of such Permitted Refinancing Indebtedness shall be treated as a utilization of the capacity under Section 4.14(b)(i), Section 4.14(b)(ii), Section 4.14(b)(iii) or Section 4.14(b)(xiv), as applicable, to incur Indebtedness under such Sections;

(v)  intercompany Indebtedness between or among the Issuer and any of its Subsidiaries; provided that: (A) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and (B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Subsidiary of the Issuer and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Subsidiary, as the case may be, that was not permitted by this Section 4.14(b)(v);

(vi)  the issuance by any of the Issuer’s Subsidiaries to the Issuer or to any of its Subsidiaries of preferred shares; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such preferred shares being held by a Person other than the Issuer or a Subsidiary of the Issuer and (B) any sale or other transfer of any such preferred shares to a Person that is not either the Issuer or a Subsidiary of the Issuer will be deemed, in each case, to constitute an issuance of such preferred shares by such Subsidiary that was not permitted by this Section 4.14(b)(vi);

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(vii)  Hedging Obligations in the ordinary course of business and the Hedges;

(viii)  any guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Subsidiary of the Issuer to the extent that the Indebtedness being guaranteed was permitted to be incurred by another provision of this Section 4.14; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then such guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(ix)  Indebtedness in respect of (A) workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business, (B) performance bonds, bank guarantees or similar obligations for or in connection with pledges, deposits or payments made or given in relation to such performance bonds, bank guarantees or similar instruments in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations and (C) letters of credit issued or incurred to support the purchase of supplies and equipment in the ordinary course of business of the Issuer and its Subsidiaries;

(x)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xi)  Indebtedness arising from agreements of the Issuer or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness with respect to a disposition shall at no time exceed the gross proceeds actually received by the Issuer and its Subsidiaries in connection with such disposition;

(xii)  obligations consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(xiii)  Indebtedness of the Issuer or any of its Subsidiaries arising pursuant to any Permitted Tax Reorganization;

(xiv)  Indebtedness arising pursuant to an L/C Facility not to exceed, at any time outstanding, $70.0 million; and

(xv)  additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xv), not to exceed $10.0 million.

(c)  The Issuer shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor solely by virtue of being unsecured, by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more such holders priority over the other holders in the collateral held by them.

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(d)  For purposes of determining compliance with this Section 4.14, in the event that an item of Indebtedness meets the criteria of more than one of the clauses of Permitted Debt described in Section 4.14(b)(i) through (xv) above, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.14. The accrual of interest or preferred share dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred shares or operating leases as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred shares or Disqualified Stock in the form of additional shares of the same class of preferred shares or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred shares or Disqualified Stock for purposes of this Section 4.14; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.14, the maximum amount of Indebtedness that the Issuer or any Subsidiary may incur pursuant to this this Section 4.14 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 4.15.  Liens.

(a)  The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on any asset of the Issuer or such Subsidiary now owned or hereafter acquired unless contemporaneously therewith:

(i)  in the case of any Lien securing any Pari Passu Indebtedness, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Issuer or such Subsidiary, as the case may be; and

(ii)  in the case of any Lien securing Indebtedness subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same assets of the Issuer or such Subsidiary, as the case may be, prior to the Lien securing such subordinated Indebtedness.

(b)  For purposes of determining compliance with this Section 4.15, (1) a Lien securing an item of Indebtedness need not be permitted solely by reference to one clause of Permitted Liens (or any portion thereof) but may be permitted in part under any combination thereof and (2) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the clauses of Permitted Liens (or any portion thereof), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.15.

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Section 4.16.  Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)  The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(i)  pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Subsidiaries;

(ii)  make loans or advances to the Issuer or any of its Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Subsidiaries.

(b)  The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i)  agreements governing Existing Indebtedness, including the Greenfire Indenture, the Greenfire Notes and the Greenfire Note Guarantees, and any related collateral documents, in each case as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii)  this Indenture, the Notes and the Guarantees;

(iii) agreements governing other Indebtedness permitted to be incurred under Section 4.14 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions will not materially adversely impact the ability of the Issuer to make required principal and interest payments on the Notes;

(iv)  applicable Law;

(v)  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(vi)  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vii)  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.16(a)(iii);

(viii)  any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

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(ix)  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness will not materially adversely impact the ability of the Issuer to make required principal and interest payments on the Notes;

(x)  Liens permitted to be incurred under Section 4.15 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)  customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xii)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.17.  Transactions with Affiliates.

(a)  The Issuer will not, and will not permit any of its Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(i)  the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person;

(ii)  the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.17 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(iii) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion of an accounting, appraisal or investment banking firm of national standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of related transactions is (I) fair from a financial point of view taking into account all relevant circumstances or (II) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b)  The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the foregoing provisions in clause (a):

(i)  any employment agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Subsidiaries and payments pursuant thereto, including with respect to the Transactions;

(ii)  transactions between or among the Issuer and/or its Subsidiaries;

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(iii) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(iv)  payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Subsidiaries, including with respect to the Transactions;

(v)  any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(vi)  any transaction or series of related transactions for which the Issuer delivers to the Trustee an opinion as to the fairness to the Issuer or the applicable Subsidiary of such transaction or series of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(vii)  Restricted Payments that do not violate Section 4.13;

(viii)  loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(ix)  any Permitted Tax Reorganization;

(x)  any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby; and

(xi)  the Transactions and the payment of all fees and expenses related to the Transactions.

Section 4.18.  Business Activities. The Issuer shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

Section 4.19.  Subsidiary Guarantees. The Issuer shall not create any Subsidiary or permit any of its Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the Notes) of the Issuer or any Guarantor, unless, in any such case, such Subsidiary executes and delivers a supplemental indenture to this Indenture providing a Guarantee as provided in Article 14 by such Subsidiary; provided that no Subsidiary shall be required to guarantee the Notes if it is prohibited by law from guaranteeing the Notes.

Section 4.20.  Asset Sales.

(a)  The Issuer shall not, and shall not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(i)  the Issuer (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)  at least 75% of the aggregate consideration received by the Issuer and its Subsidiaries in the Asset Sale is in the form of cash or Cash Equivalents.

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Any Asset Sale pursuant to a condemnation, expropriation, appropriation, or other similar taking, including by deed in lieu of condemnation, shall not be required to satisfy the conditions set forth in Section 4.20(a)(i) above.

For purposes of this provision, each of the following will be deemed to be cash:

(A)  any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Subsidiary from or indemnifies against further liability;

(B)  any securities, Notes or other obligations received by the Issuer or any such Subsidiary from such transferee that are within 180 days after the Asset Sale, subject to ordinary settlement periods, converted by the Issuer or such Subsidiary into cash, to the extent of the cash received in that conversion; and

(C)  any stock or assets of the kind referred to in clause (ii) or (iv) of Section 4.20(b).

(b)  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Subsidiary, as the case may be) may apply such Net Proceeds:

(i)  (x) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (y) to reduce, prepay, repay or purchase Pari Passu Indebtedness (provided that the Issuer ratably reduces, prepays, repays or purchases the Notes) or (z) to make an offer in accordance with the procedures set forth below for an Asset Sale Offer, redeem the Notes pursuant to Article 15 or purchase Notes through open market purchases or in privately negotiated transactions (in each case, other than Indebtedness owed to the Issuer or any Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or such Subsidiary will retire such Indebtedness and will cause the related commitment, to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets,” to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(ii)  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Issuer;

(iii) to make a capital expenditure in respect of a Permitted Business; or

(iv) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

In the case of clause (ii) of this Section 4.20(b), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Issuer (or the applicable Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

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(c)  Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (i) through (iv) of Section 4.20(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within thirty days of exceeding such amount, the Issuer will make an offer to: (i) first, all Holders of Structurally Senior Indebtedness in accordance with the terms of such Structurally Senior Indebtedness, to the extent required by the terms of such Structurally Senior Indebtedness, and (ii) second, out of any remaining Excess Proceeds, all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to purchase, prepay or redeem the maximum principal amount of Notes and Pari Passu Indebtedness on a pro rata basis (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the remaining Excess Proceeds (such offer to Holders of Notes and any holders of Pari Passu Indebtedness, as the case may be, an “Asset Sale Offer”).

(d)  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the Regular Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash.

(e)  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

Section 4.21.  Additional Amounts.

(a)  All payments made by the Issuer or any Guarantor under or with respect to the Notes or the Guarantees, including any consideration transferred in connection with a conversion of Notes (whether Cash Settlement, Physical Settlement or Combination Settlement), shall be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless the withholding or deduction is then required by applicable Law. If any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Issuer or any Guarantor (including any successor or other surviving entity) is then incorporated, organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each of clauses (1) and (2), a “Tax Jurisdiction”) will at any time be required to be made from any payments made under or with respect to the Notes or the Guarantees, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including payments of Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided that no Additional Amounts will be payable with respect to any of the following (referred to herein as “Excluded Taxes”):

(i)  any Taxes that would not have been imposed but for the Holder or beneficial owner (or fiduciary, settlor, beneficiary, partner, member or shareholder of the Holder, as the case may be) of the Notes being a citizen or resident or national of, organized in or carrying on a business in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, disposition, enforcement or receipt of payment in respect of the Notes;

(ii)  any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any reasonable written request, made to that Holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be made, by the Issuer, any Guarantor or any Paying Agent to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes, but only to the extent that the Holder or beneficial owner is legally eligible to provide such evidence and such compliance is not more onerous to the Holder or beneficial owner than would be comparable certification, information, documentation or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8 and W-9 or any comparable successor forms);

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(iii) any Taxes imposed with respect to any Note presented for payment (where presentation is required for payment) more than 30 days after the date on which the relevant payment is became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on any day during such 30-day period);

(iv)  any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(v)  any Tax required to be withheld or deducted under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(vi)  other than with respect to the initial Holder of the Notes, any Taxes withheld, deducted or imposed because the Holder or beneficial owner of the Notes, or any other person entitled to payments under the Notes, does not deal at arm’s length with the Issuer or a relevant Guarantor or paying agent for purposes of the Income Tax Act (Canada) or is a person who is, or who does not deal at arm’s length with, a person who is a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Issuer or a relevant Guarantor or paying agent at a relevant time;

(vii)  any Taxes withheld, deducted or imposed on a payment on or with respect to the Notes to a Holder that is a fiduciary, a partnership or a person other than the sole beneficial owner of any such payment, if a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the payment of Additional Amounts had it been the Holder of the Note; or

(viii)  any combination of clauses (i) through (vii) of this Section 4.21(a).

(b)  If the Issuer or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Issuer shall deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer shall provide the Trustee with documentation reasonably satisfactory to each of them evidencing the payment of Additional Amounts.

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(c)  The relevant Guarantor shall make all withholdings and deductions required by Law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law. Upon request, the Issuer will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Issuer shall be responsible for making all calculations called for under this Indenture and the Notes, and the Trustee shall be entitled to conclusively rely on any such calculation provided for in an Officer’s Certificate.

(d)  Whenever in this Indenture there is mentioned, in any context (i) the payment of principal (and premium, if any), (ii) redemption prices or purchase prices in connection with a redemption or repurchase of Notes, (iii) interest, or (iv) any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)  The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and each Holder or beneficial owner of the Notes for and hold them harmless against the full amount of (i) any Taxes, other than Excluded Taxes, paid by the Trustee or any Paying Agent or any Holder or beneficial owner of the Notes in connection with payments made under or with respect to the Notes or the Guarantees held by such Holder or beneficial owner, including any consideration transferred in connection with a conversion of Notes (whether Cash Settlement, Physical Settlement or Combination Settlement), and (ii) any Taxes, other than Excluded Taxes, levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii). A certificate as to the amount of such requested indemnification, delivered by the Trustee or any Paying Agent or such Holder or beneficial owners, shall be conclusive absent manifest error. The Issuer shall pay, and indemnify the Trustee, the Paying Agent and each Holder or beneficial owner of the Notes for, any present or future stamp, issue, registration, transfer, court or documentary taxes or any other excise, property or similar Taxes that arise in any relevant Tax Jurisdiction (and, in the case of enforcement, any jurisdiction) from the execution, issuance, delivery or enforcement of the Notes, the Guarantees, this Indenture or any other document or instrument in relation thereto, or the receipt of any payments, including any consideration transferred in connection with a conversion of Notes (whether Cash Settlement, Physical Settlement or Combination Settlement), with respect to the Notes or any Guarantees.

(f)  The obligations described in this Section 4.21 will survive any termination, defeasance or discharge of this Indenture, and transfer by a holder or beneficial owner of the Notes, and will apply mutatis mutandis to any jurisdiction (i) in which any successor Person to the Issuer or any Guarantor is organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority thereof or therein or (ii) from or through which payment is made by or on behalf of such successor Person.

Article 5
Lists of Holders and Reports by the Issuer and the Trustee

Section 5.01.  Lists of Holders. The Issuer covenants and agrees that it will furnish or cause to be furnished to the Trustee not more than 15 days after each Regular Record Date beginning with the Regular Record Date on [●], 2023, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Issuer of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders, the principal amount of Notes owned by such Holders and the aggregate principal amount of Notes outstanding (the “Register Information”) as of a date not more than 15 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

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Section 5.02.  Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished. Within 15 days after the Trustee receives a request from any registered Holder for a copy of the Register Information, accompanied by a declaration from such registered Holder which purports to be in compliance with the Business Corporations Act (Alberta), the Trustee shall furnish the Register Information (as of the day that the declaration is delivered) to such Holder if such declaration complies with the Business Corporations Act (Alberta); provided that each of the Trustees shall be entitled to charge a reasonable fee for so doing.

Article 6
Defaults and Remedies

Section 6.01.  Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a)  default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 consecutive days;

(b)  default in the payment when due (at maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes;

(c)  failure by the Issuer to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right (including failure to pay or deliver, as the case may be, the Settlement Amount due upon conversion of the Notes) and such failure continues for three Business Days;

(d)  failure by the Issuer to issue a Fundamental Change Notice in accordance with Section 14.01 (and otherwise comply with the provisions of Article 14) or notice of a Make-Whole Fundamental Change in accordance with Section 13.03(d), in each case when due and such failure continues for five Business Days;

(e)  failure by the Issuer to comply with the provisions described in Article 11;

(f)  failure by the Issuer or any of the Guarantors for 60 days, after written notice of such failure to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class, to comply with any of the other covenants or agreements (other than such obligations referenced above in clauses (a) through (e) of this Section 6.01) in this Indenture;

(g)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or of its Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (1) is caused by a failure to pay principal of, premium on, if any, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (2) results in the acceleration of such Indebtedness prior to its express maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any grace periods) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the redemption thereof or any offer to redeem such indebtedness to be made in respect thereof, prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been or could be so accelerated, aggregates $25.0 million or more;

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(h)  failure by the Issuer or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(i)  failure by the Issuer or any of its Subsidiaries to perform any covenant or other agreement or condition under any existing or future offtake or royalty agreement, the effect of which is to cause the acceleration of payments of $25.0 million or more under such agreement;

(j)  except as permitted by this Indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee;

(k)  the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy or Insolvency Laws:

(i)  commences a voluntary case;

(ii)  consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv)  makes a general assignment for the benefit of its creditors;

(v)  generally is not paying its debts as they become due; or

(vi)  commences or is subject to another Insolvency Event;

(l)  a court of competent jurisdiction enters an order or decree under any Bankruptcy or Insolvency Laws that:

(i)  is for relief against the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii)  appoints a custodian of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

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(iii) orders the liquidation of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02.  Acceleration; Rescission and Annulment. If one or more Events of Default (other than an Event of Default specified in Section 6.01(k) or Section 6.01(l) with respect to the Issuer or a Significant Subsidiary) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare 100% of the principal of, and premium, if any, and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(k) or Section 6.01(l) with respect to the Issuer (and not with respect to a Significant Subsidiary) occurs and is continuing, 100% of the principal of, and premium, if any, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of and premium, if any, and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.08, then and in every such case (except as provided in the immediately succeeding sentence) the Required Holders (including, without limitation, additional Notes), by written notice to the Issuer and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or premium, if any, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes.

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Notwithstanding anything to the contrary in this Indenture or the Notes, if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case as a result of an Event of Default (including, but not limited to, an Event of Default specified in Section 6.01(k) or Section 6.01(l) (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the amount that shall then be due and payable shall be equal to: (x) 100% of the principal amount of the Notes then outstanding plus the Applicable Premium in effect on the date of such acceleration plus (y) accrued and unpaid interest to, but excluding, the date of such acceleration, in each case as if such acceleration were an optional redemption of the Notes so accelerated. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in Section 6.01(k) or Section 6.01(l) (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the Applicable Premium with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium) from and after the applicable triggering event, including in connection with an Event of Default specified in Section 6.01(k) or Section 6.01(l). Any premium payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Notes and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the premium shall be payable notwithstanding the then-prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes. THE PREMIUM IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES HERETO EACH ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PREMIUM AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

Section 6.03.  Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a), (b) or (c) of Section 6.01 shall have occurred and be continuing, the Issuer shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Issuer shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

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In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Issuer or any other obligor on the Notes under the Bankruptcy or Insolvency Laws, or any other applicable Law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or such other obligor, the property of the Issuer or such other obligor, or in the event of any other judicial proceedings relative to the Issuer or such other obligor upon the Notes, or to the creditors or property of the Issuer or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.03, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal, premium, if any, and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Issuer or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.08 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Issuer, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Issuer, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

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Section 6.04. Application of Monies Collected by Trustee. Any monies or property collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee (in each of its capacities under this Indenture) and the Canadian Co-Trustee hereunder;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion), premium, if any, and accrued and unpaid interest; and

Fourth, to the payment of the remainder, if any, to the Issuer.

Section 6.05.  Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture or the Notes to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a)  such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b)  Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c)  such Holders shall have offered to the Trustee such security or indemnity reasonably satisfactory to it against any losses, liabilities, costs, or expenses;

(d)  the Trustee for 60 days after its receipt of such written notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

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(e)  no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Required Holders within such 60-day period pursuant to Section 6.08, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holder), or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.05, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the right to institute suit for the enforcement of its right to receive payment or delivery, as the case may be, of (w) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (x) premium, if any, on, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Section 6.06.  Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.07.  Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.05, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 6.08.  Direction of Proceedings and Waiver of Defaults by Required Holders. Subject to the Trustee’s right to receive security or indemnity from the relevant Holders as described herein, the Required Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holder) or that would involve the Trustee in personal liability or that conflicts with applicable Law or this Indenture.

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The Required Holders may on behalf of the Holders of all of the Notes (x) waive any past Default or Event of Default hereunder and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Issuer to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected, and (y) rescind any resulting acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than nonpayment of the principal of, and interest on, the Notes that have become due solely by such acceleration) have been cured or waived. Upon any such waiver the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.08, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.09.  Notice of Defaults. The Trustee shall, within 90 days after a Responsible Officer obtains actual knowledge of the occurrence and continuance of a Default, deliver to all Holders notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), or premium, if any, or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer determines in good faith that the withholding of such notice is in the interests of the Holders.

Section 6.10.  Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.10 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, premium, if any, on, or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Redemption Price and the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 13.

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Article 7

Concerning the Trustee

Section 7.01.  Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability, cost or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own gross negligence or its own willful misconduct, except that:

(a)  prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has written or actual knowledge and after the curing or waiving of all Events of Default that may have occurred:

(i)  the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)  in the absence of gross negligence and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein); provided, however, that the Trustee need not act or refrain from acting based on any certificate or opinion that it determines to be not in conformity with the requirements of this Indenture. If presented with a non-conforming certificate or opinion, the Trustee may request the delivering party to re-issue the certificate or opinion in the manner required by this Indenture before taking any action;

(b)  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved in a court of competent jurisdiction in a final and non-appealable decision that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c)  the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d)  whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section 7.01;

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(e)  the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Issuer or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f)  if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event;

(g)  in the absence of written investment direction from the Issuer, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Issuer;

(h)  under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes; and

(i)  none of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 7.02.  Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:

(a)  the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)  any request, direction, order or demand of the Issuer mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Issuer;

(c)  whenever in the administration of this Indenture, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate;

(d)  the Trustee may consult with counsel of its selection, and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e)  the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation;

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(f)  the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;

(g)  the permissive rights of the Trustee enumerated herein shall not be construed as duties;

(h)  the Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such times to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(i)  the Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers;

(j)  the Trustee shall not be required to give any bond or surety in respect of its powers and duties hereunder; and

(k)  neither the Trustee nor any of its directors, officers, employees, agents, or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Issuer, or any of their respective directors, members, officers, agents, affiliates, or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy or omission in the information obtained from the Issuer or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties or set forth herein as a result of any inaccuracy or incompleteness.

(l)  In no event shall the Trustees be liable for any special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustees have been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustees shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless written notice of such Default or Event of Default shall have been given to the Trustee and actually received by a Responsible Officer at the Corporate Trust Office of the Trustee by the Issuer or by any Holder or any agent of any Holder, referencing this Indenture and/or of the Notes and stating that it is a “notice of default.”

(m)  For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7 and throughout this Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Canadian Co-Trustee, the Trustee in each of its other capacities hereunder and each other agent, custodian and Person employed to act hereunder in such capacities as the Trustee is serving hereunder. The Canadian Co-Trustee, if undertaking duties and obligations hereunder, shall be subject to the same standards, requirements, rights, privileges, protections, immunities and benefits applicable to the Trustee hereunder.

Section 7.03.  No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity, enforceability or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture. The Trustee shall have no responsibility or liability with respect to any information, statement or recital in any disclosure material prepared or distributed with respect to the issuance of the Notes.

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Section 7.04.  Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05.  Monies and Common Shares to Be Held in Trust. All monies and Common Shares received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and Common Shares held by the Trustee in trust hereunder need not be segregated from other funds or property except to the extent required by law. The Trustee shall be under no liability for interest on any money or Common Shares received by it hereunder except as may be agreed from time to time by the Issuer and the Trustee. The Trustee shall not be obligated to take possession of any Common Shares, whether on conversion or in connection with any discharge of this Indenture pursuant to Article 3 hereof, but shall satisfy its obligation as Conversion Agent by working through the stock transfer agent of the Issuer from time to time as directed by the Issuer.

Section 7.06.  Compensation and Expenses of Trustee. The Issuer covenants and agrees to pay to the Trustee, in any capacity under this Indenture, from time to time and the Trustee shall receive such compensation agreed in writing between the Issuer and the Trustee for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Issuer, and the Issuer will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements, charges and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ and including reasonable attorneys’ fees in connection with its enforcement of its rights to indemnity herein) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction. The Issuer also covenants to indemnify the Trustee or any predecessor Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its officers, directors, attorneys, employees and agents and any authenticating agent for, and to hold them harmless against, any loss, claim (whether asserted by the Issuer, a Holder or any other Person), damage, liability or expense (including reasonable attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be determined by a final, non-appealable decision of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises and enforcement of this Section 7.06. The obligations of the Issuer under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.04, funds held in trust herewith for the benefit of the Holders of particular Notes, and, for the avoidance of doubt, such lien shall not be extended in a manner that would conflict with the Issuer’s obligations to its other creditors. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Issuer. The obligation of the Issuer under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes, and the earlier resignation or removal of the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The covenant to pay the compensation, expenses and disbursements and the indemnification provided in this Section 7.06 shall extend to the Canadian Co-Trustee and to the officers, directors, agents and employees of the Trustee and the Canadian Co-Trustee.

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Without prejudice to any other rights available to the Trustee under applicable Law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(k) or Section 6.01(l) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy or Insolvency Laws.

Section 7.07.  Officer’s Certificate and Opinion of Counsel as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate and Opinion of Counsel delivered to the Trustee, and such Officer’s Certificate and Opinion of Counsel, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08.  Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least the minimum amount required by the Trust Indenture Act. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 7.08, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.08, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 7.

Section 7.09.  Resignation or Removal of Trustee. (a) The Trustees may at any time resign by giving written notice of such resignation to the Issuer and by delivering notice thereof to the Holders. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee by written instrument, in duplicate, executed by an Officer of the Issuer, one copy of which instrument shall be delivered to the resigning trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation to the Holders, the resigning trustee may, at the expense of the Issuer, upon 10 Business Days’ notice to the Issuer and the Holders, petition any court of competent jurisdiction, for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.10, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

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(b)  In case at any time any of the following shall occur:

(i)  the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Issuer or by any such Holder, or

(ii)  the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Issuer may by an Officer’s Certificate remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by an Officer’s Certificate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.10, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c)  The Required Holders may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Issuer of such nomination the Issuer objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(d)  Any resignation or removal of either of the Trustees and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.

Section 7.10.  Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Issuer and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee or Canadian Co-Trustee herein; however, nevertheless, on the written request of the Issuer or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Issuer shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.

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Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Issuer and the successor trustee, at the written direction and at the expense of the Issuer shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Issuer fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Issuer.

No resigning trustee shall be responsible or liable for the actions or inactions of any successor Trustee.

Section 7.11.  Succession by Merger, Etc. Any corporation or other entity into which either of the Trustees may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which either of the Trustees shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to such Trustee or Canadian Co-Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee or Canadian Co-Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12.  Trustee’s Application for Instructions from the Issuer. Any application by the Trustee for written instructions from the Issuer (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Issuer for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date notice to the Issuer has been deemed given pursuant to Section 17.03, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

Section 7.13.  Privacy (Canadian Co-Trustee). The parties acknowledge that federal and/or provincial legislation in Canada that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. Despite any other provision of this Indenture, neither the Issuer nor the Canadian Co-Trustee shall take or direct any action that would contravene or cause the other to contravene applicable Privacy Laws. The Issuer shall, prior to transferring or causing to be transferred personal information to the Canadian Co-Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under Privacy Laws. The Canadian Co-Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Canadian Co-Trustee agrees: (1) to have a designated chief privacy officer; (2) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (3) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and not to use it for any other purpose except with the consent of or direction from the Issuer or the individual involved; (4) not to sell or otherwise improperly disclose personal information to any third party; and (5) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

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Section 7.14.  Trustee and Canadian Co-Trustee. The rights, powers, duties and obligations conferred and imposed upon the Trustee and the Canadian Co-Trustee are conferred and imposed upon and shall be exercised and performed by the Trustee and the Canadian Co-Trustee, as applicable, severally and not jointly. Neither the Trustee nor the Canadian Co-Trustee shall have any duty to supervise, and shall in no event be liable for, the acts and omissions of the other. The Canadian Co-Trustee shall comply with the applicable provisions of the Business Corporations Act (Alberta), Loan and Trust Corporations Act (Alberta) and any other applicable statute of Canada or any province or territory thereof and the regulations thereunder as amended or re-enacted from time to time.

Article 8
Concerning The Holders

Section 8.01.  Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Issuer or the Trustee solicits the taking of any action by the Holders of the Notes, the Issuer or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

Section 8.02.  Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument or writing by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03.  Who Are Deemed Absolute Owners. The Issuer, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Issuer or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, premium, if any, on, and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes under this Indenture; and neither the Issuer nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or Common Shares so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Issuer, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

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Section 8.04.  Issuer-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Issuer or by any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Issuer or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Issuer shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05.  Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

Article 9
Holders’ Meetings

Section 9.01.  Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a)  to give any notice to the Issuer or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

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(b)  to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c)  to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d)  to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02.  Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Issuer. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Issuer and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03.  Call of Meetings by Issuer or Holders. In case at any time the Issuer, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Issuer or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

Section 9.04.  Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and its counsel.

Section 9.05.  Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Issuer or by Holders as provided in Section 9.03, in which case the Issuer or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the outstanding Notes (including, without limitation, additional Notes) represented at the meeting and entitled to vote at the meeting.

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Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06.  Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Issuer and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07.  No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.

Article 10
Amendment, Supplement and Waiver

Section 10.01.  Without Consent of Holders. Without the consent of any Holder, the Issuer and the Trustees, at the Issuer’s expense, may from time to time and at any time amend or supplement this Indenture, the Notes or the Guarantees to:

(a)  cure any ambiguity, omission, defect or inconsistency in this Indenture;

(b)  provide for the assumption by a Successor Corporation of the obligations of the Issuer under this Indenture pursuant to Article 11;

(c)  add guarantees with respect to the Notes;

(d)  secure the Notes;

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(e)  add to the covenants or Events of Default of the Issuer for the benefit of the Holders or surrender any right or power conferred upon the Issuer under this Indenture;

(f)  make any change that does not adversely affect the rights of any Holder in any material respect;

(g)  increase the Conversion Rate as provided herein;

(h)  provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under this Indenture by more than one trustee, or provide for the assumption by any successor Trustee, Canadian Co-Trustee, Paying Agent, Note Registrar, Custodian, Conversion Agent, authenticating agent or other agent of the respective obligations of such agents under this Indenture;

(i)  irrevocably elect a Settlement Method or a Specified Dollar Amount, or eliminate the Issuer’s ability to select a Settlement Method; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 13.02;

(j)  in connection with any Merger Event, provide that the notes are convertible into Reference Property, subject to the provisions of Article 13, and make such related changes to the terms of the Notes to the extent expressly required by Section 13.06;

(k)  comply with the rules of any applicable Depositary, including The Depository Trust Company, so long as such amendment does not materially and adversely affect the rights of any Holder;

(l)  provide for the issuance of additional Notes in accordance with this Indenture; or

(m)  comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is qualified thereunder.

Upon the written request of the Issuer, the Trustees are hereby authorized to join with the Issuer in the execution of any such amendment or supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustees shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the rights, duties or immunities of the Trustees under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Issuer and the Trustees without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02.  With Consent of Holders. With the written consent of the Required Holders (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Issuer and the Trustees, at the Issuer’s expense, may from time to time and at any time amend or supplement, or waive compliance with any provision under, this Indenture, the Notes or the Guarantees; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(a)  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

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(b)  reduce the rate of or extend the stated time for payment of interest on any Note;

(c)  reduce the principal of, reduce the premium payable upon conversion or redemption of a Note, or extend the Maturity Date of any Note;

(d)  make any change that adversely affects the conversion rights of any Notes;

(e)  reduce the Redemption Price or the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Issuer’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f)  make any Note payable in a currency, or at a place of payment, other than that stated in the Note;

(g)  change the ranking of the Notes;

(h)  release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i)  impair the right of any Holder to receive payment of principal and interest on such Holder’s Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(j)  make any change in the preceding amendment, supplement and waiver provisions or in the waiver provisions in Section 6.02 or Section 6.08.

Upon the written request of the Issuer, and upon the filing with the Trustees of evidence of the consent of the Required Holders as aforesaid and subject to Section 10.05, the Trustees shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the rights, duties or immunities of the Trustees under this Indenture or otherwise, in which case the Trustees may in their discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such Holders approve the substance thereof. After any such amendment, supplement or waiver becomes effective, the Issuer shall deliver to the Holders a notice (with a copy to the Trustees) briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders (with a copy to the Trustee), or any defect in the notice, will not impair or affect the validity of such amendment, supplement or waiver.

Section 10.03.  Effect of Consents. Upon the execution of any amendment, supplemental indenture or waiver pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Issuer and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such amendment, supplemental indenture or waiver shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04.  Notation on or Exchange of Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Issuer’s expense, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Issuer, to any modification of this Indenture contained in any such supplemental indenture may, at the Issuer’s expense, be prepared and executed by the Issuer, authenticated by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

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Section 10.05.  Trustee to Sign Amendments; Evidence of Compliance to Be Furnished to Trustee. In addition to the documents required by Section 17.05, the Trustees shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any amendment or supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture. Such Opinion of Counsel shall include a customary legal opinion stating that such amendment or supplemental indenture is the valid and binding obligation of the Issuer, subject to customary exceptions and qualifications. The Trustees shall have no responsibility for determining whether any amendment, supplemental indenture or waiver will or may have an adverse effect on any Holder.

Article 11
Successors

Section 11.01.  Merger, Amalgamation, Consolidation, or Sale of Assets. The Issuer shall not, directly or indirectly: (1) merge, amalgamate or consolidate with or into another Person (whether or not the Issuer is the surviving or continuing corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)  either: (i) the Issuer is the surviving or continuing corporation; or (ii) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of Canada, any province or territory of Canada, the United States, any state of the United States or the District of Columbia;

(b)  the Person formed by or surviving or continuing from any such consolidation, merger or amalgamation (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Corporation”) assumes all the obligations of the Issuer under the Notes and this Indenture or is liable for those obligations by operation of law;

(c)  if, upon the occurrence of any such transaction, (x) the Notes would become convertible into securities issued by an issuer other than the resulting, surviving, transferee or successor corporation, and (y) such resulting, surviving, transferee or successor corporation is a Wholly Owned Subsidiary of the issuer of such securities into which the Notes have become convertible, such other issuer shall fully and unconditionally guarantee on a senior basis the resulting, surviving, transferee or successor corporation’s obligations under the Notes;

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(d) each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this Section 11.01, will have confirmed in writing that its Guarantee will continue to apply to the Obligations of the Issuer or the surviving entity under the Notes and this Indenture;

(e) immediately after such transaction, no Default or Event of Default exists; and

(f) the Issuer shall have delivered to the Trustees an Officer’s Certificate and an Opinion of Counsel, each stating that (i) such transaction and such assumption agreements and confirmations described in the preceding clauses (b) and (c) comply with all requirements of this Indenture and (ii) all conditions precedent in this Indenture have been complied with.

In addition, the Issuer shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 11.01 shall not apply to (i) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any one or more of its Subsidiaries or between or among any one or more of the Issuer’s Subsidiaries and (ii) any Permitted Tax Reorganization. Section 11.01(e) shall not apply to any merger, amalgamation, consolidation or arrangement of the Issuer with or into one or more of its Subsidiaries for any purpose.

For purposes of this Section 11.01, the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Section 11.02. Successor Corporation to Be Substituted. In case of any such merger, amalgamation, consolidation, sale, conveyance, transfer or lease and upon the assumption by the Successor Corporation, by supplemental indenture, executed and delivered to the Trustees and satisfactory in form to the Trustees, of the due and punctual payment of the principal of, premium, if any, on and accrued and unpaid interest on, all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Issuer, such Successor Corporation (if not the Issuer) shall succeed to and, except in the case of a lease of all or substantially all of the Issuer’s properties and assets, shall be substituted for the Issuer, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Issuer under this Indenture. Such Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Issuer any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the order of such Successor Corporation instead of the Issuer and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Issuer to the Trustee for authentication, and any Notes that such Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Issuer” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such merger, amalgamation, consolidation, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

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Article 12

Immunity of Incorporators, Shareholders, Officers and Directors

Section 12.01. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of, or premium, if any, or accrued and unpaid interest on, any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

Article 13
Conversion of Notes

Section 13.01. Conversion Privilege. Subject to and upon compliance with the provisions of this Article 13, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple of $1.00 in excess thereof) of such Note at any time prior to the close of business on the second Trading Day immediately preceding the Maturity Date at an initial conversion rate of 76.923077 Common Shares (subject to adjustment as provided in this Article 13, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 13.02, the “Conversion Obligation”). Any conversion of Notes and any calculation or adjustment in connection with any conversion (including, for the avoidance of doubt, any Specified Dollar Amount), in excess of $1,000 will be calculated and converted on a proportional basis.

Section 13.02. Conversion Procedure; Settlement Upon Conversion.

(a) Settlement Method and Amounts.

(i) Subject to this Section 13.02 and Section 4.11, upon conversion of any Note, the Issuer shall satisfy its Conversion Obligation by paying or delivering, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, Common Shares, together with cash, if applicable, in lieu of delivering any fractional share in accordance with Section 13.02(k) (“Physical Settlement”), cash (“Cash Settlement”) or a combination of cash and Common Shares, together with cash, if applicable, in lieu of delivering any fractional share in accordance with Section 13.02(k) (“Combination Settlement”), at the Issuer’s election, as set forth in this Section 13.02. All conversions for which the relevant Conversion Date occurs during a Redemption Period, and all conversions for which the relevant Conversion Date occurs on or after [the 32nd day prior to the Maturity Date], shall be settled using the same Settlement Method and in the same proportions of cash and/or Common Shares during the respective periods.

(ii) The Issuer shall use the same Settlement Method for all conversions with the same Conversion Date and in the same proportions of cash and/or Common Shares during the respective periods, but the Issuer shall not have any obligation to use the same Settlement Method with respect to conversions with different Conversion Dates.

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(iii) If, in respect of any Conversion Date (or any conversions for which the relevant Conversion Date occurs during a Redemption Period), the Issuer elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Issuer shall deliver such Settlement Notice to converting Holders, the Trustee and the Conversion Agent (if other than the Trustee), no later than the close of business on the Trading Day immediately following the relevant Conversion Date (or, in the case of any conversions for which the relevant Conversion Date occurs during a Redemption Period, in the applicable Redemption Notice). If the Issuer does not elect a Settlement Method with respect to a Conversion Date as set forth in the immediately preceding sentence, the Issuer shall be deemed to have elected Physical Settlement in respect of its Conversion Obligation. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of Notes. If the Issuer timely delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes to be converted in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be $1,000. For the avoidance of doubt, the Issuer’s failure to timely elect a Settlement Method or specify the applicable Specified Dollar Amount will not constitute a Default or Event of Default under this Indenture.

(iv) The cash, Common Shares or combination of cash and Common Shares in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Issuer elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Issuer shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of Common Shares equal to the Conversion Rate in effect on the Conversion Date;

(B) if the Issuer elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Issuer shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 consecutive Trading Days during the related Observation Period; and

(C) if the Issuer elects to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Issuer shall pay or deliver, as the case may be, to the converting Holder in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 30 consecutive Trading Days during the related Observation Period.

(v) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Issuer promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional shares, the Issuer shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

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(b) Subject to Section 13.02(f), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the applicable procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(i) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile, PDF or other electronic transmission thereof) (a notice pursuant to the applicable procedure of the Depositary or a notice as set forth in the Form of Notice of Conversion, a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any Common Shares to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Issuer or in blank (and accompanied by appropriate endorsement and transfer documents in a form reasonably satisfactory to the Conversion Agent), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents in a form reasonably satisfactory to the Conversion Agent and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(i). The Trustee (and if different, the Conversion Agent) shall notify the Issuer of any conversion pursuant to this Article 13 on the Conversion Date for such conversion. No Notes may be surrendered for conversion by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Issuer in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 14.02.

(c) If more than one Note is surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(d) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Subject to Section 13.06(a), the Issuer shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date, if the Issuer elects to satisfy its Conversion Obligation through Physical Settlement, or on the second Business Day immediately following the last Trading Day of the Observation Period, in the case of any other Settlement Method. If any Common Shares are due to a converting Holder, the Issuer shall issue or cause to be issued, and deliver (if applicable) to the converting Holder, or such Holder’s nominee or nominees, the full number of Common Shares to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Issuer’s Conversion Obligation.

(e) In case any Note shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(f) If a Holder submits a Note for conversion, the Issuer shall pay any Transfer Taxes on the issue of any Common Shares upon conversion, unless such Transfer Taxes are due because the Holder requests such Common Shares to be issued in a name other than such Holder’s name, in which case the Holder shall pay those Transfer Taxes. The Conversion Agent may refuse to deliver certificates representing the Common Shares being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any Transfer Taxes that are due by such Holder in accordance with the immediately preceding sentence.

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(g) Except as provided in Section 13.04, no adjustment shall be made for dividends on any Common Shares issued upon the conversion of any Note as provided in this Article 13.

(h) Upon the conversion of an interest in a Global Note, the Trustee shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(i) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth in this Section 13.02(i), and the Issuer will not adjust the Conversion Rate for any accrued and unpaid interest on any converted Notes. The Issuer’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and Common Shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date and prior to the open of business on the corresponding Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes (to, but not including the corresponding Interest Payment Date) on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the converting Holder was the Holder of record on such Regular Record Date); provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date; (2) if the Issuer has specified a Redemption Date that is after a Regular Record Date and on or prior to the Trading Day immediately following the corresponding Interest Payment Date; (3) if the Issuer has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record at the close of business on the Regular Record Date immediately preceding the Maturity Date, any Redemption Date described in clause (2) of the immediately preceding sentence and any Fundamental Change Repurchase Date described in clause (3) of the immediately preceding sentence shall receive and retain the full interest payment due on the Maturity Date or other applicable Interest Payment Date in cash regardless of whether their Notes have been converted following such Regular Record Date.

(j) The Person in whose name the Common Shares shall be issuable upon conversion shall be treated as a shareholder of record as of the close of business on the relevant Conversion Date (if the Issuer elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Issuer elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion. Prior to conversion of a Holder’s Note, such Holder (in such capacity) shall not have any rights as a shareholder of the Issuer.

(k) The Issuer shall not issue any fractional share of Common Shares upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Shares issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day), in the case of Physical Settlement, or based on the Daily VWAP for the last Trading Day of the relevant Observation Period, in the case of Combination Settlement. For each Note surrendered for conversion, if the Issuer has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

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Section 13.03. Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes or during a Redemption Period.

(a) If (i) the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change or (ii) the Issuer issues a Redemption Notice as provided under Section 15.02 and a Holder elects to convert such Notes with a Conversion Date during the related Redemption Period, the Issuer shall, in each case, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion based on the following formula:

CR1 = CR0 X RP

where:

CR0	=	the Conversion Rate in effect immediately before the open of business on the Effective Date of such Make-Whole Fundamental Change or on the related Redemption Notice Date, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Effective Date of such Make-Whole Fundamental Change or on the related Redemption Notice Date, as applicable; and

RP	=	(x) with respect to such Make-Whole Fundamental Change, the Redemption Price (expressed as a percentage), including the Applicable Premium, that would have applied if the Effective Date of such Make-Whole Fundamental Change were a Redemption Date and (y) with respect to an Optional Redemption, the related Redemption Price (expressed as a percentage) set forth in such Redemption Notice.

(b) A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Conversion Date occurs during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the close of business on the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”). A conversion of Notes shall be deemed for these purposes to be “in connection with” such Redemption Notice if the Notice of Conversion of the Notes is received by the Conversion Agent during the related Redemption Period.

(c) Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change or of Notes called for redemption with a Conversion Date occurring during the related Redemption Period, the Issuer shall, at its option, satisfy the related Conversion Obligation by Physical Settlement, Cash Settlement or Combination Settlement based on the Conversion Rate as increased pursuant to the formula set forth above in Section 13.03(a); provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the price paid (or deemed to be paid) per share of the Common Shares (the “Share Price”) for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate multiplied by such Share Price. In such event, the Conversion Obligation shall be determined and paid to Holders in cash on the second Business Day following the Conversion Date.

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(d) The Issuer shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the Effective Date of any Make-Whole Fundamental Change in writing no later than five Business Days after such Effective Date, briefly stating (1) the circumstances under which the Conversion Rate will be increased pursuant to this Section 13.03 in connection with such Make-Whole Fundamental Change, (2) the relevant Conversion Rate increase and (3) the material dates related to conversion with respect to such Make-Whole Fundamental Change or such Optional Redemption.

(e) Nothing in this Section 13.03 shall prevent an adjustment to the Conversion Rate that would otherwise be required pursuant to Section 13.04 in respect of a Make-Whole Fundamental Change.

Section 13.04. Other Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Issuer if any of the following events occurs, except that the Issuer shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Shares and solely as a result of holding the Notes, in any of the transactions described in this Section 13.04, without having to convert their Notes, as if they held a number of Common Shares equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder. Neither the Trustee nor the Conversion Agent shall have any responsibility to verify the accuracy of any adjustment to the Conversion Rate. The Issuer shall notify the Holders, the Trustee and the Conversion Agent promptly in writing of any adjustments to the Conversion Rate, which adjustments shall be conclusive and binding on holders, absent manifest error.

(a) If, on any date the Common Shares are not then listed on the Listing Market, there shall occur any increase or decrease in the amount or value of the Capital Stock of the Issuer as a result of a recapitalization, merger, consolidation, share dividend, share split, reverse split, issuance of shares, rights, options or warrants, distribution of shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, cash dividend or distribution, tender or exchange offer for the Common Shares, conversion, exchange or reclassification of equity or like event, as applicable, then the Conversion Rate shall be adjusted to preserve the economic effect of the conversion privilege of the Notes, in a manner comparable to Section 13.04(b) through Section 13.04(f), as reasonably determined (x) by the Board of Directors and consented to by the Required Holders or (y) by an Independent Financial Advisor.

(b) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer exclusively issues Common Shares as a dividend or distribution on Common Shares to all or substantially all holders of the Common Shares, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 X	OS1
OS0

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

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CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable; and

OS1	=	the number of Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this Section 13.04(b) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13.04(b) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Issuer determines in good faith not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(c) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer issues to all or substantially all holders of the Common Shares any rights, options or warrants (other than pursuant to a shareholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	OS + X
OS + Y

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on such Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 13.04(c) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

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For purposes of this Section 13.04(c), in determining whether any rights, options or warrants entitle the holders of the Common Shares to subscribe for or purchase Common Shares at less than such average of the Last Reported Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Issuer in good faith.

(d) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected (or would be effected, disregarding the 1% Provision) pursuant to Section 13.04(b) or Section 13.04(c), (ii) rights issued under a shareholder rights plan (except as provided in Section 13.09), (iii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 13.04(e) shall apply, (iv) distributions of Reference Property in exchange for, or upon conversion of, Common Shares in a Merger Event and (v) Spin-Offs as to which the provisions set forth in this Section 13.04(d) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	SP
SP – FMV

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Issuer in good faith) of the Distributed Property with respect to each outstanding share of the Common Shares on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 13.04(d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. In the case of any distribution of rights, options or warrants, to the extent such rights, options or warrants expire unexercised, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had such unexercised rights, options or warrants not been distributed. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Shares receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of Common Shares equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

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With respect to an adjustment pursuant to this Section 13.04(d) where there has been a payment of a dividend or other distribution on the Common Shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary, other business unit or Affiliate of the Issuer, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	FMV + SP
SP

where:

CR0	=	the Conversion Rate in effect immediately prior to the end of the Spin-Off Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Spin-Off Valuation Period;

FMV	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one share of the Common Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Shares were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Spin-Off Valuation Period”); and

SP	=	the average of the Last Reported Sale Prices of the Common Shares over the Spin-Off Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Spin-Off Valuation Period; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Spin-Off Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the Spin-Off Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day.

If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

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For purposes of this Section 13.04(d) (and subject in all respects to Section 13.09), rights, options or warrants distributed by the Issuer to all holders of the Common Shares entitling them to subscribe for or purchase shares of the Issuer’s Capital Stock (or the capital stock of an another entity distributed pursuant to the Spin-Off), including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Shares, shall be deemed not to have been distributed for purposes of this Section 13.04(d) (and no adjustment to the Conversion Rate under this Section 13.04(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 13.04(d). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 13.04(d) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 13.04(b), Section 13.04(c) and this Section 13.04(d), if any dividend or distribution to which this Section 13.04(d) is applicable also includes one or both of:

(A) a dividend or distribution of Common Shares to which Section 13.04(b) is applicable (a “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 13.04(c) is applicable (a “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.04(d) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 13.04(d) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 13.04(b) and Section 13.04(c) with respect thereto shall then be made, except that, if determined by the Issuer (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Shares included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 13.04(b) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 13.04(c).

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(e) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, any cash dividend or distribution is made to all or substantially all holders of the Common Shares, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	SP
SP – C

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP	=	the Last Reported Sale Price of the Common Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Issuer distributes to all or substantially all holders of the Common Shares.

Any increase pursuant to this Section 13.04(e) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Issuer determines in good faith not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of Common Shares, the amount of cash that such Holder would have received if such Holder owned a number of Common Shares equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(f) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer or any of its Subsidiaries make a payment in respect of a tender or exchange offer (with “tender or exchange offer” including an issuer bid (as defined under Canadian securities laws)) for the Common Shares (other than any odd-lot tender offer and any normal course issuer bid effected in accordance with Canadian securities laws), to the extent that the cash and value of any other consideration included in the payment per share of the Common Shares exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	AC + (SP X OS1)
SP X OS0

where:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (such expiration date, the “Expiration Date”);

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CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Issuer in good faith) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0	=	the number of Common Shares outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Common Shares outstanding immediately after the Expiration Date (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The increase to the Conversion Rate under this Section 13.04(f) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day.

If the Issuer or one of its Subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer described in this Section 13.04(f) but the Issuer or such Subsidiary is permanently prevented by applicable Law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(g) Notwithstanding this Section 13.04 or any other provision of this Indenture or the Notes, if (i) a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date as described in this Section 13.04, (ii) a Note is to be converted for which the conversion consideration includes Common Shares, (iii) any Trading Day in the Observation Period for such conversion occurs on or after such Ex-Dividend Date and on or before the related Record Date, (iv) the consideration due upon such conversion includes any whole Common Shares based on a Conversion Rate that is adjusted for such dividend or distribution and (v) the Holder would be entitled to participate in such dividend or distribution on account of such shares, then, notwithstanding anything to the contrary, the Conversion Rate adjustment relating to such Ex-Dividend Date shall be made for such conversion in respect of such Trading Day, but the Common Shares issuable with respect to such Trading Day based on such adjusted Conversion Rate shall not be entitled to participate in such dividend or distribution.

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(h) If a Holder has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would become the record holder of the Common Shares as of the related Conversion Date as described under Section 13.02(j) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 13.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the Common Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(i) Except as stated herein, the Issuer shall not adjust the Conversion Rate for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or the right to purchase Common Shares or such convertible or exchangeable securities.

(j) In addition to those adjustments required by clauses (a), (b), (c), (d), (e) and (f) of this Section 13.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Issuer’s securities are then listed, the Issuer from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Issuer determines, in good faith, that such increase would be in the Issuer’s best interest. In addition, to the extent permitted by applicable Law and subject to the applicable rules of any exchange on which the Issuer’s securities are then listed, the Issuer may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with a dividend or distribution of Common Shares (or rights to acquire Common Shares) or similar event.

(k) Notwithstanding anything to the contrary in this Article 13, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any Common Shares (other than any such issuance described in clause (b), (c) or (d) of this Section 13.04) at a price below the Conversion Price for the Notes;

(ii) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in Common Shares under any plan;

(iii) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of the Issuer’s Subsidiaries (other than any shareholder rights plan);

(iv) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (iii) of this subsection and outstanding as of the date the Notes were first issued;

(v) for a third-party tender offer by any party other than a tender offer by one or more of the Issuer’s Subsidiaries described in clause (f) of this Section 13.04;

(vi) upon the repurchase of any Common Shares that is not a tender offer or exchange offer of the nature described under clause (f) of this Section 13.04, including structured or derivative transactions and open market repurchases of Common Shares, or transactions pursuant to a share repurchase program approved by the Board of Directors or otherwise;

(vii) solely for a change in the par value of the Common Shares; or

(viii) for accrued and unpaid interest, if any.

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(l) All calculations and other determinations under this Article 13 shall be made by the Issuer and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(m) If an adjustment to the Conversion Rate otherwise required by this Section 13.04 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Issuer may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate; (ii) the Conversion Date for any Notes (in the case of Physical Settlement); (iii) on each Trading Day of an Observation Period for any Note; (iii) the effective date of a Fundamental Change and/or Make-Whole Fundamental Change; (iv) if the Issuer calls any Notes for redemption; or (v) [the date that is six months prior to the Maturity Date], in each case, unless the adjustment has already been made. The provision described in the immediately preceding sentence of this Section 13.04(m) is referred to herein as the “1% Provision.”

(n) Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(o) For purposes of this Section 13.04, the number of Common Shares at any time outstanding shall not include Common Shares held in the treasury of the Issuer so long as the Issuer does not pay any dividend or make any distribution on Common Shares held in the treasury of the Issuer, but shall include Common Shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

Section 13.05. Adjustments of Prices. Whenever any provision of this Indenture requires the Issuer to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the Share Price for purposes of a Make-Whole Fundamental Change), the Issuer shall make appropriate adjustments in good faith to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or Expiration Date, as applicable, of such event occurs at any time during such period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

Section 13.06. Effect of Recapitalizations, Reclassifications and Changes of the Common Shares.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Shares (other than changes in par value or from par value to no par value, or changes resulting from a subdivision or combination),

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(ii) any consolidation, merger, combination or similar transaction involving the Issuer,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Issuer and the Issuer’s Subsidiaries or

(iv) any statutory share exchange,

in each case, as a result of which Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at the effective time of the Merger Event, the Issuer or the successor or acquiring person, as the case may be, shall execute with the Trustee a supplemental indenture, without the consent of the Holders, providing that at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “Reference Property Unit” meaning the kind and amount of Reference Property that a holder of one share of Common Shares is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Issuer or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(j) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Issuer or the successor or acquiring company, as the case may be, shall continue to have the right to elect to determine the form of consideration to be paid or delivered, as the case may be, in respect of the remainder, if any, of the Conversion Obligation in excess of the principal amount of the Notes being converted, in accordance with Section 13.02, (B) any amount payable in cash upon conversion of the Notes in accordance with Section 13.02 shall continue to be payable in cash, (C) any Common Shares that the Issuer would have been required to deliver upon conversion of the Notes in accordance with Section 13.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Common Shares would have received in such Merger Event and (D) the Daily VWAP shall be calculated based on the value of a Reference Property Unit.

If the Merger Event causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Shares, and (ii) the Reference Property Unit for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Shares. If the holders of the Common Shares receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date multiplied by the price paid per share of Common Shares in such Merger Event and (B) the Issuer shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Merger Event includes, in whole or in part, shares of Common Equity or securities convertible into or exchangeable for shares of Common Equity, the supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 13 with respect to the portion of Reference Property consisting of such Common Equity or securities convertible into or exchangeable for shares of Common Equity. If the Reference Property in respect of any such Merger Event includes shares of stock, securities or other property or assets, other than cash and/or cash equivalents, of a Person other than the Issuer or the successor or purchasing corporation, as the case may be, in such Merger Event and such other company, if an affiliate of the Issuer (or, if the Issuer does not survive the Merger Event, an affiliate of the successor or acquiring company) is party to the transaction, such other company shall also execute such supplemental indenture, and such supplemental indenture shall contain such additional provisions to protect the interests of the Holders as the Issuer shall in good faith reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 14.

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(b) When the Issuer executes a supplemental indenture pursuant to Section 13.06(a), the Issuer shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a Reference Property Unit after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver or cause to be delivered notice thereof to all Holders. The Issuer shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 13.06 and in compliance with Section 13.08. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, Common Shares or a combination of cash and Common Shares, as applicable, as set forth in Section 13.01 and Section 13.02 prior to the effective date of such Merger Event.

(d) The above provisions of this Section 13.06 shall similarly apply to successive Merger Events.

Section 13.07. Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any Common Shares or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article 13. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 13.06 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in Section 13.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Issuer has delivered to the Trustee and the Conversion Agent notices with respect to the commencement or termination of such conversion rights or obligations, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Issuer agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as provided for in this Article 13. Except as otherwise expressly provided herein, neither the Trustee nor any other agent acting under this Indenture (other than the Issuer, if acting in such capacity) shall have any obligation to make any calculation under this Article 13 or to determine whether the Notes may be surrendered for conversion pursuant to this Indenture, or to notify the Issuer or the Depositary or any of the Holders if the Notes have become convertible pursuant to the terms of this Indenture.

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Section 13.08. Notice to Holders Prior to Certain Actions. In case of any (a) action by the Issuer or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 13.03 or Section 13.04 or (b) voluntary or involuntary dissolution, liquidation or winding-up of the Issuer, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Issuer shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, as promptly as possible, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Issuer or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Shares of record are to be determined for the purposes of such action by the Issuer or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Issuer or one of its Subsidiaries, dissolution, liquidation or winding-up.

Section 13.09. Shareholder Rights Plan. If the Issuer has a shareholder rights plan in effect, upon conversion of the Notes, each share of Common Shares, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Shares issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Issuer distributed to all or substantially all holders of the Common Shares Distributed Property as provided in Section 13.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 13.10. Ineligible Consideration. Notwithstanding anything to the contrary set forth herein, if, prior to the date that is five years plus one day from the Last Original Issue Date, Holders would otherwise be entitled to receive, upon conversion of the Notes, any property (including cash) or securities that would not constitute “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) as it applied for the 2007 taxation year (referred to herein as “Ineligible Consideration”), such Holders shall not be entitled to receive such Ineligible Consideration but the Issuer or the successor or acquirer, as the case may be, shall have the right (at the sole option of the Issuer or the successor or acquirer, as the case may be) to deliver either such Ineligible Consideration or “prescribed securities,” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) as it applied for the 2007 taxation year, with a market value equal to the market value of such Ineligible Consideration. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing as promptly as practicable following the date the Issuer publicly announces such transaction but in no event less than 50 Trading Days prior to the anticipated effective date of such transaction, unless the Issuer previously agreed to a Physical Settlement for all such conversions, in which case the Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing no less than 10 Trading Days prior to the anticipated effective date of such transaction. Such notice shall also state the consideration into which the Notes shall be convertible after the effective date of such transaction. After such notice, the Issuer or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the Notes except in accordance with any other provision of this Indenture.

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Article 14
Repurchase of Notes at Option of Holders

Section 14.01. Repurchase at Option of Holders Upon a Fundamental Change.

(a) If a Fundamental Change occurs at any time prior to the Maturity Date, the Issuer shall make an offer to repurchase the Notes and each Holder shall, following the receipt of a Fundamental Change Notice, have the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof properly surrendered and not validly withdrawn pursuant to Section 14.02 that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Issuer that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Notice at a repurchase price equal to the applicable Redemption Price plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Issuer shall instead pay, on or, at the Issuer’s election, before such Interest Payment Date, the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to the applicable Redemption Price of Notes to be repurchased pursuant to this Article 14.

(b) Repurchases of Notes under this Section 14.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case, on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Physical Notes to be repurchased shall state:

(1) if Physical Notes have been issued the certificate numbers of the Notes to be delivered for repurchase;

(2) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(3) that the Notes are to be repurchased by the Issuer pursuant to the applicable provisions of the Notes and this Indenture.

If the Notes are Global Notes, to exercise the Fundamental Change repurchase right, Holders must surrender their Notes in accordance with applicable Depositary procedures.

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Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 14.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 14.02.

The Paying Agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 15th Business Day after the occurrence of the effective date of a Fundamental Change, the Issuer shall provide to all Holders and the Trustee, the Conversion Agent (if other than the Trustee) and the Paying Agent (if other than the Trustee) a written notice (the “Fundamental Change Notice”) of the occurrence of the effective date of the Fundamental Change and an offer by the Issuer to repurchase the Notes at the option of the Holders. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Simultaneously with providing such notice, the Issuer shall publish such information on the Issuer’s website or through such other public medium as the Issuer may use at that time, including through the filing of a Form 8-K or Form 6-K, as applicable, with the Commission. Each Fundamental Change Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change;

(iii) the offer by the Issuer to repurchase the Notes;

(iv) the last date on which a Holder may exercise the repurchase right pursuant to this Article 14;

(v) the Fundamental Change Repurchase Price;

(vi) the Fundamental Change Repurchase Date;

(vii) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(viii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate as a result of a Fundamental Change (or related Make-Whole Fundamental Change);

(ix) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder validly withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(x) the procedures that Holders must follow to require the Issuer to repurchase their Notes.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 14.01.

At the Issuer’s written request, the Trustee shall give such notice in the Issuer’s name and at the Issuer’s expense; provided, however, that, in all cases, the text of such Fundamental Change Notice shall be prepared by the Issuer and delivered to the Trustee at least three Business Days prior (or such shorter period as shall be acceptable to the Trustee).

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(d) Notwithstanding anything to the contrary in this Article 14, the Issuer shall not be required to repurchase, or to make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Issuer as set forth in this Article 14 and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Issuer as set forth above.

(e) Notwithstanding the foregoing, no Notes may be repurchased by the Issuer on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the applicable procedures of the Depositary shall be deemed to have been canceled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 14.02. Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) in respect of Physical Notes by means of a written notice of withdrawal received by the Corporate Trust Office of the Paying Agent in accordance with this Section 14.02 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which must be $1,000 or an integral multiple thereof.

If the Notes are Global Notes, such notice of withdrawal must comply with applicable procedures of the Depositary.

Section 14.03. Deposit of Fundamental Change Repurchase Price. (a) The Issuer will deposit with the Trustee (or other Paying Agent appointed by the Issuer, or if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Issuer), payment for Notes surrendered for repurchase (and not validly withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided that the Holder has satisfied the conditions in Section 14.01) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Issuer) by the Holder thereof in the manner required by Section 14.01 by wire transfer of immediately available funds to the account of the Holder or the account of the Depositary or its nominee, as applicable. The Trustee shall, promptly after such payment and upon written demand by the Issuer, return to the Issuer any funds in excess of the Fundamental Change Repurchase Price.

(b) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Issuer) holds money sufficient to pay the Fundamental Change Repurchase Price (and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable) of the Notes to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or whether or not the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable).

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(c) Upon surrender of a Note that is to be repurchased in part pursuant to Section 14.01, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 14.04. Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer upon a Fundamental Change pursuant to this Article 14, the Issuer will, if required:

(a) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(b) comply with any applicable tender offer or other rules under Canadian securities laws;

(c) file a Schedule TO or any other required schedule under the Exchange Act, and file any required schedule under applicable Canadian securities laws; and

(d) otherwise comply in all material respects with all applicable U.S. federal and state securities laws and all applicable corporate and securities laws in each of the provinces and territories of Canada in connection with any offer by the Issuer to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 14 to be exercised in the time and in the manner specified in this Article 14; provided, however, that, to the extent that the Issuer’s obligations to offer to repurchase and to repurchase Notes pursuant to this Article 14 conflict with any applicable Law enacted after the Issue Date, the Issuer’s compliance with such Law will not be considered to be a breach of such obligations.

Article 15
Optional Redemption

Section 15.01. Optional Redemption. No sinking fund is provided for the Notes. At any time and from time to time, the Issuer may redeem (an “Optional Redemption”) for cash all or any part of the Notes, at the applicable Redemption Price plus any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

Section 15.02. Notice of Optional Redemption; Selection of Notes. (a) In case the Issuer exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes pursuant to Section 15.01, the Issuer shall fix a date for redemption, which date shall be a Business Day (each, a “Redemption Date”), and the Issuer or, at its written request received by the Trustee not less than three Business Days prior to the Redemption Notice Date (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Issuer, shall deliver or cause to be delivered a written notice of such Optional Redemption prepared by the Issuer (a “Redemption Notice”) (in all cases, the text of such Redemption Notice shall be prepared by the Issuer) not less than 30 nor more than 60 days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part; provided that, if the Issuer shall give such notice, it shall also give written notice of the Redemption Date to the Trustee, the Conversion Agent and the Paying Agent. A Redemption Notice shall be irrevocable.

(b) The Redemption Notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Redemption Notice or any defect in the Redemption Notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

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(c) Each Redemption Notice shall specify:

(i) the Redemption Date (which must be a Business Day);

(ii) the Redemption Price;

(iii) that on the Redemption Date, the Redemption Price, including any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), will become due and payable upon each Note to be redeemed, and that interest thereon, if any, shall cease to accrue on and after the Redemption Date;

(iv) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(v) that Holders may surrender their Notes for conversion at any time prior to the close of business on the second Trading Day immediately preceding the Redemption Date, the procedures a converting Holder must follow to convert its Notes and the forms and amounts of consideration payable by the Issuer upon conversion, and the applicable Conversion Rate;

(vi) the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(vii) in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

(d) If fewer than all of the outstanding Notes are to be redeemed and the Notes to be redeemed are Global Notes, the Notes to be redeemed shall be selected by the Depositary in accordance with the applicable rules and procedures of the Depositary. If fewer than all of the outstanding Notes are to be redeemed and the Notes to be redeemed are not Global Notes, the Trustee shall select the Notes or portions thereof to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate. If any Note selected for partial redemption is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption, subject, in the case of Notes represented by a Global Note, to the Depositary’s applicable procedures. If fewer than all of the outstanding Notes are to be redeemed and the Holder of any Note (or any owner of a beneficial interest in any Global Note) is reasonably not able to determine, before the close of business on the 45th Trading Day immediately before the relevant Redemption Date, whether such Note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such Holder or owner, as applicable, will be entitled to convert such Note or beneficial interest, as applicable, at any time before the close of business on the second Trading Day prior to such Redemption Date, unless the Issuer defaults in the payment of the Redemption Price, in which case such Holder or owner, as applicable, will be entitled to convert such Note or beneficial interest, as applicable, until the Redemption Price has been paid or duly provided for, and each such conversion will be deemed to be of a Note called for redemption. The Trustee shall not be obligated to make any determination in connection with the foregoing.

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Section 15.03. Payment of Notes Called for Redemption. (a) If any Redemption Notice has been given in respect of the Notes in accordance with Section 15.02, the Notes shall become due and payable on the Redemption Date at the place or places stated in the Redemption Notice and at the applicable Redemption Price. On presentation and surrender of the Notes at the place or places stated in the Redemption Notice, the Notes shall be paid and redeemed by the Issuer at the applicable Redemption Price.

(b) Prior to 11:00 a.m. New York City time on the Business Day prior to the Redemption Date, the Issuer shall deposit with the Paying Agent or, if the Issuer or a Subsidiary of the Issuer is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 7.05 an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the Paying Agent, payment for the Notes to be redeemed shall be made on the Redemption Date for such Notes. The Paying Agent shall, promptly after such payment and upon written demand by the Issuer, return to the Issuer any funds in excess of the Redemption Price.

Section 15.04. Restrictions on Redemption. No Notes may be redeemed on any date if the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Redemption Price with respect to such Notes).

Article 16
Guarantee

Section 16.01. Guarantee.

Subject to this Article 16, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, premium (if any) and interest on the Notes will be promptly paid in full when due, whether at the Maturity Date, by acceleration, or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives, to the extent permitted by applicable Law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

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If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Note hereunder, this Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 16.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy or Insolvency Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 16, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

Section 16.03. Release of Guarantees.

Any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (and all Liens securing such Guarantee) shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(2) any sale, issuance or other disposition (by merger or otherwise) to any Person which is not a Subsidiary of the Issuer of (i) all or substantially all of the assets of such Subsidiary or (ii) Capital Stock of a Subsidiary such that such Subsidiary ceases to be a Subsidiary; provided that such sale or disposition of such Capital Stock is otherwise permitted by the terms of this Indenture.

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Article 17

Miscellaneous Provisions

Section 17.01. Provisions Binding on Issuer’s Successors. All the covenants, stipulations, promises and agreements of the Issuer contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02. Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Issuer.

Section 17.03. Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Issuer shall be deemed to have been sufficiently given or made, for all purposes if given or served by overnight courier or by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Issuer with the Trustee) to Greenfire Resources Ltd., 1900 – 205 5th Avenue SW, Calgary, AB T2P 2V7, Canada, Attention: David Phung, Email: DPhung@greenfireres.com. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office or sent electronically in PDF format, whether by mail or electronically, upon actual receipt by the Trustee.

The Trustee, by notice to the Issuer, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the applicable procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any Fundamental Change Notice) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with the Depositary’s applicable procedures.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04. Governing Law; Jurisdiction; Agent for Service; Waiver of Immunity. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

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By the execution and delivery of this Indenture, the Issuer acknowledges that it has irrevocably designated and appointed Corporation Service Company, 19 West 44th Street, Suite 200, New York, New York 10036, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Notes or this Indenture that may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, New York City, New York, and agrees that service of process upon Corporation Service Company and written notice of said service to the Issuer (mailed or delivered to the Issuer, at its principal office as specified in Section 17.03), shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of Corporation Service Company in full force and effect so long as this Indenture shall be in full force and effect.

The Issuer irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

Section 17.05. Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Issuer to the Trustee to take any action under any of the provisions of this Indenture, the Issuer shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such action is permitted by the terms of this Indenture.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Issuer in this Indenture and delivered to the Trustees with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with; provided that no Opinion of Counsel shall be required to be delivered in connection with (1) the original issuance of Notes on the date hereof under this Indenture, (2) the mandatory exchange of the restricted CUSIP of the Restricted Securities to an unrestricted CUSIP pursuant to the applicable procedures of the Depositary upon the Notes becoming freely tradable by non-Affiliates of the Issuer under Rule 144 and the removal of the restrictive legends in connection therewith unless a new Note is to be authenticated, or (3) a request by the Issuer that the Trustee deliver a notice to Holders under this Indenture where the Trustee receives an Officer’s Certificate with respect to such notice. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

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Notwithstanding anything to the contrary in this Section 17.05, if any provision in this Indenture specifically provides that the Trustee shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee or the Issuer hereunder, the Trustee shall be entitled to such Opinion of Counsel.

Section 17.06. Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date, any Redemption Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

Section 17.07. No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08. Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09. Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10. Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 14.03, as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section 17.10, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Issuer and shall deliver notice of such appointment to all Holders.

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The Issuer agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Issuer may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

Section 17.11. Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder that is required to be signed must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the Issuer)), in English. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 17.12. Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13. Waiver of Jury Trial. EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14. Force Majeure. In no event shall the Trustees be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustees shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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Section 17.15. Calculations.

(a) Except as otherwise provided herein, the Issuer shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Redemption Price, Last Reported Sale Prices of the Common Shares, the Daily VWAPs, the Daily Conversion Values, the Daily Settlement Amounts, accrued interest payable on the Notes, any Additional Interest or Default Interest payable on the Notes and the Conversion Rate of the Notes.

(b) Any conversion of Notes and any calculation or adjustment in connection with any conversion (including, for the avoidance of doubt, any Specified Dollar Amount) in excess of $1,000 will be calculated and converted on a proportional basis.

(c) All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a Common Share (with 5/100,000ths rounded upward).

(d) The Issuer shall make all calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on Holders of Notes.

(e) The Issuer shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Issuer shall forward its calculations to any Holder of Notes upon the written request of that Holder.

Section 17.16. Currency Indemnity.

(a) The Issuer, and each Guarantor, shall pay all sums payable under this Indenture, the Notes or such Guarantee, as applicable, solely in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars by any payee, in respect of any sum expressed to be due to it from the Issuer or any Guarantor, shall only constitute a discharge to the Issuer or any such Guarantor to the extent of the U.S. dollar amount which a Person is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which such payee is able to do so. If the U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the Trustee under this Indenture or any Holder under this Indenture or any Note, the Issuer, and any Guarantor, shall indemnify such payee against any loss it sustains as a result. In any event, the Issuer and the Guarantors shall indemnify each payee, to the extent permitted under applicable Law, against the cost of making any purchase of U.S. dollars. For the purposes of this Section 17.16, it shall be sufficient for a payee to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which it was able to do so. In addition, payees shall also be required to certify in a satisfactory manner the need for a change of the purchase date.

(b) The indemnities described in Section 17.16(a):

(i) constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantors;

(ii) shall give rise to a separate and independent cause of action;

(iii) shall apply irrespective of any indulgence granted by any Holder or the Trustee; and

(iv) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, any Note or any Guarantee.

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Section 17.17. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.18. OFAC.

(a) The Issuer covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. government, (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b) The Issuer covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any part of the proceeds received in connection with this Indenture or any related transaction documents (i) to fund or facilitate any activities of or business with any Person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any Person.

Section 17.19. FATCA. In order to comply with FATCA, including regulations promulgated thereunder, or any intergovernmental agreement, including any related guidance or legislation, implementing FATCA (collectively, “Applicable FATCA Law”) that a foreign financial institution, issuer, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, (i) to the extent the Issuer has in its possession sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) relating to Applicable FATCA Law, the Issuer agrees to provide to the Trustee such information for the Trustee’s determination as to any tax-related obligations under Applicable FATCA Law, (ii) the Issuer agrees that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable FATCA Law for which the Trustee shall not have any liability, and (iii) the Issuer agrees to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable FATCA Law. The terms of this Section 17.19 shall survive the termination of this Indenture.

Section 17.20. Electronic Communications. The Trustees shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustees an incumbency certificate listing officers with the authority to provide such Instructions (each, an “Authorized Officer”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustees Instructions using Electronic Means and the Trustees in their discretion elect to act upon such Instructions, the Trustees understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustees cannot determine the identity of the actual sender of such Instructions and that the Trustees shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustees have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustees and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustees shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustees reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustees, including without limitation the risk of the Trustees acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustees and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustees immediately upon learning of any compromise or unauthorized use of the security procedures.

(Remainder of page intentionally left blank)

109

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

Greenfire Resources Ltd., as Issuer

By:
Name:
Title:

Guarantors:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

BNY Trust Company of Canada, as Canadian Co-Trustee

By:
Name:
Title:

Exhibit A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF GREENFIRE RESOURCES LTD. (THE “ISSUER”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE ISSUER OR ANY SUBSIDIARY THEREOF, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C)	TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE ISSUER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS

MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF [●] OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF [●] DURING THE PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE ISSUE DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.]3

[3]	The Restrictive Notes Legend and/or Canadian Restrictive Notes Legend shall be deemed removed from the face of this Note without further action by the Issuer, Trustee or the Holders of this Note at such time and in the manner provided under Section 2.05 of the Indenture.

Greenfire Resources Ltd.

9.00% Convertible Senior Notes due 2028

No. [_] [Initially]4 $[_]5

CUSIP No. [_]6

Greenfire Resources Ltd., a corporation formed under, and governed by, the laws of the Province of Alberta, Canada (the “Issuer,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]7 [_]8, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]9 [of $[_]]10, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $50,000,000 in accordance with the rules and applicable procedures of the Depositary, on [●], 2028, and interest thereon as set forth below.

The Issuer shall pay interest on each Interest Payment Date at an interest rate of 9.00% per annum on the principal amount of this Note from [●], 2023 until maturity. Interest is payable quarterly in arrears on each [●], [●], [●] and [●], commencing on [●], 2023, to Holders of record at the close of business on the preceding [●], [●], [●] and [●] (whether or not such day is a Business Day), respectively.

Additional Interest shall be payable as set forth in Section 4.06(d) of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 4.06(d).

Any Defaulted Amounts shall accrue Default Interest, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid in cash by the Issuer, at its election, in accordance with Section 2.03(d) of the Indenture.

The Issuer shall pay the principal of, premium (if any) and any accrued and unpaid interest and Applicable Premium on each Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Issuer shall pay the principal of and premium (if any) on any Notes (other than Notes that are Global Notes) at the office or agency designated by the Issuer for that purpose. The Issuer has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and its agency in the United States, as a place where Notes may be presented for payment or for registration of transfer and exchange.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into cash, Common Shares or a combination of cash and Common Shares, as applicable, on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

[4]	Include if a global note.

[5]	To be broken into multiple global notes.

[6]	This Note will be deemed to be identified by CUSIP No. [_] from and after such time when (i) the Issuer delivers, pursuant to Section 2.05(c) of the within-mentioned Indenture, written notice to the Trustee of the occurrence of the Resale Restriction Termination Date and the removal of the restrictive legend affixed to this Note and (ii) this Note is identified by such CUSIP number in accordance with the applicable procedures of the Depositary.

[7]	Include if a global note.

[8]	Include if a physical note.

[9]	Include if a global note.

[10]	Include if a physical note.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Greenfire Resources Ltd.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

The Bank of New York Mellon
as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

Greenfire Resources Ltd.
9.00% Convertible Senior Notes due 2028

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 9.00% Convertible Senior Notes due 2028 (the “Notes”), limited to the aggregate principal amount of $50,000,000, all issued under and pursuant to an Indenture, dated as of [●], 2023 (the “Indenture”), by and among the Issuer, the Guarantors from time to time party thereto, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as Canadian co-trustee (the “Canadian Co-Trustee”), to which Indenture and all supplemental indentures thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Canadian Co-Trustee, the Issuer and the Holders of the Notes. Additional Notes may be issued subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

The Issuer will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Issuer and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Required Holders, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Required Holders may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Each Holder shall have the right to receive payment or delivery as described in the Indenture.

The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes shall be redeemable at the Issuer’s option in accordance with the terms and subject to the conditions specified in the Indenture. No sinking fund is provided for the Notes.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

The Issuer is, subject to certain conditions and exceptions, obligated to make an Asset Sale Offer to all Holders to purchase that amount of Notes equal to Excess Proceeds at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to but not including the date of purchase, with Excess Proceeds, in each case, of certain sales or other dispositions of assets in accordance with the Indenture.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into cash, Common Shares or a combination of cash and Common Shares, as applicable, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A 11

SCHEDULE OF EXCHANGES OF NOTES

Greenfire Resources Ltd.
9.00% Convertible Senior Notes due 2028

The initial principal amount of this Global Note is DOLLARS ($[__]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[11]	Include if a global note.

Attachment 1

[FORM OF NOTICE OF CONVERSION]

To:	The Bank of New York Mellon, as Trustee

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Corporate Trust Administration

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into cash, Common Shares or a combination of cash and Common Shares, as applicable, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any Common Shares issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any Common Shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 13.02(f) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated: _____________ _________________________________

_________________________________

Signature(s)

___________________

Signature Guarantee

Signature(s) must be guaranteed by an
eligible guarantor institution (banks,
stockbrokers, savings and loan associations
and credit unions) with membership in an
approved signature guarantee medallion
program pursuant to Securities and
Exchange Commission Rule 17Ad-15
if Common Shares are to be
issued, or Notes are to be delivered,
other than to and in the name of the registered holder.

Fill in for registration of shares if to be
issued, and Notes if to be delivered,
other than to and in the name of the
registered holder:

___________________

(Name)

___________________

(Street Address)

_____________________

(City, State and Zip Code)

Please print name and address

Principal amount to be converted (if less than all):
$ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

Attachment 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To:	The Bank of New York Mellon, as Trustee

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Corporate Trust Administration

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Greenfire Resources Ltd. (the “Issuer”) as to the occurrence of a Fundamental Change with respect to the Issuer and specifying the Fundamental Change Repurchase Date and requests and instructs the Issuer to pay to the registered holder hereof in accordance with Section 14.01 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated: __________________

Signature(s)

Social Security or Other Taxpayer
Identification Number

Principal amount to be repaid (if less than all):
$ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Attachment 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received hereby sell(s), assign(s) and transfer(s) unto (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints attorney to transfer the said Note on the books of the Issuer, with full power of substitution in the premises.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:

☐	To Greenfire Resources Ltd. or a subsidiary thereof; or

☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

In connection with any transfer of the within Note occurring prior to the Canadian Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that (i) such Note is not being transferred to a transferee who is resident of, or otherwise subject to Canadian Securities Legislation, of any jurisdiction of Canada, or (ii) the transferee and transferor as applicable have delivered to the Issuer and the Trustee such legal opinions, certifications or other evidence as may reasonably be required by the Issuer and/or the Trustee in order to determine that any proposed transfer of any Note is being made in compliance with the Canadian Securities Legislation.

Dated: ____________________

__________________________

________________________

Signature(s)

__________________________

Signature Guarantee

Signature(s) must be guaranteed
by an eligible guarantor institution
(banks, stockbrokers, savings and loan
associations and credit unions) with
membership in an approved signature
guarantee medallion program pursuant
to Securities and Exchange Commission
Rule 17Ad-15 if Notes are to be delivered,
other than to and in the name of the
registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Exhibit B

PROMISSORY NOTE

FOR VALUE RECEIVED, Greenfire Resources Ltd., an Alberta corporation (the “Borrower”) promises to pay to the order of M3-Brigade Acquisition III Corp., a Delaware corporation (the “Lender”), in lawful money of the United States, the principal amount of this promissory note (this “Note”), which amount the Borrower has borrowed from the Lender on this [__], 2023 pursuant to this Note.

1.	DEFINITIONS: For the purposes of this Agreement, please note the following definitions.

“Borrower” has the meaning defined in the preamble hereof.

“Business Day” means a day on which banks in the applicable jurisdiction are open for the transaction of business of the nature required for the purposes of this Note.

“Debt” means, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, IFRS or such other accounting procedures used by the Borrower, consistently applied: (a) all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non-recourse mortgage debt; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) aggregate net obligations under swap contracts, foreign exchange transactions or derivative instruments of any nature that would be payable upon termination thereof (if such contracts, transactions or instruments were terminated as of the date of determination); (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien; (f) capital leases and synthetic lease obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six (6) months after the Maturity Date, valued, in the case of a redeemable preferred interest, at the liquidation preference thereof; and (h) all guarantees of such Person in respect of any obligations of another Person of the types referred to in the preceding clauses (a) through (g).

“Effective Date” means [__], 2023.

“Event of Default” has the meaning defined in Section 12.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

1

“Fundamental Change” has the meaning defined in that certain Indenture, dated as of [__], 2023, by and among the Borrower, as issuer, the guarantors from time to time party thereto, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as Canadian co-trustee, providing for the 9.00% Convertible Senior Notes due 2028.

“GAAP” means generally accepted accounting principles in the United States of America.

“IFRS” means the International Financial Reporting Standards accounting standards issued by the International Accounting Standards Board.

“Indenture” means that certain Indenture, dated as of [__], 2023, by and among the Borrower, as issuer, the guarantors from time to time party thereto, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as Canadian co-trustee, providing for the 9.00% Convertible Senior Notes due 2028.

“Lender” has the meaning defined in the preamble hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning defined in Section 2.

“Loan Amount” has the meaning defined in Section 3.

“Material Adverse Effect” means any material adverse effect on any of (a) the financial position or results of operations of the Borrower and its subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Note or (c) the rights of or remedies available to the Lender under this Note.

“Maturity Date” means the date that is the five (5)-year anniversary of the Effective Date.

“Note” has the meaning defined in the preamble hereof.

“Obligations” means all Loans, debts, principal, interest (including any interest that accrues after the commencement of a bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such bankruptcy or insolvency proceeding), premiums, liabilities, obligations (including indemnification obligations) of the Borrower, fees and expenses of the Lender in connection with this Note (including any fees or expenses that accrue after the commencement of a bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such a bankruptcy or insolvency proceeding), guaranties of the Borrower, and all covenants and duties of any other kind and description owing by the Borrower arising out of, under, pursuant to, in connection with, or evidenced by this Note and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Borrower is required to pay or reimburse by this Note or by law or otherwise in connection with this Note.

2

“on demand” means on the same day or within two (2) Business Days, depending on currency and market convention.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, unlimited liability companies, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Prepayment Date” has the meaning defined in Section 6.

“Standard Settlement Instructions” means the instructions preapproved by any officer or director of the Lender and provided to the Borrower containing the information required to identify and remit electronic payment to the Lender.

2.	LOANS: Subject to the terms and conditions hereof, for value received, the Borrower promises to pay the Lender, in lawful money of the United States of America, an aggregate principal amount of $50,000,000 (the “Loan”), which amount the Borrower has borrowed from the Lender on the Effective Date pursuant to this Note, together with interest and any additional principal and other amounts as provided herein.

3.	LOAN AMOUNT: The term “Loan Amount” as used herein means the relevant aggregate outstanding amount (the aggregate amount of the outstanding Loan plus accrued interest thereon) that the Borrower owes to the Lender from time to time under the terms of this Note.

4.	EFFECTIVE DATE: This Note shall be effective beginning on the Effective Date.

5.	MATURITY DATE: The Borrower shall pay, and the outstanding Loan Amount and all other Obligations shall be repaid and settled, no later than the earlier of the (a) Maturity Date and (b) the date in which the Loan Amount and other Obligations become due and payable pursuant to Section 6 or 13.

6.	PREPAYMENT: The Loan may be voluntarily prepaid, without premium or penalty, in whole or in part, on a date that is prior to the Maturity Date (a “Prepayment Date”) together with all interest accrued thereon. The Borrower may, by notice to the Lender, apply any prepayment amount under this Section 6 to the Loan and other Obligations in its discretion.

3

7.	INTEREST:

(a) The Loan shall bear interest at a rate equal to [[__] percent ([__]%)] per annum, with payments of principal made by the Borrower hereunder taken into account in calculating the accrual of such interest.

(b) Interest shall accrue daily and shall be payable by the Borrower (i) on a Prepayment Date, (ii) on the fifteenth (15th) day of each February and August, commencing on [__], 2023 and ending prior to the Maturity Date, and (iii) on the Maturity Date.

(c) Interest shall be payable by the Borrower upon the occurrence and during the continuance of any default in the payment of any amount due and payable hereunder on such overdue amount from the date such amount shall have become due until such amount shall be paid in full, payable in arrears on demand and on the date such amount shall be paid in full, at a rate per annum equal at all times to two percent (2%) over the interest rate applicable immediately prior to the due date.

8.	PAYMENTS:

(a) All payments made by the Borrower shall be made in United States Dollars.

(b) All payments must be made in accordance with the Standard Settlement Instructions.

(c) Amounts of the Loan paid or prepaid may not be reborrowed.

(d) If any Loan Amount or any other Obligation becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension, unless the next succeeding Business Day falls in the following calendar month, in which case such Loan Amount or other Obligations shall be due and payable on the preceding Business Day, with interest payable thereon at the rate herein specified to such preceding Business Day.

9.	TAXES: Except as otherwise required by applicable law, all payments by the Borrower made hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts. If the Borrower is required at any time to make any such deduction or withholding on a payment under this Note, then the Borrower shall (a) give notice thereof to the Lender and (b) pay directly to the relevant authority the full amount required to be so withheld or deducted.

10.	REPRESENTATIONS AND WARRANTIES: The Borrower represents and warrants to the Lender on the date hereof and on the date of any borrowing of the Loan that:

(a) Organization; Powers; Binding Effect. The Borrower is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the necessary corporate or other power and authority to enter into this Note, to borrow hereunder and to perform and observe its obligations hereunder; all corporate or other action required to authorize the execution and delivery of this Note and the performance by the Borrower of its obligations hereunder has been duly taken; and this Note has been duly executed and delivered, and the obligations hereunder constitute valid, legal and binding obligations of the Borrower enforceable against the Borrower in accordance the terms hereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(b) Solvency. The Borrower, before and after giving effect to the Loan, will be solvent.

(c) Financial Condition. The Borrower’s financial condition supports a reasonable expectation that it will be able to meet its obligations under the terms of this Note.

(d) Authorizations. There are no authorizations, approvals, licenses, registrations or consents of the Borrower’s jurisdiction of incorporation or organization or New York or the United States of America necessary for the execution and delivery by the Borrower, as applicable, of this Note, the performance by the Borrower of the obligations expressed to be assumed by it in or pursuant to this Note and the payment of any amounts hereunder in accordance with the terms hereof or to render this Note legal, valid, binding, enforceable and admissible in evidence.

(e) Non-violation. Neither (i) the articles of incorporation, by-laws or other organizational documents of the Borrower, (ii) any provision of any existing material mortgage, trust deed, contract, license, franchise, concession or agreement or any other material contractual obligation by which the Borrower or any of its property or assets is bound, nor (iii) any law, regulation, judgment, injunction or other order or award of any judicial, administrative, governmental or other authority or of any arbitrator binding on the Borrower, conflicts or would conflict with or be contravened in any respect by the execution and delivery of this Note or would conflict with or be contravened by the Borrower’s performance or observance of any of its obligations under this Note, except, in the case of clauses (ii) and (iii) above, for any such conflict or contravention that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

11.	COVENANTS:

(a) Covenants of the Lender and the Borrower. (i) Until repayment in full of the Loan and all other Obligations hereunder, and (ii) until the expiration of the applicable statute of limitations for any federal, state or local income tax return of the Lender or the Borrower, as the case may be, with respect to which the treatment of the Loan as debt is relevant, the Lender and the Borrower shall treat the Loan as indebtedness for all purposes, including tax, regulatory, accounting and corporate purposes. In furtherance of the foregoing, in each case the Lender and the Borrower shall report the Loan as indebtedness on all tax returns and related tax materials, financial statements and reports, and any other material corporate records and reports.

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(b) Covenants of the Borrower. Until the repayment in full of the Loan and all other Obligations hereunder, the Borrower hereby agrees as follows:

(i)	Financial and Other Reporting; Notices.

(1)	The Borrower shall, and shall cause each of its subsidiaries to, promptly deliver to the Lender any information reasonably requested regarding the business, financial or corporate affairs of the Borrower and its subsidiaries, including any financial statements.

(2)	The Borrower shall notify the Lender promptly after the discovery by any officer of the Borrower of the occurrence of (A) any Event of Default, or any event which with the giving of notice of or lapse of time, or both, would constitute an Event of Default; (B) any material litigation or proceedings that are instituted against the Borrower or its material subsidiaries or any of their respective material assets; and (C) any other development in the business or affairs of the Borrower or its material subsidiaries which could have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

(ii)	Payment of Obligations. The Borrower shall, and shall cause each of its subsidiaries to, pay and discharge all material taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless, and to the extent only that, such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower or such subsidiary and that the Borrower or such subsidiary shall have set aside on its books adequate reserves therefor.

(iii)	Maintenance of Existence. The Borrower shall, and shall cause each of its subsidiaries to, maintain its existence, and qualify and remain qualified to do business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its material business makes such qualification necessary, except, solely in the case of the Borrower’s subsidiaries, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(iv)	Compliance with Laws. The Borrower shall, and shall cause each of its subsidiaries to, comply in all material respects, with all material laws, rules, regulations and orders of any governmental authority applicable to it or its material property or assets, except where (A) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (B) noncompliance therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(v)	Books and Records. The Borrower shall, and cause each of its subsidiaries to, keep proper books of record and account to the extent required by GAAP, IFRS or such other accounting procedures used by the Borrower, consistently applied.

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(vi)	Maintenance of Property and Insurance. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its subsidiaries to, keep and maintain all property or assets material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted.

(vii)	Fundamental Changes; Sale of Assets. The Borrower shall not consolidate with or merge into, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other entity unless such transaction is consented to by the Lender.

(viii)	Subordination.

(1)	The Obligations hereunder are expressly subordinated to the prior payment in full in cash of all Obligations (as defined in the Indenture) and the Borrower shall pay in full in cash all of its Obligations (as defined in the Indenture) prior to any payment of Obligations pursuant to this Note.

(2)	All payments or distributions upon or with respect to the Obligations which are received by the Lender contrary to the provisions of this clause (viii) shall be received in trust for the benefit of the Trustee (as defined in the Indenture) on behalf of the Holders (as defined in the Indenture), shall be segregated from other funds and property held by the Lender and shall be forthwith paid over to the Trustee (as defined in the Indenture) for the account of the Holders (as defined in the Indenture) in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations (as defined in the Indenture), as applicable in accordance with the terms of the Indenture.

12.	EVENTS OF DEFAULT: The occurrence and continuation of any of the following events shall constitute an event of default of the Borrower (an “Event of Default”).

(a) Warranty and Undertaking: Any representation or warranty made in this Note by the Borrower shall prove to have been false or misleading as of the time made or furnished in any material respect and, if remediable, shall have not been remedied within ninety (90) days (or, if such misrepresentation arises by reason of an action or inaction of a person other than the Borrower, within one hundred twenty (120) days after the Borrower knew or had reason to know about the same).

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(b) Other Defaults: The Borrower shall default in the performance of any of its other obligations under this Note not specified in another clause of this Section 12 and such default shall continue unremedied for a period of sixty (60) days after notice thereof to the Borrower by the Lender.

(c) Failure to Pay: The Borrower shall fail to pay any amount due and payable pursuant to this Note to the Lender in accordance with the terms hereof.

(d) Insolvency: (a) The Borrower or any of its material subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due or files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute or similar law of any jurisdiction now or hereafter in effect; (b) the Borrower or any of its material subsidiaries makes a general assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator in any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Borrower or any of its material subsidiaries, as the case may be, or of or relating to all or substantially all of the property of the Borrower or any of its material subsidiaries or for the winding up, dissolution or liquidation of the Borrower or any of its material subsidiaries; (c) such a receiver, trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator otherwise shall be appointed and shall not be discharged within ninety (90) days after such appointment; or (d) if any order for relief under any applicable bankruptcy law shall be entered in any proceeding by or against the Borrower or any of its material subsidiaries.

(e) Fundamental Change: A Fundamental Change occurs, unless such Fundamental Change is consented to by the Lender in writing.

13.	THE LENDER RIGHTS UNDER EVENTS OF DEFAULT: Upon the occurrence and during the continuation of an Event of Default, the Lender may, at its option (i) terminate all or any of its obligations herein, and by written notice to the Borrower, demand immediate repayment of any outstanding Loan Amount and any other Obligations and (ii) avail itself of any legal or equitable rights which the Lender may have at law or in equity or under this Note, including, without limitation, the right to collect from the Borrower all sums due under this Note; provided that if an Event of Default pursuant to Section 12(d) occurs, any outstanding Loan Amount and any other Obligations shall automatically become immediately due and payable without any action on the part of the Lender. The remedies of the Lender as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall arise.

14.	WAIVER; EXPENSES: The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demands for payment hereunder. The Borrower promises to pay all costs and expenses, including reasonable attorney’s and legal assistants’ fees, incurred in the collection and enforcement of this Note or any appeal of a judgement rendered thereon by the collecting, enforcing or appealing party.

15.	COUNTERPARTS: This Note may be entered into (including under hand or by way of electronic or digital signature) by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but both of these counterparts shall together constitute one and the same legal instrument.

16.	GOVERNING LAW: This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America and each of the Lender and the Borrower submits to the exclusive jurisdiction of the state and federal courts in the Borough of Manhattan, New York, United States of America without regard to the conflict of law principles thereof.

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17.	WAIVER OF JURY TRIAL: THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

18.	NOTICES AND COMMUNICATIONS: All notices or other communications hereunder shall be deemed to have been duly given and made, and shall satisfy all requirements hereunder to be written or in writing, if in writing, if sent by email (including via .pdf file), if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) to the person at the address specified by written notice by the other party from time to time. Notices shall be deemed effective on the date received.

19.	ASSIGNMENT: This Note shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. The Lender may assign or transfer this Agreement without the prior written consent of the Borrower. The Borrower may not assign this Agreement without the prior written consent of the Lender.

20.	NO WAIVER: No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach, default or Event of Default of the Borrower under this Note shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach, default, Event of Default or an acquiescence therein, or of or in any similar breach, default or Event of Default thereafter occurring; nor shall any waiver of any single breach, default or Event of Default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

21.	AMENDMENTS: Any provision of this Note may be amended or waived only if such amendment or waiver is in writing and is signed by the Lender and the Borrower.

22.	SEVERABILITY: In case any one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.	INTERPRETATION: The section headings contained in this Note are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Note.

24.	ENTIRE AGREEMENT: This Note supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding between the parties with respect to such matters.

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IN WITNESS WHEREOF, the undersigned have duly executed this Note effective as of the date first written above.

M3-Brigade Acquisition III Corp.,
as the Lender

By:
Name:
Title:

Address:
[__]
[__]

[Signature Page to Intercompany Note]

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Greenfire Resources Ltd.,
as the Borrower

By:
Name:
Title:

Address:
[__]
[__]

[Signature Page to Intercompany Note]

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Exhibit C

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023, by and between Greenfire Resources Inc., an Alberta corporation (the “Company”), and each of M3-Brigade Sponsor III LP, a Delaware limited partnership (the “Sponsor”) and the Persons set forth on Schedule 1 hereto (the “Company Holders”). The Sponsor, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of December 14, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between the Company, M3-Brigade Acquisition III Corp., a Delaware corporation, Greenfire Resources Inc., an Alberta corporation, 2476276 Alberta ULC, an Alberta unlimited liability corporation and DE Greenfire Merger Inc., a Delaware corporation; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Securities shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earliest of (i) the date that is 180 days after the Closing Date, (ii) the date on which the last reported closing price of a PubCo Common Share equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least seventy-five (75) days after the Closing Date and (iii) the date on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of capital stock for cash, securities or other property.

(b) “Lock-Up Securities” shall mean, collectively, the Lock-Up Shares and Lock-Up Warrants.

(c) “Lock-Up Shares” shall mean the PubCo Common Shares held by the Sponsor and the Company Holders immediately following the Closing (other than PubCo Common Shares acquired in the public market).

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(d) “Lock-Up Warrants” shall mean the PubCo Warrants held by the Sponsor and the Company Holders immediately following the Closing (other than PubCo Warrants acquired in the public market).

(e) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to Transfer Lock-Up Securities prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(f) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of; directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Securities until the end of the Lock-Up Period applicable to such Holder.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Securities during the Lock-Up Period (i) to (A) any direct or indirect partners, members or equity holders of the Sponsor, any affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates or (B) the Company Holders or any direct or indirect partners, members or equity holders of the Company Holders, any affiliates of the Company Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equityholders of such Holder by virtue of the Sponsor’s organizational documents, as amended; (vii) in connection with a pledge of PubCo Common Shares, or any other securities convertible into or exercisable or exchangeable for PubCo Common Shares, to a financial institution, including the enforcement of any such pledge by a financial institution; (viii) to the Company; (ix) as forfeitures of PubCo Common Shares pursuant to a “net” or “cashless” exercise of stock options; (x) as forfeitures of PubCo Common Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, share exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their PubCo Common Shares for cash, securities or other property subsequent to the Closing Date; or (xii) in connection with any legal, regulatory or other order; provided, however, that in the case of clauses (i) through (vi), such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2.

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(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Securities until the end of the Lock-Up Period; provided that such instructions permit the transfers contemplated by clause (b) above.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a securityholder of the Company with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holder is entitled to vote, as applicable.

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares or Lock-Up Warrants, as applicable, rounded down to the nearest whole Lock-Up Share or Lock-Up Warrant, as applicable equal to the product of (i) the total percentage of Lock-Up Shares or Lock-Up Warrants, as applicable, held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares or Lock-Up Warrants, as applicable, held by the undersigned immediately following the consummation of the Closing; provided that the foregoing shall not be applicable with respect to a release or waiver of any Holder that holds less than an aggregate of 50,000 PubCo Common Shares or PubCo Warrants.

(f) The lock-up provisions in this Section 2 shall, with respect to any Holder, supersede the lock-up provisions contained in Sections 7(a) and 7(b) of that certain letter agreement dated as of October 21, 2021 by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors (the “Prior Agreement”) with respect to such Holder and such provisions of the Prior Agreement shall be of no further force or effect with respect to such Holder.

3. Miscellaneous.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

(b) Consent to Jurisdiction and Service of Process. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

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(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).

(d) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(e) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(f) Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors of the Company and (ii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately than any other Holder by such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other nationally recognized overnight delivery service, addressed, if to the Company, to: [●], [●], Attn:  Investor Relations, email:  [●], with a copy, which shall not constitute notice, to [●] [●], Attn:  General Counsel, email:  [●]; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l) Counterparts. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail or otherwise by electronic transmission evidencing an intent to sign this Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

COMPANY:

GREENFIRE RESOURCES LTD.

By:
Name:
Title:

HOLDER:

M3-Brigade Sponsor III LP

By:	M3-Brigade Acquisition Partners III Corp., its general partner

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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HOLDER:

[NAME]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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SCHEDULE 1

COMPANY HOLDERS

1.	Allard Services Limited

2.	Annapurna Limited

3.	Spicelo Limited

4.	Modro Holdings LLC

5.	Robert Logan

6.	Robert Logan Family Trust

7.	David Phung

8.	David Phung Family Trust

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Exhibit D

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by Greenfire Resources Ltd., an Alberta corporation (the “Company”), M3-Brigade Sponsor III LP, a Delaware limited partnership (the “Sponsor”), certain former shareholders of Greenfire Resources, Inc., an Alberta corporation (“Greenfire”), who received Company Common Shares and/or Company Warrants pursuant to the Business Combination Agreement, set forth on Schedule 1 hereto (such holders, the “Greenfire Holders”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Holders” and, collectively with the Sponsor, the Company Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 14, 2022, by and among the Company, M-3 Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire, DE Greenfire Merger Sub Inc., a Delaware corporation and 2476276 Alberta ULC, an Alberta unlimited liability corporation (as it may be amended, supplemented or restated from time to time, the “Business Combination Agreement”);

WHEREAS, SPAC and the Sponsor are party to that certain Subscription Agreement, dated as of April 12, 2021, pursuant to which, immediately prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Sponsor held 7,500,000 shares of SPAC Class B Shares (as adjusted pursuant to a reverse stock split of 0.625 of a SPAC Class B Share, a stock dividend of .044 of a SPAC Class B Share for each outstanding SPAC Class B Share and the forfeiture of 3,750 SPAC Class B Shares);

WHEREAS, in connection with the Closing, the Sponsor’s 7,500,000 SPAC Class B Shares were converted and exchanged for [●] Company Common Shares;

WHEREAS, SPAC and the Sponsor are party to that certain Private Placement Warrants Purchase Agreement, dated as of October 21, 2021, pursuant to which the Sponsor purchased 5,786,667 SPAC Warrants in a private placement transaction occurring simultaneously with the closing of SPAC’s initial public offering;

WHEREAS, in connection with the Closing, the Sponsor’s 5,786,667 SPAC Warrants were converted and exchanged for 786,667 Company Warrants;

WHEREAS, pursuant to the Plan of Arrangement, the Company Holders received an aggregate of [●] Company Common Shares and [●] Company Warrants;

WHEREAS, on the date hereof, the Investor Holders purchased an aggregate of [●] Company Common Shares and an aggregate of [●] Company Convertible Notes in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, entered into by and between the Company, SPAC and each of the Investor Holders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”).

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WHEREAS, SPAC, the Sponsor is party to that certain Registration Rights Agreement dated as of October 21, 2021 (the “Existing Registration Rights Agreement”), pursuant to which, among other matters, the Sponsor was granted certain registration rights with respect to SPAC securities then held by the Sponsor; and

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Shares” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

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“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Convertible Notes” means the 9.00% convertible senior notes due 2028 of the Company.

“Company Governing Documents” means the certificate and articles of incorporation and by-laws of the Company, as they may be amended from time to time.

“Company Warrants” means warrants to purchase Company Common Shares, whether vested or unvested.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Greenfire” shall have the meaning given in the Preamble hereto.

“Greenfire Holders” shall have the meaning given in the Preamble hereto.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Independent Director” means a director who is “independent” for the purposes of the listing and corporate governance rules and regulations of NYSE.

“Investor Holders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Ownership Threshold” shall have the meaning given in Section 5.1.1

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“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Company Common Shares (including any Underlying Common Shares), (c) causing the adoption of shareholders’ resolutions and amendments to the Company Governing Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with governmental or regulatory entities or authorities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain persons (including to fill vacancies) and providing the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of the Company for election of such persons to the Board in connection with the annual or special meeting of shareholders of the Company.

“NYSE” shall mean the New York Stock Exchange.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) any outstanding Company Common Shares (including any Company Common Shares distributable pursuant to the Business Combination Agreement and any Company Common Shares issued or issuable upon the exercise or conversion of any other security (including the Underlying Common Shares)) held by a Holder immediately following the Closing; (b) any outstanding Company Warrants (including any Company Common Shares issued or issuable upon the exercise of Company Warrants); (c) any Additional Holder Shares; (d) any Company Common Shares acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144), (ii) held by an “affiliate” (as defined in Rule 144) of the Company or (iii) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale); (e) any equity securities (including the Company Common Shares issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder (including the Working Capital Warrants and Company Common Shares issued or issuable upon the exercise of the Working Capital Warrants); and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares) in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or the availability of current public information); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the reasonable documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Company Common Shares or Company Warrants are then listed;

(B) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

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(E) fees and disbursements of all independent registered public accountants of the Company, retained by the Company and any other persons, including special experts, incurred in connection with such Registration;

(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G) the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(H) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders on an as-converted basis (including any Underlying Common Shares).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.

“SPAC” has the meaning given to such term in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Director” shall have the meaning given in Section 5.1.1

“Sponsor Parties” means each of the Sponsor, its affiliates, any of its or their officers, directors or employees and, with respect to such officers, directors or employees, any Permitted Transferees of such officers, directors or employees but excluding the Investor Holders and any Person which any Investor Holder Transfers any equity interest in the Company.

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“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underlying Common Shares” means any Company Common Shares issuable upon conversion of Company Convertible Notes.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Working Capital Warrants” shall mean the warrants to purchase Company Common Shares, if any, that are converted from loans made to SPAC of up to $1,500,000 by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors from time to time.

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ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. As soon as practicable but no later than 30 calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities; (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144 (excluding the public information requirement set forth in Rule 144(c)), including without limitation, any volume, manner of sale or similar requirements, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1.1 may be conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a Greenfire Holder or an Investor Holder, shall use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each Greenfire Holder and each Investor Holder; provided, further, that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Holder or a Greenfire Holder (any of the Sponsor, an Investor Holder or a Greenfire Holder being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, (x) $10.0 million or (y) all remaining Registrable Securities held by the Demanding Holder (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders on an as-converted basis (including any Underlying Common Shares), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Holder and a Greenfire Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6)-month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12)-month period; provided, however, that Company shall not be required to effect an aggregate of more than four Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12)-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

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2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Common Shares (including any Underlying Common Shares) or other equity securities that the Company desires to sell and the Company Common Shares (including any Underlying Common Shares) or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Common Shares or other equity securities proposed to be sold by Company or by other holders of Company Common Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Holder or a Greenfire Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Holders, the Greenfire Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Investor Holder or a Greenfire Holder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Holder or such Greenfire Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible, into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) filed in connection with a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than two (2) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities on an as-converted basis (including any Underlying Common Shares)), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than one (1) day) as may be agreed by holders of at least 25% of the outstanding Registrable Securities on an as-converted basis (including any Underlying Common Shares)) after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Common Shares or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the Company Common Shares or other equity securities, if any, of other persons or entities (other than the Holders of Registrable Securities hereunder) that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

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(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, the Company Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

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2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any Company Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by the applicable lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $5.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

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2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder may make no more than two Block Trade demands in respect of Block Trades pursuant to this Section 2.4 within any six-month period or four Block Trade demands in any 12-month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, including, using its commercially reasonable efforts, as promptly as reasonably practicable, to:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, if requested, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on NYSE or the Nasdaq Stock Market;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders in writing upon receiving notice of any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect; provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering or Transfer, if any, and any attorney, broker, consultant, agent or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, broker, consultant, agent or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders on an as-converted basis (including any Underlying Common Shares);

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3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders on an as-converted basis (including any Underlying Common Shares) and (C) deliver such documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders on a fully-diluted as-converted basis (including any Underlying Common Shares), their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

3.1.14 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

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3.1.17 cooperate with the participating Holders and the Underwriters, brokers or agents, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders, Underwriters, brokers or agents, may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.18 if required, file the applicable Registration Statement with FINRA within three (3) business days of the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and

3.1.19 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and as a result it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.

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3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions, or for more than 90 consecutive calendar days, or for more than 120 total calendar days, in each case during any twelve-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Company Common Shares, Company Preferred Shares or Company Warrants held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days of the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (1) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (2) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (3) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any necessary local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V

GOVERNANCE

5.1 Board of Directors.

5.1.1 Sponsor Representation. Until such time as the Sponsor Parties beneficially own, in the aggregate, less than 3% of all outstanding Company Common Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Common Shares prior to such time) (the “Minimum Ownership Threshold”), the Company shall take all Necessary Action such that one individual designated by the Sponsor (the “Sponsor Director”) is included in the slate of nominees recommended by the Board or duly constituted committee thereof for election as directors at each applicable annual meeting of the Company at which the Sponsor Director’s term would expire, and shall use the level of efforts and provide the same level of support with respect to the election of the Sponsor Director at any such meeting of shareholders as is used and/or provided for the election of the other director nominees of the Company at such meeting. Notwithstanding anything to the contrary in this Agreement, or the Company Governing Documents, the nomination procedures in Section 3.12 of the by-laws of the Company shall not apply to the Sponsor Director, who shall instead be designated by the Sponsor in a written notice delivered to the Company. The initial Sponsor Director is [●] and shall be added to the Board pursuant to, and in accordance with, Section 8.15(a) of the Business Combination Agreement. The articles of the Company shall provide for and permit director terms expiring not later than the close of the 3rd annual meeting of shareholders following his or her election, and the Sponsor Directors shall initially hold office until the third annual meeting of shareholders of the Company. The Company’s obligations pursuant to this Section 5.1.1 shall be subject to the Sponsor Director providing (i) any information that is reasonably required to be disclosed in any filing, report or disclosure under any rule or regulation of the Commission, NYSE, the Toronto Stock Exchange (or other Canadian stock exchange) if the Company’s securities are listed on any such exchange, or applicable law (including applicable Canadian securities laws), (ii) any information that is reasonably required in connection with determining that the Sponsor Director is or would be an Independent Director, (iii) if required by applicable law, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected and (iv) an undated resignation letter, which the Company agrees shall not be dated or become effective until the date that the Sponsor Director’s resignation is required pursuant to Section 5.1.2.

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5.1.2 Removal; Vacancies.

(a) If at any time the number of Company Common Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Common Shares prior to such time) owned by the Sponsor Parties, in the aggregate, falls below (i) 50% of the number of Company Common Shares held by them as of the Closing Date and (ii) the Minimum Ownership Threshold, Sponsor shall cause the Sponsor Director to promptly resign as a member of the Board.

(b) Until such time as the Sponsor Parties in the aggregate no longer meet the Minimum Ownership Threshold, the Sponsor shall have the exclusive right to designate a director for election or appointment, as applicable, to the Board to fill a vacancy created by reason of death, removal or resignation of the Sponsor Director, and the Company shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, a replacement director designated by the Sponsor to fill any such vacancy as promptly as practicable after such designation.

5.1.3 Reimbursement of Expenses; Indemnification; Amendments. For so long as any Sponsor Director serves as a director of the Company, (i) the Company shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of the Company; provided that is expressly understood that any Sponsor Director shall not receive any cash or equity compensation that is paid or payable to directors and (ii) the Company shall not following the Effective Time amend, alter, repeal or waive (x) any right to indemnification or exculpation covering or benefiting any Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, the Company Governing Documents and any indemnification agreements with directors (whether such right is contained in the Company Governing Documents or another document) (except to the extent such amendment or alteration does not adversely affect the right to indemnification or exculpation covering or benefiting any Sponsor Director) or (y) any provision of the Company Governing Documents if the purpose of such amendment, alteration, repeal or waiver is to adversely affects the rights or obligations of the Sponsor or any Sponsor Director pursuant to this Section 5.

5.2 Company Cooperation; Policies. The Sponsor acknowledges that, subject to Sections 5.3, 5.4 and 5.5, any Sponsor Director and its affiliates, if applicable, will be subject to all applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors. For so long as any Sponsor Director is serving or participating on the Board, (i) any share ownership requirement for any Sponsor Director serving on the Board will be deemed satisfied by the securities owned by the Sponsor Parties and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the transfers of securities by the Sponsor Parties and (ii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Sponsor Director (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of the Company or failing to notify an officer or director of the Company prior to doing so, or (y) receiving compensation from the Sponsor or its affiliates, and, in each case of (i) and (ii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 5.2 shall not apply to the Sponsor or any Sponsor Director to the extent inconsistent with this Section 5.2.

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5.3 Sharing of Information. To the extent permitted by applicable law, each of the Company and the Investor Holders agrees and acknowledges that any Sponsor Director may share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the Sponsor; provided, however, that the Sponsor acknowledges and agrees the disclosure of any Confidential Information by any Sponsor Director will be subject in all cases to his or her fiduciary duties to the Company and applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Sponsor from disclosing Confidential Information (x) to any affiliate or representative of the Sponsor; provided, that such person shall be bound by an obligation of confidentiality with respect to such Confidential Information and the Sponsor shall be responsible for any breach of this Section 5.3 by any such person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over the Sponsor in connection with a routine audit or examination that is not specifically directed at the Company or the Confidential Information. No Confidential Information shall be deemed to be provided to any person, including any affiliate of the Sponsor unless such Confidential Information is actually provided to such person.

5.4 Inspection. Until such time as the Sponsor Parties beneficially own, in the aggregate, less than the Minimum Ownership Threshold, the Company shall permit the Sponsor Parties, at the Sponsor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, upon reasonable notice during normal business hours of the Company as may be reasonably requested by such Sponsor Party; provided, however, that the Company shall not be obligated pursuant to this Section 5.4 to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel with respect to such Confidential Information.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and, (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], [●], Attn: Investor Relations, email: [●], with a copy, which shall not constitute notice, to [●], [●], Attn: General Counsel, email: [●]; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective upon delivery of such notice as provided in this Section 6.1.

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6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, with respect to the Greenfire Holders, the Investor Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Greenfire Holders shall be permitted to transfer its rights hereunder as the Greenfire Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Greenfire Holder (it being understood that no such transfer shall reduce any rights of such Greenfire Holder or such transferees), (y) each of the Investor Holders shall be permitted to transfer its rights hereunder as the Investor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Holder (it being understood that no such transfer shall reduce any rights of such Investor Holder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities on an as-converted basis (including any Underlying Common Shares), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares); provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Holder so long as such Investor Holder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares); provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Greenfire Holder so long as such Greenfire Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares); and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

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6.7 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), the Company hereby agrees and covenants that it will not grant rights to register any Company Common Shares (or securities convertible into or exchangeable for Company Common Shares (including any Underlying Common Shares)) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, (b) an Investor Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Holder, and (c) a Greenfire Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Greenfire Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. Subject to the immediately following sentence, this Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. Sections 5.1 and 5.4 of this Agreement shall terminate upon such time as the Sponsor Parties, in the aggregate, no longer meet the Minimum Ownership Threshold. Notwithstanding anything herein to the contrary, the provisions of Sections 3.2 and 3.5, Article IV, Sections 5.1.3, 5.2 (solely to the extent the applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company as of the date any Sponsor Director no longer serves on the Board apply by their terms to a former member of the Board), 5.3, 5.4 and Article VI shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2, subject to the prior written consent of each of the Sponsor, each Greenfire Holder and each Investor Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares)), the Company may make any person or entity who acquires Company Common Shares or rights to acquire Company Common Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Company Common Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Shares.

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6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

6.13 Entire Agreement; Termination of Existing Registration Rights Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

GREENFIRE RESOURCES LTD.

By:
Name:
Title:

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HOLDER:

M3-Brigade Sponsor III LP

By:
Name:
Title:

31

HOLDER:

[●]

By:
Name:
Title:

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Schedule 1

Greenfire Holders

1.	Allard Services Limited

2.	Annapurna Limited

3.	Spicelo Limited

4.	Modro Holdings LLC

5.	Robert Logan

6.	Robert Logan Family Trust

7.	David Phung

8.	David Phung Family Trust

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Schedule 2

Investor Holders

1.	[●]

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Exhibit A

INVESTOR RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Investor Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Investor Rights Agreement”), by and among Greenfire Resources Ltd., an Alberta corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Investor Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Investor Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Investor Rights Agreement, and the undersigned’s Company Common Shares or other equity securities that the Company shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Company Common Shares or other equity securities that the Company shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [________].]

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●]

By:
Name:
Its:

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Exhibit E

FORM OF COMPANY ARRANGEMENT RESOLUTION

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.	The arrangement (as may be amended, modified or supplemented, the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “Act”) involving Greenfire Resources Inc. (the “Company”), pursuant to the business combination agreement among the Company, M3-Brigade Acquisition III Corp. (“SPAC”), Greenfire Resources Ltd. (“PubCo”), 2476276 Alberta Ltd. (“Canadian Merger Sub”) and DE Greenfire Merger Sub Inc. (“Merger Sub”) dated December 14, 2022, as it may be amended, modified or supplemented from time to time in accordance with its terms (the “Business Combination Agreement”), all as more particularly described and set forth in the plan of arrangement which is set out in Exhibit “F” to the Business Combination Agreement (the “Plan of Arrangement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The Plan of Arrangement, as it may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.	The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement, and the actions of the officers of the Company in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

4.	The Company be and is hereby authorized to apply for a Final Order (as defined in the Business Combination Agreement) from the Court of King’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be or have been amended, modified or supplemented).

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Securityholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Securityholders: (i) to amend, modify or supplement the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to deliver to the Registrar of Corporations or Deputy Registrar of Corporations appointed under Section 263 of the Act (the “Registrar”) the articles of arrangement, a certified copy of the Final Order and to execute and, if appropriate, deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

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Exhibit F

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE

BUSINESS CORPORATIONS ACT (Alberta)

Article 1
INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement shall have the meanings hereinafter set out:

“ABCA” means the Business Corporations Act (Alberta).

“Affected Person” has the meaning ascribed to such term in Section 6.2(a).

“Aggregate Equity Value” means the sum of (i) $75,000,000, plus (ii) the Aggregate Value of the Share Consideration.

“Aggregate Equity Value per Share” means the aggregate value per Company Share to be received pursuant to this Plan of Arrangement, equal to the quotient of (i) Aggregate Equity Value, divided by (ii) the sum of (A) aggregate number of Company Shares outstanding immediately prior to the Effective Time, plus (B) the aggregate number of Company Shares issuable on full exercise (if the Bond Warrant Exercise Price was being paid in cash) of the Company Bond Warrants outstanding immediately prior to the Effective Time multiplied by the Bond Warrant Cashless Exercise Ratio (provided that for the purpose of the Bond Warrant Cashless Exercise Ratio, the Bond Warrant Fair Market Value shall be deemed to be the Estimated Aggregate Equity Value per Share), plus (C) the aggregate number of Company Shares that would be issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Effective Time multiplied by the Performance Warrant Cashless Exercise Ratio (provided that for the purpose of the Performance Warrant Cashless Exercise Ratio the Performance Warrant Market Price per Company Share shall be deemed to be the Estimated Aggregate Equity Value per Share).

“Aggregate Value of the Share Consideration” means the product of (i) the number of Consideration Shares comprising the Share Consideration, multiplied by (ii) $10.10.

“Amalco” has the meaning ascribed to such term in Section 3.1(l).

“Amalco Preferred Shares” means the preferred shares in the capital of Amalco.

“Ancillary Documents” has the meaning given to such term in the Business Combination Agreement.

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” has the meaning ascribed to such term in Section 4.1(a).

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“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be sent and filed with the Registrar after the Final Order has been granted, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Bond Warrant Cashless Exercise Ratio” has the meaning ascribed to “Cashless Exercise Ratio” in the Company Warrant Agreement.

“Bond Warrant Exercise Price” has the meaning ascribed to “Exercise Price” in the Company Warrant Agreement.

“Bond Warrant Fair Market Value” has the meaning ascribed to “Fair Market Value” in the Company Warrant Agreement.

“Broker” has the meaning ascribed to such term in Section 6.2(b)(i).

“Business Combination Agreement” means the business combination agreement made as of December 14, 2022 by and among SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Calgary, Alberta are open for the general transaction of business.

“Canadian Merger Sub” means 2476276 Alberta ULC, an Alberta unlimited liability corporation, and a direct, wholly owned subsidiary of PubCo.

“Canadian Merger Sub Common Shares” means the common shares in the capital of Canadian Merger Sub.

“Cash Consideration” means $75,000,000.

“Cash Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Cash Consideration, divided by (ii) the Aggregate Equity Value.

“Certificate of Arrangement” means the certificate or other proof of filing to be issued by the Registrar pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA in respect of the Articles of Arrangement on the Closing Date.

“Class A Consideration” has the meaning given to such term in the Business Combination Agreement.

“Class B Consideration” has the meaning given to such term in the Business Combination Agreement.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Conditions” means the conditions precedent set out in Article IX of the Business Combination Agreement.

“Closing Date” means the date on which Closing occurs in accordance with Section 2.1 of the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

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“Company” means Greenfire Resources Inc., an Alberta corporation.

“Company Amalgamation” has the meaning ascribed to such term in Section 3.1(l).

“Company Amalgamation Effective Time” has the meaning ascribed to such term in Section 3.1(l).

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and the Company Performance Warrantholders in respect of the Arrangement to be approved by Written Resolution or considered at the Company Securityholders Meeting, in substantially the form attached to the Business Combination Agreement as Exhibit E.

“Company Bond Warrant” means, as of any determination time, each warrant to purchase Company Shares that is outstanding, unexercised and issued pursuant to the Company Warrant Agreement.

“Company Dissenting Shareholder” means a registered holder of Company Shares who dissents in respect of the Company Arrangement Resolution in strict compliance with the Arrangement Dissent Rights, and who is ultimately entitled to be paid fair value for their Company Shares.

“Company Dividend” has the meaning ascribed to such term in Section 3.1(f).

“Company Employee Shareholders” means all holders of the Company Shares other than the Company Founders.

“Company Equity Plan” means the Greenfire Resources Inc. Performance Warrant Plan, dated February 2, 2022, as amended from time to time, and the Greenfire Employee Trust established by trust agreement between the Company and Greenfire Resources Employment Corporation dated March 7, 2022, as amended from time to time.

“Company Expenses” has the meaning given to such term in the Business Combination Agreement.

“Company Founders” means Annapurna Limited, Spicelo Limited, Modro Holdings LLC and Allard Services Limited.

“Company Performance Warrant” means, as of any determination time, each warrant to purchase Company Shares issued pursuant to the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Performance Warrantholders” means the holders of the Company Performance Warrants.

“Company Preferred Shares” has the meaning ascribed to such term in Section 3.1(d).

“Company Required Approval” has the meaning given to such term in the Business Combination Agreement.

“Company Securityholders” means collectively, the Company Shareholders and Company Performance Warrantholders.

“Company Securityholders Meeting” means a special meeting of the Company Shareholders and Company Performance Warrantholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that may be convened as provided by the Business Combination Agreement and the Interim Order to permit the Company Securityholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

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“Company Shareholders” means the holders of Company Shares as of any determination time prior to the Company Amalgamation Effective Time.

“Company Shares” means the common shares in the capital of the Company.

“Company Warrant” means, as of any determination time, each Company Bond Warrant and each Company Performance Warrant.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of August 12, 2021 between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer and The Bank of New York Mellon, as warrant agent, as may be amended from time to time.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Court” means the Court of King’s Bench of Alberta, or other court as applicable.

“Depositary” has the meaning given to such term in the Business Combination Agreement.

“Effective Date” means the date on which the Articles of Arrangement are filed with the Registrar.

“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date.

“Employee Cash Consideration” means an amount equal to the product of (i) the Cash Percentage, multiplied by (ii) the Aggregate Equity Value per Share, multiplied by (iii) aggregate number of Company Shares outstanding held by the Company Employee Shareholders (less any Company Shares held by Company Dissenting Shareholders) immediately prior to the Effective Time.

“Employee Transaction Trust” means the trust to be established for the benefit of the Company Employee Shareholders.

“Employee Transaction Trust Debt” means an amount equal to the Employee Cash Consideration.

“Employee Transaction Trust Note” means a promissory note owing from PubCo to the Employee Transaction Trust with a principal amount equal to the Employee Transaction Trust Debt and is payable on demand.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Estimated Aggregate Equity Value per Share” means the Aggregate Equity Value per Share as estimated by the Company and agreed to by the SPAC with the Company delivering such estimate in conjunction with the Payment Spreadsheet in accordance with Section 2.2(a) of the Business Combination Agreement with the Company and the SPAC following the procedures in Section 2.2(a) of the Business Combination Agreement to agree on the Estimated Aggregate Equity Value per Share.

“Exchanged Company Preferred Shares” means a number of Company Preferred Shares held by each Company Employee Shareholder equal to the product of (i) the number of Company Preferred Shares held by such Company Employee Shareholder, multiplied by (ii) the Share Percentage.

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“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“Founders Dividend Amount” means an amount equal to the product of (i) the Cash Percentage, multiplied by (ii) the Aggregate Equity Value per Share, multiplied by (iii) aggregate number of Company Shares outstanding held by the Company Founders immediately prior to the Effective Time.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Intended Tax Treatment” has the meaning given to such term in the Business Combination Agreement.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of the Business Combination Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Securityholders Meeting, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Law” means, to the extent applicable, any federal, state, local, provincial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Letters of Transmittal” means (i) a letter of transmittal to be sent by the Company to Company Shareholders and/or (ii) a letter of transmittal to be sent by the Company to the Company Performance Warrantholders; in each case, in connection with the Arrangement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Merger” has the meaning given to such term in the Business Combination Agreement.

“Merger Sub” means DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo.

“Other Withholding Agent” has the meaning ascribed to such term in Section 6.2(a).

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“Parties” means, collectively, the parties to the Business Combination Agreement and “Party” refers to any one of them.

“Payment Spreadsheet” has the meaning given to such term in the Business Combination Agreement.

“Performance Warrant Cashless Exercise Ratio” means the ratio obtained by (i) (A) the Performance Warrant Market Price minus (B) the Performance Warrant Exercise Price, divided by (ii) the Performance Warrant Market Price.

“Performance Warrant Exercise Price” means the exercise price for each Company Performance Warrant as set out in the warrant certificate representing each such Company Performance Warrant.

“Performance Warrant Market Price” has the meaning ascribed to “Market Price” in the Company Equity Plan.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Plan of Arrangement” means this Plan of Arrangement, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Post-Closing Directors” means the following individuals: [ ● ], [ ● ], [ ● ], [ ● ], [ ● ] and [ ● ].1

“PubCo” means Greenfire Resources Ltd., an Alberta corporation.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Incentive Equity Plan” means the Performance Warrant Plan of PubCo, as contemplated by the Business Combination Agreement, which amends and restates the Company Equity Plan.

“PubCo Performance Warrants” means warrants to purchase PubCo Common Shares with each such warrant entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Incentive Equity Plan.

“PubCo Warrant” each warrant to purchase one PubCo Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the PubCo Warrant Agreement.

“PubCo Warrant Agreement” means the Warrant Agreement, dated as of October 21, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as trustee, as amended or amended and restated, and as assumed by PubCo at the Closing.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA.

[1]	NTD: To be determined prior to closing.

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“Share Consideration” has the meaning given to such term in the Business Combination Agreement.

“Share Exchange Ratio” means the ratio obtained by (i) the number of Consideration Shares comprising the Share Consideration, divided by (ii) the sum of (A) aggregate number of Company Shares outstanding immediately prior to the Company Amalgamation Effective Time, plus (B) the aggregate number of Company Shares issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Company Amalgamation Effective Time.

“Share Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Aggregate Value of the Share Consideration, divided by (ii) the Aggregate Equity Value.

“Shareholder Agreement” means the Shareholders Agreement between the Company and certain of the Company Shareholders dated August 5, 2021.

“SPAC” means M3-Brigade Acquisition III Corp., a Delaware corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Supplemental Warrant Agreement” means the First Supplemental Warrant Agreement to be entered into between the Company and The Bank of New York Mellon, as warrant agent, amending the Company Warrant Agreement.

“Supporting Company Shareholder” has the meaning given to such term in the Business Combination Agreement.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Taxes” has the meaning given to such term in the Business Combination Agreement.

“Transactions” means the transactions contemplated by the Business Combination Agreement, this Plan of Arrangement and the Ancillary Documents.

“Withholding Obligation” has the meaning ascribed to such term in Section 6.2(a).

“Written Resolution” has the meaning given to such term in the Business Combination Agreement.

“Written Resolution Deadline” has the meaning given to such term in the Business Combination Agreement.

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1.2	Interpretation

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)	the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(c)	time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder;

(g)	references to “$” or “dollar” or “US$” shall be references to United States dollars and references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars; for the purposes of converting various amounts from Canadian dollars to United States dollars or from United States dollars to Canadian dollars for the purposes of the calculations in this Plan of Arrangement, a Canadian dollar to United States dollar exchange rate shall be selected by the Company and agreed to by the SPAC with the Company delivering such exchange rate in conjunction with the Payment Spreadsheet in accordance with Section 2.2(a) of the Business Combination Agreement with the Company and the SPAC following the procedures in Section 2.2(a) of the Business Combination Agreement to agree on such exchange rate;

(h)	no Party to the Business Combination Agreement, nor its respective counsel, shall be deemed the drafter of this Plan of Arrangement for purposes of construing the provisions hereof, and all provisions of this Plan of Arrangement shall be construed according to their fair meaning and not strictly for or against any Party.

Article 2
BUSINESS COMBINATION AGREEMENT AND BINDING EFFECT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 193 of the ABCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement shall govern.

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2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, shall become effective commencing at the Effective Time and shall be binding without any further authorization, act or formality on the part of the Court or any Person, on the Company Shareholders (including Company Dissenting Shareholders), Company Performance Warrantholders, the holders of any Company Bond Warrants, the Company, SPAC, Merger Sub, Canadian Merger Sub, and PubCo, from and after the Effective Time.

2.3	Filing of Articles of Arrangement

The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 and, subject to the satisfaction or waiver of the Closing Conditions, Section 3.1, have become effective in the sequence and at the times set out therein.

Article 3
ARRANGEMENT

3.1	Effective Time Transactions

Commencing at the Effective Time on the Closing Date, the following transactions shall occur and shall be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	the Shareholder Agreement shall be terminated;

(b)	each Company Share held by Company Dissenting Shareholders shall be deemed to have been transferred to the Company (free and clear of any Liens) and:

(i)	such Company Dissenting Shareholders shall cease to be holders of such Company Shares or to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares, as set out in Section 4.1 hereof;

(ii)	all such Company Shares acquired shall be cancelled and, in connection therewith, the stated capital account maintained by the Company for the Company Shares shall be reduced by an amount equal to the result obtained by multiplying the stated capital of the Company Shares immediately prior to giving effect to this Section 3.1(b), by the number of Company Shares so cancelled divided by the number of issued and outstanding Company Shares immediately prior to giving effect to this Section 3.1(b); and

(iii)	such Company Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of Company Shares maintained by or on behalf of the Company;

(c)	PubCo shall lend the Employee Transaction Trust an amount equal to the Employee Transaction Trust Debt;

(d)	the articles of the Company shall be amended to create a new class of shares that the Company is authorized to issue, to be designated as “Preferred Shares, Series 1” (the “Company Preferred Shares”), which shares shall be unlimited in number and have attached thereto the rights, privileges, restrictions and conditions set out in Schedule A to this Plan of Arrangement;

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(e)	each Company Share held by Company Employee Shareholders shall be deemed to be transferred to the Company (free and clear of any Liens), and in exchange each Company Employee Shareholder shall be issued one (1) Company Preferred Share (free and clear of any Liens) for each Company Share so exchanged, and (i) the Company Employee Shareholders shall cease to have any rights as the registered holders of Company Shares; and (ii) each such Company Share held by the Company shall be cancelled in accordance with the ABCA;

(f)	the Company shall declare and pay on the remaining Company Shares a dividend (the “Company Dividend”) in an aggregate amount equal to the Founders Dividend Amount which dividend shall be payable to the Company Founders on a pro rata basis based on the number of Company Shares held by each of such Company Founders;

(g)	all of the outstanding Company Shares shall be consolidated such that immediately following such consolidation the number of outstanding Company Shares shall equal the number obtained by the product of (i) the number of outstanding Company Shares immediately prior to such consolidation, multiplied by (ii) the Share Percentage; provided that notwithstanding the provisions of any agreement, certificate, equity plan or other document that provides for the issuance of Company Shares on conversion, exercise or exchange of securities or other rights outstanding under such agreements, certificates, equity plans or other documents including, without limitation, the Company Equity Plan and the Company Warrant Agreement, the consolidation under this Section 3.1(g) shall not result in the adjustment of the number of Company Shares issuable (or any associated exercise or conversion price) pursuant to any outstanding securities or other rights that are convertible, exercisable or exchangeable into Company Shares;

(h)	the Exchanged Company Preferred Shares held by Company Employee Shareholders shall be deemed to be transferred to the Company (free and clear of any Liens), and in exchange each Company Employee Shareholder shall be issued one (1) Company Share (free and clear of any Liens) for each Exchanged Company Preferred Share so exchanged and the Company Employee Shareholders shall cease to have any rights as the registered holders of such Exchanged Company Preferred Shares;

(i)	in accordance with the terms of the Company Warrant Agreement, as amended by the Supplemental Warrant Agreement, the Cash Percentage of Company Bond Warrants held by each holder of Company Bond Warrants shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant that is cancelled;

(j)	the Cash Percentage of Company Performance Warrants held by each Company Performance Warrantholder shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrant that is cancelled;

(k)	each Company Bond Warrant outstanding immediately prior to this Section 3.1(k) shall be deemed to be exercised for Company Shares pursuant to the terms of the Company Warrant Agreement as amended by the Supplemental Warrant Agreement, and each former holder of Company Bond Warrants outstanding immediately prior to this Section 3.1(k) shall receive Company Shares on a net basis, such that, without the exchange of any funds, the holder of Company Bond Warrants immediately prior to the operation of this Section 3.1(k) shall receive such number of Company Shares as shall equal the product of (A) the number of Company Shares for which such Company Bond Warrant is exercisable as of the date of exercise (if the Bond Warrant Exercise Price were being paid in cash) multiplied by (B) the Bond Warrant Cashless Exercise Ratio; provided that for the purpose of the Bond Warrant Cashless Exercise Ratio the Bond Warrant Fair Market Value per Company Share shall be deemed to be the Aggregate Equity Value per Share;

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(l)	immediately following the step contemplated by Section 3.1(k) (the “Company Amalgamation Effective Time”), Canadian Merger Sub shall amalgamate with and into the Company (the “Company Amalgamation”) to form one corporate entity with the same effect as if they had amalgamated under the ABCA except that the separate legal existence of the Company shall not cease and the Company shall survive the Company Amalgamation notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new corporate access number (and for the avoidance of doubt, (i) the Company Amalgamation is intended to qualify as an amalgamation for the purposes of the ABCA and as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable, and (ii) for U.S. federal income tax purposes, it is intended that the Company Amalgamation, taken together with the Merger (and any other relevant transactions as set forth in the Business Combination Agreement), qualify for the Intended Tax Treatment, and upon the Company Amalgamation becoming effective:

(i)	the legal existence of the Company shall survive and continue with the Company being referred to herein after the Company Amalgamation as “Amalco”;

(ii)	the separate legal existence of Canadian Merger Sub shall cease without Canadian Merger Sub being liquidated or wound up, and the property, rights and interests of Canadian Merger Sub shall become the property, rights and interests and obligations of Amalco [provided the Company Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of Canadian Merger Sub to Amalco];[2]

(iii)	Amalco shall continue to be liable for the liabilities and obligations of each of Canadian Merger Sub and the Company;

(iv)	any existing cause of action, claim or liability to prosecution of the Canadian Merger Sub and the Company is unaffected by the Company Amalgamation;

(v)	a civil, criminal or administrative action or proceeding pending by or against either Canadian Merger Sub or the Company prior to the Company Amalgamation may be continued to be prosecuted by or against Amalco;

(vi)	a conviction against, or a ruling, order or judgment in favour of or against, either Canadian Merger Sub or the Company may be enforced by or against Amalco;

(vii)	the name of Amalco shall continue to be “Greenfire Resources Inc.”;

(viii)	the registered office of Amalco shall continue to be the same registered office as the Company;

[2]	NTD: To be determined prior to closing whether this proviso language is required.

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(ix)	the articles of amalgamation of Amalco will continue to be the same as the articles of incorporation of the Company and the certificate of amalgamation of Amalco is deemed to be the certificate of incorporation of Amalco;

(x)	the by-laws of Amalco shall continue to be the same as the by-laws of the Company;

(xi)	the directors of the Company immediately prior to the Company Amalgamation shall continue to be the initial directors of Amalco, to hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed;[3]

(xii)	each Company Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into one (1) Amalco Preferred Share (free and clear of any Liens) and the holders of the Company Preferred Shares shall cease to have any rights as the registered holders of Company Preferred Shares;

(xiii)	each Company Share outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into PubCo Common Shares, and each holder of Company Shares immediately prior to the Company Amalgamation Effective Time shall be issued such number of PubCo Common Shares (free and clear of any Liens) as is equal to the number of Company Shares held by such holder immediately prior to the Company Amalgamation multiplied by the Share Exchange Ratio, and the holders of the Company Shares shall cease to have any rights as the registered holders of Company Shares;

(xiv)	each Canadian Merger Sub Common Share shall be converted into one (1) common share of Amalco;

(xv)	each Company Performance Warrant outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into such number of PubCo Performance Warrants as is equal to the number of Company Performance Warrants held by such holder immediately prior to the Company Amalgamation Effective Time multiplied by the Share Exchange Ratio, and each Company Performance Warrant so converted shall be, and shall be deemed to be, cancelled; the Company Equity Plan shall be deemed to be amended and restated by the PubCo Incentive Equity Plan and the rights and obligations of the Company pursuant to the Company Equity Plan shall become the rights and obligations of PubCo as amended and restated by the PubCo Incentive Equity Plan and the Company shall have no further obligations under the Company Equity Plan;

(xvi)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Share in respect of which the holder exercises Arrangement Dissent Rights) shall be added to the stated capital of the PubCo Common Shares;

(xvii)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Canadian Merger Sub Common Shares outstanding immediately prior to the Company Amalgamation Effective Time shall be added to the stated capital of Amalco; and

[3]	NTD: To be confirmed prior to closing.

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(xviii)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time shall be added to the stated capital of the Amalco Preferred Shares;

(m)	immediately following the step contemplated by Section 3.1(l), each issued and outstanding Amalco Preferred Share shall be, and shall be deemed to be, transferred to the Employee Transaction Trust (free and clear of any Liens) in exchange for the Employee Cash Consideration to be paid by the Employee Transaction Trust to such holders of the Amalco Preferred Shares pro rata based on the number of Amalco Preferred Shares held by each such holder of Amalco Preferred Shares, and such former holders of Amalco Preferred Shares shall cease to be holders of Amalco Preferred Shares and the name of such holders shall be removed from the register of holders of Amalco Preferred Shares, and the Employee Transaction Trust shall become the holder of the Amalco Preferred Shares so exchanged and shall be added to the register of holders of Amalco Preferred Shares in respect of such Amalco Preferred Shares;

(n)	immediately following the step contemplated by Section 3.1(m), each issued and outstanding Amalco Preferred Share held by the Employee Transaction Trust shall be, and shall be deemed to be, transferred to PubCo (free and clear of any Liens) in exchange for the Employee Transaction Trust Note; and the Employee Transaction Trust shall cease to be a holder of Amalco Preferred Shares and the name of the Employee Transaction Trust shall be removed from the register of holders of Amalco Preferred Shares, and PubCo shall become the holder of the Amalco Preferred Shares so exchanged and shall be added to the register of holders of Amalco Preferred Shares in respect of such Amalco Preferred Shares;

(o)	upon issuance of the Employee Transaction Trust Note as contemplated by Section 3.1(n), the Employee Transaction Trust Debt owing by the Employee Transaction Trust to PubCo, shall be deemed to be satisfied by way of set-off against the principal amount of the Employee Transaction Trust Note, and the Employee Transaction Trust Note shall be deemed to be paid and settled in full, and cancelled;

(p)	the one PubCo Common Share held by Amalco shall be cancelled for no consideration;

(q)	5,000,000 PubCo Warrants shall be issued to the holders of PubCo Common Shares and PubCo Performance Warrants such that:

(i)	a number of PubCo Warrants shall be issued to the holders of PubCo Common Shares equal to the product of (A) 5,000,000 multiplied by (B) the number of PubCo Common Shares outstanding, divided by (C) the number of PubCo Common Shares outstanding plus the number of PubCo Performance Warrants outstanding, on a pro rata basis based on the number of PubCo Common Shares held by each such holder;

(ii)	a number of PubCo Warrants shall be issued to the holders of PubCo Performance Warrants equal to the product of (A) 5,000,000 multiplied by (B) the number of PubCo Performance Warrants outstanding, divided by (C) the number of PubCo Common Shares outstanding plus the number of PubCo Performance Warrants outstanding, on a pro rata basis based on the number of PubCo Performance Warrants held by each such holder;

(r)	PubCo shall deliver to Merger Sub such number of PubCo Shares as comprise the Class A Consideration and Class B Consideration as a contribution of capital to Merger Sub;

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(s)	Merger Sub shall merge with and into SPAC in accordance with the Business Combination Agreement; and

(t)	the directors of PubCo immediately prior to the Effective Time shall resign and be replaced by the Post-Closing Directors, and the Post-Closing Directors shall, as equally as is practicable, divide the Post-Closing Directors into Class I, Class II and Class III, to each hold office until their respective term expires in accordance with the articles of incorporation of PubCo, or until their successors are elected or appointed.

Article 4
DISSENT RIGHTS

4.1	Dissent Rights

(a)	Pursuant to the Interim Order, a Company Shareholder may exercise dissent rights with respect to the Company Shares held by such holder (“Arrangement Dissent Rights”) in connection with the Arrangement pursuant to and in accordance Section 191 of the ABCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1(a); provided that the written notice of dissent to the Company Arrangement Resolution, contemplated by Subsection 191(5) of the ABCA must be sent to and received by the Company not later than 5:00 P.M. (Calgary time) on the Business Day that is two (2) Business Days before either (A) the Written Resolution Deadline, or (b) if the Company and SPAC determine to call and hold the Company Securityholders Meeting, the Company Securityholders Meeting. Company Shareholders who exercise Arrangement Dissent Rights and who:

(i)	are ultimately determined to be entitled to be paid fair value from the Company for the Company Shares in respect of which they have exercised Arrangement Dissent Rights, will, notwithstanding anything to the contrary contained in Section 191 of the ABCA, be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(a) in consideration of such fair value, and in no case will the Company, Amalco, SPAC, Merger Sub, Canadian Merger Sub, PubCo, or any other Person be required to recognize such holders as holders of Company Shares after the Effective Time, and each Company Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Company Dissenting Shareholder has exercised Arrangement Dissent Rights and the securities register of the Company shall be amended to reflect that such former holder is no longer the holder of such Company Shares as at and from the Effective Time; or

(ii)	are ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have exercised Arrangement Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Arrangement Dissent Rights.

(b)	For greater certainty, in addition to any other restrictions in the Interim Order and under Section 191 of the ABCA, none of the following shall be entitled to exercise Arrangement Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Company Arrangement Resolution; (ii) Company Shareholders who have executed and returned a copy of the Written Resolution to the Company; and (iii) any other Person who is not a registered holder of Company Shares immediately prior to the date that the Company Required Approval is received for the Company Arrangement Resolution either pursuant to the Written Resolution or at the Company Securityholders’ Meeting. A Person may only exercise Arrangement Dissent Rights in respect of all, and not less than all, of such Person’s Company Shares.

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Article 5
CERTIFICATES AND PAYMENTS

5.1	Certificates and Payments

(a)	At or before the Effective Time:

(i)	the Company shall deposit, or cause to be deposited, in escrow with the Depositary:

(A)	for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Company Dividend pursuant to Section 3.1(f), the Founders Dividend Amount;

(B)	for the benefit of and to be held on behalf of the holders of Company Bond Warrants pursuant to Section 3.1(i), an amount equal to the aggregate of the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant that is to be cancelled pursuant to Section 3.1(i); and

(C)	for the benefit of and to be held on behalf of the Company Performance Warrantholders pursuant to Section 3.1(j), an amount equal to the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrants that is to be cancelled pursuant to Section 3.1(j);[4]

(ii)	PubCo shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the PubCo Common Shares pursuant to Section 3.1(l)(xiii), certificates representing, or other evidence regarding the issuance of, the PubCo Common Shares that such Company Shareholders are entitled to receive under the Arrangement (calculated without reference to whether any Company Shareholder has exercised Arrangement Dissent Rights);

(iii)	PubCo shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the PubCo Warrants pursuant to Section 3.1(q) certificates representing, or other evidence regarding the issuance of, the PubCo Warrants that such Company Shareholders and Company Performance Warrantholders[5] are entitled to receive under the Arrangement; and

(iv)	the Employee Transaction Trust shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the holders of Amalco Preferred Shares entitled to receive the Employee Cash Consideration pursuant to Section 3.1(m), an amount equal to the aggregate Employee Cash Consideration for each Amalco Preferred Shares that are to be cancelled pursuant to Section 3.1(m).[6]

(b)	Upon the surrender to the Depositary of a certificate (or where applicable, confirmation of book-entry only entries) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares or Company Bond Warrants, as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall deliver: [7]

(i)	with respect to a Company Employee Shareholder, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such Company Employee Shareholder is entitled to and payment by cheque or wire transfer representing such Company Employee Shareholders pro rata entitlement to the Employee Cash Consideration;

[4]	NTD: To be determined prior to closing whether the cash for the Performance Warrants will be distributed by the Company or the Depositary.

[5]	NTD: To be determined prior to closing whether the Pubco Warrants to be distributed to Performance Warrantholders will be distributed by the Company or the Depositary

[6]	NTD: To be determined prior to closing whether the Depositary or the Company will handle this payment.

[7]	NTD: To be determined prior to closing whether any language related to Performance Warrants will be included in the language in this section in the Arrangement.

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(ii)	with respect to a Company Founder, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such Company Founder is entitled to and payment by cheque or wire transfer representing such Company Founder’s pro rata entitlement to the Founders Dividend Amount; and

(iii)	with respect to a holder of Company Bond Warrants, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such holder of Company Bond Warrants is entitled to and payment by cheque or wire transfer representing the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant held by such holder that is to be cancelled pursuant to Section 3.1(f).

(c)	Until surrendered as contemplated by this Article 5, each certificate which immediately prior to the Effective Time represented outstanding Company Shares or Company Warrants shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the PubCo Common Shares, PubCo Performance Warrants, PubCo Warrants and/or cash payment which such holder is entitled to receive pursuant to Section 5.1(a)(i).

(d)	Any certificate formerly representing Company Shares or Company Warrants that is not deposited, together with all other documents required hereunder, on or before the last Business Day before the third anniversary of the Closing Date, and any right or claim by or interest of any kind or nature, including the right of a former Company Shareholder, Company Performance Warrantholder or holder of Company Bond Warrants to receive certificates (or where applicable, confirmation of book-entry only entries) representing PubCo Common Shares, any portion of the Cash Consideration or PubCo Performance Warrants to which such holder is entitled pursuant to the Arrangement, shall terminate and be deemed to be surrendered and forfeited to PubCo for no consideration and such forfeited PubCo Common Shares, such PubCo Common Shares shall be deemed to cancelled.

(e)	No Company Shareholder, Company Performance Warrantholder or holder of Company Bond Warrants shall be entitled to receive any consideration with respect to the Company Shares or the Company Warrants other than the consideration to which such holder is entitled to receive under the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

(f)	All dividends payable with respect to any PubCo Common Share allotted and issued pursuant to this Plan of Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

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(g)	In no event shall any Person be entitled to a fractional PubCo Common Share. Where the aggregate number of PubCo Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a PubCo Common Share being issuable, the number of PubCo Common Shares to be received by such Person shall be rounded up or down to the nearest whole PubCo Common Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Cash payments made to any Person pursuant to the Arrangement will be rounded up to the nearest nearest cent.

5.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares or Company Warrants that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall pay or issue to such Person the consideration such Person would have been entitled to receive pursuant to the Arrangement had such share certificate not been lost, stolen or destroyed. The Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company, SPAC and the Depositary (acting reasonably) in such sum as the Company and SPAC may direct, or otherwise indemnify the Company and SPAC in a manner satisfactory to Company and SPAC, acting reasonably, against any claim that may be made against Company and SPAC with respect to the certificate alleged to have been lost, stolen or destroyed.

Article 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1	Effect of Arrangement

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares and Company Warrants issued prior to the Effective Time; (b) the rights and obligations of the Company Shareholders, Company Performance Warrantholders, holders of any Company Bond Warrants, the Company, the Supporting Company Shareholders, SPAC, Merger Sub, Canadian Merger Sub, and PubCo, and any transfer agent or other exchange agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares and Company Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2	Withholdings

(a)	Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under the Tax Act, the Code or any provision of any applicable Tax Law (a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

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(b)	The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i)	withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any shareholder of PubCo, any stockholder of SPAC, any Company Shareholder, any holder of Company Bond Warrants or any Company Performance Warrantholder and will not be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

Article 7
AMENDMENTS

7.1	Amendments

(a)	The Company or SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must:

(i)	be set out in writing;

(ii)	be approved by the Company and SPAC, each acting reasonably;

(iii)	be filed with the Court and, if made following receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, be communicated to the Company Shareholders and/or Company Performance Warrantholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or SPAC at any time prior to receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons executing the Written Resolution or voting at the Company Securityholders Meeting (if applicable), shall become part of this Plan of Arrangement for all purposes.

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(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, shall be effective only if: (i) it is consented to in writing by each of the Company and SPAC (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders and/or Company Performance Warrantholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date unilaterally by PubCo, provided that it concerns a matter which, in the reasonable opinion of PubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares or any former holder of Company Warrants.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Business Combination Agreement.

Article 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

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SCHEDULE “A” TO THE PLAN OF ARRANGEMENT

COMPANY ARTICLES OF AMENDMENT

The capital of the Corporation is divided into the classes set forth below having the respective rights and being subject to the respective restrictions, preferences, conditions and limitations hereinafter set forth.

The number of shares of each class is unlimited and the said classes of the Corporation’s authorized capital are:

(a)	Common Shares (“Common Shares”) without nominal or par value which may be issued and allotted by the directors of the Corporation from time to time for such consideration as may be fixed from time to time by such directors and otherwise having the designation, rights, restrictions, conditions and limitations as are hereinafter provided; and

(b)	non-cumulative redeemable Preferred Shares (“Preferred Shares”) without nominal or par value and otherwise having the designation, rights, restrictions, conditions and limitations as are hereinafter provided.

The rights, restrictions, conditions and limitations attached or related to the aforesaid classes of the Corporation’s authorized capital are as follows:

I.	COMMON SHARES

Unlimited number of Common Shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of the Corporation; (ii) to receive any dividend declared by the Corporation; and (iii) to receive the remaining property of the Corporation upon dissolution.

II.	PREFERRED SHARES

2.1	Issuance in Series

The directors shall at any time and from time to time issue Preferred Shares in one or more series, each series to consist of an unlimited number of shares having the rights, privileges, restrictions and conditions as contained herein. Each such series of shares shall be designated consecutively commencing at Preferred Shares, Series I.

2.2	Stated Capital Account

(a)	In accordance with the provisions of subsection 28(3) of the Business Corporations Act (Alberta), on the issuance of Preferred Shares of any particular series in exchange for property, or shares of another class, or pursuant to an amalgamation referred to in section 182 of the Business Corporations Act (Alberta) or an arrangement referred to in paragraphs 193(1)(b) or (c) of the Business Corporations Act (Alberta), the directors of the Corporation may add to the stated capital account maintained for the Preferred Shares of that particular series the whole or any part of the amount of the consideration received by the Corporation in the exchange.

(b)	In accordance with the provisions of subsection 44(2) of the Business Corporations Act (Alberta), if Preferred Shares of any particular series are issued as payment of a dividend, the directors may add all or a part of the value of those shares to the stated capital account maintained or to be maintained for its Preferred Shares of that series.

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2.3	Redemption Amount

(a)	The price or consideration payable entirely in lawful money of Canada at which the Preferred Shares of any particular series shall be redeemed (the “Redemption Amount”) shall be set by the directors at the time of issuance.

(b)	Where the Preferred Shares of the particular series are issued as partial or total consideration for the purchase by the Corporation of any assets or the conversion or exchange of any shares (the “Purchased Assets”), the Redemption Amount shall be the amount of consideration received therefor as determined by the directors of the Corporation at the time of issuance of the Preferred Shares of the particular series and adjusted by the directors at any time or times so as to ensure that the Redemption Amount of such Preferred Shares of such particular series issued as partial or total consideration for the purchase by the Corporation of the Purchased Assets shall equal the difference between the fair market value of the Purchased Assets as at the date of purchase, conversion, or exchange by the Corporation and the aggregate value of non-share consideration, if any, issued by the Corporation as partial consideration for the Purchased Assets.

(c)	For greater certainty, such fair market value shall be determined by the directors of the Corporation upon such expert advice as they deem necessary. Should, however, any competent taxing authority at any time issue or propose to issue any assessment or assessments that impose or would impose any liability for tax on the basis that the fair market value of the Purchased Assets is other than the amount approved by the directors and if the directors or a competent Court or tribunal agree with such revaluation and all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken or should the directors of the Corporation otherwise determine that the fair market value of the Purchased Assets is other than the amount previously approved by the directors, then the Redemption Amount of the Preferred Shares of the particular series shall be adjusted nunc pro tunc pursuant to the provisions of this paragraph to reflect the agreed upon fair market value and all necessary adjustments, payments and repayments as may be required shall forthwith be made between the proper parties.

2.4	Voting Rights

(a)	Subject to the Business Corporations Act (Alberta) and to paragraph (b), the holders of the Preferred Shares of any particular series shall not, as such, be entitled to receive notice of or to attend or vote at any meeting or meetings of the shareholders of the Corporation.

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(b)	Any preference, right, condition or limitation attaching to the Preferred Shares of any particular series can only be amended by a special resolution of the holders of each class of shares of the Corporation each voting separately as a class.

2.5	Dividend Rights

When and if declared by the directors of the Corporation in their discretion, the holders of Preferred Shares of any particular series in any calendar year shall be entitled to receive out of the net profits or surplus of the Corporation properly applicable to the payment of dividends, a non-cumulative dividend at an annual rate equal to the prescribed rate of interest for the purposes of subsection 256(1.1) of the Income Tax Act (Canada) as at the time of issuance of the first Preferred Shares of such particular series on the Redemption Amount thereof; provided that subject to Article 1 dividends may be paid on the Common Shares without annual dividends having been declared on the Preferred Shares of any particular series; and further provided always that no dividends shall at any time be declared on issued and outstanding Preferred Shares of any particular series if the result of the payment of the dividend once declared would be to impair the ability of the Corporation immediately thereafter to redeem all of the issued and outstanding Preferred Shares.

2.6	Return of Capital

Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or otherwise, or other distribution of the assets of the Corporation or repayment of capital to its shareholders for the purpose of winding up its affairs, the holders of each series of the Preferred Shares shall be entitled to receive for each such share, in priority to the holders of the Common Shares, the Redemption Amount per share together with all declared but unpaid dividends thereon (herein referred to as the “Redemption Price”). After the payment to the holders of each series of Preferred Shares of the Redemption Price for each such share as aforesaid, the holders of each series of Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

2.7	Parity Relationship

If upon distribution of the remaining assets of the Corporation upon any liquidation, dissolution or winding up, whether voluntary or otherwise, or other distribution of the assets of the Corporation or repayment of capital to shareholders of the Corporation for the purpose of winding up its affairs, the assets of the Corporation shall be insufficient to permit payment in full to the holders of the Preferred Shares, the remaining assets of the Corporation shall be distributed to the holders of the Preferred Shares ratably in proportion to the amounts distributable to them as provided in Section 2.6.

2.8	Redemption

The Corporation may, upon giving notice as hereinafter provided in Section 2.10 redeem or purchase the whole or any part of the Preferred Shares of any series held by one or more shareholders on payment for each share to be redeemed or purchased of the lesser of:

(a)	the aggregate Redemption Price of such shares being redeemed or purchased at the particular time; and

(b)	the realizable value of the net assets of the Corporation immediately before such redemption or purchase as the case may be.

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2.9	Retraction Privilege

Upon written notice of any holder of Preferred Shares of any series which notice shall contain the information required by Section 2.10 and which shall be signed by the holder or his duly authorized attorney (in which case evidence of such authorization satisfactory to the Corporation shall accompany the notice) the Corporation shall, within ten days (or such other period of time as may be set at the time of issuance of the said Preferred Shares of that series) following the receipt of such notice at the registered office of the Corporation redeem or purchase all or such portion of the outstanding Preferred Shares of that series included in such notice, for the sum equal to the aggregate Redemption Price in the manner provided in Section 2.10.

2.10	Manner of Redemption or Purchase

(a)	The redemption or purchase of Preferred Shares of each series shall be made in the following manner:

(i)	The Corporation shall, at least 30 days (or such other period of time as may be set at the time of issuance of the said Preferred Shares) before the date specified for redemption or purchase or such lesser period of time as may be unanimously agreed upon by the holders of all Preferred Shares of each series then being redeemed or purchased, mail to each person, who at the date of mailing, is the registered holder of the Preferred Shares of each series to be redeemed or purchased, a notice in writing of the intention of the Corporation to redeem or purchase such Preferred Shares of such series. Such notice shall be mailed to each such shareholder at his address as it appears on the books of the Corporation, or in the event the address of any such shareholder not so appearing, then the last known address of such shareholder, provided, however, that an accidental failure or omission to give such notice to one or more of such shareholders shall not affect the validity of such redemption or purchase as to the other holders.

(ii)	Such notice shall set out the Redemption Price, whether the shares are being redeemed pursuant to Section 36 of the Business Corporations Act (Alberta), or whether the shares are being purchased pursuant to Section 34 of the Business Corporations Act (Alberta), and the date on which redemption or purchase is to take place, and, if only part of the shares held by the person to whom it is addressed are to be redeemed or purchased, the number thereof so to be redeemed or purchased.

(iii)	On or after the date so specified for redemption or purchase, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preferred Shares of each series to be redeemed or purchased, the Redemption Price thereof on presentation and surrender at the head office of the Corporation, or any other place designated in such notice, of the certificates for the Preferred Shares of each series called for redemption or purchase and the certificates for such shares shall thereupon be cancelled and the shares represented thereby be deemed to be redeemed or purchased. If only part of the shares represented by any certificate are redeemed or purchased, a new certificate for the balance shall be issued at the expense of the Corporation.

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(iv)	From and after the date specified in any such notice, the Preferred Shares of each series called for redemption or purchase shall cease to be entitled to dividends, and the holders thereof shall not be entitled to exercise any of their rights of shareholders in respect thereof; unless payment of the Redemption Price shall not be made upon the presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

(v)	The Corporation shall have the right at any time after mailing of the notice of its intention to redeem or purchase any Preferred Shares of each series to deposit to a special account in any chartered bank or any trust company in Canada named in such notice, the Redemption Price of the shares so called for redemption or purchase, or the Redemption Price of such number of said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption or purchase. The deposit shall be made in such a manner that it will be paid without interest to or to the order of the respective holders of such Preferred Shares of each series called for redemption or purchase upon presentation and surrender to such bank or trust company of the share certificate or certificates representing the same, and upon such deposit being made or upon the date specified for the redemption or purchase in such notice, whichever is the later, the Preferred Shares of each series in respect whereof such deposit shall have been made and be deemed to be redeemed or repurchased and the rights of the holder thereof after such deposit or such redemption or purchase date, as the case may be, shall be limited to receiving without interest their proportionate share of the total Redemption Price so deposited against presentation and surrender of the said certificates held by them respectively, and any interest allowed on any such deposit shall belong to the Corporation.

(b)	If only part of the outstanding Preferred Shares of a particular series are to be redeemed or purchased at the option of the Corporation at any one time, the directors may, subject to any contrary rights or restrictions set at the time of issuance of any Preferred Shares of such series, in their absolute discretion determine the Preferred Shares of that series so to be redeemed or purchased and such redemption or purchase need not be pro- rata to the holding of any member or on any other fixed basis.

III.	MISCELLANEOUS

The capital of the Corporation may be increased, divided, converted, consolidated and dealt with from time to time and any shares of the original capital when dealt with in accordance or new capital may be issued having attached thereto any preferred, special, qualified or deferred rights, privileges, conditions or restrictions including any preference or priority in the payment of dividends or the distribution of assets, voting or otherwise over any other shares, whether common or preferred, and whether issued or not, and the articles of the Corporation may be varied as far as necessary to give effect thereto in accordance with the law then prevailing.

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COMPANY PREFERRED SHARES, SERIES 1 PROVISIONS

The first series of Preferred Shares of the Corporation shall consist of an unlimited number of shares and shall be designated “Preferred Shares, Series 1”. In addition to the rights, privileges, restrictions and conditions attaching the Preferred Shares as a class, the Preferred Shares, Series 1 shall have attached thereto the rights, privileges, restrictions and conditions hereinafter set forth:

1.	Definitions

“Aggregate Equity Value per Share” means $[●].8

2.	Redemption Amount

The redemption price of a particular Preferred Share, Series 1 shall be equal to the Aggregate Equity Value per Share (the “Redemption Price”).

[8]	NTD: To be fixed at Aggregate Equity Value per Share (as defined in Plan of Arrangement).

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Exhibit G

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 14, 2022, among Greenfire Resources Inc. (formerly GAC HoldCo Inc.), an Alberta corporation (the “Company”), Greenfire Resources Operating Corporation (“GROC”), Greenfire Resources Employment Corporation (formerly 2373525 Alberta Ltd.) (“Serviceco”), Hangingstone Expansion (GP) Inc. (“Hangingstone Expansion”), Hangingstone Expansion Limited Partnership (“Hangingstone Expansion LP”), Hangingstone Demo (GP) Inc. (“Hangingstone Demo”), Hangingstone Demo Limited Partnership (“Hangingstone Demo LP”, and together with GROC, Serviceco, Hangingstone Expansion, Hangingstone Expansion LP and Hangingstone Demo, collectively the “Guarantors” and each a “Guarantor”), each a direct or indirect subsidiary of the Company, The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”), and BNY Trust Company of Canada, as Canadian co-trustee (in such capacity, the “Co-Trustee”) and BNY Trust Company of Canada, as Notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee, the Co-Trustee and the Notes Collateral Agent, an indenture (the “Indenture”), dated as of August 12, 2021, as supplemented by the first supplemental indenture thereto, dated as of September 16, 2021, among the Company, HE Acquisition Corporation, GROC, the Trustee, the Co-Trustee and the Notes Collateral Agent, the second supplemental indenture thereto, dated as of September 29, 2021, among the Company, Serviceco, Hangingstone Expansion, Hangingstone Expansion LP, Hangingstone Demo, Hangingstone Demo LP, the Trustee, the Co-Trustee and the Notes Collateral Agent, the third supplemental indenture thereto, dated as of March 15, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent, the fourth supplemental indenture thereto, dated as of June 30, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent (the “Fourth Supplemental Indenture), the fifth supplemental indenture thereto, dated as of July 29, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent, and, as most recently supplemented by that certain sixth supplemental indenture dated as of August 31, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent (the “Sixth Supplemental Indenture”), providing for the issuance of 12.000% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, Section 9.02(a) of the Indenture provides that, the Indenture, the Notes, the Collateral Documents or the Note Guarantees may be amended or supplemented with the consent of Holders of more than 50% of the aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class;

WHEREAS, the Company has furnished the Trustee with (i) an Opinion of Counsel pursuant to Sections 7.02(c) and 9.05 of the Indenture; and (ii) an Officers’ Certificate pursuant to Sections 7.02(c) and 9.05 of the Indenture and (iii) evidence of the consent of Holders of more than 50% of the aggregate principal amount of the outstanding Notes;

WHEREAS, pursuant to Sections 9.02 and 9.05 of the Indenture, the Trustee, the Co-Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture;

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WHEREAS, pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Company, M3-Brigade Acquisition III Corp. (“MBSC”), Greenfire Resources Ltd., an Alberta Corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), and 2476276 Alberta ULC, an Alberta unlimited liability corporation (“Canadian Merger Sub”), the Company intends to consummate a business combination transaction with PubCo, MBSC, Merger Sub and Canadian Merger Sub that will result in the Company and MBSC becoming direct, wholly-owned subsidiaries of PubCo (such transaction, the “Business Combination” and, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement), as each may be amended or supplemented from time to time, including the arrangement to be effected pursuant to the Plan of Arrangement (as defined in the Business Combination Agreement), and any other business combination, acquisition, merger, arrangement, amalgamation, consolidation, share exchange or other similar transaction involving the Company and PubCo or MBSC, the “Transactions”), on the Closing Date (as defined in the Business Combination Agreement) (such date on which the Transactions are actually consummated, the “Effective Date”); and

WHEREAS, following the Effective Date, the Company will remain subject to the Indenture, as amended hereby.

NOW, THEREFORE, upon the Effective Date, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO THE INDENTURE.

2.1. Pursuant to Section 9.02 of the Indenture, the Indenture is amended as follows:

(a)	Section 1.01 (Definitions) of the Indenture is amended to add the following definitions in alphabetical order:

“Available Cumulative Credit” shall mean, at any date of determination, an aggregate amount not less than zero determined on a cumulative basis equal to, without duplication:

(a)	C$43,746,250; plus

(b)	25% of Excess Cash Flow for each Excess Cash Flow Period beginning with the first Excess Cash Flow period following September 30, 2022; plus

(c)	without duplication for any such amounts otherwise already included in the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents that is unrestricted that is released to the Company from the Reserve Account and L/C Facilities, if any; minus

(d)	without duplication for any such amounts otherwise already excluded from the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents deposited in the Reserve Account or paid in respect of L/C Facilities, if any; minus

(e)	100% of the aggregate amount of all Restricted Payments and Permitted Investments made by the Company, from the Issue Date to the applicable date of determination.

“Business Combination” shall mean the transactions contemplated by (i) the Business Combination Agreement and (ii) the Ancillary Documents (as defined in the Business Combination Agreement), as each may be amended or supplemented from time to time, including the Plan of Arrangement (as defined in the Business Combination Agreement).

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“Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, MBSC, PubCo and DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo.

“Excess Cash Flow Period” means each six-month period provided for pursuant to Section 4.19(a).

“MSBC” shall mean M3-Brigade Acquisition III Corp.

“PubCo” shall mean Greenfire Resources Ltd., an Alberta Corporation.

“PubCo Convertible Notes” shall mean convertible notes of PubCo with an aggregate principal amount not to exceed US$50.0 million issued on or prior to the completion of the Business Combination and in connection with the Business Combination.

“Transactions” shall mean (i) the Business Combination and (ii) any other business combination, acquisition, merger, arrangement, amalgamation, consolidation, share exchange or other similar transaction involving the Company and PubCo or MBSC.”

(b)	Section 1.01 (Definitions) of the Indenture is amended to replace the definition of “Excess Cash Flow” in its entirety with the following:

“Excess Cash Flow” means, with respect to any Person for any period, (i) net change in cash for such Person for such period minus (ii) net cash (used in) provided by financing activities for such Person for such period (other than (1) any amounts used to reduce the principal amount of the Notes or any Indebtedness that is subordinated to the Notes or any Note Guarantee or (2) the payment of dividends or other distributions to PubCo to fund payments of principal, premium, if any, or accrued or unpaid interest on, or mandatory or voluntary repurchases, conversions or redemptions of, or any other amounts which may be paid pursuant to or as permitted by, the PubCo Convertible Notes pursuant to the terms of such PubCo Convertible Notes as in effect on the date of their issuance) (provided, that for any amounts used to reduce the principal amount of Indebtedness (1) such Indebtedness has been incurred in accordance with this Indenture and (2) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto), in each case, as such amounts would be shown on a consolidated statement of cash flows prepared in accordance with IFRS; provided that, notwithstanding anything to contrary, any amounts payable into the Reserve Account shall be excluded from the definition of “Excess Cash Flow”.

(c)	Section 1.01 (Definitions) of the Indenture is amended to replace clause (3) of the definition of “Permitted Investments” in its entirety with the following:

“(3) Any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor (including in connection with the Acquisition); or

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(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

provided that (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Investment and (B) the Company will have no less than US$25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (3)) and (C) such Investments pursuant to this clause (3) do not exceed the then-applicable Available Cumulative Credit; provided further that prior to any such Investment, the Company has first, in respect of the immediately preceding Excess Cash Flow Period and following the conclusion thereof, either (x) redeemed the maximum amount of Notes that can be redeemed with 75% of its Excess Cash Flow for such Excess Cash Flow Period at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, in accordance with the procedures set forth in this Indenture or (y) irrevocably deposited or caused to be deposited with the Trustee 75% of its Excess Cash Flow for such Excess Cash Flow Period as trust funds for the purpose of redeeming the maximum amount of Notes that can be redeemed with such funds at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption in accordance with the procedures set forth in this Indenture, it being understood and agreed that (i) such amounts deposited in trust with the Trustee shall be pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (ii) the Company shall provide the Trustee a certificate certifying that the amounts on deposit will be sufficient for such Redemption including an annex setting forth in reasonable detail its calculations for Available Cumulative Credit and sufficiency of funds for the Redemption and (iii) the Trustee shall have been irrevocably instructed to apply such amounts so deposited to said redemption with respect to the Notes;”

(d)	Section 1.01 (Definitions) of the Indenture is amended to delete the definition of “Oil and Gas Investments” in its entirety.

(e)	Section 1.01 (Definitions) of the Indenture is amended to replace clause (13) of the definition of “Permitted Investments” in their entirety with the following:

“[reserved]”

(f)	Section 4.07 (Restricted Payments) of the Indenture is amended by replacing clause (a) thereof in its entirety with the following:

“(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any consolidation, arrangement, merger or amalgamation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

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(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any consolidation, arrangement, merger or amalgamation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is unsecured Indebtedness for money borrowed, Indebtedness secured on a junior lien basis to the Notes or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) of Section 4.07(a) being collectively referred to as “Restricted Payments”).”

(g)	Section 4.07 (Restricted Payments) of the Indenture is amended to delete and restate clause (7) of subparagraph (b) as follows:

“[reserved]”

(h)	Section 4.07 (Restricted Payments) of the Indenture is amended to delete the period at the conclusion of clause (10) of subparagraph (b) thereof and replace it with “;”.

(i)	Section 4.07 (Restricted Payments) of the Indenture is amended to add a new clause (11) to subparagraph (b) as follows:

“(11) to the extent required in order to consummate the Transactions, Restricted Payments in an aggregate amount of not more than US$75.0 million may be distributed (directly or indirectly) by the Company under the Plan of Arrangement (as defined in the Business Combination Agreement); provided that any Restricted Payments made pursuant to this clause (11) shall reduce Restricted Payments otherwise available pursuant to clause (2) on a dollar for dollar basis to the extent such distributions are funded by a contribution to the Company or a Restricted Subsidiary;”

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(j)	Section 4.07 (Restricted Payments) of the Indenture is amended to add a new clause (12) to subparagraph (b) as follows:

“(12) so long as (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payments and (B) the Company will have no less than US$25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (12)), Restricted Payments in an amount not to exceed the then-applicable Available Cumulative Credit, provided further that the Company has first, in respect of the immediately preceding Excess Cash Flow Period and following the conclusion thereof, either (x) redeemed the maximum amount of Notes that can be redeemed with 75% of its Excess Cash Flow for such Excess Cash Flow Period at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, in accordance with the procedures set forth in this Indenture or (y) irrevocably deposited or caused to be deposited with the Trustee 75% of its Excess Cash Flow for such Excess Cash Flow Period as trust funds for the purpose of redeeming the maximum amount of Notes that can be redeemed with such funds at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption in accordance with the procedures set forth in this Indenture, it being understood and agreed that (i) such amounts deposited in trust with the Trustee shall be pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (ii) the Company shall provide the Trustee a certificate certifying that the amounts on deposit will be sufficient for such Redemption including an annex setting forth in reasonable detail its calculations for Available Cumulative Credit and sufficiency of funds for the Redemption and (iii) the Trustee shall have been irrevocably instructed to apply such amounts so deposited to said redemption with respect to the Notes;”

(k)	Section 4.07 (Restricted Payments) of the Indenture is amended to add clause (13) to subparagraph (b) as follows:

“(13) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or other distributions to PubCo to fund (i) the payment of principal, premium, if any, or accrued or unpaid interest on the PubCo Convertible Notes, (ii) the mandatory or voluntary repurchase, conversion or redemption of the PubCo Convertible Notes, and (iii) any other amounts which may be due pursuant to or permitted by the terms of the PubCo Convertible Notes as in effect on the date of their issuance;”

(l)	4.07 (Restricted Payments) of the Indenture is amended to add clause (14) to subparagraph (b) as follows:

“(14) the payment of (1) transaction expenses in connection with the Transactions and (2) payment of any amounts due to dissenting shareholders in connection with the Transactions; provided that any Restricted Payments made pursuant to this clause (14) shall reduce Restricted Payments otherwise available pursuant to clauses (2) and (11) on a dollar for dollar basis to the extent such payments could be classified under clause (2) or (11), as applicable; and”

(m)	4.07 (Restricted Payments) of the Indenture is amended to add clause (15) to subparagraph (b) as follows:

“(15) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent company of the Company or any other Restricted Payment in amounts required for any direct or indirect parent company of the Company to pay, in each case without duplication:

(A)	franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

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(B)	salary, bonus, severance, indemnity and other benefits payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of any direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnity and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(C)	general organizational, operating, administrative, compliance, overhead, insurance and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters), any costs, expenses and liabilities incurred in connection with any litigation or arbitration attributable to the ownership or operations of the Company or its Restricted Subsidiaries;

(D)	fees and expenses related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction (whether or not successful) of such parent entity; provided that any such transaction was in the good faith judgment of the Company intended to be for the benefit of the Company and its Restricted Subsidiaries; and

(E)	cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent company of the Company and any dividend, split or combination thereof or any transaction permitted under this Indenture, in each case without duplication with clause (13) above.”

(n)	The text of Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to replace clause (2) to subparagraph (b) as follows:

“(2) the incurrence by the Company and the Guarantors of Indebtedness represented by Initial Notes (other than any Additional Notes) and related Note Guarantees;

(o)	Clause (14) of subparagraph (b) of Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended and restated to read as follows:

“(14) Indebtedness arising pursuant to an L/C Facility not to exceed, at any time outstanding, US$70.0 million;”

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(p)	Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to delete the period at the conclusion of clause (15) of subparagraph (b) thereof and replace it with “;”.

(q)	Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to add clause (16) to subparagraph (b) as follows:

“(16) Indebtedness arising pursuant to a loan from PubCo in the amount of C$91,400,00 to facilitate the Transactions; and”

(r)	Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to add clause (17) to subparagraph (b) as follows:

“(17) the issuance by PubCo of the PubCo Convertible Notes or the guarantee by the Company or any Restricted Subsidiary of the PubCo Convertible Notes.”

(s)	Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock)) of the Indenture is amended to delete the reference to (15) in the third line of subparagraph (d) thereof and replace it with “(17)”.

(t)	The text of Section 4.11(b)(1) (Transactions with Affiliates) of the Indenture is amended and restated to read as follows:

“(1) any employment agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and payments pursuant thereto, including with respect to the Transactions;”

(u)	The text of Section 4.11(b)(4) (Transactions with Affiliates) of the Indenture is amended and restated to read as follows:

“(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including with respect to the Transactions;”

(v)	Section 4.11(b) (Transactions with Affiliates) of the Indenture is amended to delete the “and” at the conclusion of clause (9) thereof, delete the period at the conclusion of clause (10) thereof and replace it with “; and” and add clause (11) as follows:

“(11) the Transactions and the payment of all fees and expenses related to the Transactions.”

(w)	The text of Section 4.15(d) (Reports) of the Indenture is amended and restated to read as follows:

“(d) Furthermore, the Company agrees that, for so long as any Notes remain outstanding and are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and if the Company is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act nor subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes or beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act”

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(x)	The text of Section 4.25 (Initial Hedge) of the Indenture, as amended by the Sixth Supplemental Indenture, is amended by adding at the end of the first paragraph:

“, and provided further that the percentage of reasonably expected output of production of Hydrocarbons of the Company and its Restricted Subsidiaries from their PDP reserves shall be further reduced to 25% at such time as the Company has redeemed or repurchased (and cancelled) at least US$156,250,000 in principal amount of the Initial Notes.”

(y)	The text of Section 4.25 (Initial Hedge) of the Indenture, as amended by the Sixth Supplemental Indenture, is further amended by adding a second paragraph as follows:

“After the Initial Hedge, in the event the price for prompt West Texas Intermediate is equal to or less than US$50/bbl for a period of at least three consecutive Business Days, the minimum hedging required pursuant to this Section 4.25 shall be suspended (“MHR Suspension Period”). During the MHR Suspension Period the Company and its Restricted Subsidiaries shall not monetize any existing Hedging Obligations. The MHR Suspension Period shall terminate upon West Texas Intermediate exceeding US$50/Bbl for a period of at least three consecutive Business Days, and promptly, and in any event within 15 days of the termination of such MHR Suspension Period, the Company shall be required comply with the minimum hedging required pursuant to this Section 4.25. For certainty, the Hedging Obligations referred to in this Section 4.25 may include West Texas Intermediate and/or Western Canadian Select contracts.”

(z)	The text of Section 4.26 (Capital Expenditure) of the Indenture is amended and restated to read as follows:

“The Company shall ensure that, at any time from the Acquisition Closing Date, the aggregate capital expenditure of the Company and its Restricted Subsidiaries on a consolidated basis included in the Company’s cash flow statement shall not exceed US$100.0 million in any twelve-month period. The foregoing notwithstanding, the covenant in this Section 4.26 shall terminate and be of no further effect at such time as the Company has redeemed or repurchased (and cancelled) at least US$156,250,000 in principal amount of the Initial Notes.”

(aa)	The text of Section 5.01(c) (Merger, Amalgamation, Consolidation or Sale of Assets) of the Indenture is deleted and restated to read as follows:

“[Reserved.]”

(bb)	The US$10.0 million amount in each of Sections 6.01(5), 6.01(6) and 6.01(7) (Events of Default) of the Indenture is amended and replaced with “US$25.0 million”.

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(cc)	4.07 (Restricted Payments) of the Indenture is amended to add clause (16) to subparagraph (b) as follows:

“(16) Restricted Payments in an aggregate amount of not more than US$5.0 million may be loaned, distributed or otherwise made (directly or indirectly) by the Company in order to repurchase public warrants as permitted under the Business Combination Agreement.”

2.2. Any defined terms used exclusively in the provisions of the Indenture that are deleted pursuant to Section 2.1 of this Supplemental Indenture, and any defined terms used exclusively within such defined terms, are hereby deleted in their entirety from the Indenture, and all reference in the Indenture to any sections or clauses set forth above in Section 2.1 of this Supplemental Indenture, any and all obligations thereunder and any event of default related solely to such sections and clauses, are hereby deleted throughout the Indenture.

3. WAIVER. As set forth in their direction letters to the Trustee, a majority of the Holders of Notes waives (a) any Change of Control or Default or Event of Default in connection with the Transactions and, as permitted by Section 9.02(a)(7) of the Indenture, a majority of the Holders of Notes further waive any right to require the Company to repurchase all or any part of their Notes pursuant to a Change of Control Offer under Section 4.16 of the Indenture that might have otherwise been required and (b) any requirement that PubCo, DE Greenfire Merger Sub Inc., a Delaware corporation, or 2476276 Alberta ULC, an Alberta unlimited liability corporation (collectively, the “Business Combination Subsidiaries”), become Guarantors, provided that they do not engage in any transactions other than those contemplated as part of the Business Combination, and, to the extent necessary to effectuate the Business Combination, any investment in each of the Business Combination Subsidiaries shall be deemed to be a Permitted Investment notwithstanding clause (1) of the definition of “Permitted Investment” insofar as none of the Business Combination Subsidiaries engage in any transactions other than those contemplated as part of the Business Combination.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may manually or electronically sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. Upon delivery of written notification from the Company that the Effective Date has occurred, the Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, none of the Trustee, the Co-Trustee or the Notes Collateral Agent shall be responsible in any manner whatsoever for and makes no representation or warranty as to the validity, execution or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

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9. CERTAIN MATTERS EFFECTING THE TRUSTEE. The Company hereby represents and warrants that the custodial statements, prime broker statements and/or proof of holdings certifications provided as evidence of holdings of the outstanding Notes for purposes of consenting to this Supplemental Indenture is/are true and correct and that the Trustee shall have no liability in relying upon the information contained therein and that in doing so the Trustee shall be entitled to all rights, protections and indemnities as are set forth in the Indenture.

10. ADOPTION, RATIFICATION AND CONFIRMATION. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

[Signatures pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GREENFIRE RESOURCES INC.

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

GREENFIRE RESOURCES OPERATING CORPORATION

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

GREENFIRE RESOURCES EMPLOYMENT CORPORATION

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

HANGINGSTONE EXPANSION (GP) INC.

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

HANGINGSTONE EXPANSION LIMITED PARTNERSHIP, by its General Partner, HANGINGSTONE EXPANSION (GP) INC.

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

HANGINGSTONE DEMO (GP) INC.

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

HANGINGSTONE DEMO LIMITED PARTNERSHIP, by its General Partner, HANGINGSTONE DEMO (GP) INC.

By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

[Signature page to Seventh Supplemental Indenture]

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THE BANK OF NEW YORK MELLON as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

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BNY TRUST COMPANY OF CANADA as Canadian Co-Trustee and Notes Collateral Agent

By:	/s/ Bhawnya Dhayal
Name:	Bhawnya Dhayal
Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

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